Exhibit 15.2

RELX Group

Annual Reports and
Financial Statements
2016

RELX Group is a global provider of information and analytics for professional and business customers across industries.

We help scientists make new discoveries, lawyers win cases, doctors save lives and insurance companies offer customers lower prices. We save taxpayers and consumers money by preventing fraud and help executives forge commercial relationships with their clients.

In short, we enable our customers to make better decisions, get better results and be more productive.

RELX PLC is a London listed holding company which owns 52.9% of RELX Group.

RELX NV is an Amsterdam listed holding company which owns 47.1% of RELX Group.

Forward-looking statements

This Results Announcement contains forward-looking statements within the meaning of Section 27A of the US Securities Act of 1933, as amended, and Section 21E of the US Securities Exchange Act of 1934, as amended. These statements are subject to a number of risks and uncertainties that could cause actual results or outcomes to differ materially from those currently being anticipated. The terms “outlook”, “estimate”, “project”, “plan”, “intend”, “expect”, “should be”, “will be”, “believe”, “trends” and similar expressions identify forward-looking statements. Factors which may cause future outcomes to differ from those foreseen in forward-looking statements include, but are not limited to: current and future economic, political and market forces; changes in law and legal interpretations affecting the Group’s intellectual property rights; regulatory and other changes regarding the collection, transfer of use of third party content and data; demand for the Group’s products and services; competitive factors in the industries in which the Group operates; compromises of our data security systems and interruptions in our information technology systems; legislative, fiscal, tax and regulatory developments and political risks; exchange rate fluctuations; and other risks referenced from time to time in the filings of RELX PLC and RELX NV with the US Securities and Exchange Commission.

Overview RELX Group	1

Contents	Overview*
	2	2016 Financial highlights
	3	Chairman’s statement
	4	Chief Executive Officer’s report

Business review*
	8	RELX Group business overview
	14	Scientific, Technical & Medical
	20	Risk & Business Analytics
	28	Legal
	34	Exhibitions
	41	Corporate Responsibility

Financial review*
	54	Chief Financial Officer’s report
	60	Principal risks

Governance
	66	Board Directors
	68	RELX Group Business Leaders
	70	Chairman’s introduction to Corporate Governance
	71	Corporate Governance
	80	Report of the Nominations Committee
	81	Directors’ Remuneration Report
	105	Report of the Audit Committees

Financial statements and other information
	108	Independent auditors’ report
	119	Consolidated Financial Statements
	169	RELX PLC Annual Report and Financial Statements
	177	RELX NV Annual Report and Financial Statements
	186	Summary financial information in euros
	187	Summary financial information in US dollars
	188	Reconciliation of adjusted to GAAP measures
	189	Shareholder information
	193	2017 financial calendar

* Comprises the Strategic Report in accordance with The (UK) Companies Act 2006 (Strategic Report and Directors’ Report) Regulations 2013.

Get more information online

A pdf of the full Annual Report and further information about the Group and our businesses can be found online at our website: www.relx.com

2	RELX Group Annual reports and financial statements 2016

2016 Financial highlights

∎	Underlying revenue up 4%

∎	Underlying adjusted operating profit up 6%

∎	Adjusted EPS up 19% to 72.2p (60.5p); up 5% to €0.880 (€0.835); up 8% constant currency

∎	Reported EPS 56.3p (46.4p) for RELX PLC; €0.687 (€0.682) for RELX NV

∎	Full-year dividend up 21% to 35.95p for RELX PLC and up 5% to €0.423 for RELX NV

∎	Strong financial position and cash flow; leverage 2.2x EBITDA pensions and lease adjusted (1.8x unadjusted)

RELX Group

REVENUE

£m
€m
Underlying growth +4%
5,971
6,895
8,240
8,412
2015
2016
2015
2016

ADJUSTED OPERATING PROFIT

£m
€m
Underlying growth +6%
1,822
2,114
2,514
2,579
2015
2016
2015
2016

Parent companies

RELX PLC

Adjusted EPS pence
Growth +19%
60.5
72.2
2015
2016
Dividend pence
Growth +21%
29.7
35.95
2015
2016

RELX NV

Adjusted EPS €
Growth +5%
0.835
0.880
2015
2016
Dividend €
Growth +5%
0.403
0.423
2015
2016

RELX Group encompasses RELX PLC, RELX NV, RELX Group plc and its subsidiaries, associates and joint ventures. The corporate structure is set out on page 71.

RELX Group uses adjusted and underlying figures as additional performance measures. Adjusted figures primarily exclude the amortisation of acquired intangible assets and other items related to acquisitions and disposals, and the associated deferred tax movements. Reconciliations between the reported and adjusted figures are set out on pages 56, 58, 127, 141 and 188. Underlying growth rates are calculated at constant currencies, and exclude the results of acquisitions and disposals made in both the year and prior year and of assets held for sale. Underlying revenue growth rates also exclude the effects of exhibition cycling. Constant currency growth rates are based on 2015 full-year average and hedge exchange rates. RELX NV comparative earnings and dividends per share have been adjusted retrospectively to reflect the bonus issue of shares declared on 30 June 2015.

Overview Chairman’s statement	3

Chairman’s statement

Anthony Habgood

Chairman

The gradual improvement in our revenue growth rate reflects the progress that has been made as RELX Group has continued to execute well on its strategic priorities.

Our largest markets remained resilient during 2016 and we continued to execute against our strategic priorities aimed at achieving more predictable revenues, a higher growth profile and improving returns. As a result, growth of underlying revenues gradually improved to 4% and underlying adjusted operating profits grew 6%, as we continued to grow revenues ahead of costs. The mid-year reduction in the value of the pound associated with the UK’s decision to leave the European Union was the reason why sterling adjusted operating profit increased by 16% to £2,114m while euros adjusted operating profit increased by 3% to €2,579m.

Constant currency adjusted earnings per share (EPS) grew at 8%. The devaluation of sterling was a major contributor to the growth of adjusted EPS of 19% to 72.2p for RELX PLC while the growth in euro EPS was 5% to €0.880 for RELX NV. Reported EPS increased 21% to 56.3p for RELX PLC and 1% to €0.687 for RELX NV.

Dividends

The other major impact of sterling’s downward movement was on dividends where the Boards are recommending final dividends of 25.7p for RELX PLC and €0.301 for RELX NV. This brings the total dividends for the year to 35.95p for RELX PLC, up 21% and to €0.423 for RELX NV, up 5%. Our long-term dividend policy remains unchanged.

Balance sheet

With the majority of our debts dollar and euro denominated, net debt was £4.7bn/€5.5bn on 31 December 2016, compared with £3.8bn/€5.1bn last year. Net debt/EBITDA on a pensions and lease adjusted basis for 2016 was 2.2x, the same level as last year and on an unadjusted basis, it was 1.8x, also the same as last year. Adjusted cash flow conversion was 95%, up from 94% in 2015, with capital expenditure at 4.8% of revenues.

Share buybacks

During the year, we bought back shares worth £700m. In 2017, we intend to deploy a total of £700m on share buybacks. By February, £100m of this year’s total had already been completed, leaving a further £600m to be deployed during the year.

The Boards

We continue to refresh the Boards. Lisa Hook and Robert Polet retired as Non-Executive Directors following the AGMs in April 2016. After a search by external consultants, Carol Mills and Robert MacLeod joined the Boards also in April. Carol has nearly 30 years’ experience in technology companies including extensive US Board experience. Robert is Chief Executive Officer of Johnson Matthey, the FTSE 100 speciality chemicals company and global leader in sustainable technologies. I would like to thank Lisa and Robert for their advice and help over many years and am delighted that Carol and Robert have joined RELX Group.

Corporate responsibility

Good governance is the foundation of our business. We prioritise training on our Code of Ethics and Business Conduct – the guide to our corporate and individual behaviour – and other key policies. Our compliance courses are clear and engaging to ensure employees understand how to act ethically in conducting our business; we achieve a 100% course completion rate within 90 days of issuance. We have a strong focus on data privacy and security given its importance to our customers. In the year, we developed a comprehensive plan for complying with EU General Data Protection Regulations coming into force in 2018, and reviewed and updated internal privacy policies.

We are guided in our understanding of the role companies must play in furthering human rights by the UNGC, the UN Guiding Principles on Business and Human Rights, and the OECD Guidelines for Multinational Enterprises. In 2016, we published our first Modern Slavery Act Statement, available on our homepage, to outline the steps we are taking internally, in our supply chain and through research, partnerships and advocacy to avert slavery and human trafficking.

By focusing on excellence in governance and compliance, as in other areas, we perform to our highest ability. In doing so, we realise our aim to make unique contributions to society, including universal, sustainable access to information, as described in the Corporate responsibility section of this report. There we highlight our support of the ADAM programme which applies our expertise in the search for missing children and the Rule of Law Impact Tracker, which we developed in 2016 to demonstrate the link between the rule of law and development.

Anthony Habgood

Chairman

4	RELX Group Annual reports and financial statements 2016

Chief Executive Officer’s report

Erik Engstrom

Chief Executive Officer

We achieved good underlying revenue growth in 2016 and continued to generate underlying operating profit growth ahead of revenue growth, with underlying revenue and adjusted operating profit growth across all four business areas.

Strategic direction

Our strategy remains consistent: to be a global professional information solutions provider, a company that delivers improved outcomes for professional and business customers across industries. Our number one priority remains the organic development of increasingly sophisticated information-based analytics and decision tools that deliver enhanced value to our customers.

Our goal is to help our customers make better decisions, get better results and be more productive. We do this by leveraging a deep understanding of our customers to create innovative solutions which combine content and data with analytics and technology in global platforms. These solutions often account for about 1% of our customers’ total cost base but can have a significant and positive impact on the economics of the remaining 99%.

We aim to build leading positions in long-term global growth markets and leverage our skills, assets and resources across RELX Group, both to build solutions for our customers and to pursue cost efficiencies.

During the year we continued to make progress in this strategic direction. We are systematically migrating all of our businesses across RELX Group towards electronic decision tools, adding broader datasets, embedding more sophisticated analytics and leveraging more powerful technology, primarily through organic development.

We are transforming our core business, building out new products and expanding into higher growth adjacencies and geographies. We are supplementing this organic development with selective acquisitions of targeted data sets and analytics, and assets in high-growth markets that support our organic growth strategies, and are natural additions to our existing businesses.

By focusing on evolving the fundamentals of our business we believe that, over time, we are improving our business profile and the quality of our earnings. This is leading to more predictable revenues through a better asset mix and geographic balance; a higher growth profile by expanding in higher growth segments, exiting from structurally challenged businesses and gradually reducing the drag from print format declines; and improved returns by focusing on organic development with strong cash generation.

Overview Chief Executive Officer’s report	5

2016 progress

In 2016 we made further strategic and operational progress, and continued to evolve our business profile. Our preferred formats, electronic and face-to-face, now generate 87% of our total revenues, growing in mid-single digits.

We continued to focus our acquisitions on select, targeted data sets and analytics, and assets in high-growth markets that support our organic growth strategies. We completed 17 transactions of small content, data and exhibition assets for a total consideration of £338m, and disposed of assets for £16m.

With a strong balance sheet and an inherently cash-generative business, the strategic priority order for using our cash is unchanged. First to invest in the organic development of our businesses to drive underlying revenue growth; second to support our organic growth strategy with targeted acquisitions; third to grow dividends predictably, broadly in line with EPS growth; fourth to maintain our leverage in a comfortable range; and finally use any remaining cash to buy back shares. As part of this we bought back shares for £700m in 2016, and announced £700m in buybacks for 2017.

Financial performance

Our positive financial performance continued throughout 2016, with underlying revenue and profit growth across all four business areas. Underlying revenue growth was 4%. Underlying operating profit growth was 6%, and adjusted earnings per share at constant currencies grew 8%.

Key business trends in our Scientific, Technical & Medical business remained positive, with underlying profit growth slightly exceeding underlying revenue growth. In primary research, strong growth in usage and article submissions continued. Good growth continued in databases and tools, as well as in electronic reference products.

Underlying revenue growth improved at Risk & Business Analytics with strong growth across all key segments in both subscription and transactional revenues. Underlying profit growth broadly matched underlying revenue growth.

Underlying revenue growth in Legal improved slightly, with continued efficiency gains driving strong underlying operating profit growth. US and European markets remained stable but subdued.

Exhibitions achieved strong underlying revenue growth, in line with the previous year. Revenue growth was strong in the US and moderate in Europe. Japan grew strongly and China saw good growth.

6	RELX Group Annual reports and financial statements 2016

Corporate responsibility

Corporate responsibility is at the heart of our business. In improving outcomes for our customers, we make an important contribution to society. Our products and services advance science and health, protect people, further the rule of law and access to justice, and foster communities. These contributions are aligned with the 17 United Nations Sustainable Development Goals (SDGs) and we are dedicated to doing our part towards their attainment.

We are focused on making continual improvements in the conduct of our business. Among the ways we did that in 2016 was by training more employees to respond to compliance concerns and conducting a mental health at work campaign to destigmatise the issue and raise awareness of support mechanisms. We created more resources to help staff reference our CR focus in discussions with customers. We charted the impact of our charitable giving on beneficiaries and worked to ensure diverse suppliers in the US had greater chances to work with us. We also purchased more electricity from renewable sources.

With the help of our CR Forum and CR networks (like the Quality First Working Group, Green Teams, RE Cares Champions and Socially Responsible Supply Chain Network) we will progress an ambitious agenda for 2017, which the Boards and other senior leaders, will be monitoring.

Outlook

Key business trends in the early part of 2017 are consistent with the early part of 2016 and we are confident that, by continuing to execute on our strategy, we will deliver another year of underlying revenue, profit and earnings growth in 2017.

Erik Engstrom

Chief Executive Officer

Business review	7

Business review
In this section
8	RELX Group business overview
14	Scientific, Technical & Medical
20	Risk & Business Analytics
28	Legal
34	Exhibitions
41	Corporate Responsibility

8	RELX Group Annual reports and financial statements 2016

RELX Group business overview

RELX Group is a global provider of information and analytics for professional and business customers across industries.

The Group serves customers in more than 180 countries and has offices in about 40 countries. It employs approximately 30,000 people of whom almost half are in North America.

RELX Group financial summary
REPORTED FIGURES	£			€			Change at
For the year ended 31 December	2016 £m	2015 £m	Change	2016 €m	2015 €m	Change	constant currencies	Change underlying
Revenue	6,895	5,971	+15%	8,412	8,240	+2%	+4%	+4%
Operating profit	1,708	1,497	+14%	2,084	2,066	+1%
Profit before tax	1,473	1,312	+12%	1,797	1,811	-1%
Net profit	1,161	1,008		1,416	1,391
Net margin	16.8%	16.9%		16.8%	16.9%
Net borrowings	4,700	3,782		5,499	5,144

ADJUSTED FIGURES	£			€			Change at
For the year ended 31 December	2016 £m	2015 £m	Change	2016 €m	2015 €m	Change	constant currencies	Change underlying
Operating profit	2,114	1,822	+16%	2,579	2,514	+3%	+4%	+6%
Operating margin	30.7%	30.5%		30.7%	30.5%
Profit before tax	1,934	1,669	+16%	2,359	2,303	+2%	+4%
Net profit	1,488	1,275	+17%	1,815	1,760	+3%	+5%
Net margin	21.6%	21.4%		21.6%	21.4%
Cash flow	2,016	1,712	+18%	2,460	2,363	+4%	+5%
Cash flow conversion	95%	94%		95%	94%
Return on invested capital	13.0%	12.7%		13.0%	12.7%
Parent companies
		RELX PLC			RELX NV			Change at
								constant
		2016	2015	Change	2016	2015	Change	currencies
Adjusted earnings per share		72.2p	60.5p	+19%	€0.880	€0.835	+5%	+8%
Reported earnings per share		56.3p	46.4p	+21%	€0.687	€0.682	+1%
Ordinary dividend per share		35.95p	29.7p	+21%	€0.423	€0.403	+5%

RELX PLC and RELX NV are separate, publicly held entities. RELX PLC’s ordinary shares are listed in London and New York, and RELX NV’s ordinary shares are listed in Amsterdam and New York. In New York the listings are in the form of American Depositary Shares (ADSs), evidenced by American Depositary Receipts (ADRs). RELX PLC and RELX NV jointly own RELX Group plc, which, with effect from February 2015, holds all the Group’s operating businesses and financing activities. With effect from 1 July 2015, following a bonus issue of shares in RELX NV, one RELX PLC ordinary share confers an equivalent economic interest to one RELX NV ordinary share. RELX PLC, RELX NV, RELX Group plc and its subsidiaries, joint ventures and associates are together known as “the Group”.

Business review RELX Group business overview	9

Market segments*

Segment position

Scientific, Technical & Medical provides information and analytics that help institutions and professionals progress science, advance healthcare and improve performance.	Global #1

Risk & Business Analytics provides customers with solutions and decision tools that combine public and industry-specific content with advanced technology and analytics to assist them in evaluating and predicting risk and enhancing operational efficiency.

Key verticals #1

Legal is a leading global provider of legal, regulatory and business information and analytics that help professional customers make more informed decisions, increase productivity and serve their clients better.

US #2 Outside US #1 or 2

Exhibitions is the world’s leading events business, enhancing the power of face to face through data and digital tools at over 500 events, in more than 30 countries, attracting more than 7m participants.

Global #1

* For additional information regarding revenue from our business activities and geographical markets, see market segments section starting on page 13.

Financial summary by market segment

	Revenue		Adjusted operating profit
	2016 £m	Change underlying*	2016 £m	Change underlying*
Scientific, Technical & Medical	2,320	+2%	853	+3%
Risk & Business Analytics	1,906	+9%	686	+9%
Legal	1,622	+2%	311	+12%
Exhibitions	1,047	+5%	269	+7%
Unallocated items			(5)
	6,895	+4%	2,114	+6%

*	RELX Group uses adjusted and underlying figures as additional performance measures. Adjusted figures primarily exclude the amortisation of acquired intangible assets and other items related to acquisitions and disposals, and the associated deferred tax movements. Reconciliations between the reported and adjusted figures are set out on pages 56, 58, 127, 141 and 188. Underlying growth rates are calculated at constant currencies, and exclude the results of acquisitions and disposals made in both the year and prior year and of assets held for sale. Underlying revenue growth rates also exclude the effects of exhibition cycling. Constant currency growth rates are based on 2015 full-year average and hedge exchange rates.

10	RELX Group Annual reports and financial statements 2016

Analysing big data across RELX Group: HPCC Systems

HPCC Systems (High Performance Computing Cluster) is RELX Group's open source big data technology. It is used to analyse structured and unstructured data, giving our customers the information and insight they need. Each of our market segments benefits from the technology, allowing our customers around the world to make better decisions, get better results and be more productive.

Julie P. Magee, Commissioner of the Department of Revenue

The State of Alabama and LexisNexis Risk Solutions

Identity-based tax fraud is a huge problem in the US. The Treasury Inspector General for Tax Administration estimated in 2012 that the Internal Revenue Service could issue $21bn in potentially fraudulent tax refunds resulting from identity theft over the following five years. The Alabama Department of Revenue is using the LexisNexis Tax Refund Investigative Solution (TRIS) to help stop such fraudulent tax refunds. Using HPCC Systems, TRIS combines proven identity authentication tools with advanced linking and analytics capabilities. When a fraudulent return is suspected, TRIS makes it possible to identify easily whether the identity being used on the tax form is actually owned by the individual. Over the last four years LexisNexis Risk Solutions has enabled 11 US states to save over $500m.

$500m

saved by 11 US states over four years using LexisNexis TRIS

"States are looking for a cost effective approach, something they can easily integrate into their existing systems and something fast. The TRIS solution combines all of that and I don't think anybody has a better database to compare information with than LexisNexis.

Julie P. Magee
Commissioner of the Department of Revenue, State of Alabama

To watch a video of Ms Magee talking about TRIS, visit: www.relx.com/go/tris.

Business review RELX Group business overview	11

FlightGlobal

FlightGlobal is an industry-leading data provider with one of the world's most comprehensive data stores on virtually every aspect of the global air transport industry. That includes deep data on over 28,000 aircraft in the world airline fleet, the schedule plans for 900 airlines and live tracking of 100,000 daily flights. Linking these datasets is a data integration challenge but generates significant value.

FlightGlobal is helping customers gain much deeper insights through its Fleet Flight Matching models that link individual aircraft to routes, as well as helping predict what will be flown on the future schedule.

> HPCC Systems is 14 times faster at running the data used in the Fleet Flight Matching model compared with traditional technologies. These analytics give FlightGlobal customers exceptional ability to monitor and predict capacity, utilisation and on-board services of aircraft, which has significant value for their businesses.

Christopher Flook
Managing Director, FlightGlobal

x14

14 times faster – the speed at which data can be processed in HPCC compared with traditional technologies

12	RELX Group Annual reports and financial statements 2016

Business review	13

Market

segments

14	RELX Group Annual reports and financial statements 2016

Scientific, Technical & Medical

We help researchers make new discoveries, collaborate with their colleagues and give them the knowledge they need to find funding. We help governments and universities evaluate and improve their research strategies. We help doctors save lives, providing insight for physicians to find the right clinical answers and we support nurses and other healthcare professionals throughout their careers. Our goal is to expand the boundaries of knowledge for the benefit of humanity.

∎	We enhance the quality of research output by organising the review, editing and dissemination of 16% of the world’s scientific articles.

∎	ScienceDirect, the world’s largest database of peer-reviewed primary scientific and medical research, has 14m monthly users.

∎	Scopus is the most extensive abstract and citation database of research literature in the world, with over 65m information records from 5,000 publishers.

∎	SciVal offers insights into the research performance of 7,500 research institutions.

∎	ClinicalKey, the flagship clinical reference platform, is accessed by more than 4,200 institutions.

∎	Elsevier journals have at some point featured articles by 163 of 164 science and economics Nobel prize winners since 2000.

Business overview

Scientific, Technical & Medical provides information and analytics that help institutions and professionals progress science, advance healthcare and improve performance.

Elsevier is a global business with principal operations in Amsterdam, Beijing, Boston, Chennai, Delhi, London, Madrid, Munich, New York, Oxford, Paris, Frankfurt, Philadelphia, Rio de Janeiro, St. Louis, San Diego, Singapore and Tokyo. It has 7,500 employees and serves customers in over 180 countries.

Revenues for the year ended 31 December 2016 were £2,320m, compared with £2,070m in 2015 and £2,048m in 2014. In 2016, 42% of revenue by geographical market was derived from North America, 26% from Europe and the remaining 32% from the rest of the world. Subscription sales generated 70% of revenue, transactional sales 27% and advertising 3%.

Elsevier serves the needs of scientific, technical and medical markets by organising the review, editing and disseminating of primary research, reference and professional education content, as well as by providing a range of database and decision tools. Elsevier’s customers are scientists, academic institutions, research leaders and administrators, medical researchers, doctors, nurses, allied health professionals and students, as well as hospitals, research institutions, health insurers, managed healthcare organisations, research-intensive corporations and governments. All these customers rely on Elsevier to provide high-quality content and critical information for making scientific and medical decisions; review, edit, disseminate and preserve research findings; and create innovative tools to help focus research strategies, increase research effectiveness, improve medical outcomes, and enhance the efficiency of healthcare and healthcare education.

In the primary research market during 2016, over 1.5m research papers were submitted to Elsevier. More than 20,000 editors managed the peer review and selection of these papers, resulting in the publication of 420,000 articles in about 2,500 journals, many of which are the foremost publications in their field and a primary point of reference for new research. This content was accessed by around 14m people, with over 900m full-text article downloads last year. Elsevier’s journals are primarily produced and delivered through the ScienceDirect platform, the world’s largest database of scientific and medical research, hosting over 14m pieces of content and 35,000 e-books. Flagship journals include Cell and The Lancet families of titles.

Business review Scientific, Technical & Medical	15

In 2016, Elsevier launched 64 new subscription and author-pays journals, including Chem from Cell Press and The Lancet Gastroenterology & Hepatology and The Lancet Public Health from The Lancet. Elsevier is also a global leader in scientific, technical and medical reference markets, providing authoritative and current professional reference content. Elsevier has been a leader in driving the shift from print to electronic. Flagship titles include works such as Gray’s Anatomy, Nelson’s Pediatrics and Netter’s Atlas of Human Anatomy.

Elsevier’s flagship clinical reference platform, ClinicalKey, provides physicians with access to leading Elsevier and third-party reference and evidence-based medical content in a single, fully integrated site. ClinicalKey is growing strongly, and is currently accessed by more than 4,200 institutions.

In medical education, Elsevier serves students of medicine, nursing and allied health professions in a number of formats including electronic books and electronic solutions. For example, HESI, an online testing and remediation solution designed to help students of nursing and allied health professions, conducted over 775,000 tests in 2016.

Elsevier’s products provide a range of tools and solutions for professionals in the scientific, technical and medical fields. Customers include academic and corporate researchers, research administrators and healthcare professionals.

For academic and corporate researchers, significant products include Scopus, Reaxys and Knovel. Scopus, the largest abstract and citation database of peer-reviewed literature with over 65m records from more than 21,800 journals and 5,000 international publishers, allows researchers to track, analyse and visualise the world’s research output. Reaxys supports the early stages of drug development in the pharmaceutical industry, exploratory chemistry research in academia, and product development in industries such as chemicals and oil & gas. Knovel is a decision support tool for engineers that helps them to select the right materials, a mission-critical use case in product development across chemicals, oil & gas and other engineering-focused industries.

Elsevier serves academic and government research administrators through its Research Intelligence suite of products. Leveraging bibliometric data from Scopus and other data types such as patent citations and usage data, SciVal is a decision tool that helps institutions to establish, execute and evaluate research strategies. Pure is a comprehensive research information management system which enables evidence-based research management decisions, promotes collaboration, simplifies administration and optimises impact. Our Analytical Services team provides accurate, unbiased analysis on research performance by combining high-quality data sources with technical and research metrics expertise. Expert LookUp helps funding bodies find the best peer reviewers for evaluating grant applications.

For healthcare professionals, Elsevier develops products to deliver patient-specific solutions at the point of care to improve patient outcomes. Its clinical solutions include Interactive Patient Education, which provides patient education and discharge information, and Care Planning, which provides a data-driven framework to support nurses in undertaking procedures.

16	RELX Group Annual reports and financial statements 2016

Market opportunities

Scientific, technical and medical information markets have good long-term growth characteristics. The importance of research and development to economic performance and competitive positioning is well understood by governments, academic institutions and corporations. This is reflected in the long-term growth in research and development spending and in the number of researchers worldwide. Growth in health markets is driven by ageing populations in developed markets, rising prosperity in developing markets and the increasing focus on improving medical outcomes and efficiency. Given that a significant proportion of scientific research and healthcare is funded directly or indirectly by governments, spending is influenced by governmental budgetary considerations. The commitment to research and health provision does, however, remain high, even in more difficult budgetary environments.

Strategic priorities

Elsevier’s strategic goal is to lead the way in providing information solutions that advance science, technology and health. To achieve this, Elsevier creates solutions that reflect deep insight into the way its users work and the outcomes they are seeking to achieve; strives for excellence in content, service and execution; constantly adapts and revitalises its products, business models and technology; and leverages its institutional skills, assets and resources to promote innovation and efficiency.

Elsevier’s strategic priorities are to: continue to increase content volume and quality; expand content coverage, building out integrated solutions and decision tools combining Elsevier, third-party and customer data; increase content utility, using “Smart Content” to enable new e-solutions; combine content with analytics and technology, focused on measurably improving productivity and outcomes for customers; and continue to drive operational efficiency and effectiveness.

In the primary research market, Elsevier aims to grow volume through new journal launches, expansion of author-pays journals and growth from emerging markets; enhance quality by building on our premium brands; and add value to core platforms by implementing new capabilities such as advanced recommendations on ScienceDirect and social collaboration through Mendeley.

In clinical reference markets, priorities are to expand content coverage and ensure consistent and seamless linking of content assets across products.

Business model, distribution channels and competition

Science and medical research is principally disseminated on a paid subscription basis to the research facilities of academic institutions, governments and corporations, and, in the case of medical and healthcare journals, to individual practitioners and medical society members. For the past decade content has been provided free or at very low cost in over 100 countries and territories in the developing world through Research4Life, a United Nations partnership initiative. For a number of journals, advertising and promotional income represents a small proportion of revenues, predominantly from pharmaceutical companies in healthcare titles.

Over the past 15 years, alternative payment models for the dissemination of research such as author-pays or author’s- funder-pays have emerged. While it is expected that paid subscription will remain the primary distribution model, Elsevier has long invested in alternative business models to address the needs of customers and researchers. Over 1,850 of Elsevier’s journals now offer the option of funding publication and distribution via a sponsored article fee. In addition, Elsevier now produces around 170 stand-alone author-pays open access journals. In 2016 we published over 24,000 author-pays and sponsored open access articles, up over 22% on the previous year, making us one of the top three open access publishers in the world.

Electronic products, such as ScienceDirect, Scopus and ClinicalKey, are generally sold direct to customers through a dedicated sales force that has offices around the world. Subscription agents sometimes facilitate the sales and administrative process for remaining print sales. Reference and educational content is sold directly to institutions and individuals and accessed on Elsevier platforms. Sometimes it is still sold in printed book form through retailers, wholesalers or directly to end users.

Competition within science and medical reference content is generally on a title-by-title and product-by-product basis. Competition in research and reference products is typically with learned societies and professional information providers, such as Springer Nature, Thomson Reuters and Wolters Kluwer. Decision tools face similar competition, as well as from software companies and internal solutions developed by customers.

Business review Scientific, Technical & Medical	17

2016 financial performance

	2016 £m	2015 £m	Underlying growth	Acquisitions/ disposals	Currency effects	Total growth
Revenue	2,320	2,070	+2%	0%	+10%	+12%
Adjusted operating profit	853	760	+3%	-1%	+10%	+12%

Key business trends remained positive in 2016, with underlying profit growth slightly exceeding underlying revenue growth.

Underlying revenue growth was +2%. The difference between the reported and underlying growth rates primarily reflects the impact of exchange rate movements.

Underlying adjusted operating profit growth of +3% was slightly ahead of revenue growth, resulting in a small underlying margin improvement which was partly offset by exchange rate movements.

In primary research, strong growth in usage and article submissions continued. In 2016 we launched 64 new journals.

Good growth continued in databases & tools, as well as in electronic reference products.

Print books, which now represent around 10% of divisional revenues, saw steeper second half declines than in recent years, reflecting market conditions. Print pharma promotion revenues were stable.

2017 outlook

Our customer environment remains largely unchanged. Overall we expect another year of modest underlying revenue growth, with underlying operating profit growth continuing to exceed underlying revenue growth.

18	RELX Group Annual reports and financial statements 2016

“

The keyword search means I can find researchers anywhere. If I'm looking for international collaborators, for example, it's usually not too difficult to find experts among the people already working with us. But identifying experts among people not already working with us would be impossible without SciVal. That is invaluable.

Michelle Hutnik
Director of Research Analytics and Communications, Penn State

21,000+
Penn State research authors are listed in SciVal

SciVal:
helping Penn State analyse and showcase its research

Penn State is a research-intensive public university with 24 campuses throughout Pennsylvania, 20,000 faculty and staff, and 99,000 students. The university started using SciVal in 2015, initially to benchmark its own scholarly output relative to its peers and subsequently for many other projects.

Michelle Hutnik of Penn State

Since the university is so large and spread out, it was extremely challenging for staff to track what research was being carried out on each campus and by each college or department. Using SciVal, staff can now carry out complex analysis, such as evaluating interdisciplinary artificial intelligence expertise in language processing, which crosses a large number of different campuses, colleges and departments, in a matter of minutes. SciVal is also used to find and evaluate potential international research partners. Part of the university's strategic plan is to increase its international research efforts. SciVal enables researchers to find out quickly and easily what other institutions are doing in particular research fields and where there may be overlapping areas of strength.

About SciVal

SciVal offers quick, easy access to the research performance of 7,500 research institutions and 220 countries worldwide. This easy-to-use research and analysis solution has unparalleled power and flexibility. It enables customers to visualise research performance, benchmark relative to peers, develop collaborative partnerships and analyse research trends. Using advanced data analytics super-computer technology, SciVal allows users to instantly process an enormous amount of data to generate powerful data visualisations in seconds. The SciVal database covers 38m publication records from 21,915 journals of 5,000 publishers worldwide. It is powered by RELX Group's HPCC (High Performance Computing Cluster) big data technology.

20	RELX Group Annual reports and financial statements 2016

Risk & Business Analytics

We help US auto insurance companies with better risk assessment so they can offer their customers lower prices and enable healthcare providers to keep down medical costs. We make the world a safer place from criminals, rescue missing children and help save the lives of police officers. We prevent fraudsters from exploiting stolen identities and give banks the data and tools to help combat money laundering. We enable millions of disadvantaged people to obtain credit, often for the first time. We help farmers with their efforts in precision agriculture and airlines to improve their operations and services for passengers.

∎	70% of car owners in the US have lower premiums thanks to Risk Solutions products.

∎	Accuity delivers accurate payments data on over 819,000 bank branches worldwide, especially in emerging markets.

∎	Our Tax Refund Investigative Solution (TRIS) has saved 11 US states a total of more than $500m over four years.

∎	LexisNexis eCrash cuts the average time it takes to file a traffic accident report from 60 minutes to 19, reducing the threat to life for police officers at the scene.

Business overview

Risk & Business Analytics provides customers with solutions and decision tools that combine public and industry-specific content with advanced technology and analytics to assist them in evaluating and predicting risk and enhancing operational efficiency.

The business has principal operations in Georgia, Florida, Illinois and Ohio in the US and London, Amsterdam and Shanghai. It has 8,200 employees and serves customers in more than 170 countries.

Revenues for the year ended 31 December 2016 were £1,906m, compared with £1,601m in 2015 and £1,439m in 2014. In 2016, 79% of revenue came from North America, 17% from Europe and the remaining 4% from the rest of the world. Subscription sales generated 36% of revenues, transactional sales 61% and advertising 3%.

The business is organised around market-facing industry/sector groups: Insurance Solutions, Business Services, Government Solutions, Health Care Solutions, as well as Major Data Services (including banking, energy and chemicals, and human resources).

Insurance Solutions, the largest segment, provides comprehensive data, analytics and decision tools for personal, commercial and life insurance carriers in the US to improve critical aspects of their business. Information solutions, including the most comprehensive US personal loss history database, C.L.U.E., help insurers assess risks and provide important inputs to pricing and underwriting insurance policies. Additional key products include LexisNexis Data Prefill, which provides information on customers directly into the insurance workstream and LexisNexis Current Carrier, which identifies insurance coverage details and any lapses in coverage.

In the US, we remain focused on delivering innovative decision tools through a single point of access within an insurer’s infrastructure. LexisNexis Active Insights, our solution for active risk management, connects proprietary linking algorithms with vast amounts of data to proactively inform insurers of key events impacting their policyholders. We are advancing our strategy to drive more consistency and efficiency in claims through our solution suite, Claims Compass. Our Risk Classifier solution, which uses public and motor vehicle records and predictive modelling, is used by more than 25 life insurers to better understand risk and improve underwriting efficiency.

We continue to make progress outside the US. In the UK, the contributory No Claims Discount module, which automates verification of claims history, is now available for insurers at the point of quote. In China, the Genilex joint venture is delivering key vehicle data to auto insurers and is looking to add more analytics solutions. In India, we launched our Intelligence Exchange contributory platform and Risk Insights solution for life insurers to predict, better assess and manage risk within the underwriting and claims management processes.

In 2016, Risk and Business Analytics acquired the Crash and Project business of Appriss. This increased the number of US law enforcement agency customers to more than 5,000, and improved crash report dissemination. The acquisition of Insurance Initiatives Limited (IIL) expanded offerings to UK insurers and improved the delivery of information predominantly at the point of quote in the UK’s property and casualty insurance industry.

Business review Risk & Business Analytics	21

Business Services provides organisations with risk management, identity management, fraud detection and prevention, credit risk decision-making and compliance solutions. These include Know Your Customer (KYC) and Anti-Money Laundering (AML) products. Collection solutions help debt recovery professionals in the segmentation, management and collection of consumer and business debt. We leverage the combination of our big data technology (HPCC Systems), our vast repository of alternative data and advanced analytics to provide better economic information for consumers and businesses.

In 2016 we launched our new fraud and identity platform that enables companies to customise their identity verification and authentication customer experience to the risk level of each individual consumer. Our small business credit scores, credit reports and risk attributes enable lenders to increase the number of potential small business applicants by 60% so that more start-ups and privately held companies can be included earlier in the funding process. We enhanced our AML suite by combining Bridger Insight XG, a Bank Secrecy Act and AML solution and our WorldCompliance high-risk individuals database with an alert remediation service to mitigate financial crime risks and accelerate growth in Europe, Asia and Latin America.

Government Solutions provides identity intelligence to US federal, state and local law enforcement and government agencies to help solve criminal cases and identify fraud, waste and abuse in government programmes. In 2016, we launched LexisNexis Accurint Virtual Crime Center, which combines data from police departments with public records data to give agencies visibility into cross-jurisdictional data in one interface. We continued to grow our contributory database footprint in the health, human services and public safety markets. We developed a contributory solution linking an agency’s data with nationwide

LexisNexis business networks to identify businesses not complying with the law.

Health Care Solutions utilises socioeconomic, consumer, provider and medical claims data to deliver leading identity, fraud, compliance and health risk analytics solutions across key stages of healthcare to enable intelligent decision-making for payers, providers, life sciences organisations and pharmacies. Key developments in 2016 included successfully validating the use of the LexisNexis Socioeconomic Health Score as a predictor of health risk without the use of medical or claims data, and launching LexisNexis VerifyHCP, a provider directory accuracy solution that helps payers and providers to meet key federal and state requirements by ensuring the accuracy of data published to consumers through directories.

Major Data Services include: Accuity, a provider of services and solutions to the banking and corporate sectors focused on payment efficiency, KYC, AML and compliance; ICIS, an information and data service in chemicals, energy and fertilisers; XpertHR, an online service providing regulatory guidance, best practices and tools for HR professionals; Nextens, a provider of tools and services for tax professionals; FlightGlobal, a leading provider of data and analytics for the global commercial aviation and travel industry; Proagrica, a provider of software, connectivity solutions, data, analytics and media streams for the global agriculture sector; and Estates Gazette, which delivers a mix of high-quality data, decision tools and high-value news and information to the UK’s commercial real estate market. During the year FlightGlobal acquired Diio and FlightStats, two leading aviation data and analytics companies based in the US. Accuity also completed the acquisition of Fire Solutions, a provider of compliance and training solutions to US regulated investment advisers and broker dealers.

22	RELX Group Annual reports and financial statements 2016

The risk and identity management solutions described above utilise a comprehensive database of public records and proprietary information with more than six petabytes of unique data, which makes it the largest database of its kind in the US market today. Our market-leading HPCC Systems technology enables Risk & Business Analytics to provide its customers with highly relevant decision-making insights and to create new, low-cost solutions quickly and efficiently.

In 2016, we continued to reshape our portfolio, exiting areas not core to our strategy. A number of magazine titles and brands in the Netherlands were divested, including Elsevier Weekblad, Beleggers Belangen, P&O Actueel and PBNA.

Market opportunities

We operate in markets with strong long-term growth in demand for high-quality advanced analytics based on industry information and insight including: insurance underwriting transactions; insurance acquisition, retention and claims handling; healthcare, tax and entitlement fraud; credit defaults, identity solutions and financial crime compliance; due diligence requirements surrounding customer enrolment; security and privacy considerations; and data and advanced analytics for the banking, energy and chemicals, human resources and aviation sectors.

In the insurance segment, growth is supported by increasing transactional activity in the auto, property and life insurance markets and the increasing adoption by insurance carriers of more sophisticated data and analytics in the prospecting, underwriting and claims evaluation processes, to assess underwriting risk, increase competitiveness and improve operating cost efficiency. Transactional activity is driven by growth in insurance quoting and policy switching, as consumers seek better policy terms.

This activity is stimulated by competition among insurance companies, high levels of carrier advertising and rising levels of internet quoting and policy binding.

A number of factors support growth in banking and financial services markets, including cross-border payments and trade finance levels. New credit originations, continued high fraud losses, stringent regulatory compliance requirements, escalating anti-money laundering fines and high-profile anti-bribery and corruption cases impact growth opportunities for us with all entities, including financial institutions, e-commerce, communications, mobile and media companies. In collections, demand is driven mainly by levels of consumer debt and the prospect of recovering that debt, which is impacted by employment conditions in the US.

Growth in government markets is driven by the increasing use of data and analytics to combat criminal activity, fraud and tax evasion, and to address security issues. The level and timing of demand in this market are influenced by government funding and revenue considerations. In healthcare, there are numerous growth drivers for identity, fraud and clinical analytics solutions including the expansion of compliance requirements driven by new regulations.

Growth in the global energy and chemicals markets is driven by increasing trade and demand for more sophisticated information solutions. Aviation information markets are being driven by increases in air traffic and in the number of aircraft transactions. Growth in agriculture markets is being driven by adoption of technology and data solutions plus increasing supply chain connectivity.

Business review Risk & Business Analytics	23

Strategic priorities

Our strategic goal is to help businesses and governments achieve better outcomes with information and decision support in their individual markets through better understanding of the risks and opportunities associated with individuals, other businesses, transactions and regulations. By providing the highest quality industry data and decision tools, we assist customers in understanding their markets and managing risks efficiently and cost-effectively. To achieve this, we are focused on: delivering innovative new products; expanding the range of risk management solutions across adjacent markets; addressing international opportunities in selected markets to meet local needs; further growing our data services businesses and continuing to strengthen our content, technology and analytical capabilities.

Business model, distribution channels and competition

Our products are for the most part sold directly, typically on a subscription or transactional basis. Pricing is predominantly on a transactional basis for insurance carriers and corporations, and primarily on a subscription basis for government entities.

In the insurance sector, our competitor Verisk sells data and analytics solutions to insurance carriers but largely addresses different activities to ours. Principal competitors in Business Services and government segments include Thomson Reuters and major credit bureaus, which in many cases address different activities in these segments as well.

Major Data Services competes with a number of information providers on a service and title-by-title basis including: Platts, Thomson Reuters and IHS as well as many niche and privately owned competitors.

Transactional and subscription revenues now account for 97% of the total business with the remaining 3% derived from advertising.

2016 financial performance

	2016 £m	2015 £m	Underlying growth	Acquisitions/ disposals	Currency effects	Total growth
Revenue	1,906	1,601	+9%	-1%	+11%	+19%
Adjusted operating profit	686	575	+9%	-1%	+11%	+19%

Underlying revenue growth improved in 2016, with strong growth across all key segments in both subscription and transactional revenues. Underlying profit growth broadly matched underlying revenue growth.

Underlying revenue growth was +9%. The difference between the reported and underlying growth rates reflects the impact of exchange rate movements and a minor effect from portfolio changes. Underlying adjusted operating profit growth broadly matched underlying revenue growth as we continued to develop new products and services.

The insurance segment continued to see strong growth, driven by volume growth and strong take up of new products and services across the insurance workflow, and by expansion in adjacent verticals including life and home insurance. The international initiatives continued to progress well, with strong growth in the UK, and early stage developments in China and India.

In Business Services, growth was driven by demand for identity authentication and fraud detection solutions across the financial services and corporate sectors.

The government and healthcare segments continued to develop strongly. Major Data Services saw strong underlying revenue growth, and other brands & services remained stable.

2017 outlook

The fundamental growth drivers of Risk & Business Analytics remain strong, and we expect underlying operating profit growth to broadly match underlying revenue growth.

Accuity:
improving mBank's delivery to customers

Headquartered in Warsaw, mBank is one of the strongest and fastest growing financial brands in Poland, providing innovative banking solutions to its retail and corporate customers.

mBank

mBank was finding challenges in booking payments properly and efficiently. Staff were using a manual process to search for payments routing information and this method cost valuable time and resources. On a mission to improve operational efficiency and grow its payments capacity, mBank looked to Accuity's Global Payment File-Plus (GPF-Plus) product to automate international payments and significantly reduce the team's manual workload.

The implementation of GPF-Plus took less than six months and formed part of a wider project to optimise and automate mBank's internal systems and processes. It gave the bank a fully functional solution within a very short timeframe as well as immediate benefits. mBank now processes 99% of payments automatically, saves 2-3 minutes of employee time per transaction, saves $300,000 annually on operational costs, fully returning its investment in one year, reduces human error through automation and has experienced a 10% rise in transaction volume.

About Accuity
Accuity offers a suite of innovative solutions for payments and compliance professionals, from comprehensive data and software that manage risk and compliance, to flexible tools that optimise payments pathways. With deep expertise and industry-leading data-enabled solutions from the Fircosoft, Bankers Almanac and NRS brands, the Accuity portfolio delivers protection for individual and organisational reputations. GPF-Plus is a data file containing global payment routing information from multiple sources.

Business review Review & Business Analytics	25

mBank

Accuity's Global Payment File-Plus is the ideal solution for any innovative financial institution aiming to automate high volumes of cross-border transactions by properly defining its payments routing. As well as presenting some immediate benefits, the solution gave us a full return on our investment within one year, taking into consideration the cost of the product, as well as the associated project to integrate it into our operational banking system. In reducing our operational costs and increasing the volume of payments we can process, Global Payment File-Plus has made mBank much more competitive in the Polish market.

Piotr Sikorski
Transactional Banking Products Division, mBank, Poland

99%

of payments processed automatically

26	RELX Group Annual reports and financial statements 2016

Individualised interventions make Tandem such an effective tool. We want to focus those interventions as precisely as possible, so our members see the most benefit. The LexisNexis Socioeconomic Health Score helps us see risk ahead that traditional analytics tools just couldn't. That means we can offer customised ways to help our members early, when intervention is most effective.

Russell Benaroya
Co-Founder and CEO, EveryMove

250

clinically validated attributes in LexisNexis Socioeconomic Health Score

LexisNexis Risk Solutions: enabling EveryMove to assess health risk

EveryMove, a Seattle, Washington State-based company founded in 2011, has a mission to help 10m people improve their health in 10 years, by enabling them to be more effective in managing their health. It has developed a product called Tandem, which gives health plans and employers the ability to more effectively communicate and motivate individuals to take the right actions for their health. More individuals taking the right action means improved management of overall healthcare costs and plan quality for the payer. More than 500,000 individuals and hundreds of companies already use EveryMove's products.

everymove

Russell Benaroya of EveryMove

To further enhance its product, EveryMove turned to LexisNexis Risk Solutions. It provided LexisNexis Risk Solutions' data scientists with information on 5,000 Tandem participants enrolled in a major health plan. The goal was to see whether on its own, without any claims data, LexisNexis Socioeconomic Health Score could predict and prioritise the risk of participants with pre-selected health conditions or in pre-selected categories. LexisNexis Health Care ran the numbers through a socioeconomic risk model and generated a socioeconomic index and rank for each member. The trial was a success and EveryMove now uses the LexisNexis Socioeconomic Health Score and additional data sets for the models to power Tandem.

About LexisNexis Socioeconomic Health Score

The LexisNexis Socioeconomic Health Score leverages over 250 clinically validated socioeconomic attributes found within public records data that correlate with health outcomes to provide healthcare entities with a picture of future risk. Once a health plan's member file has been run against the socioeconomic model, a socioeconomic health score is delivered at the individual member level, which is indicative of the health risk they pose over the next 12 months. These scores can be easily integrated with existing work platforms.

28	RELX Group Annual reports and financial statements 2016

Legal

We help lawyers win cases for their clients, manage their work more efficiently, and grow their practices. We assist corporations to better understand their markets and prevent bribery and corruption within their supply chains. We aid universities in their efforts to help students become successful legal professionals, and we support governments and courts by making laws accessible and strengthening legal infrastructures. We help collect evidence against war criminals and provide tools to combat human trafficking. We endeavour to advance the rule of law across the world.

∎	More than 10m docket entries are included in Lex Machina, which provides legal analytics to companies and law firms, enabling them to craft successful strategies, win cases, and close business by mining litigation data. This data reveals insights never before available about judges, lawyers, parties and the subjects of the cases themselves, sourced from millions of pages of litigation information.

∎	More than 27m SEC filings are held in Intelligize, helping securities and M&A professionals find standard language for corporate agreements and identify critical areas for SEC examiners when preparing filings for submission. Intelligize offers powerful filtering tools to hone in on relevant SEC staff opinions ensuring professionals have a higher degree of relevance in their filings.

∎	Almost 4bn people live outside the protection of the rule of law. LexisNexis publishes many of the world’s primary laws. We continue our collaboration with the United Nations to develop the Global Rule of Law Business Principles.

∎	More than 20bn connections within the LexisNexis database are continually explored and updated to deliver the latest legal information via computer, tablet or smartphone.

∎	2.4 petabytes of data are held in the LexisNexis Legal & Professional database.

Business overview

Legal is a leading global provider of legal, regulatory and business information and analytics that help professional customers make more informed decisions, increase productivity and serve their clients better.

LexisNexis Legal & Professional is headquartered in New York and has principal operations in the New York area, Ohio and North Carolina in the US, Toronto in Canada, London and Paris in Europe, and cities in several other countries in Africa and Asia Pacific. It has 10,700 employees worldwide and serves customers in more than 130 countries.

Revenues for the year ended 31 December 2016 were £1,622m, compared with £1,443m in 2015 and £1,396m in 2014. By geographical market, 68% of revenue in 2016 was derived from North America, 20% from Europe and the remaining 12% from the rest of the world. In 2016, 80% of the revenue came from subscription sales and 20% from transactional sales.

LexisNexis Legal & Professional is organised in market-facing groups. These are supported by global shared services organisations providing platform and product development, operational and distribution services, and other support functions.

In North America, electronic reference and decision tools from Research Solutions help legal and business professionals make better informed decisions in the practice of law and in managing their businesses. Flagship products for legal research are Lexis.com and Lexis Advance, which provide federal and state statutes and case law, together with analysis and expert commentaries from sources such as Matthew Bender and Michie and the leading citation service Shepard’s, which advises on the continuing relevance of case law precedents. Research solutions also include news and business information, ranging from daily news to company filings, as well as public records information and analytics. LexisNexis also partners with law schools to provide services to students as part of their training.

In 2016, LexisNexis continued to release new versions of Lexis Advance, an innovative web application designed to transform how legal professionals conduct research. Built on the New Lexis advanced technology platform, Lexis Advance allows primary researchers within legal and professional organisations to find relevant information more easily and efficiently, helping to drive better outcomes. Future releases will continue to expand content and outreach and add new innovative tools. LexisNexis employs lawyers and trained editors with professional legal backgrounds who review, annotate and update its legal content to help ensure each document in the collection is current and comprehensive. This domain expertise combined with the application of the Group’s big data HPCC Systems technology means LexisNexis is able to update its entire legal collection faster and more efficiently than before, while also identifying and linking content, enabling customers to identify previously undiscovered relationships between documents.

Business review Legal	29

New analytical tools and content sets are regularly introduced on Lexis Advance. For example, in 2016 LexisNexis released Search Term Maps, enabling a graphical visualisation of term hits within results and documents. In 2016 LexisNexis continued to make enhancements to Lexis Practice Advisor to improve the homepage and build out new modules and content. Additional product releases, tailored to improving attorney productivity, include Get a Document forms, which enable users to retrieve a single document by citation, title or number and a redesigned Shepard’s Brief Check for Lexis Advance.

In Canada, LexisNexis released new versions of Lexis Advance Quicklaw with significant content enhancements in areas like Securities or Labour & Employment, and new functionalities such as the launch of a French interface.

LexisNexis Business & Litigation Software Solutions provides law firms with practice management solutions, including time and billing systems, case management, cost recovery and document management services. Its litigation software provides lawyers with a suite of tools covering case preparation to processing and review to trial preparation.

In international markets outside North America, LexisNexis serves legal, corporate, government, accounting and academic markets in Europe, Africa and Asia Pacific with local and international legal, regulatory and business information. The most significant businesses are in the UK, France, Australia, Canada and South Africa.

LexisNexis focuses on providing customers with leading collections of content and innovative online solutions to help legal and business professionals make better decisions more efficiently. Adoption of online information services has grown strongly and electronic solutions now account for over 70% of revenue outside the US.

In the UK, LexisNexis is a leading legal information provider offering an unrivalled collection of primary and secondary legislation, case law, expert commentary, current awareness, forms and precedents.

Its extensive portfolio includes a number of leading brands: Halsbury’s, Tolleys Butterworths, Mlex and Jordan Publishing. Jordan Publishing business and its market-leading content offering includes flagship titles such as Family Court Practice, Family Law Reports and Gore-Browne on Companies. In 2016, MLex launched a subscription service on Brexit, recognising the need for insights on the UK’s decision to leave the EU. MLex Brexit coverage continues to break news and has become a regularly cited source for mainstream news outlets. The content is delivered through multiple formats – including online, mobile apps and embedded in customers’ work practices.

In 2016, LexisNexis continued to build on its UK LexisPSL product suite with new Property Litigation and Planning modules and significantly upgraded search performance through the introduction of a new search engine. Additionally, LexisNexis launched a new International Comparator Tool on LexisPSL to allow users to compare multi-jurisdictional practical content more easily.

In France, LexisNexis is a leading online provider of information to lawyers, notaries and courts. JurisClasseur and other leading authoritative content is provided through multiple formats. These content sources are, as in the UK, being combined with new content and innovative decision tools to develop practical guidance and practice management solutions. LexisNexis France’s main offering is Lexis 360, the first online semantic search tool combining legal information, practical content and results from the web by providing tailored solutions for the public sector and the accounting markets.

In 2016, LexisNexis France launched major improvements to Lexis 360 Practical Guidance with new value-added services (indemnity calculator visualisation, online codes commentaries, document version comparison), features and back-office improvements to enhance mobile services.

30	RELX Group Annual reports and financial statements 2016

In the Asia Pacific region LexisNexis released Advanced Search Forms on Lexis Advance Pacific and launched the Lexis Advance research application in New Zealand. LexisNexis launched Lexis Red 3.0, extending this award-winning digital product beyond Australia and New Zealand into Hong Kong, Singapore and Malaysia. LexisNexis also launched Practical Guidance in Singapore and India, with four modules available in each country and another five to be delivered by the end of the year. Australia and Japan both launched regulatory compliance solutions – new multi-platform databases of regulatory content with plain language commentary, checklists, registers, alerts and audit tools that serve the corporate non-legal markets.

Market opportunities

Longer-term growth in legal and regulatory markets worldwide is driven by increasing levels of legislation, regulation, regulatory complexity and litigation, and an increasing number of lawyers. Additional market opportunities are presented by the increasing demand for online information solutions, legal analytics and other solutions as well as practice management tools that improve the quality and productivity of research, deliver better legal outcomes and improve business performance. Notwithstanding this, legal activity and legal information markets are also influenced by economic conditions and corporate activity, as has been seen with the subdued environment in North America and Europe in the aftermath of the global recession.

Strategic priorities

LexisNexis Legal & Professional’s strategic goal is to enable better legal outcomes and be the leading provider of productivity- enhancing information, analytics and information-based decision tools in its market. To achieve this, LexisNexis is focused on introducing next-generation products and solutions on the global New Lexis platform and infrastructure; leveraging New Lexis globally to continue to drive print-to-electronic migration and long-term international growth; and upgrading operational infrastructure, improving process efficiency and gradually improving margins.

In the US, LexisNexis’ focus is on the continuing development of next-generation legal research and practice solutions. It is also conducting a major upgrade in operations infrastructure and customer service and support platforms. This will provide customers with an integrated and superior experience across multiple products and solutions. Over the next few years, progressive product introductions, often based on the New Lexis platform, leveraging big data HPCC Systems technology, will combine advanced technology with enriched content, sophisticated analytics and applications to enable LexisNexis’ customers to make better legal decisions and drive better outcomes for their organisations and clients.

Outside the US, LexisNexis is focused on growing online services and developing further high-quality actionable content and decision tools, including the continuous development of practical guidance and practice management applications. In 2017, LexisNexis will continue to expand the New Lexis platform globally. Additionally, LexisNexis is focusing on the expansion of its activities in emerging markets.

Business model, distribution channels and competition

LexisNexis Legal & Professional products and services are generally sold directly to law firms and to corporate, government, accounting and academic customers on a paid subscription basis, with subscriptions with law firms often under multi-year contracts.

Principal competitors for LexisNexis in US legal markets are Westlaw (Thomson Reuters), CCH (Wolters Kluwer) and Bloomberg. In news and business information they are Bloomberg and Factiva (News Corporation). Competitors in litigation solutions also include software companies. Significant international competitors include Thomson Reuters, Wolters Kluwer and Factiva.

Business review Legal	31

2016 financial performance

	2016 £m	2015 £m	Underlying growth	Acquisitions/ disposals	Currency effects	Total growth
Revenue	1,622	1,443	+2%	0%	+10%	+12%
Adjusted operating profit	311	274	+12%	-10%	+12%	+14%

Underlying revenue growth improved slightly in 2016, with continued efficiency gains driving strong underlying operating profit growth.

Underlying revenue growth was +2%. The difference between the reported and underlying growth rates reflects the impact of exchange rate movements and minor portfolio changes.

Underlying adjusted operating profit growth was +12%. The margin increase reflects organic process improvement and the ongoing decommissioning of systems, largely offset by lower profits from joint ventures and other portfolio effects.

Electronic revenues saw continued growth, partially offset by print declines.

US and European markets remained stable but subdued. Revenue from other international markets continued to grow well.

The roll out of new platform releases in the US and international markets continued, and adoption and usage rates progressed well.

2017 outlook

Trends in our major customer markets are unchanged, continuing to limit the scope for underlying revenue growth. We expect underlying profit growth to remain strong.

32	RELX Group Annual reports and financial statements 2016

“

Lexis Advance is innovative, easy to use and navigate, and saves us a lot of time. It's invaluable when I need to check something especially when I'm working out of the office. The customer service is also exceptional.

Natalie Ledlin
Practice Director and Lawyer,
Ledlin Lawyers

50,000
sources of news, business, public records and legal information

Lexis Advance: providing a reliable legal research partner

Ledlin Lawyers is a dynamic Australian commercial law firm set up by Terry Ledlin and his daughter Natalie in the Sydney Central Business District. The firm has been using Lexis Advance as its legal research platform for the past year and views it as its own personal research partner.

Terry and Natalie Ledlin of Ledlin Lawyers

Being a boutique firm, Ledlin Lawyers doesn't always have a colleague available to carry out the detailed research each of their clients may require. Lexis Advance fills that role for it and at the same time speeds up research times significantly. Using the Lexis Advance precedent and previous pleadings research, for example, can shave as much as eight hours off the time needed to prepare for a case. The snapshot tool highlights relevant results and the history feature enables partners to go back at a later date and review research already completed. Increasingly, clients want to know why they are given certain advice and the firm uses the pictorial research map to show the process by which conclusions and recommendations were reached.

About Lexis Advance

Lexis Advance is an online legal research platform that enables clients to access more than 50,000 sources of news, business, public records and legal information, including premium sources that cannot be found elsewhere. It provides content for more than 40 areas of legal practice and can be accessed wherever the client happens to be, whether in the office, travelling or in court. Lexis Advance facilitates high-quality legal research, enabling clear connections among disparate sources and types of information, and helping to drive better legal outcomes. Cutting-edge technology and an innovative, user-friendly interface ensure customers never miss a critical source.

34	RELX Group Annual reports and financial statements 2016

Exhibitions

We help match customers with the right solution. Our events enable customers to learn about a market, source products and complete transactions, generating billions of dollars of revenues for the economic development of local markets and national economies around the world.

∎	More than 500 events are in the Reed Exhibitions portfolio.

∎	43 industry sectors are served across the globe.

∎	Our digital products increase the value of our events to participants, enabling them to make new contacts and meet face-to-face to do business – over 80 events offered matchmaking in 2016.

Business overview

Exhibitions is the world’s leading events business, enhancing the power of face to face through data and digital tools at over 500 events, in more than 30 countries, attracting more than 7m participants.

Reed Exhibitions is a global business headquartered in London and has principal offices in Paris, Vienna, Norwalk (Connecticut), São Paulo, Mexico City, Abu Dhabi, Moscow, Beijing, Tokyo and Sydney. Reed Exhibitions has 4,000 employees worldwide, and its portfolio of events serves 43 industry sectors in more than 30 countries.

Revenues for the year ended 31 December 2016 were £1,047m compared with £857m in 2015 and £890m in 2014. In 2016, 20% of Reed Exhibitions’ revenue came from North America, 43% from Europe and the remaining 37% from the rest of the world on an event location basis.

Reed Exhibitions organises market-leading events which are relevant to industry needs, where participants from around the world meet face-to-face to do business, to network and to learn. Its events encompass a wide range of sectors. They include construction, cosmetics, electronics, energy and alternative energy, engineering, entertainment, gifts and jewellery, healthcare, hospitality, interior design, logistics, manufacturing, pharmaceuticals, real estate, recreation, security and safety, transport and travel.

Market opportunities

Growth in the exhibitions market is influenced both by business-to-business marketing spend and by business investment. Historically, these have been driven by levels of corporate profitability, which in turn has followed overall growth in gross domestic product. Emerging markets and higher growth sectors provide additional opportunities. Reed Exhibitions’ broad geographical footprint allows it to effectively and efficiently capture growth opportunities globally as they emerge.

As some events are held other than annually, growth in any one year is affected by the cycle of non-annual exhibitions.

Business review Exhibitions	35

Strategic priorities

Reed Exhibitions’ strategic goal is to understand and to respond to its customers’ evolving needs and objectives better than its competition through deep knowledge of its customers and the markets they serve.

Reed Exhibitions delivers a platform for industry communities to conduct business, to network and to learn through a range of market-leading events in all major geographic markets and higher growth sectors, enabling exhibitors to target and reach new customers quickly and cost-effectively.

Organic growth will be achieved by continuing to generate greater customer value through the intelligent application of customer knowledge and data, by developing new events, and by building out technology platforms to ensure the rapid deployment of innovation and best practices across the organisation. Reed Exhibitions is also shaping its portfolio through a combination of strategic partnerships and acquisitions in high-growth sectors and geographies, as well as by withdrawing from markets and industries with lower growth prospects over the longer term.

Reed Exhibitions is committed to improving customer solutions and experience continuously by developing global technology platforms based on industry databases, digital tools and analytics. By providing a variety of services, including its integrated web platform, the company continues to drive up customer satisfaction by proactively putting the right buyers and sellers together on the event floor. Increasingly, digital and multichannel services such as active matchmaking are becoming part of the customer expectation and product offering, enhancing the value delivered through attendance at the event. Using customer insights, Reed Exhibitions has developed an innovative product offering that underpins the value proposition for exhibitors by broadening their options in terms of the type and location of stand they take and the channels through which they can address potential buyers.

In 2016 Reed Exhibitions launched 32 new events. These included many events which delivered on the strategy of taking sector expertise, customer relationships and leading brands from one market and extending them into new geographies using local operational capability.

Reed Exhibitions Japan continued its successful launch programme, the highlights being the cloning of Manufacturing World, taking it to its third location of Nagoya and its first show covering international building and urban development, which takes place in Tokyo.

After a successful launch of in-cosmetics Korea in 2015, the team continued to branch out and followed up with an event in New York.

Following the 2015 acquisition of Jewelers International Showcase in the US, the US team launched JIS Exchange, which took place alongside JCK Las Vegas, one of Reed Exhibitions’ best-known brands.

The fashion portfolio Agenda added to its number of events by working with the fashion, pop culture, music and sports magazine Complex to launch the event ComplexCon.

A number of small acquisitions and investments were completed during 2016. These included REX in Russia (commercial real estate industry), Franchise Seoul in Korea, K Fairs in Korea (electronics manufacturing and home decoration) and Reed Exhibitions increased its interest and acquired control of Thebe Reed Exhibitions in South Africa.

36	RELX Group Annual reports and financial statements 2016

Business model, distribution channels and competition

Over 70% of Reed Exhibitions’ revenue is derived from exhibitor fees, with the balance primarily consisting of admission charges, conference fees, sponsorship fees and online and offline advertising. Exhibition space is sold directly or through local agents where applicable. Reed Exhibitions often works in collaboration with trade associations, which use the events to promote access for members to domestic and export markets, and with governments, for which events can provide important support to stimulate foreign investment and promote regional and national enterprise. Increasingly, Reed Exhibitions is offering visitors and exhibitors the opportunity to interact before and after the show through the use of digital tools such as online directories and matchmaking and mobile apps.

Reed Exhibitions is the global market leader in a fragmented industry, holding less than a 10% global market share. Other international exhibition organisers include UBM, Informa IIR and some of the larger German Messen, including Messe Frankfurt, Messe Düsseldorf and Messe Munich. Competition also comes from industry trade associations and convention centre and exhibition hall owners.

Business review Exhibitions	37

2016 financial performance

	2016 £m	2015 £m	Underlying growth	Acquisitions/ disposals	Currency effects	Total growth
Revenue	1,047	857	+5%	+1%	+13%	+22%
Adjusted operating profit	269	217	+7%	+1%	+16%	+24%

Exhibitions achieved strong underlying revenue growth in 2016, in line with prior year.

Underlying revenue growth was +5%. After portfolio changes and three percentage points of cycling effects, constant currency revenue growth was +9%. The difference between the reported and constant currency growth rates reflects the impact of exchange rate movements.

Underlying adjusted operating profit growth was +7%. The 40 basis point improvement in reported margin largely reflects exchange rate movements.

Revenue growth was strong in the US and moderate in Europe. Japan grew strongly, and China saw good growth. Revenues in Brazil continued to reflect the general weakness of the wider economy. Most other markets continued to grow strongly.

We continued to pursue growth opportunities, launching 32 new events and completing seven small acquisitions.

2017 outlook

We expect underlying revenue growth trends to continue. In 2017 we expect cycling out effects to decrease the reported revenue growth rate by four to five percentage points.

FIBO:
powering ahead in the international fitness market

Headquartered in Peterborough, UK, Escape Fitness is a market leader in functional training solutions, delivering fitness equipment, education and facility design to fitness clubs and distributors in more than 80 countries. The company has strong partnerships in international markets, many forged at FIBO, the global fitness event, which has played a key role in the company's growth over the past nine years.

Escape Fitness first exhibited at FIBO in 2008 to enter the German market and its presence has grown every year with the event. Today, the company uses FIBO to support its international distributor base and engage new customers through live brand experiences. In 2016, the company had a major presence in FIBO's Functional Training Hall, where buyers, trainers and fitness enthusiasts were treated to fast-paced demos and fun workouts featuring Escape's most innovative new fitness equipment and training concepts. The company generated 592 significant sales leads, and achieved its ROI targets within six months of the show.

About FIBO

FIBO is the world's leading fitness event. Held each year in Cologne, it has achieved its number one position by targeting customers across the entire value chain – from equipment manufacturers, gym operators and professional trainers, to the rapidly expanding population of fitness enthusiasts who are driving demand. FIBO's success in generating new business is reflected in its growing attendance figures, which have doubled to over 153,000 during the past four years. Revenues have also more than doubled over the same period.

Business review Exhibitions	39

9
HATLEX

> As a global leader in functional training, we're represented at many trade fairs around the world. But FIBO is the 'crown jewel' – the most important trade fair in strategic terms. It offers a fantastic setting for us to present our innovations to the world, close deals and make lots of new contacts.

Matthew Januszek
CEO,
Escape Fitness

153,000
attendees in 2016

Business review	41

Corporate Responsibility

The Corporate Responsibility Report is an integral part of our Annual Reports and Financial Statements. This section highlights progress on our 2016 corporate responsibility objectives. You can read the full 2016 Corporate Responsibility Report at www.relx.com/go/CRReport

42	RELX Group Annual reports and financial statements 2016

Corporate responsibility

Corporate responsibility (CR) ensures good management of risks and opportunities, helps us attract and retain the best people and strengthens our corporate reputation. It means performing to the highest commercial and ethical standards and channelling our knowledge and strengths, as global leaders in our industries, to make a difference to society.

Consistent engagement with stakeholders, including shareholders, employees, governments and communities where we operate, helps us identify our material corporate responsibility issues. Stakeholder feedback ensures alignment with our non-financial objectives. The Board of Directors, senior management and the Corporate Responsibility Forum oversee CR objectives and monitor performance against them.

We concentrate on the contributions we make as a business and on good management of the material areas that affect all companies:

1.   Our unique contributions

2.   Governance

3.   People

4.   Customers

5.   Community

6.   Supply chain

7.   Environment

1. Our unique contributions

We make a positive impact on society through our knowledge, resources and skills, including:

∎	universal sustainable access to information

∎	advance of science and health

∎	protection of society

∎	promotion of the rule of law and justice

∎	fostering communities

Scientific, Technical & Medical

Elsevier, the world’s leading provider of scientific, technical and medical information, plays an important role in advancing human welfare and economic progress through its science and health information, which spurs innovation and enables critical decision- making. To broaden access to its content, Elsevier supports programmes where resources are often scarce. Among them is Research4Life, a partnership with UN agencies and approximately 200 publishers; we provide core and cutting-edge scientific information to researchers in more than 100 developing countries. As a founding partner and the leading contributor, Elsevier provides over a quarter of the material available in Research4Life, encompassing approximately 3,000 Elsevier journals and 20,000 e-books. In 2016, there were more than 4m Research4Life article downloads from ScienceDirect. The Elsevier Foundation continued to support scientific publishing in developing countries including the African Journal Partnership Project to further expand our Publishers Without Borders programme, which pairs our colleagues’ expertise in research with the needs of the African health science community.

In the year, Christiana Figueres, former head of the UN Framework Convention on Climate Change, spoke at the launch of Lancet Countdown , an initiative of the Lancet’s Planetary Health Commission, tracking progress on health and climate change.

Risk & Business Analytics

Over the last four years, LexisNexis Risk Solutions’ Tax Refund Investigative Solution has saved 11 US states more than $500m by averting false tax refunds. In addition, by 2016 LexisNexis Risk Solutions enabled five US states to identify more than $4.4m in fraudulent supplemental nutrition (Food Stamp) payments since 2012; this will result in an estimated annual savings of $5.6m by stopping programme participants from receiving multiple benefits within and in more than one state.

Accuity provides comprehensive data and software to control financial processing risk and compliance. Its tools like Global WatchList help in the fight against anti-money laundering (AML). In 2016, it produced the report, the Challenges of AML for Law Firms 2016, to highlight sector feedback on due diligence and opportunities to improve compliance processes.

In 2016, Proagrica, dedicated to feeding the world sustainably through its content and solutions, launched Agility Crops to provide real-time data to improve productivity. Covering over 750,000 hectares of cropping across the UK, it allows in-season soil and other analytics for the first time, replacing retrospective studies which can only be used historically.

During 2016, RBI became a founding member of the Tech Talent Charter, committed to increasing the ratio of women and under-represented groups working in technology. Together with other peers, RBI is working to encourage education and best practice in tech recruitment and retention of diverse tech talent.

Legal

LexisNexis Legal & Professional promotes the rule of law and access to justice through its products and services. During 2016, colleagues continued their efforts to support the transition to democracy in Myanmar. They have been building support for a pilot programme in a rural village in Myanmar, Wellgyi, to establish a land registry database.

The difficulties farmers face include being arrested and jailed for farming what they believe to be their land. Helping them measure and document land boundaries is the first step and we are collaborating with other companies such as Google and Edulink in this effort.

Business review Corporate Responsibility	43

ADAM: helping bring

home more missing

children with an enhanced

technology platform

For over 16 years LexisNexis Risk

Solutions has worked with the National

Center for Missing & Exploited Children

providing the technology behind ADAM

(Automated Delivery of Alerts on

Missing Children).

The programme was named in memory of Adam Walsh, a six-year old child kidnapped and murdered in 1981, and distributes alerts on missing children in minutes across the US. Since launching in 2000, the programme has located 163 children, including eight in 2016. When a child is reported missing, the ADAM system can send out on average 1,500 posters each hour to businesses and other community organisations in the specific area where the child was last seen. There are around 1.8m community recipients registered in the ADAM database and new organisations can sign up easily on the LexisNexis Risk Solutions website. In 2016, 2.1m posters were distributed.

In 2016, a team of LexisNexis Risk Solutions colleagues redesigned the platform to provide new capabilities, including an improved user interface, new mapping technologies and an email function, which increase the productivity and efficiency of the National Center for Missing & Exploited Children team, helping bring even more missing children home.

163 Missing children found since 2000

2.1m missing child alerts distributed in 2016

We had a dream team of LexisNexis Risk Solutions

colleagues who volunteered their time and expertise

to deliver the new ADAM application.

Trish McCall

Director Program Management at LexisNexis

Risk Solutions

44	RELX Group Annual reports and financial statements 2016

Exhibitions

Reed Exhibitions’ events help strengthen communities and support our corporate responsibility focus areas. New York Comic Con, which attracted over 185,000 attendees in 2016, supports the Comic Book Legal Defense Fund, a non-profit organisation protecting the rights of comics artists, publishers, retailers, librarians and fans. The show featured sessions on fighting censorship.

Each year, World Travel Market (WTM), Reed Exhibitions’ flagship show for the travel and tourism industry, holds World Responsible Tourism Day. In 2016, the focus was on benchmarking progress in responsible tourism. In the year, BBC World News journalist Aaron Heslehurst held a roundtable on what more can be done 20 years on from the post-Apartheid government in South Africa’s adoption of the Principles of Responsible Tourism in their national tourism policy, which helped launch the responsible tourism movement.

He asked panel members, including Justin Francis co-founder of Responsible Travel, about successes and failures. There is now a World Responsible Tourism Day at all WTM shows including South Africa, Dubai and Brazil.

Across RELX Group

The 17 Sustainable Development Goals (SDGs) set out the United Nations agenda for people, planet and prosperity over the next 15 years. They were adopted by heads of state at the UN in 2015. The 17 goals aim to address critical needs for humanity and the environment. In 2016, we engaged stakeholders and mapped an SDG Resource Centre which will showcase RELX content, tools and events from across the Group that can help drive forward the SDGs.

The free SDG Resource Centre will support the UN, governments, researchers, companies, non governmental organisations (NGOs) and individuals in their efforts to advance this vital global agenda. Our 2016 CR Forum Stakeholder Session focused on the SDGs and involved internal experts, peers, government and NGOs on business – and RELX Group –and the SDGs.

During the UN General Assembly in September 2016, we contributed to the launch of the Global Alliance for Reporting Progress on Peaceful, Just and Inclusive Societies (SDG 16), providing the only private sector statement on the positive role business can play by exercising their unique contributions to society.

To replace ad hoc responses, in the year, we convened a cross-business working group to establish a strategy for responding to disasters and emergencies; we have strengthened our ties with primary relief partner the International Federation of Red Cross and Red Crescent Societies, and will focus on providing relevant in-kind contributions that can address short- and long-term needs in the wake of disasters and emergencies.

2016 marked the sixth year of the RELX Group Environmental Challenge, focused on providing improved and sustainable access to water and sanitation where it is presently at risk. The $50,000 first prize winner, UK-based Loowatt Ltd., has developed a proprietary waterless and energy-generating toilet system that is clean and odourless, creating social and environmental benefits that include water savings, carbon emissions reduction, improved human health and job creation. Award-winning Loowatt’s patented core technology can fit into toilets of any shape or size and seals human waste into biodegradable polymer film. Waste is then emptied into an anaerobic digester where it is converted into natural gas or fertiliser – creating local jobs and revenue streams.

With support from the Environmental Challenge, Loowatt will address low access to quality sanitation in Madagascar’s capital city, Antananarivo, through investment in local manufacturing capacity for toilet refills.

Missing People is a UK charity focused on bringing missing children and adults back together with their families. The organisation uses Risk & Business Analytics tools, including Tracesmart, to help in the search. In the year, we took part in the UK National Crime Agency’s Child Rescue Alert Development Board – supported by partners such as Missing People and Amber Alert Europe, which works across 16 European countries to protect endangered missing children – to help spread awareness of the Child Rescue Alert service which notifies police forces and members of the public when a child goes missing in a certain location. We have been exploring with Missing People and Amber Alert Europe how our big data expertise can further their work.

2016 OBJECTIVES	Achievement
Advance of science and health: Launch of Innovations in Health Information programme

∎   Partnership between Elsevier Foundation and Amref Health established to support continuing education for nurses in East Africa through a scalable m-learning solution

∎   Working with Médecins Sans Frontières (MSF) to support research capacity building at their Niger research and training centre; in-kind access to ScienceDirect, Scopus, Embase and Clinical Key

Protection of society: New tools and support in the search for missing children with key partners National Center for Missing and Exploited Children (NCMEC), Missing People and Amber Alert Europe	∎ NCMEC (US) now using new ADAM programme platform; use of new platform under consideration by Missing People (UK); developing missing persons police training model with Amber Alert Europe
Promotion of the rule of law and access to justice: Assist United Nations Global Compact (UNGC) in promoting awareness and support for Business for the Rule of Law

∎   Hosted rule of law roundtable with UN Global Compact UK, continuing in 2017; highlighted throughout the year including at high- level panel, Peaceful, Just, and Inclusive Societies for Sustainable Development: Delivering on the 2030 Agenda, at the 2016 UN General Assembly

Fostering communities: Expand reach of World Travel Market’s World Responsible Tourism Day	∎ WTM 2016: focus on responsible tourism in India and South Africa with community representatives invited to showcase their sustainable tourism offerings and impact
Universal, sustainable access to information: Establish process to ensure relief and other agencies gain access to relevant information during disasters and emergencies	∎ Disaster relief priorities mapped with core business strengths and draft of RELX Group disaster relief strategy ∎ New internal disasters and emergencies working group launched

Business review Corporate Responsibility	45

2017 OBJECTIVES

∎	Advance of science and health: expand “Research Without Borders”, which pairs African health and medical journals with our leading US/UK biomedical journals to build editorial skills through journal mentoring and training

∎	Protection of society: help broaden reach of ADAM programme; new training programme on missing people for UK law enforcement

∎	Promotion of the rule of law and access to justice: assist UNGC in embedding Business for the Rule of Law and work with UN Development Program and Member States to support reporting progress on SDGs

∎	Fostering communities: World Travel Market (WTM) to convene travel industry roundtable for collaboration on responsible tourism key challenges, including anti-trafficking initiatives

∎	Universal, sustainable access to information: launch free access SDG Resource Centre

OUR 2020 VISION

Use our products and expertise to advance the Sustainable Development Goals (SDGs), among them:

∎	SDG3: Good health and well-being

∎	SDG4: Quality education

∎	SDG10: Reduced inequalities

∎	SDG13: Climate action

∎	SDG16: Peace, justice and strong institutions

Including by creating an SDG Resource Centre

2. Governance

Our Code of Ethics and Business Conduct (the Code) is disseminated to every employee and sets the standards for our corporate and individual conduct. Among other topics, the Code continues to address fair competition, anti-bribery, conflicts of interest, employment practices, data protection and appropriate use of company property and information. It also encourages reporting of violations – with an anonymous reporting option – and prohibits retaliation against anyone who makes a report. The Code incorporates the principles of the UNGC and stresses our commitment to human rights. In accordance with the UN’s Guiding Principles on Business and Human Rights, we have considered where and how we operate and have concluded that there is low human rights risk in our direct employment activities (for more information on human rights see “Supply chain” on page 49). In 2016, we released our Modern Slavery Act Statement which highlights how we are working internally, through our supply chain and externally with partners to address the risk of slavery and human trafficking.

All employees are given required training on the 2016 Code. This training is part of the compliance curriculum for new hires and is reissued at regular intervals to ensure full understanding and acknowledgement of the Code and associated policies. Mandatory periodic training covers specific code topics, such as anti-bribery, competition laws and protecting data and preventing workplace harassment, supplemented by in-person training for higher-risk roles. In 2016, we broadened our workplace harassment training and issued a new Respectful Workplace Training Course for all employees.

Key elements of the Code and policies are reinforced throughout the year in general employee materials and messages targeted to special audiences such as those in higher-risk roles or locations. With a dedicated Compliance Communication Director, weekly emails and regular articles have increased readership of compliance and governance materials in 2016 including a third series of popular information security awareness videos, Restricted Intelligence, compliance videos and compliance challenge contests.

Reports of violations of the Code or related policies are promptly investigated, with careful tracking and monitoring of violations and related mitigation and remediation efforts by Compliance teams across the business. We broadened training of investigators in 2016, covering areas like employee relations, data security and financial misconduct.

In 2016, we remained diligent in our ongoing efforts to ensure compliance with applicable bribery and sanctions laws, including monitoring and auditing implementation of our anti-bribery requirements.

As a signatory to the UNGC and its principles, encompassing labour, environment, anti-corruption and human rights, we demonstrated leadership in 2016 by serving on the UNGC Advisory Group for the UK, the UNGC Supply Chain Advisory Group and the Caring for Climate Steering Group. We played a leadership role in the UNGC’s launch of Business for the Rule of Law, the Guide for General Counsel on Corporate Sustainability and the Advisory Group on Supply Chain Sustainability. UNGC peers judged our Communication on Progress, required of signatories annually, to have attained Advanced Level. We were also active in the Dutch UNGC network.

In 2016, the RELX Group global business paid £402m in corporate taxes. We are a responsible corporate taxpayer and conduct our tax affairs to ensure compliance with all laws and relevant regulations in the countries in which we operate. Tax is an important issue for our direct stakeholders and society at large. In 2016, RELX Group provided additional clarity on its approach to taxation by making its Tax Principles available to all on its website. In addition, the RELX Tax team continued to engage with policymakers and special interest groups on all sides of the debate to provide practical experience on how companies interact with tax laws and to suggest ways such laws can advance governments’ policy objectives.

The Statement of Investment Principles for the UK pension scheme indicates that the extent to which social, environmental or ethical issues may have a financial impact on the portfolio or may have a detrimental effect on the strength of the employer covenant, is taken into account when making investment decisions. CR issues are relevant to other investment decisions we make. Among our sustainable investments is Agworld, a collaborative farming solution that allows farmers and agronomists to work together as one. Agworld provides data capture and communication tools and maps to increase production efficiency.

46	RELX Group Annual reports and financial statements 2016

2016 OBJECTIVES	Achievement
Develop compliance plan for impending EU General Data Protection Regulations (GDPR)	∎ Planning underway for GDPR implementation in May 2018 ∎ RELX-wide contact point designated
Implement enhanced email retention policy for improved consistency and efficiency

∎   Policy for two year automatic email deletion approved, with implementation in planning stages

∎   Communication and training planned to ensure understanding of policy and how to save email required for longer

Expand network of global compliance investigators

∎   Training of internal investigators has continued

∎   Relationships strengthened with auditing and law firms with a global presence to ensure external investigation resources as needed

∎   Continuing investigations training for HR representatives; solidified relationship with external investigator for Asia Pacific region

2017 OBJECTIVES

∎	Expand fraud prevention and cyber security awareness efforts and continue to tighten related controls

∎	More structured approach to compliance training for employees in higher risk roles and locations across the Group

∎	Broaden awareness of RELX Tax Principles in external communications, with internal training for relevant staff

OUR 2020 VISION

Undertake consistent actions that reinforce excellence in corporate governance and compliance with all applicable legislation and our principles and policies

3. People

Our approximately 31,000 people are our strength. Our workforce is 52% female and 48% male, with an average length of service of eight years. There were 43% female and 57% male managers, and 28% female and 72% male senior operational managers.

	Female		Male
Board of Directors	3	30%	7	70%
Senior operational managers*	120	28%	313	72%
All employees**	16,224	52%	14,976	48%

* Senior operational managers are defined as those managers up to and including three reporting lines from the CEO

** Full-time equivalent

At year-end 2016, women made up 30% of the members of the RELX Boards. The two Executive Directors on the Boards are male. The Nominations Committee considers the knowledge, experience and background of individual Board directors.

The Group’s Diversity and Inclusion (D&I) Statement articulates our commitment to a diverse workforce and environment that respects individuals and their contributions, regardless of gender, race or other characteristics. Our D&I Strategy is focused on translating the Statement into practical action. Among its commitments is maintaining a D&I Advisory Group composed of a senior business and HR leader from each business unit, supported by a broader D&I Working Group. We encourage Employee Resource Groups (ERGs), such as women’s forums and pride groups, which facilitate support, mentoring and community involvement. We tracked the number of ERGs in 2016 and added new networks, including an African American network in New York and a pride group in the Philippines.

During 2016, we introduced “Women in Technology”, a mentoring programme for mid-career women in technology across our four business units. 100% of mentees are female, as are 60% of mentors, pairings are between colleagues in different business units. We are providing external resources and a webinar series to showcase the tech career journeys of senior women, including members of the RELX Board.

RELX is a signatory to the Women’s Empowerment Principles (WEPs), a UNGC and UN Women initiative designed to help companies empower women and promote gender equality. We are helping to develop a benchmarking tool for the WEPs to help companies understand where there are gaps between the principles and their performance. In 2016, Elsevier attained the first level of the EDGE gender equality certification, which has involved employee surveys across eight countries, an external review of policies and procedures and gender pay benchmarking.

In 2016, we conducted pulse surveys across the business to gain feedback from employees on how we are doing to make RELX Group a great place to work.

Our employees have the right to a healthy and safe workplace as outlined in our Global Health and Safety Policy. We concentrate on areas of greatest risk – for example, warehouses, events and exhibitions. However, as a primarily office-based company, our key impact areas are manual handling, slips, trips and falls. To reduce our severity rate (lost days per 200,000 hours worked), we conduct risk assessments and work with a third party in the US to assign a nurse case manager to each complex or severe claim. There were 22 lost time reportable cases in the year.

In the US, where we have the largest concentration of employees, the CareConnect and REACH programmes promote workplace well-being through health screenings, online assessments, stress awareness training and smoking cessation courses, with financial incentives for participation.

Our annual Fit2Win global wellbeing competition encourages employees to establish fitness teams to compete for cash prizes for charities of their choice. Across the Group, 108 teams took part and ran, walked, cycled and swam a total of 112,309 miles (180,744 km), a 14% increase in participation over 2015.

We organised a global campaign on mental health awareness, featuring webinars, posters and special events. More than 145 offices, covering 21,000 employees offered a mental health provision including support or counselling. We also created a new network of more than 90 Wellness Champions.

Business review Corporate Responsibility	47

2016 OBJECTIVES	Achievement
Expand diversity and inclusion Employee Resource Groups (ERGs)

∎   8 new networks launched in the US, Europe and Asia Pacific; more than 30 ERGs tracked overall

∎   Communications campaign for D&I section of global intranet including a feature news story in Friday Update to all employees

Develop pilot mentoring programme

∎   UK pilot focused on mid-career female technologists with participation from all business units

∎   Mentees matched with a senior female (60%) or male technologist mentor in a business unit different from their own

Increase awareness of mental health at work	∎ Awareness campaign aligned with WHO Mental Health Day ∎ Launch of new well-being pages on the Wire and new wellness champions network established

2017 OBJECTIVES

∎	Scale women in technology mentoring programme; mentor pilot for high-potential women

∎	Enhance flexible working policies

∎	Introduce a workplace well-being award scheme

OUR 2020 VISION

Focus on talent development, diversity and inclusion and well-being, to ensure a high-performing and satisfied workforce

4. Customers

In 2016, we surveyed more than 162,000 customers through Net Promoter Score (measuring customer advocacy) and business dashboard programmes. This allows us to deepen our understanding of customer needs and drives improvements. Results are reviewed by the CEO and senior operational managers and communicated to staff. To aid colleagues, during the year our CR as a Sales Tool Working Group produced short videos on the competitive advantage of our CR focus, with advice on how to engage customers on CR issues, helping build deeper relationships through discussion of shared values.

Our cross-business Editorial Policy Working Group pursued opportunities to highlight the Editorial Policy in action in the year, including in a video webinar by Richard Horton, Editor of The Lancet who spoke on the importance of editorial independence in the face of challenges. In 2016, we recorded training on the Editorial Policy for our Socially Responsible Supplier Academy.

We advanced our Quality First Principles (QFPs) in the year, completing 28 QFP self-assessments. We recorded new video offerings on the QFPs for teams across the Group and updated the Principles to take account of new areas such as customer support and supplier management, in addition to content and data.

Our operations in the Philippines are working toward submitting a bid for a Philippines Quality Award in 2017 which involves demonstrating excellence in managing and delivering quality throughout the business.

We are committed to improving access to our products and services for all users, regardless of physical ability. Our Accessibility Policy aims to lead the industry in providing accessibility solutions to customers with products that are operable, understandable and robust. In 2016, members of the Accessibility Working Group logged over 150 accessibility projects and Elsevier’s Global Books Digital Archive fulfilled more than 4,300 disability requests, 15% of them through AccessText.org, a service it helped establish. In 2016, we pursued our tiered model for accessibility, with the support of Chief Technology Officers across the business. In the year, we won the Accessible Books Consortium Accessibility Award at London Book Fair’s International Excellence Awards 2016.

2016 OBJECTIVES	Achievement
Expand Quality First Principles (QFPs) beyond content and data to other areas such as customer support	∎ Expansion to customer support, supplier management and other areas ∎ Launched series of short, shareable videos – 3 Minutes on Quality – on global intranet
New CR as a Sales Tool offerings, including video content	∎ New brief videos for customer - facing staff introduced as well as longer town hall by CR Director ∎ Outreach to key customer groups including law school students and firms
Hold 15 accessibility feedback sessions to engage people with disabilities

∎   15 accessibility feedback sessions held, e.g. Elsevier Scopus/SciVal accessible chart function tests with blind users; results presented at CSUN 2016 International Conference on Accessibility

∎   Audio descriptions for blind users of Elsevier Animation Collection which provide 3D visualisations of body systems

∎   Over 140 individual accessibility projects logged across the company

2017 OBJECTIVES

∎	Pursue Philippine Quality Award as a demonstration of drive for quality excellence

∎	Create role plays for sales staff showing CR as a Sales Tool in action

∎	Improve reporting on compliance with customer accessibility requests

OUR 2020 VISION

Increase our customer base across our four business units through active listening and engagement, and a focus on editorial and quality standards, and accessibility

48	RELX Group Annual reports and financial statements 2016

The Rule of Law Tracker:

making the link between

the rule of law and

sustainable development

The rule of law is the foundation for the development of peaceful, equitable and prosperous societies. However, according to the United Nations, approximately

4bn people still live outside of its protection.

Quantifying the relationship between the rule

of law and sustainable development.

In 2016, LexisNexis Legal & Professional launched the Rule of Law Impact Tracker to quantify the relationship between the rule of law and social and economic development.

Using data from the World Bank, Transparency International and the World Justice Project, the Tracker provides evidence that stronger rule of law typically means higher GDP per capita, higher life expectancy and lower child mortality, homicide and corruption. For example, a 5% increase in the rule of law score adds one additional year to life expectancy. Denmark had the highest rule of law ranking on the Tracker, scoring 87%; Venezuela scored lowest, with a score of 32%.

Our Rule of Law Impact Tracker quantifies the transformational impact that the rule of law can have on social and economic development. It shows what’s possible if we work together to effect change.

Mike Walsh

CEO of LexisNexis Legal & Professional at LexisNexis Risk Solutions

102 Countries scored against 44 rule of law indicators across eight categories

Business review Corporate Responsibility	49

5. Community

RE Cares, our global community programme, supports employee volunteering and giving that makes a positive impact on society. In addition to local initiatives of importance to employees, the programme’s core focus is on education for disadvantaged young people that advances one or more of our unique contributions as a business. Staff have up to two days’ paid leave per year for their own community work. We donated £3.4m in cash (including through matching gifts) and the equivalent of £16.5m in products, services and staff time in 2016. 39% of employees were engaged in volunteering through RE Cares and we reached more than 45,000 disadvantaged young people through time, in-kind and cash donations. In 2016, we deployed an impact measurement tool adapted from LBG, a community investment network we have been a member of for more than ten years, to record and assess the impact on beneficiaries and employees of our central initiatives.

A network of approximately 210 RE Cares Champions ensures the vibrancy of our community engagement around the world. Each September, we hold RE Cares Month to celebrate our community focus. In 2016, a focus was on raising funds toward our $100,000 minimum commitment to help global fundraising partner, SOS Children’s Villages with a project to help girls in Yamoussoukro, Ivory Coast return to education after working in dangerous conditions as baggage carriers in local markets. During RE Cares Month, we held our annual global book drive, yielding over 3,900 books for local and developing world readers, and announced the winners of the sixth Recognising Those Who Care Awards to highlight the exceptional contributions to RE Cares of ten individuals and four RE Cares teams. Individual winners from across the business travelled to Chennai, India, working with two charities, the Hope Foundation and the Udhavum Ullangal Public Charitable Trust. The trip was led for the sixth time by senior leader Youngsuk “YS” Chi, Director of Corporate Affairs.

2016 OBJECTIVES	Achievement
60% of RE Cares Champions supporting new global fundraising partnership	∎ RE Cares Champions cross-divisional Steering Group created to support Objective and other RE Cares priorities ∎ 65% of Champions supported global fundraising partnership with SOS Children’s Villages
Deploy project assessment template to gain feedback on key central initiatives

∎   Project assessment template launched following extensive consultation; 91% of beneficiary organisations reported “a lot” or “some” improvement in their ability to improve existing or provide new services

2017 OBJECTIVES

∎ Ensure at least 60% of offices have an RE Cares Champion

∎ Increase skills-based volunteering

OUR 2020 VISION

Use our unique contributions to advance education for disadvantaged young people; track the impact of community investment activities

6. Supply chain

We require our suppliers to meet the high standards we set for ourselves. Our Supplier Code of Conduct stipulates adherence to all laws and best practice in areas such as human rights, labour and the environment. Through our Socially Responsible Supplier (SRS) database, in 2016 we tracked 383 key suppliers and those located in a high-risk country as designated by our Supplier Risk Tool which incorporates eight indicators, including human trafficking information from the US State Department and Environmental Performance Index results produced by Yale and Columbia universities. The tracking list changes year-on-year based on the number of suppliers we do business with who meet the required criteria. We started 2016 with 88% of suppliers on the SRS tracking list as signatories to the Supplier Code and reached 89% by year end, including 96% considered core (18% of the total are suppliers who have provided internal codes in lieu, which we believe to be as effective as our own). We have embedded signing the Supplier Code into our e-sourcing tool as a criterion for doing business with us, and have an additional 2,500 suppliers who have signed the Supplier Code.

Specialist supply chain auditors, Intertek, undertook 89 external audits of suppliers located in high-risk countries as part of their comprehensive Workplace Conditions Assessment and Corrective and Preventative Actions programme. Any incidence of non-compliance identified in the audit process triggers a corrective action plan agreed with the supplier, with remediation required on all issues.

The roll-out of our US Supplier Diversity programme continued in 2016 with efforts to increase the number of diverse suppliers invited to bid on relevant sourcing projects. The process has resulted in an increased spend to $317m with diverse suppliers. Feedback is provided to diverse suppliers after the competitive bidding process to improve their opportunities for development.

2016 OBJECTIVES	Achievement
Increase core suppliers as signatories to the Supplier Code	∎ 96% core (minimum goal 95%) ∎ 89% total tracking list (goal 85%)
Use Corrective and Preventative Actions tool to ensure continuous improvement in audit results	∎ 89 Workplace Conditions Assessment (WCA) and (CAPA) audits completed (goal 80)
Continue to advance US Supplier Diversity programme	∎ Increased diverse spend to $317m ∎ 12.7% diversity spend (US rolling 4 quarters at Q3 2016)

50	RELX Group Annual reports and financial statements 2016

6. Supply chain (continued)

2017 OBJECTIVES

∎	Increase number of suppliers as Code signatories

∎	Continue using Corrective and Preventative Actions tool to ensure continuous improvement in audit results

∎	Continue to advance US Supplier Diversity and Inclusion programme

OUR 2020 YEAR VISION

Reduce risk by ensuring adherence to our Supplier Code of Conduct through training, auditing and remediation; strengthening supplier relationships through partnerships

7. Environment

Our environmental targets reflect our performance and focus areas and can be found, along with full details, in the 2016 Corporate Responsibility Report at www.relx.com/go/CRReport. They are science-based, and include a commitment to certify 50% of the business against the ISO 14001 environmental management system standard by 2020. Throughout the year we presented our targets to key stakeholders including colleagues in our Global Real Estate Group who are part of our Environmental Champions network.

In 2016, we purchased 62% of our electricity from renewable energy and Renewable Energy Certificates. We attained the highest level, A, in CDP’s Climate Change programme.

Our Environmental Champions network, employee-led Green Teams and engagement through networks such as the Publishers’ database for Responsible Environmental Paper Sourcing inform how we address our environmental impacts. Our Environmental Standards programme sets benchmark performance levels and inspires green competition between offices. In 2016, 34 sites (33% of key locations) achieved five or more standards and attained green status. The Chief Financial Officer wrote to all staff recognising their achievements on World Environment Day and also identified Green Heroes across the Group, nominated by their peers for their environmental efforts. Green Teams submitted environmental project ideas to engage staff and winners received funding to carry out their plans.

We have a positive environmental impact through our environmental products and services, which spread good practice, encourage debate and aid researchers and decision makers. The most recent results from the independent Market Analysis System show that our share of citations in environmental science represented 33% of the total market, and 64% in energy and fuels. The winner of Elsevier’s 2016 Green and Sustainable Chemistry Challenge was Dr. Yunsang Kim who won the first prize of €50,000 for his proposal ‘Sustainable Textile Dyeing Using Nanocellulosic Fibers’ which aims to reduce dye process wastewaster and the release of harmful chemicals.

Building on our report, the Climate Change Challenge, we released Waterscape, a supplement providing insights into water research, during the 2016 World Water Week in Stockholm.

2016 OBJECTIVES	Achievement
Embed new environmental targets with key stakeholders	∎ New targets presented to key internal and external stakeholders
Purchase renewable electricity equal to 60% of global consumption	∎ Achieved through purchase of European green tariff and US Green-e certified Renewable Energy Certificates
25% of locations to achieve five or more new Group Environmental Standards	∎ 33% locations achieved five or more Group Environmental Standards

2017 OBJECTIVES

∎	35% of locations to achieve five or more new Group Environmental Standards

∎	Purchase renewable electricity equal to 70% of Global consumption

∎	Achieve ISO14001 Environmental Management System certification at three additional locations

OUR 2020 VISION

Meet our five-year environmental targets that will contribute to keeping global average climate warming to below two degrees Celsius; help others do so through our environmental content and services

2016 ENVIRONMENTAL PERFORMANCE

	Absolute performance			Intensity ratio (Absolute/revenue £m)
	2016	variance†	2015	2016	variance†	2015
Scope 1 (direct emissions) tCO2e	7,966	7%	7,446	1.16	-7%	1.25
Scope 2 (location-based emissions) tCO2e*	91,913	-4%	95,947	13.33	-17%	16.07
Scope 2 (market-based emissions) tCO2e*	32,153	–	–	4.66	–	–
Total energy (MWh)	195,556	-6%	207,093	28.36	-18%	34.68
Water (m3)	337,889	0%	337,645	49.00	-13%	56.55
Waste sent to landfill (%)**	24%	-1%pts	25%	0.25	-23%	0.32
Production paper (t)	46,128	-10%	51,285	6.69	-22%	8.59

*	This is the first time market-based emissions have been reported in compliance with the updated GHG Protocol guidance. See our reporting guideline and methodology for more details.

* *	Intensity metric shows tons of waste sent to landfill / £m revenue.

†	Approximately 11% of the improvement in the intensity ratios is due to currency movements.

Business review Corporate Responsibility	51

ENVIRONMENTAL TARGETS
Focus area	Targets 2020	2016 performance
Climate change	Reduce Scope 1 and 2 location based carbon emissions by 40% against a 2010 baseline	-37%
Energy	Reduce energy and fuel consumption by 30% against a 2010 baseline	–29%
	Purchase renewable electricity equivalent to 100% of RELX Group’s global electricity consumption	62%
Waste	Decrease total waste generated at reporting locations by 40% against a 2010 baseline	–44%
	90% of waste from reporting locations to be diverted from landfill	88%
Production paper*	100% of RELX Group production papers, graded in PREPS, to be rated as ‘known and responsible sources’	100%
Environmental Management System	Achieve ISO14001 certification for 50% of the business by 2020	15%

*	All paper we graded in 2016 – 92% of total production stock – was graded 3 or 5 stars (known and responsible sources) with the exception of 0.02% of the total which achieved a grading of 1 star.

We have reported on all emission sources required under the Companies Act 2006 (Strategic Report and Directors’ Report) Regulations 2013. We have included emissions from all operating companies within the Group.

We have used the GHG Protocol Corporate Accounting and Reporting Standard (revised edition) and the data has been assured by an independent third party, EY. Details on methodology and the assurance statement can be viewed in the 2016 Corporate Responsibility Report at www.relx.com/go/CRReport.

THE FULL 2016 CORPORATE RESPONSIBILITY REPORT IS AVAILABLE AT WWW.RELX.COM/GO/CRREPORT

Financial review	53

Financial

review

In this section

54	Chief Financial Officer’s report
60	Principal risks

54	RELX Group Annual reports and financial statements 2016

Chief Financial Officer’s report

Nick Luff

Chief Financial Officer

The capital structure of the Group continues to be managed to support the objective of maximising long-term shareholder value while maintaining appropriate leverage. Capital discipline and financial stewardship are important to the Group for the benefit of shareholders. Our balance sheet remains strong, with Return on Invested Capital of 13.0%.

Revenue

Underlying growth of revenue was 4%, with all four market segments contributing to underlying growth. The underlying growth rate reflects good growth in electronic and face-to-face revenues, partially offset by continued print revenue declines. Reported revenue, including the effects of exhibition cycling, portfolio changes and currency movements, was £6,895m (2015: £5,971m), up 15%.

Exhibition cycling effects had an impact of less than 1% on the Group’s revenue growth. Acquisitions contributed 1% to revenue growth, which was offset by disposals which reduced revenue growth by 1%. The impact of currency movements was to increase revenue by 11%, principally due to the strengthening of the US dollar and euro against sterling during 2016.

Profit

Underlying adjusted operating profit grew ahead of revenue at 6%, reflecting the benefit of tight cost control across the Group.

Total adjusted operating profit, including the impact of acquisitions and disposals and currency effects, was £2,114m (2015: £1,822m), up 16%.

Acquisitions had minimal impact and the impact of disposals decreased adjusted operating profit by 2%. Currency effects increased adjusted operating profit by 12%, slightly ahead of the impact on revenue.

Underlying operating costs were up 4%, reflecting investment in global technology platforms and the launch of new products and services, partly offset by continued process innovation. Actions were taken across our businesses to improve cost-efficiency. Total operating costs, including the impact of acquisitions, disposals and currency effects increased by 15%.

The overall adjusted operating margin of 30.7% was 0.2 percentage points higher than in the prior year. On an underlying basis, the margin improved by 0.4 percentage points, currency effects increased margin by 0.3 percentage points and portfolio effects had reduced the margin by 0.5 percentage points.

Interest expense, excluding the net pension financing charge and including finance income in joint ventures, was £180m (2015: £153m). The increase primarily reflects higher net borrowings and currency translation effects.

Adjusted profit before tax was £1,934m (2015: £1,669m), up 16%.

Financial review Chief Financial Officer’s report	55

Profit continued

	2016 £m	2015 £m	Change	Change at constant currencies	Change underlying
Adjusted figures
Revenue	6,895	5,971	+15%	+4%	+4%
Operating profit	2,114	1,822	+16%	+4%	+6%
Operating margin	30.7%	30.5%
Profit before tax	1,934	1,669	+16%	+4%
Net profit attributable to parent companies’ shareholders	1,488	1,275	+17%	+5%
Net margin	21.6%	21.4%
Cash flow	2,016	1,712	+18%	+5%
Cash flow conversion	95%	94%
Return on invested capital	13.0%	12.7%
Adjusted earnings per share	72.2p	60.5p	+19%	+8%
Adjusted earnings per share (euro)	€0.880	€0.835	+5%	+8%

RELX Group uses adjusted and underlying figures as additional performance measures. Adjusted figures primarily exclude the amortisation of acquired intangible assets and other items related to acquisitions and disposals, and the associated deferred tax movements. Reconciliations between the reported and adjusted figures are set out on pages 56, 58, 127, 141 and 188. Underlying growth rates are calculated at constant currencies, and exclude the results of acquisitions and disposals made in both the year and prior year and of assets held for sale. Underlying revenue growth rates also exclude the effects of exhibition cycling. Constant currency growth rates are based on 2015 full-year average and hedge exchange rates.

The adjusted effective tax rate on adjusted profit before tax was 22.7%, 0.5 percentage points lower than the prior year rate of 23.2%. The adjusted effective tax rate excludes movements in deferred taxation assets and liabilities related to goodwill and acquired intangible assets, but includes the benefit of tax amortisation where available on those items. The adjusted effective tax rate has been relatively stable over the past five years and is expected to remain around the 2016 rate. Adjusted operating profits and taxation are grossed up for the equity share of taxes in joint ventures. The application of tax law and practice is subject to some uncertainty and amounts are provided in respect of this. Discussions with tax authorities relating to cross-border transactions and other matters are ongoing. Although the outcome of open items cannot be predicted, no significant impact on profitability is expected.

The adjusted net profit attributable to shareholders of £1,488m (2015: £1,275m) was up 17%. Adjusted earnings per share were up 19% at 72.2p (2015: 60.5p) when expressed in sterling and 5% at €0.880 (2015: €0.835) when expressed in euros. At constant rates of exchange, adjusted earnings per share increased by 8%.

Cash flows

Adjusted cash flow was £2,016m (2015: £1,712m), up 18% compared with the prior year and up 5% at constant currencies. The rate of conversion of adjusted operating profit to adjusted cash flow was 95% (2015: 94%).

CONVERSION OF ADJUSTED OPERATING PROFIT INTO CASH

YEAR TO 31 DECEMBER	2016 £m	2015 £m
Adjusted operating profit	2,114	1,822
Capital expenditure	(333)	(307)
Depreciation and amortisation of internally developed intangible assets	257	228
Working capital and other items	(22)	(31)
Adjusted cash flow	2,016	1,712
Cash flow conversion	95%	94%

56	RELX Group Annual reports and financial statements 2016

Capital expenditure was £333m (2015: £307m), including £282m (2015: £242m) in respect of capitalised development costs. This reflects sustained investment in new products and related infrastructure, particularly in Legal and in Scientific, Technical & Medical. Depreciation and the amortisation of internally developed intangible assets was £257m (2015: £228m). Capital expenditure was 4.8% of revenue (2015: 5.1%). Depreciation and amortisation was 3.7% of revenue (2015: 3.8%).

Tax paid, excluding tax relief on acquisition-related costs and on disposals, of £423m (2015: £364m) increased, driven by the movements in exchange rates. Interest paid was £152m (2015: £132m).

Payments made in respect of acquisition-related costs amounted to £40m (2015: £45m).

Free cash flow before dividends was £1,414m (2015: £1,186m). Ordinary dividends paid to shareholders in the year, being the 2015 final and 2016 interim dividends, amounted to £683m (2015: £583m). Free cash flow after dividends was £731m (2015: £603m).

RECONCILIATION OF CASH GENERATED FROM OPERATIONS TO ADJUSTED CASH FLOW

YEAR TO 31 DECEMBER	2016	2015
	£m	£m
Cash generated from operations	2,236	1,882
Dividends received from joint ventures	44	57
Purchases of property, plant and equipment	(51)	(65)
Expenditure on internally developed intangible assets	(282)	(242)
Payments in relation to acquisition-related costs/other	68	79
Proceeds from disposals of property, plant and equipment	1	1
Adjusted cash flow	2,016	1,712

FREE CASH FLOW

YEAR TO 31 DECEMBER	2016	2015
	£m	£m
Adjusted cash flow	2,016	1,712
Interest paid	(152)	(132)
Tax paid	(423)	(364)
Acquisition-related costs*	(27)	(30)
Free cash flow before dividends	1,414	1,186
Ordinary dividends	(683)	(583)
Free cash flow post dividends	731	603

* Including cash tax relief.

Total consideration on acquisitions completed in the year was £338m (2015: £171m). Cash spent on acquisitions was £367m (2015: £207m), including deferred consideration of £24m (2015: £25m) on past acquisitions and spend on venture capital investments of £6m (2015: £16m) .

Total consideration for the disposal of non-strategic assets in 2016 was £16m (2015: £73m), including £2m (2015: £1m) in respect of freehold properties. Net cash outflow after timing differences and separation and transaction costs was £13m (2015: £34m received). Net tax recovered in respect of disposals was £8m (2015: £6m).

Share repurchases by the parent companies in 2016 were £700m (2015: £500m), with a further £100m repurchased in 2017 as at 23 February. In addition, the Employee Benefit Trust purchased shares of the parent companies to meet future obligations in respect of share based remuneration totalling £29m (2015: £23m). Proceeds from the exercise of share options were £23m (2015: £24m).

RECONCILIATION OF NET DEBT YEAR-ON-YEAR

YEAR TO 31 DECEMBER	2016	2015
	£m	£m
Net debt at 1 January	(3,782)	(3,550)
Free cash flow post dividends	731	603
Net disposal (payments)/proceeds	(13)	34
Acquisition cash spend	(367)	(207)
Share repurchases	(700)	(500)
Purchase of shares by the Employee Benefit Trust	(29)	(23)
Other*	(31)	(20)
Currency translation	(509)	(119)
Movement in net debt	(918)	(232)
Net debt at 31 December	(4,700)	(3,782)

* Cash tax relief on disposals, distributions to non-controlling interests, pension deficit payments, finance leases, and share option exercise proceeds.

Funding

Debt

Net borrowings at 31 December 2016 were £4,700m, an increase of £918m since 31 December 2015. The majority of borrowings are denominated in US dollars and euros and the weakening of sterling during 2016 resulted in higher net borrowings when translated into sterling. Excluding currency translation effects, net borrowings increased by £409m. Expressed in US dollars, net borrowings at 31 December 2016 were $5,803m, an increase of $230m.

Gross borrowings at 31 December 2016 amounted to £4,843m (2015: £3,902m). The fair value of related derivative liabilities was £19m (2015: £2m). Cash and cash equivalents totalled £162m (2015: £122m). In aggregate, these give the net borrowings figure of £4,700m (2015: £3,782m).

The effective interest rate on gross borrowings was 3.8% in 2016, unchanged from 3.8% in the prior year. As at 31 December 2016, gross borrowings had a weighted average life remaining of 4.7 years and a total of 46% of them were at fixed rates, after taking into account interest rate derivatives.

The ratio of net debt to 12-month trailing EBITDA (adjusted earnings before interest, tax, depreciation and amortisation) was 1.8x (2015: 1.8x). Incorporating the capitalisation of operating leases and the net pension deficit, in line with the approach taken by the credit rating agencies, the ratio was 2.2x (2015: 2.2x).

Financial review Chief Financial Officer’s report	57

Liquidity

The Group has a $2.0bn committed bank facility, maturing in July 2020, which provides security of funding for short-term debt. At 31 December 2016, this facility was undrawn. In March 2016, €750m of euro denominated fixed rate term debt with a coupon of 1.375% and a maturity of ten years was issued. The Group has ample liquidity and access to debt capital markets, providing the ability to repay or refinance borrowings as they mature and to fund ongoing requirements.

Invested capital and returns

Net capital employed was £8,484m at 31 December 2016 (2015: £7,236m), an increase of £1,248m. The carrying value of goodwill and acquired intangible assets increased by £1,402m, reflecting the strengthening of the dollar against sterling and acquisitions in 2016, partly offset by the annual amortisation charge and divestments. An amount of £189m was capitalised in the year in respect of acquired intangible assets and £222m was recorded as goodwill.

SUMMARY BALANCE SHEET

AS AT 31 DECEMBER	2016	2015
	£m	£m
Goodwill and acquired intangible assets*	8,911	7,509
Internally developed intangible assets*	1,085	878
Property, plant and equipment* and investments	481	471
Net assets held for sale	1	6
Net pension obligations	(636)	(384)
Working capital	(1,358)	(1,244)
Net capital employed	8,484	7,236

* Net of accumulated depreciation and amortisation.

Development costs of £280m (2015: £242m) were capitalised within internally developed intangible assets, most notably investment in new products and related infrastructure in the Legal and Scientific, Technical & Medical businesses.

Net pension obligations, i.e. pension obligations less pension assets, increased to £636m (2015: £384m). There was a deficit of £393m (2015: £189m) in respect of funded schemes, which were on average 92% funded at the end of the year on an IFRS basis. The higher deficit reflects reduced discount rates in the UK and currency effects in relation to the US scheme.

The post-tax return on average invested capital in the year was 13.0% (2015: 12.7%).

RETURN ON INVESTED CAPITAL

AS AT 31 DECEMBER	2016	2015
	£m	£m
Adjusted operating profit	2,114	1,822
Tax at effective rate	(480)	(424)
Effective tax rate	22.7%	23.2%
Adjusted operating profit after tax	1,634	1,398
Average invested capital*	12,538	10,995
Return on invested capital	13.0%	12.7%

* Average of invested capital at the beginning and the end of the year, retranslated at 2016 average exchange rates. Invested capital is calculated as net capital employed, adjusted to add back accumulated amortisation, impairment of acquired intangible assets and goodwill and to exclude the gross up to goodwill in respect of deferred tax.

Reported figures

	2016 £m	2015 £m	Change
Reported figures
Revenue	6,895	5,971	+15%
Operating profit	1,708	1,497	+14%
Profit before tax	1,473	1,312	+12%
Net profit (1)	1,161	1,008	+15%
Net margin	16.8%	16.9%
Net borrowings	4,700	3,782

(1) Attributable to parent companies’ shareholders

Reported operating profit, after amortisation of acquired intangible assets and acquisition-related costs, was £1,708m (2015: £1,497m).

58	RELX Group Annual reports and financial statements 2016

The amortisation charge in respect of acquired intangible assets, including the share of amortisation in joint ventures, increased to £346m (2015: £296m), primarily reflecting currency effects and acquisitions, partially offset by certain assets becoming fully amortised. Acquisition-related costs were £51m (2015: £35m).

Reported net finance costs of £195m (2015: £174m) include a charge of £14m (2015: £21m) in respect of the defined benefit pension schemes and exclude £1m of finance income in joint ventures (2015: nil). Net pre-tax disposal losses were £40m (2015: £11m) arising largely from the sale of certain Risk & Business Analytics businesses and revaluation of investments held. These losses are offset by an associated tax credit of £34m (2015: £13m).

The reported profit before tax was £1,473m (2015: £1,312m).

RECONCILIATION OF ADJUSTED AND REPORTED PROFIT BEFORE TAX

YEAR TO 31 DECEMBER	2016	2015
	£m	£m
Adjusted profit before tax	1,934	1,669
Amortisation of acquired intangible assets	(346)	(296)
Acquisition-related costs	(51)	(35)
Reclassification of tax in joint ventures	(10)	6
Net pension financing charge	(14)	(21)
Disposals and other non-operating items	(40)	(11)
Reported profit before tax	1,473	1,312

The reported tax charge was £304m (2015: £298m). The reported net profit attributable to the parent companies’ shareholders was £1,161m (2015: £1,008m).

RECONCILIATION OF ADJUSTED AND REPORTED TAX CHARGE

YEAR TO 31 DECEMBER	2016	2015
	£m	£m
Adjusted tax charge	(438)	(388)
Tax on disposals and other non-operating items	34	13
Deferred tax credits from intangible assets	73	70
Other items	27	7
Reported tax charge	(304)	(298)

Reported earnings per share and dividends

RELX PLC	2016 £m	2015 £m	Change
Reported earnings per share	56.3p	46.4p	+21%
Ordinary dividend per share	35.95p	29.7p	+21%

RELX NV	€m	€m
Reported earnings per share	€0.687	€0.682	+1%
Ordinary dividend per share	€0.423	€0.403	+5%

The reported earnings per share for RELX PLC was up 21% at 56.3p (2015: 46.4p) and for RELX NV was up +1% at €0.687 (2015: €0.682). In sterling terms RELX NV reported EPS increased by 14%. The differential reflects the impact of the tax credit abolition as explained below.

The final dividends proposed by the respective Boards are 25.7p per share for RELX PLC and €0.301 per share for RELX NV, 15% and 5% higher respectively compared with the prior year final dividends. This gives total dividends for the year of 35.95p (2015: 29.7p) and €0.423 (2015: €0.403). The difference in growth rates in the final dividends reflects changes in the euro:sterling exchange rate since the respective prior year dividend announcement dates. Additionally, the earlier interim dividends reflected the removal of the tax credit.

Until the end of 2015 the equalisation of dividends between RELX PLC and RELX NV took into account the prevailing tax credit that was available to certain UK taxpayers at that time. The tax credit was also taken into account in the determination of reported earnings per share. The UK dividend tax credits were abolished with effect from 6 April 2016, impacting dividends paid after this date. As a result of the abolition of this tax credit, from 2016 reported earnings per share have the same value for each RELX PLC and RELX NV share.

Dividend cover, based on adjusted earnings per share and the total interim and proposed final dividends for the year, is 2.0 times (2015: 2.0x) for RELX PLC and 2.1 times (2015: 2.1x) for RELX NV. The dividend policy of the parent companies is, subject to currency considerations, to grow dividends broadly in line with adjusted earnings per share while maintaining dividend cover (being the number of times the annual dividend is covered by the adjusted earnings per share) of at least two times over the longer-term.

During 2016, a total of 55.3m RELX PLC and RELX NV shares were repurchased. Total consideration for these repurchases was £700m. A further 1.2m RELX PLC shares and 1.1m RELX NV shares were purchased by the Employee Benefit Trust. During 2016, 33.7m RELX PLC and 30m RELX NV shares held in treasury were cancelled. As at 31 December 2016, total shares in issue for RELX Group, net of shares held in treasury and shares held by the Employee Benefit Trust, amounted to 2,043m; represented by 1,081m RELX PLC shares and 962m RELX NV shares. A further 3.7m RELX PLC shares and 3.3m RELX NV shares have been repurchased in 2017 as at 22 February.

Distributable reserves

As at 31 December 2016, the parent companies RELX PLC and RELX NV each had distributable reserves of over £1.4bn (€1.6bn). In line with respective legislation in the UK and the Netherlands, distributable reserves are derived from the non-consolidated parent company balance sheets. The consolidated Group reserves reflect adjustments such as the amortisation of acquired intangible assets that are not taken into account when calculating distributable reserves.

Further information on the distributable reserves of RELX PLC and RELX NV can be found in the parent company financial statements on pages 175 and 182 respectively.

Financial review Chief Financial Officer’s report	59

Alternative performance measures

The Group uses adjusted figures, which are not defined by generally accepted accounting principles (“GAAP”) such as IFRS. Adjusted figures and underlying growth rates are presented as additional performance measures used by management, as they provide relevant information in assessing the Group’s performance, position and cash flows. We believe that these measures enable investors to more clearly track the core operational performance of the Group, by separating out items of income or expenditure relating to acquisitions, disposals and capital items, while providing our investors with a clear basis for assessing our ability to raise debt and invest in new business opportunities. Our management uses these financial measures, along with IFRS financial measures, in evaluating the operating performance of the Group as a whole and the individual business segments. Adjusted financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with IFRS. The measures may not be directly comparable to similarly reported measures by other companies. Please see page 188 for reconciliation of adjusted measures.

Accounting policies

The consolidated financial statements are prepared in accordance with International Financial Reporting Standards as adopted by the European Union and as issued by the International Accounting Standards Board following the accounting policies shown in the notes to the financial statements on pages 124 to 167. The accounting policies and estimates which require the most significant judgement relate to the valuation of goodwill and intangible assets, the capitalisation of development costs, taxation and accounting for defined benefit pension schemes. Further detail is provided in the accounting policies on pages 124 to 125 and in the relevant notes to the accounts.

Please see page 125 for disclosures in relation to new standards. For IFRS 15, based on management’s assessment of the standard and current contracts in place, the adoption of IFRS 15 is not expected to have a material impact on the full year revenue or revenue growth rates. On the basis of the initial assessment performed by management in relation to IFRS 16, assets and liabilities will increase, with the expected impact on reported liabilities on adoption to be broadly in-line with the adjustments currently made for operating lease obligations when calculating adjusted leverage. There is not expected to be a material impact on net assets or profit before tax.

Tax principles

Taxation is an important issue for us and our stakeholders, including our shareholders, governments, customers, suppliers, employees and the broader, global communities in which we operate. For this reason, we operate in accordance with our Tax Principles, which can be found on our website at www.relx.com/go/taxprinciples.

In summary, we maintain an open dialogue with tax authorities, and are vigilant in ensuring that we comply with current tax legislation. We have clear and consistent tax policies and tax matters are dealt with by a professional tax function, supported by external advisers. We proactively seek to agree arms-length pricing with tax authorities to mitigate tax risks of significant cross-border operations where this is available. We actively engage with policy makers, tax administrators, industry bodies and international institutions to provide informed input on proposed tax measures, so that we and they can understand how those proposals would affect our businesses. In addition, we participate in consultations with the Organisation for Economic Co-operation and Development (“OECD”), European bodies and the United Nations.

Treasury policies

The Boards of RELX PLC, RELX NV and RELX Group plc agree policies for managing treasury risks. The key policies address security of funding requirements, the target fixed/floating interest rate exposure for debt, foreign currency hedging and place limits on counterparty exposures. A more extensive summary of these policies is provided in note 19 to the financial statements on pages 150 to 154. Financial instruments are used to finance the RELX Group businesses and to hedge transactions. The Group’s businesses do not enter into speculative transactions.

Capital and liquidity management

The capital structure is managed to support the Group’s objective of maximising long-term shareholder value through appropriate security of funding, ready access to debt and capital markets, cost-effective borrowing and flexibility to fund business and acquisition opportunities while maintaining appropriate leverage to ensure an efficient capital structure.

Over the long-term, the Group seeks to maintain cash flow conversion of 90% or higher and credit metrics that are consistent with a solid investment grade credit rating. The typical credit metrics are net debt to EBITDA, on a pensions and lease adjusted and on an unadjusted basis, and free cash flow as percentage of net debt.

The Group’s uses of free cash flow over the longer-term balance the dividend policy, selective acquisitions and share repurchases, while retaining the balance sheet strength to maintain access to cost-effective sources of borrowing. Further detail on the Group’s capital and liquidity management is provided on page 150.

Corporate responsibility

We attach equal importance to assessing our non-financial performance as we do to other aspects of our business. The social and environmental metrics that appear in this report, and in the companion 2016 Corporate Responsibility Report, have been calculated using robust methodologies aligned with best practice. Environmental and health and safety data has been assured by EY. In the year, to strengthen adherence to our Supplier Code of Conduct, we embedded it into standard terms and conditions, including 30,000 purchase orders valued at nearly $600m. We undertook 82 independent external audits of suppliers in high risk countries and made progress on embedding our new environmental targets.

Nick Luff

Chief Financial Officer

60	RELX Group Annual reports and financial statements 2016

Principal risks

The Group has established risk management practices that are embedded into the operations of the businesses, based on the Internal Control-Integrated Framework (2013) by the Committee of Sponsoring Organisations of the Treadway Commission (COSO). The principal risks facing the business, which have been assessed by the Audit Committees and Boards, are described below. The Directors confirm this process is robust and includes consideration of risks, including consideration of the United Kingdom’s vote to leave the European Union, that could threaten the Group’s business models, future performance, solvency or liquidity. It is not possible to identify every risk that could affect our businesses, and the actions taken to mitigate the risks described below cannot provide absolute assurance that a risk will not materialise and/or adversely affect our business or financial performance. Our risk management and internal control processes are described in the Corporate Governance section. A description of the business and a discussion of factors affecting performance is set out in the Chief Executive Officer’s report and the Business Review. Treasury risks are further discussed in the Chief Financial Officer’s report and in note 19 to the consolidated financial statements. Our approach to managing environmental and other non-financial risks is set out in the Business Review and the separate Corporate Responsibility Report.

EXTERNAL RISKS
Risk	Description and impact	Mitigation
Economy and market conditions	Demand for our products and services may be adversely impacted by factors beyond our control, such as the economic environment in the United States, Europe and other major economies, political uncertainties, acts of terrorism and civil unrest as well as levels of government and private funding provided to academic and research institutions.	Our businesses are focused on professional markets which have generally been more resilient in periods of economic downturn. We deliver information solutions, many on a subscription basis, which are important to our customers’ effectiveness and efficiency. We have extended our position in long-term global growth markets through organic new launches supported by the selective acquisition of small content and data sets. We continue to dispose of businesses that no longer fit our strategy.
Intellectual property rights	Our products and services include and utilise intellectual property content. We rely on trademark, copyright, patent and other intellectual property laws to establish and protect our proprietary rights in this intellectual property. There is a risk that our proprietary rights could be challenged, limited, invalidated or circumvented, which may impact demand for and pricing of our products and services. Copyright laws are subject to legislative initiatives and increased judicial scrutiny in several jurisdictions in which we operate. This creates additional challenges for us in protecting our proprietary rights in content delivered through the internet and electronic platforms.	We actively engage in developing and promoting the legal protection of intellectual property rights. Our subscription contracts with customers contain provisions regarding the use of proprietary content. We are vigilant as to the use of our content and, as appropriate, take legal action to challenge illegal distribution sources.
Data resources	A number of our businesses rely extensively upon content and data from external sources. Data is obtained from public records, governmental authorities, customers and other information companies, including competitors. Legal regulations relating to internet communications, privacy and data protection, e-commerce, information governance and use of public records are becoming more prevalent worldwide. The disruption or loss of data sources, either because of changes in the law or because data suppliers decide not to supply them, may impose limits on our collection and use of certain kinds of information about individuals and our ability to communicate such information effectively with our customers .	We seek as far as possible to have proprietary content. Where content is supplied to us by third parties, we aim to have contracts which provide mutual commercial benefit. We also maintain an active dialogue with regulatory authorities on privacy and other data related issues, and promote, with others, the responsible use of data.
Paid subscriptions	Our Scientific, Technical and Medical (STM) primary research content, like that of most of our competitors, is sold largely on a paid subscription basis. There is continued debate in government, academic and library communities, which are the principal customers for our STM content, regarding to what extent such content should be funded instead through fees charged to authors or authors’ funders and/or made freely available in some form after a period following publication. Some of these methods, if widely adopted, could adversely affect our revenue from paid subscriptions.	We engage extensively with stakeholders in the STM community to better understand their needs and deliver value to them. We are open to serving the STM community under any payment model that can sustainably provide researchers with the critical information tools that they need. We focus on the integrity and quality of research through the editorial and peer review process; we invest in efficient editorial and distribution platforms and in innovation in platforms and tools to make content and data more accessible and actionable; and we ensure vigilance on plagiarism and the long-term preservation of research findings.

Financial review Principal risks	61

STRATEGIC RISKS
Risk	Description and impact	Mitigation
Customer acceptance of products	Our businesses are dependent on the continued acceptance by our customers of our products and services and the value placed on them. Failure to meet evolving customer needs could impact demand for our products and consequently adversely affect our revenue or the long-term returns from our investment in electronic product and platform initiatives.	We are focused on the needs and economics of our customers and leverage user centred design and development methods and customer analytics to provide content and innovative solutions that help them achieve better outcomes and enhance productivity.
Competition	Our businesses operate in highly competitive markets, and the means of delivering our products and services, and the products and services themselves, continue to change in response to rapid technological innovations, legislative and regulatory changes, the entrance of new competitors and other factors. Failure to anticipate and quickly adapt to these changes could impact the competitiveness of our products and services and consequently adversely affect our revenue.	We gain insights into our markets, evolving customers’ needs, the potential application of new technologies and business models, and the actions of competitors. These insights inform our market strategies and operational priorities. We continuously invest significant resources in our products and services, and the infrastructure to support them.
Acquisitions	We supplement our organic development with selected acquisitions. If we are unable to generate the anticipated benefits such as revenue growth and/or cost savings associated with these acquisitions this could adversely affect return on invested capital and financial condition, or lead to an impairment of goodwill.	Acquisitions are made within the framework of our overall strategy, which emphasises organic development. We have a well formulated process for reviewing and executing acquisitions and for managing the post-acquisition integration. This process is underpinned with clear strategic, financial and ethical criteria. We closely monitor the integration and performance of acquisitions.

OPERATIONAL RISKS
Risk	Description and impact	Mitigation
Technology failure	Our businesses are dependent on electronic platforms and networks, primarily the internet, for delivery of our products and services. These could be adversely affected if our electronic delivery platforms or networks experience a significant failure, interruption or security breach.	We have established procedures for the protection of our technology assets. These include the development of business continuity plans, including IT disaster recovery plans and back-up delivery systems, to reduce business disruption in the event of a major technology failure.
Cyber security

Our businesses maintain online databases and information, including public records and other personal information. As part of maintaining this information and delivering our products and services we rely on, and provide data to, third party service providers. These databases and information are susceptible to cyber attacks where external parties seek unauthorised access to our, or our users’, data.

Our cyber security measures, and the measures used by our third party service providers, may not detect or prevent all attempts to compromise our systems, which may jeopardise the security of the data we maintain or may disrupt our systems. Failures of our cyber security measures could result in unauthorised access to our systems, misappropriation of our or our users’ data, deletion or modification of stored information or other interruption to our business operations. As techniques used to obtain unauthorised access to or to sabotage systems change frequently, and may not be known until launched against us or our third party service providers, we may be unable to anticipate, or implement adequate measures to protect against these attacks. Compromises of our or our third party service providers’ systems, or failure to comply with applicable legislation or regulatory or contractual requirements could adversely affect our financial performance, damage our reputation and expose us to risk of loss, litigation and increased regulation.

We have established data privacy and security programmes with the aim of ensuring that data is protected and that we comply with relevant legislative, regulatory and contractual requirements.

We have governance mechanisms in place to design and monitor common policies and standards across our businesses.

We invest in appropriate administrative, technical, and physical controls which are applied across the enterprise in a risk based security programme which operates at the infrastructure, application and user levels. These controls include, but are not limited to, infrastructure vulnerability management, application scanning and penetration testing, network segmentation, and logging and monitoring. Our administrative controls include training and communication initiatives to establish awareness of risks at all levels of our businesses, and appropriate incident response plans to respond to threats and attacks. We run programmes monitoring the application of our data privacy and security policies by third party service providers. We use independent internal and third party auditors to test, evaluate, and help enhance our procedures and controls.

We have established procedures for incorporating the requirements of relevant laws and regulations into our overall security programme, including into our policies and procedures. Our compliance with these is also regularly reviewed and tested.

62	RELX Group Annual reports and financial statements 2016

OPERATIONAL RISKS
Risk	Description and impact	Mitigation
Supply chain dependencies	Our organisational and operational structures are dependent on outsourced and offshored functions. Poor performance or failure of third parties to whom we have outsourced activities could adversely affect our business performance, reputation and financial condition.

We select our vendors with care and establish contractual service levels that we closely monitor, including through key performance indicators and targeted supplier audits. We have developed business continuity plans to reduce disruption in the event of a major failure by a vendor.

Talent	The implementation and execution of our strategies and business plans depend on our ability to recruit, motivate and retain skilled employees and management. We compete globally and across business sectors for talented management and skilled individuals, particularly those with technology and data analytics capabilities. An inability to recruit, motivate or retain such people could adversely affect our business performance.	We have well established management development and talent review programmes. We monitor capability needs and remuneration schemes are tailored to attract and motivate the best talent available at an appropriate level of cost. We actively seek feedback from employees, which feeds into plans to enhance employee engagement and motivation.

FINANCIAL RISKS
Risk	Description and impact	Mitigation
Pensions	We operate a number of pension schemes around the world, including local versions of the defined benefit type in the UK and the United States. The assets and obligations associated with those pension schemes are sensitive to changes in the market values of the scheme’s investments and the market-related assumptions used to value scheme liabilities. Adverse changes to asset values, discount rates, longevity assumptions or inflation could increase future pension costs and funding requirements.	We have professional management of our pension schemes and we focus on maintaining appropriate asset allocation and plan designs. We review our funding requirements on a regular basis with the assistance of independent actuaries and ensure that the funding plans are appropriate. We seek to manage pension liabilities by reviewing pension benefits provided to staff as well as the structure of scheme arrangements.
Tax	Our businesses operate globally and our profits are subject to taxation in many differing jurisdictions and at differing tax rates. In October 2015, the Organisation for Economic Co-operation and Development (OECD) issued its reports on Base Erosion and Profit Shifting, which suggest a range of new approaches that national governments might adopt when taxing the activities of multinational enterprises. As a result of the OECD project and other international initiatives, tax laws that currently apply to our businesses may be amended by the relevant authorities or interpreted differently by them, and these changes could adversely affect our reported results.	We maintain an open dialogue with tax authorities, and are vigilant in ensuring that we comply with current tax legislation. We have clear and consistent tax policies and tax matters are dealt with by a professional tax function, supported by external advisers. As outlined in the Chief Financial Officer’s report on page 59 we engage with tax authorities and international organisations. The principles we adopt in our approach to tax matters can be found on our website at www.relx.com/go/taxprinciples.
Treasury

The RELX Group consolidated financial statements are expressed in sterling and are subject to movements in exchange rates on the translation of the financial information of businesses whose operational currencies are other than sterling. The United States is our most important market and, accordingly, significant fluctuations in the US dollar exchange rate could significantly affect our reported results. We also earn revenues and incur costs in a range of other currencies, including the euro and the yen and significant fluctuations in these exchange rates could also significantly impact our reported results.

Macroeconomic, political and market conditions may adversely affect the availability and terms of short and long-term funding, volatility of interest rates, the credit quality of our counterparties, currency exchange rates and inflation. The majority of our outstanding debt instruments are, and any of our future debt instruments may be, publicly rated by independent rating agencies. Our borrowing costs and access to capital may be adversely affected if the credit ratings assigned to our debt are downgraded.

Our approach to capital structure and funding are described in the Chief Financial Officer’s Report on pages 54 to 59. The approach to the management of treasury risks is described in note 19 to the consolidated financial statements.

Financial review Principal risks	63

REPUTATIONAL RISKS
Risk	Description and impact	Mitigation
Ethics	As a world-leading provider of professional information solutions to the STM, risk & business analytics, legal, and exhibitions markets we, our employees and major suppliers are expected to adhere to high standards of independence and ethical conduct, including those related to anti-bribery and principled business conduct. A breach of generally accepted ethical business standards or applicable statutes concerning bribery could adversely affect our business performance, reputation and financial condition.	Our Code of Ethics and Business Conduct is provided to every employee and is supported by training. It encompasses such topics as fair competition, anti-bribery and human rights and encourages open and principled behaviour. We have well-established processes for reporting and investigating instances of unethical conduct. Our major suppliers are required to adopt our Supplier Code of Conduct.
Environmental	Our businesses have an impact on the environment, principally through the use of energy and water, waste generation and, in our supply chain, through paper use and print and production technologies. Failure to manage our environmental impact could adversely affect our reputation.	We are committed to reducing these environmental impacts by limiting resource use and efficiently employing sustainable materials and technologies. We require our major suppliers and contractors to meet the same objectives. We seek to ensure that all our businesses are compliant with relevant environmental regulation.

The Strategic Report, as set out on pages 2 to 63, has been approved by the Board of RELX PLC.

By order of the Board	Registered Office
Henry Udow	1–3 Strand
Company Secretary	London
22 February 2017	WC2N 5JR

Governance	65

Governance

In this section

66	Board Directors
68	RELX Group Business Leaders
70	Chairman’s introduction to Corporate Governance
71	Corporate Governance
80	Report of the Nominations Committee
81	Directors’ Remuneration Report
105	Report of the Audit Committees

66	RELX Group Annual reports and financial statements 2016

Board Directors

Executive Directors	Non-Executive Directors

Erik Engstrom (53)	Anthony Habgood (70)	Wolfhart Hauser (67)

Chief Executive Officer

Appointed: Chief Executive Officer of RELX Group since November 2009. Joined the Group as Chief Executive Officer of Elsevier in 2004.

Other appointments: Non-Executive Director of Smith & Nephew plc.

Past appointments: Prior to joining the Group was a partner at General Atlantic Partners. Before that was President and Chief Operating Officer of Random House Inc and President and Chief Executive Officer of Bantam Doubleday Dell, North America. Began his career as a consultant with McKinsey. Served as a Non-Executive Director of Eniro AB and Svenska Cellulosa Aktiebolaget SCA.

Education: Holds a BSc from Stockholm School of Economics, an MSc from the Royal Institute of Technology in Stockholm, and gained an MBA from Harvard Business School as a Fulbright Scholar.

Nationality: Swedish

Chairman

Appointed: June 2009

Other appointments: Chairman of: Court of the Bank of England and Preqin Holding Limited.

Past appointments: Previously was Chairman of Whitbread plc, Bunzl plc and Mölnlycke Health Care Limited and served as Chief Executive of Bunzl plc, Chief Executive of Tootal Group plc and a Director of The Boston Consulting Group. Formerly Non-Executive Director of Geest plc, Marks and Spencer plc, National Westminster Bank plc, Powergen plc, SVG Capital plc, and Norfolk and Norwich University Hospitals Trust. Chairman of Norwich Research Partners LLP until March 2016 and a member of its board until September 2016.

Education: Holds an MA in Economics from Cambridge University and an MS in Industrial Administration from Carnegie Mellon University. He is a visiting Fellow at Oxford University.

Nationality: British

Non-Executive Director

Senior Independent Director

Chairman of the Remuneration Committee

Appointed: April 2013

Other appointments: Chairman of FirstGroup plc and a Non-Executive Director of Associated British Foods plc.

Past appointments: Chief Executive Officer of Intertek Group plc from 2005 until 2015. Prior to that he was Chief Executive Officer of TÜV Sud AG between 1998 and 2002 and Chief Executive Officer of TÜV Product Service GmbH for 10 years. Formerly a Non-Executive Director of Logica plc.

Education: Holds a master's degree in Medicine from Ludwig-Maximilian-University Munich and a Medical Doctorate from Technical University Munich.

Nationality: German

Nick Luff (49) Chief Financial Officer	Robert MacLeod (52) Non-Executive Director	Carol Mills (63) Non-Executive Director

Appointed: September 2014

Other appointments: Non-Executive Director of Lloyds Banking Group plc.

Past appointments: Prior to joining the Group was Group Finance Director of Centrica plc from 2007. Before that was Chief Financial Officer at The Peninsular & Oriental Steam Navigation Company (P&O) and its affiliated companies, having previously held a number of senior finance roles at P&O. Began his career as an accountant with KPMG. Formerly a Non-Executive Director of QinetiQ Group plc.

Education: Has a degree in Mathematics from Oxford University and is a qualified UK Chartered Accountant.

Nationality: British

Appointed: April 2016

Other appointments: Chief Executive of Johnson Matthey Plc.

Past appointments: Prior to joining Johnson Matthey, spent five years as Group Finance Director of WS Atkins plc, having joined as Group Financial Controller in 2003. From 1993 to 2002, held a variety of senior finance and M&A roles with Enterprise Oil plc in the UK and US. Formerly a Non-Executive Director of Aggreko plc.

Nationality: British

Appointed: April 2016

Other appointments: Chair of the Board of Directors of Xactly Corporation and an Independent Director of Zynga Inc.

Past appointments: A member of the Boards of Adobe Systems, Alaska Communications, Tekelec Corporation, Blue Coat Systems, WhiteHat Security and Ingram Micro until December 2016. From 2004 to 2006, was Executive Vice President and General Manager of the Infrastructure Products Group at Juniper Networks. From 1998 to 2002 was Chief Executive Officer of Acta Technology, and before Acta, spent 16 years at Hewlett-Packard in a number of executive roles.

Nationality: American

Governance Board Directors	67

Adrian Hennah (59)	Marike van Lier Lels (57)

Non-Executive Director

Appointed: April 2011

Other appointments: Chief Financial Officer of Reckitt Benckiser Group plc.

Past appointments: Chief Financial Officer of Smith & Nephew plc from 2006 to 2012. Before that was Chief Financial Officer of Invensys plc, having previously held various senior finance and management positions with GlaxoSmithKline for 18 years. Formerly, a Non-Executive Director of Indivior PLC.

Nationality: British

Non-Executive Director

Appointed: RELX NV, January 2010.

RELX PLC and RELX Group plc, July 2015.

Other appointments: Member of the Supervisory Boards of TKH Group NV, Eneco Holding NV and NS (Dutch Railways), and a member of the Executive Committee of Aegon Association.

Past appointments: Member of the Supervisory Boards of Royal Imtech NV, Maersk BV, KPN NV and USG People NV, and Executive Vice President and Chief Operating Officer of the Schiphol Group. Prior to joining Schiphol Group, was a member of the Executive Board of Deutsche Post Euro Express and held various senior positions with Nedlloyd. Member of various Dutch governmental advisory boards.

Nationality: Dutch

Linda Sanford (64)	Ben van der Veer (65)

Non-Executive Director

Appointed: December 2012

Other appointments: An independent Director of Consolidated Edison, Inc, Pitney Bowes, Inc and ION Trading UK Limited, and a consultant to The Carlyle Group. Serves on the board of trustees of the New York Hall of Science.

Past appointments: Senior Vice President, Enterprise Transformation, IBM Corporation until 2014, having joined the company in 1975. Formerly a Non-Executive Director of ITT Corporation, served on the boards of directors of The Business Council of New York State and the Partnership for New York City, and on the boards of trustees of the State University of New York, St John’s University and Rensselaer Polytechnic Institute.

Nationality: American

Non-Executive Director

Chairman of the Audit Committees

Appointed: September 2009

Other appointments: Member of the Supervisory Boards of Aegon NV, TomTom NV and Koninklijke FrieslandCampina NV.

Past appointments: Chairman of the Executive Board of KPMG in the Netherlands and a member of the Management Committee of the KPMG International board until his retirement in 2008, having joined KPMG in 1976. Formerly a member of the Supervisory Boards of Royal Imtech NV and Siemens Nederland NV.

Nationality: Dutch

Board Committee membership key

Audit Committees Remuneration Committee Nominations Committee Corporate Governance Committee Committee Chairman

All of the Directors are directors of RELX Group plc, RELX PLC and RELX NV.

68	RELX Group Annual reports and financial statements 2016

RELX Group Business Leaders

Senior Business Executives

Mark Kelsey Chief Executive Officer Risk & Business Analytics	Chet Burchett Chief Executive Officer Exhibitions	Mike Walsh Chief Executive Officer Legal	Ron Mobed Chief Executive Officer Scientific, Technical & Medical

Joined in 1989. Appointed CEO Business Information in 2010 and CEO Risk Solutions in 2012.

Has held a number of senior positions across the Group over the past 30 years. Studied at Liverpool University and received his MBA from Bradford University.

Joined in 2004. Appointed to current position in 2015.

Previously President of the Americas for Reed Exhibitions. Prior to that was President and Chief Executive Officer, USA, for Burson-Marsteller, a leading global public relations agency. Holds a degree from Baylor University.

Joined in 2003. Appointed to current position in 2011.

Previously CEO of LexisNexis US Legal Markets and Director of Strategic Business Development Home Depot. Prior to that was a practising attorney at Weil, Gotshal and Manges in Washington DC and served as a consultant with The Boston Consulting Group. Holds a Juris Doctor degree from Harvard Law School and is a graduate of Yale University.

Joined in 2011. Appointed to current position in 2012.

Previously President of Cengage Learning’s Academic & Professional Group and Co-President and Co-Chief Operating Officer with information services company IHS. Holds a degree from Trinity College, Cambridge, and a master’s degree from Imperial College, London.

Governance RELX Group Business Leaders	69

Corporate Executives

Ian Fraser

Human Resources

Director

Joined in 2005. Appointed to current position at that time. Previously Global HR Director at BHP Billiton (1998 to 2005). Holds an MBA in Finance and International Business from London’s City University and an MA from Edinburgh University. Ian is also a Chartered Psychologist.

Kumsal Bayazit

Chairwoman, RELX

Technology Forum

and President,

Exhibitions Europe

Joined in 2004. Appointed to current position in 2016. Previously Chief Strategy Officer, RELX Group, and Executive Vice President of Global Strategy and Business Development for LexisNexis Legal & Professional. Prior to that worked with Bain & Company in New York, Los Angeles, Johannesburg and Sydney. Holds an MBA from Harvard Business School and is a Graduate of the University of California at Berkeley.

Youngsuk “YS” Chi

Director of RELX

Affairs and Chairman

Elsevier

Joined in 2005. Appointed to current position in 2011. Previously was President and Chief Operating Officer of Random House, founding Chairman of Random House Asia and Chief Operating Officer for Ingram Book Group. Holds an MBA from Columbia University and is a graduate of Princeton University.

Henry Udow

Chief Legal Officer and

Company Secretary

Joined in 2011. Appointed to current position at that time. Previously Chief Legal Officer and Company Secretary of Cadbury plc having spent 23 years working with the company. Prior to that worked at Shearman & Sterling in New York and London. Holds a Juris Doctor degree from the University of Michigan Law School and a bachelor’s degree from the University of Rochester.

Andrew Matuch

Chief Strategy Officer

Joined in 2012. Appointed to current position in 2016. Previously was Executive Vice President Global Strategy and Business Development for LexisNexis Legal and Professional. Prior to that was a partner at OC&C Strategy Consultants. Holds an MBA from Harvard Business School and a bachelor’s degree from Williams College.

70	RELX Group Annual reports and financial statements 2016

Chairman’s introduction to Corporate Governance

The Boards are committed to high standards of corporate governance, which underpin RELX Group’s ability to deliver long-term, sustainable shareholder value.

Our Governance Framework

The Boards of RELX PLC, RELX NV and RELX Group plc are committed to high standards of corporate governance and believe that such standards are integral to the success of the Group, and underpin its ability to deliver long-term, sustainable shareholder value. The Boards have established appropriate and comprehensive systems of corporate governance, which include policies and procedures that promote corporate responsibility, transparency and accountability. Central to these policies is the Group’s Code of Ethics and Business Conduct, which sets the standard expected for corporate and individual behaviour. The Code of Ethics and Business Conduct applies to all Directors and employees of the Group, and is available on our website at www.relx.com. More information on its application can be found in the Corporate Responsibility section on page 45.

The Group is listed in the UK, US and the Netherlands and therefore is subject to the corporate governance requirements of those jurisdictions. These requirements, which are continually evolving, are reviewed and monitored by the Corporate Governance Committee. The Boards delegate a number of other responsibilities to their Committees, to enable them to carry out their functions effectively. The Boards’ Committee structure is set out on page 76.

This Corporate Governance Report aims to provide shareholders with a clear view of the Group’s corporate governance arrangements, how the Group has complied with the applicable corporate governance codes, and the work of the Boards and their Committees during the year.

Board Changes and Succession

The Boards of RELX PLC, RELX NV and RELX Group plc are fully aligned, comprising the same Directors. The biographical details of each of the Directors are set out on pages 66 and 67.

There were a number of changes to the Boards during the year under review. In my introduction to Corporate Governance last year, I reported that Carol Mills and Robert MacLeod would be appointed as independent Non-Executive Directors, subject to shareholder approvals. I am pleased to report that shareholders duly approved their appointments, and Carol and Robert joined the Boards in April 2016. Lisa Hook and Robert Polet, who served on the Boards for ten and nine years respectively, retired from the Boards in April 2016. As a consequence of these changes to the Boards, the membership of the Board Committees was reviewed by the Nominations Committee and a number of changes made to their composition. The Nominations Committee will continue to monitor Board and Committee composition and review succession planning arrangements on an ongoing basis.

The membership of the Boards’ Committees as at 31 December 2016 can be found on page 76.

Board Evaluation and Effectiveness

In accordance with the UK and Dutch corporate governance codes, in 2016/17, evaluations of the effectiveness and performance of the Boards, their Committees and individual Directors were overseen by the Corporate Governance Committee. These evaluations were facilitated internally. The outcome confirmed that the Boards and their Committees continued to function effectively, and each Director continues to be effective and demonstrate commitment to their roles. Further details on the process undertaken and the findings of the reviews can be found on page 75.

Looking ahead, in accordance with the requirements of the UK Corporate Governance Code, an externally facilitated evaluation will be conducted in 2017/18.

As Chairman, I am responsible for ensuring that the composition of the Boards is appropriate in order to be effective in discharging their duties to shareholders. Following the changes made to the Boards during the year, and taking into account the outcome of the evaluations, I believe that the Boards and their Committees operate effectively, and have an appropriate balance of skills, experience, independence, knowledge of the Group and diversity to ensure that they continue to do so. I also remain satisfied that the Non-Executive Directors have sufficient time to undertake their roles.

Therefore, on the recommendation of the Nomination Committee, all Directors will stand for re-election at the Annual General Meetings in 2017.

Directors’ Remuneration Policy

Our current Directors’ remuneration policy was approved at the RELX PLC Annual General Meeting in April 2014 for three years. As a result, an updated remuneration policy is being proposed to shareholders for approval at the RELX NV and RELX PLC Annual General Meetings in 2017.

The new policy is proposed to apply for three years from the conclusion of the 2017 Annual General Meetings. Full details of the proposed new policy are set out in the Directors’ Remuneration Policy Report on pages 81 to 90.

Anthony Habgood

Chairman

22 February 2017

Governance Corporate Governance	71

Corporate Governance

Corporate Governance

Corporate structure

RELX PLC is a publicly-listed holding company with its shares traded on the London and New York stock exchanges. Its principal asset is the shares that it owns in RELX Group plc, which represent 52.9% of the outstanding shares of RELX Group plc.

RELX NV is a publicly-listed holding company with its shares traded on the Euronext Amsterdam and New York stock exchanges. Its principal asset is the shares that it owns in RELX Group plc, which represent 47.1% of the outstanding shares of RELX Group plc.

RELX Group plc holds all of the operating businesses, subsidiaries and financing activities of the Group. The Group’s corporate structure is shown below:

Approach to corporate governance

The Boards of RELX PLC and RELX NV have implemented standards of corporate governance and disclosure policies applicable to companies listed on the London, Amsterdam and New York stock exchanges. The effect of this is that a standard applying to one will, where not in conflict, also be observed by the other.

The Boards of RELX PLC and RELX NV support the principles and provisions of corporate governance contained in the UK Corporate Governance Code 2014 (the UK Code) and the Dutch Corporate Governance Code 2008 (the Dutch Code). The UK Financial Reporting Council (FRC) published a revised UK Corporate Governance Code in April 2016 (the 2016 UK Code), which applies to RELX Group for the accounting period beginning on 1 January 2017. The Boards expect to comply in full with the 2016 UK Code during the 2017 reporting period. The Dutch Monitoring Committee published a revised Dutch Corporate Governance Code in December 2016, which applies to accounting periods beginning on or after 1 January 2017, and will be reported on in 2018.

Corporate governance compliance and statements

RELX PLC, which has its primary listing on the main market of the London Stock Exchange, has complied with the provisions of the UK Code during the year ended 31 December 2016.

RELX NV, which has its primary listing on the Euronext Amsterdam Stock Exchange, has also complied throughout the year with the UK Code.

A description of how both RELX PLC and RELX NV have applied the main principles of the UK Code is set out on pages 72 to 79. A copy of the UK Code can be found on the FRC website at www.frc.org.uk

For information on the application of the Dutch Code by RELX NV, please see the Corporate Governance Statement of RELX NV which is available on our website, www.relx.com

The Directors of RELX PLC and RELX NV are required by the UK Code to make certain statements in relation to provisions contained in the UK Code. The locations of those statements are set out as follows:

∎	Page 78 for confirmation that the Annual Report and Accounts is fair, balanced and understandable and provides the information necessary for shareholders to assess the Group’s position and performance, business model and strategy

∎	Page 78 for the statement on the status of the Group as a going concern

∎	Pages 2 to 63 for the Strategic Report explaining the Group’s business model and the strategy for delivering the objectives of the Group

∎	Page 60 for confirmation that the Directors have carried out a robust assessment of the principal risks facing the Group, including those that would threaten its business model, future performance, solvency or liquidity

∎	Page 79 for an explanation of how the Directors have assessed the prospects of the Group, taking into account the Group’s current position and its principal risks.

72	RELX Group Annual reports and financial statements 2016

The Boards

Board composition

The Boards of RELX PLC, RELX NV and RELX Group plc (the Boards) are unitary boards and are comprised of the same Directors. The names of each Director, their role on the Boards and their biographical details as at the date of this report appear on pages 66 and 67. The Boards currently comprise the Chairman, two Executive Directors and seven independent Non-Executive Directors, who bring a wide range of skills and experience to their roles. The charts on page 73 illustrate in more detail the composition of the Boards.

A profile which identifies the skills and experience of each Director is available on our website at www.relx.com

Role of the Boards and delegated authorities

The Boards’ role is to provide leadership of the Group within a framework of appropriate and effective controls that enable risk to be assessed, and then managed in a manner which safeguards the interests of shareholders. The Boards have therefore put in place a framework of responsibilities and delegated authorities. There is a schedule of matters reserved for the Boards, which includes the consideration and approval of material acquisitions, major capital expenditure, Group strategy and budgets, the Group’s financial statements and its dividend policy. The Boards have established a number of Committees, to which certain powers have been delegated, and these are set out in the Terms of Reference for each Committee which can be found on our website at www.relx.com .. The roles of the Committees are also summarised on page 76. There are additionally a number of approved delegated authorities in place from the Boards to the Chief Executive Officer and other senior executives which relate principally to the day-to-day management of the business.

Role of the Directors – division of responsibilities

There is a clear separation of the roles of the Chairman and the Chief Executive Officer, which are set out in writing. The adjacent table illustrates the key responsibilities of the Directors. This division of responsibilities, in addition to the schedule of matters reserved for the Boards and Terms of Reference for each Committee, ensures that there are controls in place to prevent any individual from having unfettered powers of decision.

Roles of the Directors

Chairman

∎	Leads the Boards, ensuring they function efficiently

∎	Promotes high standards of corporate governance

∎	Sets the agenda and chairs meetings of the Boards

∎	Chairs the Nominations and Corporate Governance Committees

∎	Facilitates effective contribution of all of the Directors

∎	Ensures effective dialogue with shareholders

∎	Ensures the performance of the Boards is assessed annually

∎	Ensures effective induction and development of Directors
Chief Executive Officer

∎	Day-to-day management of the Group

∎	Develops the Group’s strategy and commercial objectives

∎	Ensures that the strategy and decisions of the Boards are implemented

∎	Promotes high standards of corporate governance

∎	Informs and advises the Chairman and Nominations Committee on executive succession planning

∎	Leads communication with shareholders
Chief Financial Officer

∎	Day-to-day management of the Group’s financial affairs

∎	Ensures that a robust system of internal control and risk management is in place

∎	Maintains high quality reporting of financial and environmental performance internally and externally

∎	Supports the Chief Executive Officer in developing and implementing strategy
Senior Independent Director

∎	Leads the annual Boards assessment of the performance of the Chairman

∎	Available to meet with shareholders on matters where usual channels are deemed inappropriate

∎	Deputises for the Chairman, as necessary

∎	Acts as an intermediary between the other Directors
Non-Executive Directors

∎	Constructively challenge and provide advice to the Executive Directors

∎	Effectively contribute to the development of strategy

∎	Scrutinise the performance of management in meeting agreed goals and monitor the delivery of Group strategy

∎	Serve as members of Board Committees and chair the Audit and Remuneration Committees

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74	RELX Group Annual reports and financial statements 2016

Key activities of the Boards

The Boards hold regular scheduled meetings throughout the year, and in 2016 held seven scheduled meetings. The Boards’ schedules ensure that all relevant matters are considered during those meetings. The schedule is set by the Chairman, with support from the relevant Company Secretary.

In 2016, the Boards considered the following:

∎	reports from the Chief Executive Officer and Chief Financial Officer on the Group’s actual and forecasted operational and financial performance

∎	strategic and business presentations, including two full-day strategy reviews

∎	annual and interim results

∎	dividend declarations and policy, together with returns to shareholders through share buybacks

∎	returns made on capital previously invested by the Group

∎	budgets and annual strategy plan 2016-2019

∎	capital structure and funding requirements

∎	the Group’s principal risks and review and ongoing monitoring of risk management and internal control

∎	the Terms of Reference for each of their Committees

∎	Board succession and executive talent management

∎	appointments and re-appointments to the Boards and appointments to Board Committees

∎	the Group’s Operating and Governance Principles

∎	investor relations activities

∎	litigation update

∎	their own performance, that of their Committees and of each Director, including the Chairman

∎	updates on major acquisitions, investments and disposals

∎	reports from the Committee Chairmen on the key activities of the Board Committees

Independence of the Non-Executive Directors

The Boards review the independence of the Non-Executive Directors every year, based on the criteria for independence set out in the UK Code. The UK Code does not consider the Chairman to be independent due to the unique role he has in corporate governance. Notwithstanding this, Anthony Habgood met the independence criteria contained in the UK Code when he was appointed Chairman in 2009. The Boards consider all Non-Executive Directors (other than the Chairman) to be independent of management and free from any business or other relationship which could materially interfere with their ability to exercise independent judgement.

Terms of appointment

RELX PLC and RELX NV shareholders maintain their rights to appoint individuals to the respective Boards in accordance with the provisions of the articles of association of these companies. However, no individual may be appointed to the Boards unless recommended by the joint Nominations Committee. Members of that Committee abstain when their own re-appointment is being considered.

As a general rule, Non-Executive Directors’ letters of appointment provide that individuals serve for an initial term of three years, and are typically expected to serve two three-year terms, although the Boards may invite an individual to serve for an additional period of three years. The notice period applicable to Non-Executive Directors is one month . The notice period applicable to the service contracts of the Executive Directors is 12 months. Details of the terms of appointment and the remuneration of both Executive and Non-Executive Directors are set out in the Directors’ Remuneration Report, on pages 91 to 104.

In compliance with the UK Code, all Directors seek re-election by shareholders annually, except for those Directors retiring immediately after the respective Annual General Meetings.

Board changes

Changes during the year in the composition of the Boards and Board Committees are set out in the table on page 76.

Wolfhart Hauser succeeded Lisa Hook as the Senior Independent Director with effect from April 2016. In addition, during the year, Carol Mills and Robert MacLeod were appointed as independent Non-Executive Directors of the Boards, replacing Lisa Hook and Robert Polet both of whom retired from the Boards after ten and nine years of service respectively. Ms Mills was also appointed as a member of the Audit and Remuneration Committees, with Mr MacLeod appointed as a member of the Remuneration Committee.

In accordance with the articles of association of RELX PLC, Directors are normally subject to election by shareholders at the first Annual General Meeting following their appointment by the Board.

In accordance with the UK Code, all Directors will retire from the Boards of RELX NV and RELX PLC at the respective Annual General Meetings and will offer themselves for re-election. Based on the review of performance and effectiveness by the Corporate Governance Committee of each individual seeking re-election, the Boards have accepted a recommendation from the Nominations Committee that each of these Directors be proposed for re-election at the 2017 Annual General Meeting of the respective company. Details of the annual evaluation of the Boards, Committees and Directors are set out on page 75.

Board induction and development

The Chairman and the Company Secretary of each Board are responsible for ensuring that an effective induction programme takes place for new Directors. Following appointment and as required, all new Directors receive a full, formal and tailored induction, which is designed to meet their individual needs based on their knowledge and experience. This includes the provision of a comprehensive briefing pack and induction programme, as well as other relevant information to assist that Director in performing their duties.

Upon joining the Boards as Non-Executive Directors in April 2016, inductions for Robert MacLeod and Carol Mills were designed taking into account their previous knowledge and experience, and the roles that they were asked to undertake for RELX Group.

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Both received briefings from the leaders of the main business operating units, and also from the Chief Strategy Officer, in order to enhance and deepen their understanding of RELX Group, its businesses and the competitive environment in which it operates. They also received presentations from the Group’s key corporate functions, including finance, and from a number of the Group’s principal external advisers. Given their first-time appointments to the Board of a Dutch-listed company, each was provided with an in-depth briefing on their duties as a Director. Ms Mills also received a similar briefing in respect of her duties as a Director of a UK-listed company.

Following their appointments to the Remuneration Committee, Mr MacLeod and Ms Mills received a briefing on executive remuneration from the Human Resources Director, and having joined the Audit Committees, Ms Mills undertook a comprehensive Audit Committee induction programme including a briefing from the external auditor, designed to ensure familiarisation with the Committee’s oversight responsibilities.

In addition to scheduled Board and Board Committee meetings held during the year, the Directors attend other meetings and site visits to support their continuing development. The Non-Executive Directors also have opportunities to meet RELX Group Business Leaders and other senior executives.

Board information and support

All Directors have complete and timely access to the information required to discharge their responsibilities fully and efficiently. They have access to the services of the respective Company Secretaries, who are responsible for the accurate and timely flow of information to the Boards and advising the Chairman on all corporate governance matters. The Company Secretary of each Board attends all of its meetings. The Directors also have access to other members of the Group’s management, staff and external advisers, and may take independent professional advice in the furtherance of their duties, at the relevant company’s expense.

Each of the Directors is expected to attend all meetings of the Boards and Committees of which they are a member. Where a Director is unable to attend a Board or Committee meeting, they are provided with the papers relating to that meeting and are able to discuss issues arising with the respective chairman and other Board and Committee members. They are also provided with a copy of the meeting minutes.

Board evaluation

The Directors consider the evaluation of the Boards, its Committees and members to be an important aspect of corporate governance. Each year, the Boards undertake an annual evaluation of their own effectiveness and performance, and that of their Committees and individual Directors. In 2016, the Boards undertook an internal evaluation, overseen by the Corporate Governance Committee and supported by the Company Secretaries.

Using questionnaires completed by all Directors, the Committee explored key areas including: the performance of the Boards; Board composition and succession planning; talent management and executive leadership succession; risk management, corporate governance and compliance; agenda planning and quality of information provided by management; and Board Committee effectiveness. The Chairman conducted interviews with each of the Directors.

In accordance with the requirements of the UK Code, an independent external evaluation will be carried out in 2017/18.

A review of the performance of the Chairman of the Boards was led by the Senior Independent Director. The Chairman was not present during discussion among the Non-Executive Directors relating to his performance. The conclusions of the review were subsequently considered at a meeting of the Boards.

Conclusions of the 2016 review

The review confirmed that, overall, the Directors are of the view that the Boards remain engaged and committed, and that there is a culture where openness and debate are encouraged around the Boardroom table. It further confirmed that the Directors believe that the Boards continue to be appropriately involved in key decisions taken by the Group, monitoring the performance of the Group and developing the Group’s strategy. All Directors commended the Chairman on his effective leadership of the Boards, and believed that the Boards have an appropriate blend of experience, skills and diversity to provide leadership for the Group. An area of focus for the Boards in 2017 is a review of key people measures, including employee turnover and satisfaction.

Based on the findings of the review, the Corporate Governance Committee concluded that the Boards and their Committees function effectively and collaboratively and with an appropriate level of engagement with management. The Committee also concluded that the performance of each Director continues to be effective and that they demonstrate commitment to their respective roles.

Progress made during 2016 in response to 2015 review observations

Feedback provided during the evaluation also confirmed that good progress is being made in response to the prior year’s observations, particularly in ensuring a continued focus for the Boards on succession planning, so that an appropriate level of experience and knowledge of the Group is maintained as Board membership evolves.

76	RELX Group Annual reports and financial statements 2016

Attendance at meetings of the Boards and Board Committees

The table below shows the attendance of Directors at meetings of the Boards and the Board Committees during the year. Attendance is expressed as the number of meetings attended out of the number eligible to be attended.

Director	Committee appointments	Boards(1)	Audit	Remuneration	Nominations	Corporate Governance
Anthony Habgood (Chairman)	– –	7/7	–	4/4	3/3	5/5
Erik Engstrom		7/7	–	–	–	–
Nick Luff		7/7	–	–	–	–
Wolfhart Hauser		7/7	–	4/4	3/3	5/5
Adrian Hennah		7/7	5/5	–	–	5/5
Lisa Hook (2)		0/2	–	1/1	1/2	0/1
Marike van Lier Lels		7/7	5/5	–	–	5/5	Board Committee membership key
Robert MacLeod (3)		5/5	–	3/3	–	4/4
Carols Mills (3)		5/5	3/3	3/3	–	4/4	Audit Remuneration Nominations Corporate Governance Committee Chairman
Robert Polet (2)		2/2	–	0/1	–	1/1
Linda Sanford		7/7	5/5	–	–	5/5
Ben van der Veer		7/7	5/5	–	3/3	5/5

(1)	The Boards of RELX PLC, RELX NV and RELX Group plc. In addition to the seven scheduled meetings above, in 2016 serving Directors attended two full-day strategy and business review meetings.
(2)	Ms Hook and Mr Polet retired from the Boards with effect from the respective 2016 Annual General Meeting of each company. Ms Hook retired as a member of the Remuneration, Nominations and Corporate Governance Committees, and Mr Polet retired as a member of the Remuneration and Corporate Governance Committees, on 21 April 2016. Due to longstanding conflicts, Ms Hook was unable to attend the February and April Boards and Corporate Governance Committee meetings, and Mr Polet was unable to attend the February Remuneration Committee meeting.
(3)	Mr MacLeod and Ms Mills were appointed as Non-Executive Directors with effect from the respective 2016 Annual General Meeting of each company. Mr MacLeod was appointed as a member of the Remuneration and Corporate Governance Committees on 21 April 2016. Ms Mills was appointed as a member of the Audit, Remuneration and Corporate Governance Committees on 21 April 2016.

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Shareholder engagement

RELX PLC and RELX NV participate in regular dialogue with shareholders. Each reports to its shareholders through the publication of the Group’s interim and full-year reports, following which presentations are made by the Chairman, Chief Executive Officer and Chief Financial Officer on the Group’s business, and these are simultaneously webcast. In addition, quarterly trading updates are provided ahead of the Annual General Meetings of the two parent companies and towards the end of the financial year, and a conference call with investors was held following the third-quarter trading update for 2016.

In addition, a teach-in focused on developments in the Legal business was held for analysts and investors in November 2016, which was also made available on our website at www.relx.com

The Chief Executive Officer, the Chief Financial Officer and the investor relations team meet institutional shareholders on a regular basis and the Chairman also makes himself available to major institutions as appropriate.

The interim and annual results announcements and presentations, together with the trading updates, other important announcements and corporate governance documents concerning the Group, are available on our website. RELX NV has adopted a bilateral shareholder contact policy, which is also available on our website.

The Boards of RELX PLC and RELX NV commission periodic reports on the attitudes and views of the companies’ institutional shareholders and the results are presented to the respective Boards. The Boards also receive regular updates from the Group’s Head of Investor Relations on the views of shareholders through a briefing which is a standing agenda item for all meetings of the Boards.

Annual General Meetings

The Annual General Meetings provide an opportunity for the Boards to communicate with individual shareholders. The Chairman, the Chief Executive Officer, the Chief Financial Officer, the Chairmen of the Board Committees, other Directors and a representative of the external auditors are available to answer questions from shareholders. Both RELX PLC and RELX NV offer electronic voting facilities in relation to proxy voting at shareholder meetings.

Internal control and risk management

RELX Group has established internal controls and risk management practices that are embedded into the operations of the businesses, based on the Internal Control – Integrated Framework (2013) issued by the Committee of Sponsoring Organisations of the Treadway Commission (COSO).

Details of the principal risks facing the Group and how these are mitigated are set out on pages 60 to 63.

Additionally, in order to provide reasonable assurance against material inaccuracies or loss, and on the effectiveness of the systems of internal control and risk management, the Group has adopted the three lines of defence assurance model shown opposite.

Note: In addition to the Group’s internal controls, the Group is also audited externally. The report of the external auditor has been included from pages 108 to 118.

Parent companies

The Boards of RELX PLC and RELX NV have each adopted a schedule of matters which are required to be brought to them for decision. During 2016, the Boards of RELX PLC and RELX NV exercised independent supervisory roles over the activities and systems of internal control of RELX Group plc. The Boards of RELX PLC and RELX NV also approved the strategy and the annual budgets of RELX Group plc, and received regular reports on its operations, including the treasury and risk management activities. Major transactions proposed by the Board of RELX Group plc required the approval of the Boards of both RELX PLC and RELX NV.

The RELX PLC and RELX NV Audit Committees met on a regular basis to review the systems of internal control and risk management of RELX Group plc.

RELX Group plc

The Board of RELX Group plc is responsible for the system of risk management and internal control of the Group and has implemented an ongoing process for identifying, assessing, monitoring and managing the principal risks faced by its businesses. This process was in place throughout the year ended 31 December 2016, and up to the date of the approvals of the Annual Reports and Financial Statements 2016. The Board monitors these systems of internal control and risk management and annually carries out a review of their effectiveness.

78	RELX Group Annual reports and financial statements 2016

RELX Group plc has an established framework of procedures and internal control, with which the management of each business is required to comply. The Board has adopted a schedule of matters that are required to be brought to it for decision. The Group operates authorisation and approval processes throughout all of its operations. Access controls exist where processes have been automated to ensure the security of data. Management information systems have been developed to identify risks and to enable assessment of the effectiveness of the systems of internal control.

RELX Group plc has a Code of Ethics and Business Conduct that provides a guide for achieving its business goals and requires officers and employees to behave in an open, honest, ethical and principled manner. The Code also outlines confidential procedures enabling employees to report any concerns about compliance, or about the Group’s financial reporting practice. The Code is available on our website at www.relx.com

Each business area has identified and evaluated its principal risks, the controls in place to manage those risks and the levels of residual risk accepted. Risk management and control procedures are embedded into the operations of the business and include the monitoring of progress in areas for improvement that come to management and Board attention.

The principal risks facing RELX Group businesses are regularly reported to and assessed by the Board and Audit Committee.

With the close involvement of business management and central functions, the risk management and control procedures ensure that the Group is managing its business risks effectively and in a coordinated manner across the businesses with clarity on the respective responsibilities and interdependencies. Litigation and other legal regulatory matters are managed by legal directors in the business.

The RELX Group plc Audit Committee receives regular reports on the identification and management of principal risks, and reviews these reports. The Audit Committee also receives regular reports from both internal and external auditors on internal control and risk management matters. In addition, each business area is required, at the end of the financial year, to review the effectiveness of internal controls and risk management and report its findings on a detailed basis to the management of RELX Group plc. These reports are summarised and, as part of the annual review of effectiveness, submitted to the Audit Committee. The Chairman of the Audit Committee reports to the Board on any significant internal control matters arising.

Annual review

As part of the year-end procedures, the Audit Committees and Boards reviewed the effectiveness of the systems of internal control and risk management, during the 2016 financial year. This included consideration of risk appetite (defined as the Group’s willingness to take on risk) for each principal risk. Risk appetite is based on an assessment of the level of residual risk, taking account of inherent risk and mitigation effort. The assessment is rated, in relation to the Group’s objectives for the current level of residual risk, in three broad categories: reduce, accept and willing to extend. The level of residual risk which the Group is prepared to accept will vary, with a high level of mitigation effort over operational, financial and compliance risks. The residual risk level for external and strategic risks may be extended if doing so is in line with the Group’s strategic objectives, values and stakeholder interests and if shareholder returns could be increased. The objective of these systems of internal control and risk management is to manage, rather than eliminate, the risk of failure to achieve business objectives. Accordingly, they can only provide reasonable, but not absolute, assurance against material misstatement or loss. The Boards have confirmed, subject to the above, that as regards financial reporting risks, the respective risk management and control systems provide reasonable assurance against material inaccuracies or loss and have functioned properly during the year.

Responsibilities in respect of the financial statements

The Directors of RELX PLC, RELX NV and RELX Group plc are required to prepare financial statements as at the end of each financial period, in accordance with applicable law and regulations, which give a true and fair view of the state of affairs, and of the profit or loss, of the respective companies and their subsidiaries, joint ventures and associates. They are responsible for maintaining proper accounting records, for safeguarding assets, and for taking reasonable steps to prevent and detect fraud and other irregularities. The Directors are also responsible for selecting suitable accounting policies and applying them on a consistent basis, and making judgements and estimates that are prudent and reasonable.

Applicable accounting standards have been followed and the RELX Group consolidated financial statements, which are the responsibility of the Directors of RELX PLC and RELX NV, are prepared using accounting policies which comply with International Financial Reporting Standards as issued by the International Accounting Standards Board and as adopted by the European Union.

Having taken into account all of the matters considered by the Boards and brought to the attention of the Boards, the Directors are satisfied that the Annual Report and Accounts, taken as a whole, is fair, balanced and understandable, and provides the information necessary for shareholders to assess the Group’s position and performance, business model and strategy.

Going concern

The Directors of RELX PLC and RELX NV, having made appropriate enquiries, consider that adequate resources exist for the Group to continue in operational existence for the foreseeable future and that, therefore, it is appropriate to adopt the going concern basis in preparing the 2016 financial statements. In reaching these conclusions, the Directors of RELX PLC and RELX NV have had due regard to the Group’s financial position as at 31 December 2016, the strong free cash flow of the Group, the Group’s ability to access capital markets and the principal risks facing the Group.

A commentary on the Group’s cash flows, financial position and liquidity for the year ended 31 December 2016 is set out in the Chief Financial Officer’s report on pages 54 to 59. This shows that after taking account of available cash resources and committed bank facilities that back up short-term borrowings, all of the Group’s borrowings that mature within the next two years can be covered. The Group’s policies on liquidity, capital management and management of risks relating to interest rate, foreign exchange and credit exposures are set out on pages 150 to 154. The principal risks facing the Group are set out on pages 60 to 63.

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US certificates

As required by Section 302 of the US Sarbanes-Oxley Act 2002 and by related rules issued by the US Securities and Exchange Commission (the Commission), the Chief Executive Officer and Chief Financial Officer of RELX PLC and RELX NV certify in the respective Annual Reports 2016 on Form 20-F to be filed with the Commission that they are responsible for establishing and maintaining disclosure controls and procedures and that they have:

∎	designed such disclosure controls and procedures to ensure that material information relating to the Group is made known to them

∎	evaluated the effectiveness of the Group’s disclosure controls and procedures

∎	based on their evaluation, disclosed to the Audit Committees and the external auditors all significant deficiencies in the design or operation of disclosure controls and procedures and any frauds, whether or not material, that involve management or other employees who have a significant role in the Group’s internal controls

∎	presented in the RELX Group Annual Report 2016 on Form 20-F their conclusions about the effectiveness of the disclosure controls and procedures

A Disclosure Committee, comprising the Company Secretaries of RELX PLC and RELX NV and other senior managers of the Group, provides assurance to the Chief Executive Officer and Chief Financial Officer regarding their Section 302 certifications.

Section 404 of the US Sarbanes-Oxley Act 2002 requires the Chief Executive Officer and Chief Financial Officer of RELX PLC and RELX NV to certify in the respective Annual Reports 2016 on Form 20-F that they are responsible for maintaining adequate internal control structures and procedures for financial reporting and to conduct an assessment of their effectiveness. The conclusions of the assessment of internal control structures and financial reporting procedures, which are unqualified, are presented in the RELX Group Annual Report 2016 on Form 20-F.

Viability statement

Each year management develops a three-year strategy plan that reflects the expected operating environment. This plan forms the basis for Group and divisional targets. In 2016, our strategy is unchanged. Our objective is to deliver improved outcomes for professional and business customers across industries, to help them make better decisions, get better results and be more productive. We do this by leveraging a deep understanding of our customers to develop increasingly sophisticated information-based analytics and decision tools which combine content and data with analytics and technology in global platforms. We aim to build leading positions in long-term global growth markets and leverage our skills, assets and resources, both to build solutions for our customers and to pursue cost efficiencies. Further details on our strategy and 2016 progress are on pages 4 and 5. Whilst management selected three years for its review and quantitative testing of the Group’s viability, reflecting the length of the annual strategy plan period, it also considered longer-term developments.

The three-year strategic plan for our businesses includes management’s assessment of the anticipated operational risks affecting the business and assumes that current economic conditions broadly persist, financing will be available on similar terms to those negotiated recently and interest rates will follow market expectations. Management then considers the viability of the business should unexpected events arise. A full description of the principal risks facing our business is set out on pages 60 to 63 along with the mitigating controls. In assessing viability, a cross-functional team comprised of business unit, risk, strategy and treasury personnel estimate the quantitative impact of each individual risk on the Group’s revenue and profit.

The analysis then considers the effect of various sets of multiple risks occurring simultaneously, combined with the inability to access the debt capital markets to refinance scheduled liabilities as they become due. Reflecting the importance of proprietary data and potential disruption or loss of data sources, we modelled the impact of a worst-case scenario assuming the invalidation of certain intellectual property rights and inability to use certain third-party information. The analysis concluded that even with the simultaneous occurrence of these risks and no access to the debt capital markets, the Group would still have sufficient funds to trade, settle its liabilities as they come due and remain compliant with its financial covenants.

In addition to scenario modelling, the Directors bi-annually review the Group’s principal risks, assess the likelihood and impact of each risk together with the effectiveness of mitigating controls. The Directors also receive regular updates from management on treasury, tax, acquisitions and divestments and periodic briefings on significant risk areas including information security, technology and legal and regulatory matters. Finally, separate from the annual strategy plan, the Directors periodically receive updates from business area management on their operations, prospects and risks. Whilst these reviews and discussions naturally focus more closely on the quantifiable risks facing the business, they also cover risks that may occur outside of the three-year planning period.

As a result of stress-testing the three-year strategic plan and supported by regular reviews of risk during the year, the Directors confirm that they have a reasonable expectation that the Group will be able to continue its operations and meet its liabilities as they fall due over the next three years and are not aware of any longer-term operational or strategic risks that would result in a different outcome from the three-year review.

80	RELX Group Annual reports and financial statements 2016

Report of the Nominations Committee

This report has been prepared by the joint Nominations Committee of RELX PLC and RELX NV and has been approved by the respective Boards.

Membership

The Committee comprises only Non-Executive Directors. The members of the Committee who served during the year were:

∎	Anthony Habgood (Committee Chairman)

∎	Lisa Hook (until 21 April 2016)

∎	Ben van der Veer

∎	Wolfhart Hauser

Responsibilities

The principal role and responsibilities of the Committee are to provide assistance to the Boards by identifying individuals qualified to become Directors and recommending to the Boards the appointment of such individuals. The responsibilities of the Committee are set out in written Terms of Reference (available at www.relx.com ) and include:

∎	to keep under review the size and composition of the Boards

∎	to develop and agree the specification for the recruitment of new Directors

∎	to procure the recruitment of new Directors

∎	to recommend to the Boards the appointment of candidates subject, where appropriate, to the approval of shareholders of RELX PLC and RELX NV

∎	to recommend Directors to serve on the Committees of the Boards, having regard to the criteria for service on each Committee as set out in the Terms of Reference for such Committees, and to recommend members to serve as the Chair of those Committees

∎	to make recommendations to the Boards in relation to the election or re-election of Directors at the Annual General Meetings of RELX PLC and RELX NV

∎	to review and make recommendations to the Boards in relation to any Directors’ actual or potential conflicts of interest

Activities of the Committee

During the year, the Committee met three times and its main areas of focus were:

∎	the appointments of Robert MacLeod and Carol Mills as Non-Executive Directors

∎	the re-appointment of Wolfhart Hauser as a Non-Executive Director, and his appointment as the Senior Independent Director in April 2016

∎	the re-appointment of Marike van Lier Lels as a Non-Executive Director of RELX NV
∎	the review of the composition of the Audit Committees and Remuneration Committee, following the changes to the Boards which took place in April 2016

∎	succession planning for Non-Executive Directors

Composition and diversity of the Boards

The Committee seeks to ensure that the Boards and their Committees comprise an appropriate balance of skills, experience, independence and knowledge of RELX Group’s businesses, and diversity, including gender. The Committee has established a formal, rigorous and transparent procedure for the recruitment of candidates to the Boards and recommendations by the Committee are made principally on the basis of a candidate’s merit, against objective criteria and with due regard for the benefits of diversity. The Committee recognises the benefits that diversity on the Boards can bring and continues to meet its target of the Boards being comprised of at least 30% women. The Committee will continue to monitor developments in relation to Board diversity. Details of the Group’s approach to diversity and inclusion more generally in its workforce can be found in the Corporate Responsibility Report on page 46.

Two Non-Executive Directors, Robert MacLeod and Carol Mills, were appointed to the Boards in April 2016. The Committee retained Kingsley Gate Partners LLP and The Zygos Partnership, independent recruitment consultancies specialising in non-executive appointments with no other connection to RELX Group, to carry out the search for these new Non-Executive Directors. Following a rigorous and transparent process of assessments and interviews, the Committee recommended to the Boards that Robert MacLeod and Carol Mills be proposed for election as Non-Executive Directors at the Annual General Meetings in April 2016. As part of the selection process, the Committee considered, among other things, their ability to devote sufficient time to the role of Non-Executive Director, Mr MacLeod’s and Ms Mills’ existing external interests, and their independence as defined under the UK Code.

The charts on page 73 illustrate in more detail the composition of the Boards.

Conflicts of interest

During the year, the Committee monitored Directors’ conflicts of interest in respect of their external appointments, and undertook an annual review of these. No actual conflicts were identified. However, situations were identified which could potentially give rise to a conflict of interest, and the Boards authorised those situations and put in place appropriate procedures to manage any potential conflicts at the recommendation of the Committee. More information on conflicts of interest can be found in the RELX PLC Directors’ Report on page 172.

Director re-elections

The Committee reviewed the results of the evaluation of the effectiveness and performance of the Boards, their Committees and the individual Directors, which had been overseen by the Corporate Governance Committee. Details of the 2016/17 Board evaluation can be found on page 75. Following this review, the Committee recommended that each Director on the Boards as at 31 December 2016 be put forward for re-election at the 2017 Annual General Meetings.

Governance Remuneration Report	81

Directors’ Remuneration Report

The Directors’ Remuneration Report (the Report) describes how the Group applies the principles of good governance relating to Directors’ remuneration. This Report has been prepared by the Remuneration Committee of RELX Group plc (the Committee) in accordance with the UK Corporate Governance Code, the UK Listing Rules, the Large and Medium-sized Companies and Groups (Accounts and Reports) (Amendment) Regulations 2013 (the UK Regulations) and the Dutch Corporate Governance Code (the Dutch Code).

The Report was approved by the Boards of RELX PLC, RELX NV and RELX Group plc.

Introduction from the Remuneration Committee Chairman

The current remuneration policy was approved by shareholders at the 2014 Annual General Meeting (AGM) of RELX PLC for three years and can be found at www.relx.com/go/remunerationpolicy or on pages 79 to 85 of the 2013 Remuneration Report. As a result, an updated remuneration policy is being proposed to shareholders for approval at the 2017 RELX PLC AGM and the RELX NV AGM, with the first awards under the new policy to be granted to existing Executive Directors in the first quarter of 2018. The new policy, which is proposed to apply for three years from the conclusion of the 2017 AGM of RELX PLC, is set out in the Remuneration Policy Report on pages 84 to 90.

RELX PLC and RELX NV shareholders will be invited to vote (by way of a binding vote) on the proposed new remuneration policy at the 2017 AGMs of RELX PLC and RELX NV respectively.

The implementation of the current policy during 2016 is described on pages 92 to 104 (the Annual Remuneration Report).

RELX PLC shareholders will be invited to vote (by way of a non-binding advisory vote) on the 2016 Annual Remuneration Report at the AGM of RELX PLC.

Our Report therefore has two parts, the first directly below dealing with the new policy and the second starting on page 91, describing the implementation of the existing policy in 2016.

Proposed new remuneration policy

A key area of focus for the Remuneration Committee (the Committee) during 2016 was the review of the remuneration policy for Directors.

In reviewing the policy, the Committee took into account its desire to retain and attract top executive talent, promote the continued strong strategic and financial performance of the business and maintain executive alignment with long-term shareholder interests. The Committee considered feedback received from shareholders since the adoption of the current policy in 2014 and trends in market practice, and was cognisant of the global nature of the RELX business. As a data analytics and technology-driven business with half of its revenue being derived from the US market, the Group primarily competes for talent with US-based information and technology companies. The Committee also considered the pay practices of the FTSE 30, reflective of the company’s position around the middle of this group.

Earlier this year, we also consulted with shareholders representing over 45% of our issued share capital and shareholder representative bodies in the UK, the Netherlands and the US. I will comment on the consultation in greater detail below, but for now would like to express my gratitude for the feedback received, which has helped to shape the final design of the proposed policy.

Outline of the proposed new remuneration policy for Executive Directors

Our objective with the new policy is to maintain the overall remuneration for Executive Directors broadly at current levels using the same combination of performance metrics for the incentive plans as used presently as these have supported consistent, predictable and strong financial performance by the business and significant value creation for shareholders over the last five years. Our business strategy continues to be to grow the core business through organic investment and the build-out of new products, with bolt-on acquisitions where we are the natural owner, as well as portfolio rationalisation through selective divestments. We are therefore retaining the same performance metrics for the long-term incentive, as these align with, and support, our strategy by focussing on sustained earnings growth, return on invested capital and shareholder returns.

We propose simplifying the incentive framework for Executive Directors by reducing the number of plans in which they participate from four (one annual and three multi-year incentive plans) to two (one annual and one multi-year incentive plan).

We propose to eliminate any future participation by Executive Directors in the BIP share matching plan (Bonus Investment Plan) and the ESOS (Executive Share Option Scheme). Under the new policy, they will participate only in the AIP (Annual Incentive Plan) and the LTIP (Long Term Incentive Plan). Overall incentive opportunity will be broadly maintained at current policy levels by adding a deferred share element to the AIP and increasing the potential award under the LTIP to offset the elimination of their future participation in the other two multi-year incentive plans.

We will maintain the target opportunity for the annual incentive which is paid in cash at the current level (100% of salary) and will reduce the maximum possible cash annual incentive payable to Executive Directors from 150% of salary under the current policy to 133% of salary under the new policy. We will add a deferred share element to the AIP of 50% of salary at target and 67% of salary at maximum. This means that the total AIP opportunity (cash plus deferred shares) will be 150% of salary at target and 200% at maximum. The deferred share element will equal one-third of the total of any earned incentive under the AIP and will be paid in RELX shares, which will not be released for three years. We intend to continue to use profit after tax, revenue, cash flow conversion and individual Key Performance Objectives (KPOs), which are chosen to align with the company’s strategy and create a platform for sustainable future performance, as the AIP performance measures. We will lower the caps on the payout amounts for each individual financial performance element to 150% of target, and for the KPO element to 100% of target.

AIP performance targets (financial and KPOs) will be set by the Committee following the same robust process which has been used in recent years and will be designed to be challenging but achievable. Financial targets are set by reference to the previous year’s performance and internal and external forecasts for the

82	RELX Group Annual reports and financial statements 2016

following year. Over the last seven years, payout levels under the AIP for Executive Directors have been at relatively consistent levels at around 100% of target, or 70% of maximum, reflective of RELX’s consistent and strong financial performance. This year, we are significantly increasing the level of retrospective disclosure of AIP targets by disclosing both the actual achievement for the financial measures as well as the full scale of potential outcomes from threshold to maximum for each of these measures and the percentage achievement for KPOs for the 2016 AIP (see page 93).

The LTIP will be based on the same foundations as before, focussing on sustained earnings growth, through earnings per share (EPS), return on invested capital (ROIC) and total shareholder return (TSR), as these continue to support the execution of our business strategy and promote continued long-term value creation. We believe that, together, EPS, ROIC and TSR provide a balanced set of measures. In order to maintain the proportion of remuneration which is tied to TSR performance, as a percentage of salary, at a similar level to the current policy level, we will adjust the relative weighting of the performance measures in the LTIP from 1/3rd for each under the current policy to 40% EPS, 40% ROIC and 20% TSR under the new policy. The increase in weighting of EPS and ROIC reflects the impact of the elimination of BIP (which has EPS and ROIC as its two performance measures).

To partly offset the elimination of the Executive Directors’ participation in the other two multi-year incentive plans in which they currently participate (BIP and ESOS), we propose to increase the maximum opportunity under the LTIP from 250% to 450% of salary for the CEO and from 200% to 375% of salary for other Executive Directors. The maximum opportunity under BIP is currently 100% of salary and under ESOS is 250% of salary for the CEO and 200% of salary for the CFO. The threshold award vesting level in respect of each performance measure will be reduced to 25%. The targets for each three-year performance period will be set with regard to prior years’ results, internal and external forecasts for the performance period and the strategic plan for the business. They are designed to provide exceptional reward for exceptional performance, whilst providing a reasonable expectation that a payout at the lower end of the scale is attainable, subject to robust performance.

The overall remuneration which would be received under the new policy if threshold performance was achieved for all financial measures in the AIP and LTIP is less than what would be achieved for threshold performance under all of the incentive plans under the current policy.

To even further strengthen long-term alignment with shareholders, we will increase the shareholding requirements from 300% to 400% of salary for the CEO and from 200% to 300% of salary for other Executive Directors and lengthen the LTIP post-vesting holding period from six months to two years.

Under the new pension policy, and as part of his ongoing membership of the legacy defined benefit scheme, the CEO is subject to higher annual increases in his personal contributions (2% per annum increases versus 1% under the current policy) and in the participation fee (3% per annum increases versus 2% under the current policy) and is also subject to a 2% cap on annual increases in pensionable earnings. These changes are designed to manage the costs inherent in operating this scheme and mean that by 2020, the CEO will contribute to the pension 19% of his base salary in excess of the pension scheme’s earnings cap. In respect of the defined contribution plan, we have reduced the maximum company contribution from 30% of salary per annum under the current policy to 25% and the company contribution rate for the current CFO (which was approved under the current policy) will be reduced from 30% to 25% over the next two years.

In developing the proposed new policy for Executive Directors, the Committee considered the pay policies for employees across the Group generally and the incentive plan participation of the wider senior management population. Subject to receiving shareholder approval for the new policy, the Committee will decide on the most appropriate way to align senior management’s incentive plan participation with that of the Executive Directors.

Shareholder consultation

As noted, we consulted extensively with shareholders (representing a total of over 45% of our combined PLC and NV issued share capital) and shareholder representative bodies in the UK, the Netherlands and the US on our proposed new policy. We had a high level of engagement and are pleased to report that virtually all investors with whom we met indicated support for the general direction of the proposed new remuneration policy.

∎	All investors welcomed the simplified design, the addition of a deferred share element to the AIP, the increase in share ownership requirements and lengthening of the LTIP post-vesting holding period and our commitment to increased disclosure of AIP targets and outcomes.

∎	Investors appreciated our consistent company performance over the past five years and acknowledged that remuneration at the company historically had been well correlated with company performance, which was felt to be important.

∎	While shareholders hold divergent views about individual performance metrics, there was agreement that the balanced mix of EPS, ROIC and TSR had supported the company’s performance and an understanding of why the company feels it appropriate to continue to use these financial measures for the LTIP.

∎	Some investors sought reassurance that the new policy was sufficient to retain the current Executive Directors. A number of shareholders also raised concerns about the elimination of the ESOS option plan and sought reassurance that the Executive Directors felt the proposed new policy was fair. Some investors were concerned that the financial measures, in particular ROIC, might disincentivise management from taking appropriate business risks, for example in respect of acquisitions, which may be required to drive further growth in the business. The Committee believes that the mix of financial measures provides adequate incentive.

∎	When asked how we compared total quantum under the new policy with total quantum under the current policy, we explained that we had looked at the CEO’s total remuneration received for the 2013-15 cycle under the existing policy and compared the outcome under the proposed new policy, had it been in place at the relevant time, against this amount. The two amounts were very close to each other. Furthermore, the overall maximum grant face values of incentives (annual and long-term), as a percentage of salary, are lower under the new policy than under the current policy.

We believe that the proposed changes result in a simplified remuneration policy which addresses the shareholder feedback

Governance Remuneration Report	83

we have received and more closely reflects current investor preferences, whilst retaining the elements of our current remuneration structure which we believe have contributed to RELX’s strong and consistent financial performance and significant value creation for shareholders over the past five years.

As in previous years, the Report has been prepared in a manner which balances the specific local requirements of the UK Regulations and the Dutch Code with the desire to provide additional information which may be helpful to our broader global investor base.

Wolfhart Hauser

Chairman, Remuneration Committee

84	RELX Group Annual reports and financial statements 2016

Remuneration Policy Report

Set out in this section is the company’s proposed new remuneration policy for Directors, which, subject to shareholder approval by RELX PLC and RELX NV shareholders, will apply for three years from the conclusion of the RELX PLC AGM to be held on 20 April 2017. The key changes from the previous remuneration policy (which is set out in the 2013 Annual Reports and Financial Statements and was approved by RELX PLC shareholders at the 2014 AGM and the rationale for the changes are explained in the Committee Chairman’s introduction on pages 81 to 83.

Remuneration policy table – Executive Directors

All footnotes to the policy table can be found on pages 86 to 87.

ANNUAL BASE SALARY

Purpose and link to strategy

To recruit and retain the best executive talent globally to execute our strategic objectives at appropriate cost.

Operation

Salaries for Executive Directors are set and reviewed annually by the Remuneration Committee (the Committee) with changes typically taking effect on 1 January. In exceptional circumstances, the Committee may review salaries more frequently.

When reviewing salaries, the Committee considers the executive’s role and sustained value to the company in terms of skill, experience and overall contribution and the company’s guidelines for salaries for all employees for the year. Periodically, competitiveness with companies which are comparable in respect of industry, size, international scope and complexity is also considered in order to ensure the company’s ability to attract and retain executives.

For the last five years, Executive Directors’ salary increases have been 2.5% per annum.

Performance framework

N/A

Maximum value

Salary increases to Executive Directors will remain within the range of increases for the wider employee population. However, the Committee has discretion to exceed this to take account of individual circumstances such as change in responsibility, increases in scale or complexity of the business, inflation or alignment to market level.

Recovery of sums paid

No provision.

RETIREMENT BENEFITS

Purpose and link to strategy

Retirement plans are part of remuneration packages designed to recruit and retain the best executive talent at appropriate cost.

Operation

Our policy is to offer competitive long-term sustainable defined contribution plans. Any amount above applicable limits, for example HMRC’s annual allowance in the UK, will be paid in cash and will be subject to tax and social security deductions. In certain circumstances, executives can take cash instead of pension contributions.

The UK defined benefit schemes are closed to new hires. Continued membership of legacy defined benefit schemes requires annual increases to contributions and participation fees from all members, who have a choice to switch to the defined contribution plan at any time.

The CEO is a member of a UK legacy defined benefit pension arrangement, accruing 1/30th of final year pensionable earnings for each year (pro-rated for part years) of service, with a normal retirement age of 60. In line with all UK defined benefit scheme members, the CEO’s contributions have been increasing annually since 2011 and will be 11% of pensionable earnings up to the base scheme’s earnings cap from 1 March 2017. The contribution rate will increase by a further two percentage points each year to 17% by 1 March 2020. The CEO also pays a participation fee which, from 1 March 2017, will be 10% of the amount of his pensionable earnings in excess of the base scheme’s earnings cap. The participation fee will increase annually by three percentage points to 19% by 1 March 2020. In addition, from March 2017, a cap will be introduced of 2% per annum on the increase in the CEO’s pensionable earnings.

Performance framework

N/A

Maximum value

Defined contribution plan – maximum company contribution of 25% of salary per annum or equivalent cash in lieu. The CFO currently receives 30% of salary under an arrangement which was made pursuant to the previous remuneration policy, which contained a 30% of salary maximum. From March 2017, the CFO’s company contribution will decrease by 1% to 29% and then by a further two percentage points each year to 25% by March 2019.

Defined benefit scheme – accrual of 1/30th of final year pensionable earnings for every year of service up to a maximum of 2/3rds of pensionable earnings. As noted above under “Operation”, the CEO is subject to increases in his contributions and in the participation fee, as well as a cap on annual increases in pensionable earnings, as part of his ongoing membership of this scheme.

Recovery of sums paid

No provision.

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OTHER BENEFITS

Purpose and link to strategy

To provide competitive benefits at appropriate cost.

Operation

Other benefits, subject to periodic review, may include private medical and dental cover, life assurance, tax return preparation costs, car benefits, directors’ and officers’ liability insurance, relocation benefits and expatriate allowances and other benefits available to employees generally, including, where appropriate, the tax on such benefits.

Performance framework

N/A

Maximum value

The maximum for ongoing benefits for Executive Directors will not normally exceed 10% of salary (excluding relocation benefits and any tax related charge on benefits which is met by the company). However, the Committee may provide reasonable benefits beyond this amount in exceptional situations, such as a change in the individual’s circumstances caused by the company, or if there is a significant increase in the cost of providing the agreed benefit.1

Recovery of sums paid

No provision.

AIP (ANNUAL INCENTIVE PLAN)

Purpose and link to strategy

The annual incentive provides focus on the delivery of annual financial targets and the achievement of annual objectives and milestones which are chosen to align with the company’s strategy and create a platform for sustainable future performance. The compulsory deferral of one-third of any annual incentive earned into RELX shares for three years promotes longer-term alignment of Executive Directors’ interests with shareholders’ interests, including an element of post-termination shareholding.

Why performance measures are chosen and how targets are set

Performance measures include a balanced set of financial targets and Key Performance Objectives (KPOs), which are appropriately weighted and which support current strategy and incentivise the Executive Directors to achieve the desired outcomes without undue risk of focusing on any one financial measure.

The targets are designed to be challenging. They are set with reference to the previous year’s performance and internal and external forecasts for the following year.

Operation

The Committee reviews and sets the financial targets and KPOs annually, taking into account internal forecasts and strategic plans. It approves four to six KPOs for each Executive Director, reflecting critical business priorities for which each is accountable. At least one KPO will relate to the achievement of sustainability targets.

Following year end, the Committee compares actual performance with the financial targets and assesses the achievement of individual KPOs. Two-thirds of any annual incentive earned is paid in cash to the Executive Director and the remaining one-third is deferred into RELX shares, which are not released to the Executive Director for three years.

Dividend equivalents accrued during the deferral period are payable in respect of the shares that vest.

On a change in control, the default position is that deferred shares vest. Alternatively, the Committee may determine that deferred shares will not vest and will instead be exchanged for equivalent awards in the acquiring company.

Performance framework

The measures include financial targets, which have a weighting of at least 70%, and individual KPOs, with each element assessed separately.

∎	The minimum payout is zero.

∎	If threshold is reached for each of the financial measures, the overall payout for the financial measures is 10.5% of salary. If the financial measure with the lowest weighting pays out at threshold and the others do not pay out at all, the overall payout for financial measures is 1.5% of salary. There is no threshold level for KPOs.

∎	Payout for target performance is 150% of salary.

Following an assessment of achievement and scoring of KPOs, the Committee agrees the overall level of earned incentive for each Executive Director.

Committee discretion applies.2,3,4

Maximum value

The maximum potential annual incentive is 200% of annual base salary. This includes the deferred share element but excludes dividend equivalents payable in respect of the deferred shares.

Recovery of sums paid

Claw-back applies.5

86	RELX Group Annual reports and financial statements 2016

LONG TERM INCENTIVE PLAN

Purpose and link to strategy

The Long Term Incentive Plan (LTIP) is designed to provide a long-term incentive for Executive Directors to achieve the key performance measures that support the company’s strategy, and to align their interests with shareholders.

Why performance measures are chosen and how targets are set

Our strategic focus is on continuing to transform the core business through organic investment and the build out of new products into adjacent markets and geographies, supplemented by selective portfolio acquisitions and divestments. The performance measures in the LTIP are chosen to support this strategy by focusing on sustained earnings growth, return on invested capital and shareholder return.

Targets are set with regard to previous results and internal and external forecasts for the performance period and the strategic plan for the business. They are designed to provide exceptional reward for exceptional performance, whilst allowing a reasonable expectation that reward at the lower end of the scale is attainable, subject to robust performance.

Operation

Annual awards of performance shares, with vesting subject to:

∎	performance measured over three financial years

∎	continued employment (subject to the provisions set out in the “Policy on payments for loss of office” section)

∎	meeting shareholding requirements (400% of salary for the CEO and 300% of salary for the CFO)

Executive Directors are to retain their net (after tax) vested shares for a holding period of two years after vesting.

Dividend equivalents accrued during the performance period are payable in respect of the performance shares that vest.

On a change of control, the default position is that awards vest on a pro-rated basis, subject to an assessment of performance against targets at that time. Alternatively, the Committee may determine that the awards will not vest and will instead be exchanged for equivalent awards in the acquiring company.

Performance framework

The performance measures are EPS, ROIC and relative TSR, weighted 40%:40%:20% respectively and assessed independently, such that a payout can be received under any one of the measures (or, for TSR, in respect of one of the three comparator groups).

∎	The minimum payout is zero.

∎	If each of the measures vests at threshold, the overall payout is 25% of the award. If the measure with the lowest weighting vests at threshold and the others do not vest at all, the overall payout is 2% of the award.

∎	Payout in line with expectations is 50% of the maximum award.

Dividend equivalents are not taken into account in the above payout levels.

Committee discretion applies.2,3,4

Maximum value

The maximum grant in any year is up to 450% of base salary for the CEO and up to 375% of base salary for other Executive Directors (not including dividend equivalents).

Recovery of sums paid

Claw-back applies.5

1.	Other benefits: Maximum value has increased from 5% under the previous policy to 10% to reflect increases in the cost of providing the agreed benefits. The level of benefits provided to Executive Directors has not changed.

2.	Discretion in respect of AIP and LTIP payout levels: In determining the level of payout under the AIP and vesting under the LTIP, the Committee takes into account RELX’s overall business performance and value created for shareholders over the period in review and other relevant factors. It has discretion to adjust the vesting and payout levels (subject always to the maximum individual limits) if it believes this would result in a fairer outcome. This discretion will only be used in exceptional circumstances and the Committee will explain in the next Remuneration Report the extent to which it has been exercised and the reasons for doing so.

3.	Discretion to vary performance measures under the AIP and the LTIP: The Committee may vary the financial measures applying to a current annual incentive year and performance measures for LTIP awards already granted if a change in circumstances leads it to believe that the arrangement is no longer a fair measure of performance. Any new measures will not be materially less, or more, challenging than the original ones.

4.	Discretion on termination of employment under the AIP and the LTIP: The Committee’s discretion on termination of employment is described under the “Policy on payments for loss of office” section on pages 88 to 89.

5.	Malus and claw-back under the AIP and the LTIP: Under the AIP and the LTIP, the Committee has discretion to apply malus and claw-back (i) if the payout (including the AIP deferred shares element) was calculated on the basis of materially misstated financial or other data, in which case it can withhold a payout and can seek to recover the difference in value between the incorrect payout and the amount that would have been paid had the correct data been used or (ii) if there has been serious misconduct on the part of the individual, in which case the Committee may withhold an AIP payout, lapse unvested LTIP awards and may require repayment of AIP and LTIP gains arising during a specified period. Under the LTIP, the Committee also has discretion to apply malus and claw-back if a participant breaches post-termination restrictive covenants, in which case unvested awards would lapse and the Committee may require repayment of gains arising during the period beginning six months before termination and ending on the date the post-termination restrictive covenants are stated to expire. Serious misconduct has been added as a trigger event under the AIP and the LTIP since the previous policy to increase the circumstances in which we can apply malus and claw-back.

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6.	Explanation of differences between the company’s policy on Executive Directors’ remuneration and the policy for other employees: Incentives: A larger percentage of Executive Directors’ remuneration is performance related than that of other employees. All managers participate in an annual incentive plan, but participation levels, measures and targets vary according to their role, seniority and local business priorities. Approximately 100 senior executives currently participate in the LTIP and/or the Bonus Investment Plan (BIP) and about 1,000 participate in the Executive Share Option Scheme (ESOS). Grant levels under all plans vary according to role and seniority. In considering the proposed new remuneration policy for Executive Directors, under which the Executive Directors will only participate in the AIP and the LTIP, the Committee considered the incentive plan participation for the wider senior management population. Assuming shareholder approval is received for the new policy for Executive Directors, the Committee will decide on the most appropriate way to align the senior management population’s incentive plan participation with that of the Executive Directors. Other benefits: The range and level of retirement and other benefits provided to employees vary according to role, seniority and local market practice. This is to ensure that we provide competitive packages which are appropriate to specific roles. In reducing the maximum company contribution for Executive Directors under the defined contribution pension plan, the Committee took into account the contribution rates for Executive Directors and for the wider employee population.

7.	Changes to pay components: The changes which have been made since the previous remuneration policy, together with the rationale for the changes, are described in the Committee Chairman’s introduction on pages 81 to 83 and in notes 1 and 5 above.

Remuneration outcomes in different performance scenarios

The Committee considers the level of remuneration that may be paid in the context of the performance delivered and value added for shareholders. The charts below are an illustration of how the CEO’s and CFO’s regular annual remuneration could vary under different performance scenarios. The salary, benefits and pension levels are the same in all three scenarios in each chart. Salary is based on 2017 salary. Benefits is based on the most recent figure from the Single Total Figure table. Pension, annual incentive and LTIP are all based on the policy table’s award levels and percentages applied to the 2017 salary. Annual incentive amounts include the one-third portion which is subject to compulsory deferral into RELX shares for three years, although the deferral portion is separately identified within the annual incentive amount in the charts. The performance assumptions which have been used are as follows: Minimum means no AIP payout and no LTIP vesting. In line with expectations means AIP payout at 150% of salary (of which one-third is deferred into shares) and LTIP vesting at half of the award. Maximum means AIP payout at 200% of salary (of which one-third is deferred into shares) and LTIP vesting at 100% of the award.

No share price movement is assumed and any dividend equivalents payable in respect of the AIP deferred shares and the LTIP are not included.

88	RELX Group Annual reports and financial statements 2016

Approach to recruitment remuneration – Executive Directors

When agreeing the components of a remuneration package on the appointment of a new Executive Director, or an internal promotion to the Board, the Committee would seek to align the package with the remuneration policy stated in the policy table. However, on an internal promotion to the Board, any existing contractual obligations and commitments may continue to be honoured, even if not consistent with the prevailing policy. For example, if the individual is a member of the legacy defined benefit pension scheme, the Committee will consider the pension arrangements in the context of the package as a whole and may allow continued participation.

The Committee’s general principle on recruitment is to offer a competitive remuneration package to attract high-calibre candidates from a global talent pool. Basic salary would be set at an appropriate level for the candidate, taking into account all relevant factors. As a data analytics and technology-driven business, with half of its revenue in the US, the company primarily competes for talent with US-based information and technology companies.

The various components and the company’s approach are as follows:

Standard package on recruitment*

To offer remuneration in line with the policy table (including the limits), taking into account the principles set out above.

Compensation for forfeited entitlements

The Committee may make awards and payments on hiring an external candidate to compensate him or her for entitlements forfeited on leaving the previous employer. If such a decision is made, the Committee will attempt to reflect previous entitlements as closely as possible using a variety of tools, including cash and share based awards. Malus and claw-back provisions will apply where appropriate. If necessary to facilitate the grant of awards, the Committee may rely on the one person exemption from shareholder approval in the UK Listing Rules.

Relocation allowances and expenses

The type and size of relocation allowances and expenses will be determined by the specific circumstances of the new recruit.

*The standard package comprises annual base salary, retirement benefits, other benefits, AIP and LTIP.

Shareholding requirement

The Executive Directors are subject to shareholding requirements. These are a minimum of 400% of annual base salary for the CEO and 300% of annual base salary for other Executive Directors. On joining or promotion to the Board, Executive Directors are given a period of time, typically up to five years, to build up to their requirement.

Policy on payments for loss of office

In line with the company’s policy, the service contracts of the existing Executive Directors contain 12-month notice periods.

The circumstances in which an Executive Director’s employment is terminated will affect the Committee’s determination of any payment for loss of office, but it expects to apply the principles outlined in the table on the next page. The Committee reserves the right to depart from these principles where appropriate in light of any taxation requirements to which the company or the Executive Director is subject (including, without limitation, section 409A of the US Internal Revenue Code), or other legal obligations. Treatment of legacy awards granted under multi-year incentive plans in which the Executive Directors no longer participate will be in accordance with those plans and the policy on payments for loss of office summarised in the Remuneration Policy Report in the 2013 Annual Reports and Financial Statements.

Governance Remuneration Report	89

Policy on payments for loss of office (continued)

GENERAL [1]	INCENTIVES
Mutually agreed termination/termination by the company other than for cause[2]

The Executive Director would be entitled to salary, benefits and other contractual payments in the normal way up to the termination date and would be paid for any accrued but untaken holiday.

Salary: Payment of up to 12 months’ salary to reflect the notice period or payment in lieu of notice.

Other benefits: Where possible, benefits would be continued for up to the duration of any unworked period of notice (not exceeding the maximum stated in the policy table) or the Executive Director would receive a cash payment (not exceeding the cost to the company of providing those benefits).

Pension: Deferred or immediate pension in accordance with scheme rules, with a credit in respect of, or payment for up to, the full period of any unworked period of notice. There is provision under the defined benefit pension scheme for members leaving company service by reason of permanent incapacity to make an application to the scheme trustee for early payment of their pension.

Other: The company may pay compensation in respect of any statutory employment rights and may make other appropriate and customary payments.

The company would have due regard to principles of mitigation of loss. Reductions would be applied to reflect any portion of the notice period that is worked and/or spent on gardening leave.

On injury, disability, ill-health or death, the Committee reserves the right to vary the treatment outlined in this section.

Annual incentive: Any unpaid annual incentive for the previous year and a pro-rata payment in respect of the part of the financial year up to the termination date would generally be payable (subject to the deferral provisions), with the amount being determined by reference to the original performance criteria. However, the Committee has discretion to decide otherwise depending on the reason for termination and other specific circumstances. The company would not pay any annual incentive in respect of any part of the financial year following the termination date (e.g. for any unworked period of notice). Any unvested AIP deferred shares would vest in full at the end of the deferral period. The annual incentive claw-back provisions would apply.

LTIP: The default position is that unvested LTIP awards would be pro-rated to reflect time employed and would vest subject to performance measured at the end of the relevant performance period and subject to the Executive Director continuing to meet his shareholding requirement on a pro-rated basis. The Committee has discretion to allow unvested LTIP awards to vest earlier and to adjust the application of time pro-rating and performance conditions, subject to the plan rules.

Employee instigated resignation

The Executive Director would not receive any payments for loss of office. The Executive Director would be entitled to salary, benefits and other contractual payments in the normal way up to the termination date and would be paid for any accrued but untaken holiday.

Pension: A deferred or immediate pension would be payable in accordance with the scheme rules.

Annual incentive: The Executive Director would be entitled to receive an annual incentive for a completed previous year (subject to the deferral provisions), but not a pro-rated annual incentive in respect of a part year up to the termination date, unless the Committee decides otherwise in the specific circumstances. Any unvested AIP deferred shares would vest in full at the end of the deferral period. Annual incentive claw-back provisions would apply.

LTIP: All outstanding LTIP awards would lapse on the date of notice.

Dismissal for cause

The Executive Director would be entitled to salary, benefits and other contractual payments in the normal way up to the termination date and would be paid for any accrued but untaken holiday, but would not receive any payments for loss of office.

Pension: A deferred or immediate pension would be payable in accordance with the scheme rules.

Annual incentive: The Executive Director would not receive any unpaid annual incentive. Any unvested AIP deferred shares lapse on the date of dismissal.

LTIP: All outstanding LTIP awards would lapse on the date of dismissal.

1.	In addition to what is set out in this section, on termination for any reason, Erik Engstrom will be entitled to payment of amounts held in his “Retirement Account”. Before he joined the company’s UK defined benefit scheme, he was not a member of any company pension scheme and RELX made annual contributions of 19.5% of base salary to a deferred compensation plan. Contributions to this Retirement Account ceased when he became a member of the UK defined benefit arrangement.

2.	In cases where the approved leaver treatment applies, the AIP and LTIP have a default position as well as giving the Committee discretion to adjust the default treatment within certain parameters. The Committee would only expect to exercise such discretion where the Committee believes the personal circumstances of the Executive Director so require.

90	RELX Group Annual reports and financial statements 2016

Remuneration policy table – Non-Executive Directors

FEES

Purpose and link to strategy

To enable RELX to recruit Non-Executive Directors with the right balance of personal skills and experience to make a major contribution to the Boards and Committees of a global business which is listed in London, Amsterdam and New York.

Operation

RELX Chairman: Receives an aggregate annual fee with no additional fees, e.g. Committee Chairman fees. In respect of RELX PLC and RELX Group plc, the Committee determines, on the advice of the Senior Independent Director, the Chairman’s fee. In respect of RELX NV, the Committee makes a recommendation, on the advice of the Senior Independent Director, to the Board of RELX NV, which determines the Chairman’s fee.

Other Non-Executive Directors: Receive an aggregate annual fee in respect of their memberships of the Boards of RELX PLC, RELX NV and RELX Group plc. Additional fees are payable to the Senior Independent Director and Committee Chairmen. Fees are also payable for membership of Board Committees. In future, attendance or international travel fees may be paid. The Boards determine the level of fees, subject to applicable law.

Fees may be reviewed annually, although in practice they have changed on a less frequent basis. When reviewing fees, consideration is given to the time commitment required, the complexity of the role and the calibre of the individual. Periodically, comparative market data is also reviewed, the primary source for which is the practice of FTSE 30 companies, with reference also to the Euronext Amsterdam (AEX) index and US-listed companies.

Maximum value

The aggregate annual fee limit for fees paid to the Chairman and the Non-Executive Directors in respect of their memberships of the Boards of RELX PLC, RELX NV and RELX Group plc is approximately £2m. The shareholders of RELX PLC and RELX Group plc have approved a maximum total annual fee limit of £500,000 and £1,000,000 respectively. Additional fees for membership of or chairing Board Committees and assuming additional responsibilities such as acting as Senior Independent Director, are not subject to these maximum limits. The shareholders of RELX NV have approved a maximum annual fee limit of €600,000 for all fees borne by RELX NV.

OTHER BENEFITS

Purpose and link to strategy

To provide competitive benefits at appropriate cost.

Operation

Other benefits for Non-Executive Directors are reviewed periodically and may include private medical cover, tax return preparation costs, secretarial benefits, car benefits, travel and related subsistence costs, including, where appropriate, the tax on such benefits.

Maximum value

There is no prescribed maximum amount.

Approach to recruitment remuneration – Non-Executive Directors

Following recruitment, a new Non-Executive Director will be entitled to fees and other benefits in accordance with the company’s remuneration policy. No additional remuneration is paid on recruitment. However, any reasonable expenses incurred during the recruitment process will be reimbursed.

Policy on payments for loss of office – Non-Executive Directors

In addition to unpaid accrued fees, the Non-Executive Directors are entitled to receive one month’s fees for loss of office if their appointment is terminated before the end of its term.

Service contracts and letters of appointment

There are no further obligations in the Directors’ service contracts and letters of appointment which are not otherwise disclosed in this Report which could give rise to a remuneration payment or loss of office payment. All Directors’ service contracts and letters of appointment are available for inspection at the company’s registered office. The Executive Directors’ service contracts do not have a fixed expiry date.

Consideration of employment conditions elsewhere in the company

When the Committee reviews the Executive Directors’ salaries annually, it takes into account the company’s guidelines for salaries for all employees for the forthcoming year. We do not currently use any other remuneration comparison metrics when determining the quantum and structure of Directors’ pay. We have not consulted with employees in connection with our policy on Directors’ remuneration.

Consideration of shareholder views

Our practice is to consult shareholders and consider their views when formulating, or changing, our policy. The Committee has recently consulted extensively with shareholders (representing a total of over 45% of the company’s combined PLC and NV issued share capital) and shareholder representative bodies in the UK, the Netherlands and the US on the proposed new remuneration policy. We are grateful for the constructive feedback, which was taken into account in our final proposals.

Previous remuneration policy and prior commitments

Any payments which are still to be made under arrangements made and awards granted under the previous remuneration policy (which is included in the 2013 Annual Reports and Financial Statements and was approved by RELX PLC shareholders at the 2014 Annual General Meeting) will be made consistent with that policy. The provisions of the previous policy which relate to arrangements and awards granted under the previous policy will therefore continue to apply until all payments in relation to those arrangements and awards have been made.

The Committee also reserves the right to make any remuneration or loss of office payments if the terms were agreed prior to the approval of the previous policy or prior to an individual being appointed as a Director.

Governance Remuneration Report	91

Introduction to the Annual Remuneration Report from the

Remuneration Committee Chairman

In 2016 the company made further strategic and operational progress, and continued to evolve its business profile. Our strategy remains consistent: to be a global professional information solutions provider, a company that delivers improved outcomes for professional and business customers across industries. We are systematically migrating all of our businesses towards electronic decision tools, adding broader datasets, embedding more sophisticated analytics and leveraging more powerful technology, primarily through organic development. Electronic and face-to-face, our preferred formats, now generate 87% of our total revenues. 2016 saw the company continue its consistent, positive financial performance, with underlying revenue and profit growth across all four business areas. Underlying revenue growth was 4%. Underlying operating profit growth was 6%, and adjusted earnings per share (EPS) at constant currencies grew 8%.

These results carry forward the strong financial results of the company over the preceding five years, with consistent revenue, profit and earnings per share growth. With more predictable revenues, a higher growth profile and improving returns the company continues to improve its quality of earnings. This consistent strong financial performance is reflected in good achievements against targets under the multi-year incentive plans.

The 2016 annual incentive payments to the Executive Directors were just above target, resulting in payouts of around 70% of the maximum opportunity, which is a level that has been relatively consistent over the past six years and is in line with the consistent annual financial progress made by the business during this time. This year we have significantly increased the retrospective disclosure of AIP targets by disclosing both the actual achievement for the financial measures, as well as the full scale of potential outcomes from threshold to maximum for each of these measures, and the percentage achievement for KPOs for the 2016 AIP (see page 93).

The 2014-16 cycle of the LTIP (Long Term Incentive Plan) vested at 94% with return on invested capital (ROIC) and total shareholder return (TSR) targets having been fully achieved and EPS above the middle of the target range. On average, over the three year period, adjusted EPS growth at constant currencies was 8.7% p.a.. ROIC and EPS performance in respect of the 2014-16 cycle of the BIP (Bonus Investment Plan) and the ESOS (Executive Share Option Scheme) resulted in respective vesting percentages of 98% and 100% of the awards granted. These outcomes reflect the strong and consistent returns and earnings growth achieved by the business and how the challenging targets set by the Committee have been perceived by the market. Over the 2014-16 period, ROIC increased from 12.1% to 13.0% while in the six years since it was introduced as a metric into our multi-year incentives, ROIC has increased from 10.4% to 13.0%, demonstrating the Group’s commitment to improved returns. The share price over this period has increased by 60%.

In line with increases for the wider employee population, the Committee has approved 2017 salary increases for the Executive Directors of 2.5%.

The audited sections of the Report are clearly marked.

Wolfhart Hauser

Chairman, Remuneration Committee

92	RELX Group Annual reports and financial statements 2016

Annual Remuneration Report

Single Total Figure of Remuneration – Executive Directors (audited)

		(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
		Short-term employee benefits				Share based awards		Total
£’000		Salary	Benefits(4)	Annual Incentive	Pension(5)	UK statutory basis(1,3)	Dutch Civil Code basis (2)	UK statutory basis(1)	Dutch Civil Code basis (2)
Erik Engstrom	2016	1,160	73	1,184	847	7,299	3,461	10,563	6,725
	2015	1,131	73	1,189	766	8,257	3,253	11,416	6,412
Nick Luff	2016	683	15	697	205	3,374	1,948	4,974	3,548
	2015	666	19	700	200	1,570	1,928	3,155	3,513

(1)	UK statutory basis (columns (e) and (g)): These figures are calculated in accordance with the methodology set out in the UK Regulations. The figure for performance-related share based awards includes share price appreciation since the date the award was granted. In the case of Erik Engstrom’s figures, the amount included that relates to share price appreciation is £4.4m for 2015 and £3.3m for 2016. For Nick Luff, the amount included that relates to share price appreciation is £0.4m for 2015 and £1.3m for 2016.

The figures for 2015 in column (e) disclosed in last year’s Report were, as required by the UK Regulations, based on an estimate using prescribed average share prices and exchange rates and have been restated in this Report to reflect the actual amount vested and the actual share prices and exchange rates on the vesting dates of the 2013-15 cycle of BIP, LTIP and ESOS and the PSP granted to Nick Luff with a performance period ended 31 December 2015. The vesting percentages under these plans were determined on 26 February 2016 and were in line with those disclosed on page 80 in the 2015 Remuneration Report. Using the share prices and exchange rates on the vesting dates increased the 2015 disclosed figure by £547k for Erik Engstrom and by £106k for Nick Luff.

The 2016 figures reflect the vesting of the 2014-16 cycle of BIP, LTIP and ESOS. As the BIP, LTIP and ESOS vest after the approval date of this Report, the average share prices and exchange rates for the last quarter of 2016 have been used to arrive at an estimated figure under the UK statutory basis in respect of these awards. The proportion of the value of Erik Engstrom’s share based awards under the UK statutory basis that relates to share price appreciation between the dates of grant and vesting is 56% (or £4.4m) for 2015 (reported on an estimated basis in the 2015 Remuneration Report as being £3.9m) and 48% (or £3.3m) for 2016 using, as required, the average share prices and exchange rates for the last quarter of 2016.

(2)	Dutch Civil Code basis (columns (f) and (h)): These figures comply with the requirements of the Dutch Civil Code. The figures for share based awards comprise the multi-year incentive charges in accordance with IFRS2 – Share based Payment. These IFRS2 charges do not reflect the actual value received on vesting.

(3)	Exchange rates used for share based awards: The exchange rates used to convert share based awards to pounds sterling are (i) for the UK statutory basis, those that applied at the vesting dates or, if vesting has not occurred at the time of sign off of this Report, the average exchange rates for the last quarter of 2016; (ii) for dividend equivalents, the actual pounds sterling payment made; and (iii) for estimated dividend equivalents in respect of awards for which vesting has not occurred at the time of sign off of this Report and which are yet to be paid, the average exchange rates for the last quarter of 2016.

(4)	Benefits: Each Executive Director receives a car allowance, private medical/dental insurance and the company meets the cost of tax return preparation.

(5)	Pension: The figures are calculated in accordance with the methodology set out in the UK Regulations and reflect (i) for defined benefit schemes the calculation method set out in the UK Regulations less Directors’ contributions and participation fee; and (ii) for defined contribution schemes, payments made to the scheme or to the Executive Director in lieu of pension.

(6)	Total remuneration for Directors: This is set out in note 28 to the consolidated financial statements on page 161.

Governance Remuneration Report	93

2016 Annual Incentive

Set out below is a summary of performance against each financial measure and the resulting annual incentive payments for 2016 (payable in March 2017):

Performance measure	Relative weighting	Achievement vs target	Payout as % of salary Erik Engstrom	Payout as % of salary Nick Luff

Revenue	30%	Revenue was £6,895m versus a target(1) of £6,874m, resulting in achievement versus target of 100.3% and a payout(2) of 103% of 30%.	30.9%	30.9%

Adjusted net profit after tax	30%	Adjusted net profit after tax was £1,488m versus a target(1) of £1,479m, resulting in achievement versus target of 100.6% and a payout(2) of 106% of 30%.	31.8%	31.8%

Cash conversion	10%	Cash flow was £2,016m (95% conversion) versus a target(1) of £1,998m, resulting in achievement versus target of 100.9% and a payout(2) of 109% of 10%.	10.9%	10.9%

Key Performance Objectives (KPOs)(3) Erik Engstrom (six KPOs)	30%

The first KPO, related to business profile evolution, organic growth acceleration and integration of targeted acquisitions, was slightly exceeded.

The second KPO, related to further portfolio reshaping and disposals, was fully achieved.

The third KPO, related to the development of the Group’s global functions, was fully achieved.

The fourth KPO, related to technology and product initiatives that extend across the four business areas, was fully achieved.

The fifth KPO, related to specific priorities and market segment milestones and metrics within each business area, was almost fully achieved.

The sixth KPO, related to meeting the quantified targets and completing the actions listed as 2016 objectives in the Corporate Responsibility Report. The targets, and achievements against those targets, are summarised on pages 44 to 51 in this Annual Reports and Financial Statements 2016 and are more fully set out in detail on pages 11 to 67 in the Corporate Responsibility Report which can be found at www.relx.com/go/CRReport. This KPO was almost fully achieved.

			28.5%

Key Performance Objectives (KPOs)(3) Nick Luff (six KPOs)	30%

The first KPO, related to 2016 business performance and financial results, was slightly exceeded.

The second KPO, related to tax matters and procedures, was almost fully achieved.

The third KPO, related to achieving specific deliverables on balance sheet priorities, was fully achieved.

The fourth KPO, related to the management of the audit and audit transition, was fully achieved.

The fifth KPO, related to specific deliverables and metrics for the finance function, was fully achieved.

The sixth KPO, related to meeting the quantified targets and completing the actions listed as 2016 objectives in the Corporate Responsibility Report. The targets, and achievements against those targets, are summarised on pages 44 to 51 in this Annual Reports and Financial Statements 2016 and are more fully set out in detail on pages 11 to 14 in the Corporate Responsibility Report which can be found at www.relx.com/go/CRReport. This KPO was almost fully achieved.

				28.5%

			102.1%	102.1%

Total payment			£1,184,047	£697,247

(1)	On an equivalent basis (at actual exchange rates and after the net impact of acquisitions and disposals completed during the year).

(2)	For achievement above target, each 0.1% of overachievement increased the payout ratio for that component by 1 percentage point up to a maximum payout ratio of 150% at 105% achievement versus target. For achievement below target, each 0.1% of underachievement reduced the payout ratio by 1.5 percentage points down to a threshold payout ratio of 10% at 94% achievement versus target.

(3)	The maximum payout for the KPO component is 100% of 30%.

The Board believes that disclosing details beyond the level of specificity that is included above would be commercially sensitive and would give competitors an unfair insight into our strategic direction and annual execution plans.

94	RELX Group Annual reports and financial statements 2016

Multi-year incentives

Multi-year incentives with a performance period ended 31 December 2016 were the 2014 BIP, LTIP and ESOS granted to Executive Directors.

The Committee assessed the performance measures for these awards and made an overall assessment of underlying business performance and other relevant factors. The vesting outcome resulting from this review is summarised below.

LTIP: 2014-16 cycle performance outcome

Performance measure	Weighting	Performance range and vesting levels set at grant(1)		Achievement against the performance range	Resulting vesting percentage
TSR over the three-year performance period	1/3rd	below median	0%	In upper quartile of all three	100.0%
		median	30%	comparator groups
		upper quartile	100%
Average growth in adjusted EPS over the three-year performance period(2)	1/3rd	below 5% p.a.	0%	8.7% p.a.	81.7%
		5% p.a.	33%
		6% p.a.	52.5%
		7% p.a.	65%
		8% p.a.	75%
		9% p.a.	85%
		10% p.a.	92.5%
		11% p.a. and above	100%
ROIC in the third year of the performance period(2)	1/3rd	below 11.6%	0%	13.6%(3)	100.0%
		11.6%	33%
		11.85%	52.5%
		12.1%	65%
		12.35%	75%
		12.6%	85%
		12.85%	92.5%
		13.1% and above	100%
Total vesting percentage:					93.9%

(1) Calculated on a straight-line basis for performance between the points.

(2) The calculation methodology for EPS and ROIC is set out in the 2013 Notices of Annual General Meetings, which can be found on the company’s website.

(3) For 2016, ROIC on page 57 of the Chief Financial Officer’s report of 13.0% equates to 13.6% under the plan methodology.

BIP: 2014-16 cycle performance outcome

Performance measure	Weighting	Performance range and vesting levels set at grant(1)		Achievement against the performance range	Resulting vesting percentage
Average growth in adjusted EPS over the three-year performance period(2)	50%	below 4% p.a.	0%	8.7% p.a.	96.7%
		4% p.a.	50%
		6.5% p.a.	75%
		9% p.a. or above	100%
ROIC in the third year of the performance period(2)	50%	below 11.6%	0%	13.6%(3)	100.0%
		11.6%	50%
		12.1%	75%
		12.6% or above	100%
Total vesting percentage:					98.3%

(1) Calculated on a straight-line basis for performance between the points.

(2) The calculation methodology for EPS and ROIC is set out in the 2010 Notices of Annual General Meetings, which can be found on the company’s website.

(3) For 2016, ROIC on page 57 of the Chief Financial Officer’s report of 13.0% equates to 13.6% under the plan methodology.

ESOS: 2014-16 cycle performance outcome

Performance measure	Weighting	Performance range and vesting levels set at grant(1)		Achievement against the performance range	Resulting vesting percentage
Average growth in adjusted EPS over the three-year performance period(2)	100%	below 4% p.a.	0%	8.7% p.a.	100%
		4% p.a.	33%
		6% p.a.	80%
		8% p.a. or above	100%

(1)	Calculated on a straight-line basis for performance between the stated average adjusted EPS growth percentages.
(2)	The calculation methodology for EPS is set out in the 2013 Notices of Annual General Meetings, which can be found on the company’s website.

Governance Remuneration Report	95

Single Total Figure of Remuneration – Non-Executive Directors (audited)
	Total fee		Benefits(1)		Total
	2016	2015	2016	2015	2016	2015
Anthony Habgood	£625,000	£550,000	£2,305	£2,242	£627,305	£552,242
Wolfhart Hauser	£130,808	£94,010	£780	£780	£131,588	£94,790
Adrian Hennah	£90,000	£77,500	£780	£780	£90,780	£78,280
Lisa Hook(2)	£43,333	£110,000	£1,620	£1,620	£44,953	£111,620
Marike van Lier Lels(3)	€115,000	€86,038	€1,025		€116,025	€86,038
Robert MacLeod(4)	£62,423	N/A		N/A	£62,423	N/A
Carol Mills(4)	£72,827	N/A		N/A	£72,827	N/A
Robert Polet(2)	£30,000	£77,500	£1,620	£1,620	£31,620	£79,120
Linda Sanford	£90,000	£77,500	£1,620	£1,620	£91,620	£79,120
Ben van der Veer(3)	€142,500	€119,000	€1,025	€1,159	€143,525	€120,159

(1)	Benefits comprise the notional benefit of tax filing support provided to Non-Executive Directors for filings outside their home country resulting from their directorships with the Group. The incremental assessable benefit charge per tax return for 2016 was £840 (unchanged from 2015) for a UK tax return and £780 (unchanged from 2015) for a Netherlands tax return. Anthony Habgood’s benefits also include £1,525 (£1,462 in 2015) in respect of private medical insurance. Further, the company meets all reasonable travel, subsistence, accommodation and other expenses, including any tax where such expenses are deemed taxable, incurred by the Non-Executive Directors and the Chairman in the course of performing their duties.
(2)	Retired at the 2016 AGMs.
(3)	The pounds sterling equivalent of the total fees and benefits for Marike van Lier Lels and Ben van der Veer (converted at the average exchange rate applicable to the years of reporting) were £95,102 (£62,347 in 2015) and £117,643 (£87,072 in 2015) respectively for 2016. For the purposes of reporting the total fees and benefits for the two Directors, the pounds sterling benefit relating to the UK tax return has been converted into euros at the average exchange rate for the relevant year.
(4)	Appointed at the 2016 AGMs.
(5)	The total remuneration for Directors is set out in note 28 to the consolidated financial statements on page 161.
N/A	denotes that the individual was not a Director at the relevant date.

Non-Executive Directors’ fees

The fees in the Single Total Figure table for Non-Executive Directors reflect the following fees in 2016:

	Annual fee 2017	Annual fee 2016
Chairman	£625,000	£625,000
Non-Executive Directors	£75,000/€95,000	£75,000/€95,000
Senior Independent Director	£30,000	£30,000
Chairman of:
– Audit Committee	€35,000	€35,000
– Remuneration Committee	£25,000	£25,000
Committee membership fee:
– Audit Committee	£15,000/€20,000	£15,000/€20,000
– Remuneration Committee	£15,000/€20,000	£15,000/€20,000
– Nominations Committee	£10,000/€12,500	£10,000/€12,500

Fees may be reviewed annually, although in practice they have changed on a less frequent basis. As disclosed on page 81 of the 2015 Remuneration Report, the last review took place during 2015 as a result of which a number of adjustments were made to the fees which took effect on 1 January 2016.

96	RELX Group Annual reports and financial statements 2016

Total pension entitlements (audited)

Erik Engstrom is a member of the Group’s UK defined benefit pension arrangements. Further details are provided in the Policy Report on page 79 of the 2013 Remuneration Report and below.

Pension – Standard information

Age at	Normal	Director’s	Participation	Total of Director’s
December	retirement	contributions	fee	contributions &
2016	age			participation fee
53	60	£14,657	£65,606	£80,263

The CEO pays a participation fee on the amount of his pensionable base salary which exceeds the scheme earnings cap. This fee was 5% until 31 March 2016, increased to 7% on 1 April 2016 and will be 10% from 1 March 2017.

Pension – UK statutory basis

Accrued annual	Accrued annual	Single figure
pension at	pension at	pensions value
31 December 2015	31 December 2016
£308,014	£354,368	£846,824(1)

(1)	Net of Director’s contribution and participation fee.

Scheme interests awarded during the financial year (audited)
CURRENT MULTI-YEAR INCENTIVE PLANS
	Basis on which	Face value	Value of awards	Percentage of maximum that	End of
	award is made	of award at	if vest in line with	would be received if threshold	performance
		grant(1)	expectations(2)	performance achieved(3)	period
BIP – matching share awards
Erik Engstrom	Opportunity to invest	£1,131,402	£758,039	If one measure pays out at	31 December
	cash and/or shares			threshold, the overall payout is 25%.	2018
	up to value of annual			If both measures pay out at
	incentive target			threshold, the overall payout is 50%.
	opportunity and
Nick Luff	receive up to 1 for 1	£666,232	£446,375
	matching award
LTIP – performance share awards
Erik Engstrom	250% of salary	£2,828,516	£1,414,258	If the measure with the lowest payout	31 December
				at threshold pays out at threshold, the	2018
				overall payout is 3%. If each measure
Nick Luff	200% of salary	£1,332,488	£666,244	pays out at threshold, the overall
				payout is 32%.
ESOS – market value options
Erik Engstrom	250% of salary	£2,828,516	£452,563	33%	31 December 2018
Nick Luff	200% of salary	£1,332,488	£213,198

(1)	The face value of the LTIP and ESOS awards is calculated using (i) the middle market quotation of a PLC ordinary share (£12.550); (ii) the closing price of a NV ordinary share (€15.285); and (iii) the GBP:EUR exchange rate on the day before grant (14 March 2016). These share prices are used to determine the number of awards granted, as well as to set option exercise prices. The face value of the ESOS options shown in this column has not been reduced to reflect the fact that the aggregate option price is payable on exercise. The face value of the BIP matching award to Erik Engstrom, who invested in NV ADRs, is calculated using (i) the closing price of a NV ADR ($17.100); and (ii) the GBP:USD exchange rate on the day before grant (14 March 2016). The face value for Nick Luff’s BIP matching award, who invested in PLC and NV ordinary shares, is calculated on the same basis as the LTIP and ESOS face values.
(2)	For BIP, LTIP and ESOS, vesting in line with expectations is as per the performance scenario chart disclosed on page 83 of the 2013 Remuneration Report, i.e. 67% for BIP, 50% for LTIP and 80% for ESOS. For options vesting in line with expectations, a valuation factor of 20% of the face value of the award at grant has been applied.
(3)	Threshold payout levels for each measure have been included. Where there are multiple measures, it is possible to achieve threshold, and hence payout, in respect of just one of the measures (or, for TSR, in respect of one of the three TSR comparator groups). The performance measures and targets for awards granted in 2016 under each of the plans are set out on page 97.

Governance Remuneration Report	97

The following targets and vesting scales apply to awards granted in 2016:

BIP: 2016-18 cycle

Match earned on personal investment	Average growth in adjusted EPS over the three-year performance period*	ROIC in the third year of the performance period*
0%	below 4% p.a.	below 12.3%
50%	4% p.a.	12.3%
75%	6.5% p.a.	12.8%
100%	9% p.a. or above	13.3% or above

*EPS and ROIC have equal weighting and straight-line vesting applies to performance between the points.

LTIP: 2016-18 cycle

Vesting is dependent on three separate performance measures of equal weighting: a TSR measure comprising three comparator groups, an EPS measure and a ROIC measure.(1)

Vesting percentage of each third of the TSR tranche(2)	TSR ranking within the relevant TSR comparator group
0%	below median
30%	median
100%	upper quartile

(1)	The calculation methodology for TSR, EPS and ROIC is set out in the 2013 Notices of Annual General Meetings, which can be found on the company’s website.
(2)	Vesting is on a straight-line basis for performance between the minimum and maximum levels.

The three TSR comparator groups (Sterling, Euro and US Dollar) reflect the fact that the Group accesses equity capital markets through three exchanges – London, Amsterdam and New York – in three currency zones. The Group’s TSR performance is measured separately against each comparator group and each ranking achieved will produce a payout, if any, in respect of one-third of the TSR measure. The proportion of the TSR measure that vests will be the sum of the three payouts.

Each comparator group comprises approximately 40 companies. The companies for the 2016-18 LTIP cycle were selected on the following basis (unchanged from prior year):

(a)	they were in a relevant market index or were the largest listed companies on the relevant exchanges at the end of the year before the start of the performance period: the FTSE 100 for the Sterling group; AEX, Euronext and the Frankfurt Stock Exchange for the Euro group; and the S&P 500 for the US Dollar group;
(b)	certain companies were then excluded:

∎	those with mainly domestic revenues (as they do not reflect the global nature of the Group’s customer base);

∎	those engaged in extractive industries (as they are exposed to commodity cycles); and

∎	financial services companies (as they have a different risk/reward profile).

(c)	the remaining companies were then ranked by market capitalisation and, for each comparator group, the 20 companies above and below the Group were taken; and

(d)	relevant listed global peers operating in businesses similar to those of the Group but not otherwise included were added.

Vesting percentage of EPS and ROIC tranches*	Average growth in adjusted EPS over the three-year performance period	ROIC in the third year of the performance period
0%	below 5% p.a.	below 12.3%
33%	5% p.a.	12.3%
52.5%	6% p.a.	12.55%
65%	7% p.a.	12.8%
75%	8% p.a.	13.05%
85%	9% p.a.	13.3%
92.5%	10% p.a.	13.55%
100%	11% p.a. or above	13.8% or above

*Vesting is on a straight-line basis for performance between the stated average adjusted EPS growth/ROIC percentages.

ESOS: 2016-2018 cycle

Proportion of the award vesting	Average growth in adjusted EPS over the three-year performance period*
0%	below 4% p.a.
33%	4% p.a.
80%	6% p.a.
100%	8% p.a. or above

*Vesting is on a straight-line basis for performance between the stated average adjusted EPS growth percentages.

98	RELX Group Annual reports and financial statements 2016

External appointments

The Committee believes that the experience gained by allowing Executive Directors to serve as Non-Executive Directors on the boards of other organisations is of benefit to the Group. Accordingly, Executive Directors may, subject to the approval of the Chairman and the CEO (or the Chairman only in the case of the CEO), serve as Non-Executive Directors on the boards of up to two non-associated companies (of which only one may be a major company) and they may retain remuneration arising from such appointments.

Erik Engstrom is a Non-Executive Director of Smith & Nephew plc and received fees of £71,785 for 2016 (£69,650 in 2015).

Nick Luff is a Non-Executive Director of Lloyds Banking Group plc and received fees of £165,000 for 2016 (£135,000 in 2015).

Payments to past Directors and payments for loss of office (audited)

There have been no payments for loss of office in 2016.

Statement of Directors’ shareholdings and other share interests (audited)

Shareholding requirement

The Committee believes that a closer alignment of interests can be created between senior management and shareholders if executives build and maintain a significant personal stake in the Group. The shareholding requirements applicable to the Executive Directors are set out in the table below. Shares that count for this purpose are any type of RELX PLC or RELX NV security owned outright by the individual and their spouse, civil partner or dependent child. There has been no change to the interests reported below between 31 December 2016 and 20 February 2017.

Meeting the shareholding requirement is both a vesting condition for awards granted and a requirement to maintain eligibility for future awards. Shareholding requirements fall away on leaving the company.

On 31 December 2016, the Executive Directors’ shareholdings were as follows (valued using the middle market closing prices of the relevant securities):

	Shareholding requirement (% of 31 December 2016 annual base salary)	Actual shareholding as at 31 December 2016 (% of 31 December 2016 annual base salary)
Erik Engstrom	300%	1082%
Nick Luff	200%	421%

Share interests (number of shares held)

	RELX PLC ordinary shares			RELX NV ordinary shares		TOTAL RELX ordinary shares
	1 January 2016		31 December 2016	1 January 2016	31 December 2016	1 January 2016		31 December 2016
Erik Engstrom	127,040		160,036	802,151	803,742	929,191		963,778
Anthony Habgood	50,000		50,000	38,450	38,450	88,450		88,450
Wolfhart Hauser	4,107		11,542	3,091	3,091	7,198		14,633
Adrian Hennah	10,508		10,508			10,508		10,508
Lisa Hook (until 21 April 2016)				7,382	N/A	7,382		N/A
Marike van Lier Lels				3,000	3,000	3,000		3,000
Nick Luff	67,534		100,010	73,233	108,960	140,767		208,970
Robert MacLeod (from 21 April 2016)	3,250	*	3,250			3,250	*	3,250
Carol Mills (from 21 April 2016)	N/A		6,500	N/A		N/A		6,500
Robert Polet (until 21 April 2016)	1,000		N/A		N/A	1,000		N/A
Linda Sanford	6,700		6,700	3,000	3,000	9,700		9,700
Ben van der Veer				10,766	10,766	10,766		10,766

*Number of shares held on the date of appointment which was subsequent to 1 January 2016.

N/A denotes that the individual was not a Director at the relevant date.

Governance Remuneration Report	99

Multi-year incentive interests (audited)

The tables below and on page 100 set out vested but unexercised and unvested options and unvested share awards held by the Executive Directors including details of options and awards granted and options exercised and awards vested during the year of reporting.

All outstanding unvested options and share awards are subject to performance conditions. For disclosure purposes, any PLC and NV ADRs awarded under the multi-year plans are included as ordinary shares. Between 31 December 2016 and the date of this Report, there have been no changes in the options or share awards held by the Executive Directors.

Erik Engstrom

OPTIONS	Year of grant		Type of security	No. of options held on 1 Jan 2016	No. of options granted during 2016	Option price on date of grant	No. of options exercised during 2016	Market price per share at exercise	No. of options held on 31 Dec 2016	Unvested options vesting on	Options exercisable until
ESOS	2012		PLC ord	198,836		£5.155	198,836	£12.401
			NV ord	214,923		€5.871	214,923	€15.015
	2013	(1)	PLC ord	178,799		£7.345			178,799		09 May 23
			NV ord	191,230		€8.147			191,230		09 May 23
	2014		PLC ord	145,604		£9.245			145,604	Apr 17	07 Apr 24
			NV ord	158,166		€10.286			158,166	Apr 17	07 Apr 24
	2015		PLC ord	119,771		£11.520			119,771	Apr 18	02 Apr 25
			NV ord	126,358		€15.003			126,358	Apr 18	02 Apr 25
	2016		PLC ord		112,690	£12.550			112,690	Mar 19	15 Mar 26
			NV ord		119,312	€15.285			119,312	Mar 19	15 Mar 26
Total PLC ords				643,010	112,690		198,836		556,864
Total NV ords				690,677	119,312		214,923		595,066
(1) The performance outcome for the ESOS 2013 was disclosed on page 80 of the 2015 Remuneration Report.
SHARES	Year of grant		Type of security	No. of unvested shares held on 1 Jan 2016	No. of shares awarded during 2016	Market price per share at award	No. of shares vested/ performance tested during 2016	Market price per share at vesting/ performance testing	No. of unvested/ Non- performance tested shares held on 31 Dec 2016	End of performance period	Date of release
BIP	2013	(1)	NV ord	148,924		€8.147	145,200	€15.133
	2014		NV ord	125,174		€10.286			125,174	Dec 2016	H1 2017
	2015		NV ord	97,607		€15.003			97,607	Dec 2017	H1 2018
	2016		NV ord		94,965	€15.285			94,965	Dec 2018	H1 2019
LTIP	2013	(1)	PLC ord	178,799		£7.345	166,873	£12.495
			NV ord	191,230		€8.147	178,474	€15.133
	2014		PLC ord	145,604		£9.245			145,604	Dec 2016	H1 2017
			NV ord	158,166		€10.286			158,166	Dec 2016	H1 2017
	2015		PLC ord	119,771		£11.520			119,771	Dec 2017	H1 2018
			NV ord	126,359		€15.003			126,359	Dec 2017	H1 2018
	2016		PLC ord		112,690	£12.550			112,690	Dec 2018	H1 2019
			NV ord		119,312	€15.285			119,312	Dec 2018	H1 2019
Total PLC ords				444,174	112,690		166,873		378,065
Total NV ords				847,460	214,277		323,674		721,583

(1)	The performance outcomes for the BIP and LTIP 2013 were disclosed on page 80 of the 2015 Remuneration Report.

100	RELX Group Annual reports and financial statements 2016

Nick Luff

OPTIONS	Year of grant	Type of security	No. of options held on 1 Jan 2016	No. of options granted during 2016	Option price on date of grant	No. of options exercised during 2016	Market price per share at exercise	No. of options held on 31 Dec 2016	Unvested options vesting on	Options exercisable until
ESOS	2014	PLC ord	65,656		£9.900			65,656	Sep 17	02 Sep 24
		NV ord	72,228		€11.378			72,228	Sep 17	02 Sep 24
	2015	PLC ord	56,423		£11.520			56,423	Apr 18	02 Apr 25
		NV ord	59,526		€15.003			59,526	Apr 18	02 Apr 25
	2016	PLC ord		53,087	£12.550			53,087	Mar 19	15 Mar 26
		NV ord		56,207	€15.285			56,207	Mar 19	15 Mar 26
Total PLC ords			122,079	53,087				175,166
Total NV ords			131,754	56,207				187,961

SHARES	Year of grant	Type of security	No. of unvested shares held on 1 Jan 2016	No. of shares awarded during 2016	Market price per share at award	No. of shares vested/ performance tested during 2016	Market price per share at vesting/ performance testing	No. of unvested/ Non- performance tested shares held on 31 Dec 2016	End of performance period	Date of release
BIP	2014	PLC ord	32,630		£9.900			32,630	Dec 2016	H1 2017
		NV ord	35,174		€11.378			35,174	Dec 2016	H1 2017
	2015	PLC ord	28,187		£11.520			28,187	Dec 2017	H1 2018
		NV ord	29,520		€15.003			29,520	Dec 2017	H1 2018
	2016	PLC ord		26,543	£12.550			26,543	Dec 2018	H1 2019
		NV ord		28,103	€15.285			28,103	Dec 2018	H1 2019
LTIP	2014	PLC ord	65,656		£9.900			65,656	Dec 2016	H1 2017
		NV ord	72,229		€11.378			72,229	Dec 2016	H1 2017
	2015	PLC ord	56,423		£11.520			56,423	Dec 2017	H1 2018
		NV ord	59,526		€15.003			59,526	Dec 2017	H1 2018
	2016	PLC ord		53,087	£12.550			53,087	Dec 2018	H1 2019
		NV ord		56,207	€15.285			56,207	Dec 2018	H1 2019
PSP(1)	2014	PLC ord	65,656		£9.900	61,276	£12.495
		NV ord	72,229		€11.378	67,411	€15.133
Total PLC ords			248,552	79,630		61,276		262,526
Total NV ords			268,678	84,310		67,411		280,759

(1)	The performance outcome for this PSP award is set out on page 80 of the 2015 Remuneration Report.

Governance Remuneration Report	101

Performance graphs

The graphs below show total shareholder returns for RELX PLC and RELX NV, calculated on the basis of the average share price in the 30 trading days before the respective year end and assuming dividends were reinvested. RELX PLC’s performance is compared with the FTSE 100 and RELX NV with the AEX Index (to reflect their respective memberships of those indices). The three-year charts cover the performance period of the 2014-16 cycle of the LTIP.

3 years

5 years

10 years

UK Regulations require disclosure of the relative share performance for the eight calendar years ended 31 December 2016, of RELX PLC. During that period the total return for the FTSE 100 was +121% while TSR for RELX PLC was +262%, an outperformance of 141 percentage points.

102	RELX Group Annual reports and financial statements 2016

CEO historical pay table

The table below shows the historical CEO pay over a nine-year period. The year 2008 has been included to show the pre-2009 position, as 2009 was a transition year with three CEO incumbents.

£‘000	2008		2009(3)		2010	2011	2012	2013	2014	2015	2016
CEO	Sir Crispin Davis	Sir Crispin Davis	Ian Smith	Erik Engstrom	Erik Engstrom	Erik Engstrom	Erik Engstrom	Erik Engstrom	Erik Engstrom	Erik Engstrom	Erik Engstrom

Annualised base salary	1,181	1,181	900	1,000	1,000	1,025	1,051	1,077	1,104	1,131	1,160

Annual incentive payout as a % of maximum	61%	30%	37%	71%	67%	66%	73%	70%	71%	70%	68%

Multi-year incentive vesting as a % of maximum	100%	0%	0%	0%	0%	0%	70%(4)	96%(4)	90%(4)	97%(4)	97%(4)

CEO total (UK statutory basis)(1)	7,193	706	1,033	426	3,140	2,738	11,145(5)	5,463	17,447(6)	11,416(7)	10,563(8)

CEO total (Dutch Civil Code basis)(2)	6,631	(514)	1,033	431	2,675	5,045	5,443	6,100	6,839	6,412	6,725

(1)	UK statutory basis: This is described in footnote (1) to the Single Total Figure of Remuneration table on page 92.
(2)	Dutch Civil Code basis: This is described in footnote (2) to the Single Total Figure of Remuneration table on page 92.
(3)	Sir Crispin Davis was CEO from 1 January to 31 March, Ian Smith was CEO from 1 April to 10 November and Erik Engstrom was CEO from 11 November to 31 December.
(4)	The 2016 and 2015 percentages reflect BIP, LTIP and ESOS. The 2014 percentage reflects the final tranche of the discontinued Reed Elsevier Growth Plan (REGP), BIP and ESOS. The 2013 percentage reflects BIP and ESOS only and the 2012 figure reflects BIP and the first tranche of the discontinued REGP.
(5)	The 2012 figure reflects the vesting of the first tranche of the discontinued REGP and includes the entire amount that was performance tested over the 2010-12 period, including the 50% of shares deferred until 2015 in accordance with the plan rules including £3m attributed to share price appreciation.
(6)	The 2014 figure includes the vesting of the second and final tranche of the discontinued REGP and includes £8.8m attributed to share price appreciation.
(7)	The 2015 figure includes £4.4m attributed to share price appreciation. The UK statutory basis has been restated for actual share prices and exchange rates applicable on the dates of vesting (see page 92 for further detail).
(8)	The 2016 figure includes £3.3m attributed to share price appreciation.

Governance Remuneration Report	103

Comparison of change in CEO pay with change in employee pay

The table below shows the percentage change in remuneration (salary, benefits and annual incentive) from 2015 to 2016 for the CEO compared with the average employee.

	% change from 2015 to 2016
	CEO	Average employee(1)
Salary	2.5%	2.5%
Benefits	0.3%	2.5%
Annual incentive	-0.4%	1.3%

(1)	This reflects a substantial proportion of our global employee population.

Relative importance of spend on pay

The following table sets out the total employee costs for all employees, as well as the amounts paid in dividends and share repurchases.

	2016 (£m)	2015 (£m)	% change
Employee costs*	2,114	1,751	+21%
Dividends	683	583	+17%
Share repurchases	700	500	+40%

*	Employee costs include wages and salaries, social security costs, pensions and share based and related remuneration. After adjusting for fluctuations in the Group’s principal trading currencies, employee costs rose 10% in constant currency.

Implementation of remuneration policy in 2017

Salary: The Committee has awarded a salary increase of 2.5% to the Executive Directors, which means that, from 1 January 2017, Erik Engstrom’s salary rose to £1,188,686 and Nick Luff’s salary £699,979. This is in line with the guidelines agreed for employees in the Group’s most significant locations globally for 2017.

AIP: The operation of the AIP in 2017 remains the same as in 2016. Details of annual financial targets and KPOs are not disclosed prospectively as the Board believes that these are commercially sensitive and that disclosing them would give competitors an unfair insight into our strategic direction and annual execution plans. The targets are designed to be challenging relative to the 2017 execution plan.

Multi-year incentives: The award levels (% of salary) for 2017 are:

	CEO	CFO
BIP opportunity	100%	100%
LTIP	250%	200%
ESOS	250%	200%

The targets and vesting scales for the multi-year incentive awards to be granted in 2017 are as follows:

BIP: 2017-19 cycle

Match earned on personal investment	Average growth in adjusted EPS over the three-year performance period*	ROIC in the third year of the performance period*
0%	below 4% p.a.	below 12.5%
50%	4% p.a.	12.5%
75%	6.5% p.a.	13.0%
100%	9% p.a. or above	13.5% or above

*	EPS and ROIC have equal weighting and straight-line vesting applies to performance between the points.

LTIP: 2017-19 cycle

Vesting is dependent on three separate performance measures of equal weighting: a TSR measure (comprising three comparator groups), an EPS measure and a ROIC measure.(1)

Vesting percentage of each third of the TSR tranche(2)	TSR ranking within the relevant TSR comparator group
0%	below median
30%	median
100%	upper quartile

(1)	The calculation methodology for TSR, EPS and ROIC is set out in the 2013 Notices of Annual General Meetings, which can be found on the company’s website. The methodology for selecting the TSR comparator group companies is unchanged from 2013 (see page 89 of the 2013 Remuneration Report). Each comparator group comprises approximately 40 companies. The companies for the 2017-19 LTIP cycle were selected on the same basis as the comparator groups for prior cycles under this plan.
(2)	Vesting is on a straight-line basis for performance between the minimum and maximum levels.

Vesting percentage of EPS and ROIC tranches*	Average growth in adjusted EPS over the three-year performance period	ROIC in the third year of the performance period
0%	below 5% p.a.	below 12.5%
33%	5% p.a.	12.5%
52.5%	6% p.a.	12.75%
65%	7% p.a.	13.0%
75%	8% p.a.	13.25%
85%	9% p.a.	13.5%
92.5%	10% p.a.	13.75%
100%	11% p.a. or above	14.0% or above

*	Vesting is on a straight-line basis for performance between the stated average adjusted EPS growth/ROIC percentages.

ESOS: 2017-19 cycle

Proportion of the award vesting	Average growth in adjusted EPS over the three-year performance period*
0%	below 4% p.a.
30%	4% p.a.
80%	6% p.a.
100%	8% p.a. or above

*	Vesting is on a straight-line basis for performance between the stated average adjusted EPS growth percentages.

104	RELX Group Annual reports and financial statements 2016

Remuneration Committee advice

The Committee consists of independent Non-Executive Directors and the Chairman of RELX Group plc. Details of members and their attendance are contained in the Corporate Governance section on page 76. The Chief Legal Officer & Company Secretary attends meetings as secretary to the Committee. At the invitation of the Chairman of the Committee, the CEO of RELX Group plc attends appropriate parts of the meetings. The CEO of RELX Group plc is not in attendance during discussions about his remuneration.

The Human Resources Director advised the Committee during the year.

Willis Towers Watson is the external adviser, appointed by the Committee through a competitive process. Willis Towers Watson also provided actuarial and other human resources consultancy services to some Group companies during the year. The Committee is satisfied that the firm’s advice continues to be objective and independent, and that no conflict of interest exists. The individual consultants who work with the Committee do not provide advice to the Executive Directors, or act on their behalf. Willis Towers Watson is a member of the Remuneration Consultants’ Group and conducts its work in line with the UK Code of Conduct for executive remuneration consulting. During 2016, Willis Towers Watson received fees of £50,946 for advice given to the Committee, charged on a time and expense basis.

Shareholder vote at 2016 Annual General Meetings

At the Annual General Meeting of RELX PLC, on 21 April 2016, votes cast by proxy and at the meeting in respect of the Directors’ remuneration were as follows:

Resolution	Votes For	% For	Votes Against	% Against	Total votes cast	Votes Withheld
Remuneration Report (advisory)	741,001,137	85.66%	124,094,898	14.34%	865,096,035	38,282,891

Wolfhart Hauser

Chairman, Remuneration Committee

22 February 2017

Governance Report of the Audit Committees	105

Report of the Audit Committees

This report has been prepared by the Audit Committees of RELX PLC and RELX NV in conjunction with the Audit Committee of RELX Group plc (the Committees) and has been approved by the respective Boards. It provides an overview of the membership, responsibilities and activities of the Committees. The RELX PLC and RELX NV Audit Committees fulfil their roles from the perspective of the parent companies and both Committees have access to the reports to and the work of the RELX Group plc Audit Committee in this respect.

Membership

The Committees comprise at least three independent Non-Executive Directors. The members of each of the Committees who served during the year were:

∎  Ben van der Veer (Chairman of the Committees)

∎  Adrian Hennah

∎  Linda Sanford

∎  Marike van Lier Lels

∎  Carol Mills (from 21 April 2016).

Adrian Hennah, a UK chartered accountant, and Ben van der Veer, a registered accountant in the Netherlands, are considered to have significant, recent and relevant financial experience.

Responsibilities

The main role and responsibilities of the Committees are to assist the respective Boards in fulfilling their oversight responsibilities regarding:

∎   the integrity of the Group’s interim and full year financial statements and financial reporting processes;

∎   risk management and internal controls, and the effectiveness of the internal auditors; and

∎   the performance of the external auditors and the effectiveness of the external audit process, including monitoring the independence and objectivity of Ernst & Young.

The Committees report to the respective Boards on their activities, identifying any matters in respect of which they consider that action or improvement is needed and making recommendations as to the steps to be taken.

The terms of reference of each Audit Committee are reviewed annually and a copy of each is published on the Group’s website, www.relx.com

Committee meetings

The Committees met five times during 2016. The Audit Committee meetings are typically attended by the RELX Chief Executive Officer, the RELX Chief Financial Officer, the RELX Financial Controller, the RELX Chief Legal Officer, the RELX Head of Audit and Risk, and audit partners from the external auditors.

Financial reporting

In discharging their responsibilities in respect of the 2016 interim and full year financial statements, the Committees have:

∎	reviewed and discussed areas of significant judgement in the preparation of the financial statements, including in particular:

i.	the carrying values of goodwill and intangible assets – the significant judgements in respect of asset carrying values relate to the assumptions underlying the value in use calculations including discount rates and long-term growth assumptions. The Committees received and discussed reports from the RELX Financial Controller on the methodology and the basis of the assumptions used;

ii.	capitalisation of internally generated intangible assets – the capitalisation of costs related to the development of new products and business infrastructure, together with the useful economic lives applied to the resulting assets, requires the exercise of judgement. The Committees received reports from the RELX Financial Controller on the amounts capitalised and asset lives selected for major projects;

iii.	uncertain tax positions – assessing potential liabilities across numerous jurisdictions is complex and requires judgement in making tax determinations. The Committees received and discussed reports from the RELX Head of Taxation on the potential liabilities identified and judgements applied;

iv.	reviewed the recognition of certain pension scheme liabilities which are subject to judgement. The Committees received and discussed reports from the RELX Financial Controller on the methodology and the basis of the assumptions used;

∎	reviewed the critical accounting policies and compliance with applicable accounting standards and other disclosure requirements and received regular update reports on accounting and regulatory developments;

∎	received and considered the Financial Reporting Council’s audit quality review of Deloitte’s audit of the Group’s financial statements for the year ended 31 December 2015. There were no significant findings from the review;

∎	reviewed the disclosures made in relation to internal control, risk management, the going concern statement and the viability statement. The Committees received and discussed reports from the RELX Head of Audit and Risk and the RELX Treasurer on the processes undertaken and assumptions used in formulating these disclosures; and

∎	considered whether the Annual Report taken as a whole was fair, balanced and understandable.

The Committees also received detailed written and verbal reports from the external auditors on these matters. The Committees were satisfied with the explanations provided and conclusions reached.

Risk management and internal controls

With respect to their oversight of risk management and internal controls, the Committees have:

∎	received and discussed regular reports summarising the status of the Group’s risk management activities, including actions to mitigate risks, and the findings from internal audit reviews and the actions agreed with management. Areas of focus in 2016 included: operational and financial controls; regulatory compliance; business continuity planning; review of information security including the management of data privacy; post acquisition integration; and continued compliance with the requirements of Section 404 of the US Sarbanes-Oxley Act relating to the documentation and testing of internal controls over financial reporting;

106	RELX Group Annual reports and financial statements 2016

∎	reviewed and approved the internal audit plan for 2017 and monitored execution of the 2016 plan, including progress in respect of recommendations made;

∎	reviewed the resources, terms of reference and effectiveness of the RELX Group plc risk management and internal audit functions;

∎	received presentations from: the RELX Chief Compliance Officer on the compliance programmes, including the operation of the Group’s codes of conduct, training programmes and whistleblowing arrangements and the RELX Chief Legal Officer on legal issues and claims;

∎	received reports from the RELX Chief Strategy Officer and Chief Legal Officer on information security and other technology-related risks;

∎	received updates from the RELX Treasurer on pension arrangements and funding, treasury policies and risk management and compliance with treasury policies;

∎	received presentations from the RELX Head of Taxation on tax policies and related matters;

∎	received regular updates from the RELX Chief Financial Officer on developments within the finance function; and

∎	received presentations from chief financial officers of major businesses including a presentation on the accounting shared services centre.

External audit effectiveness

The Group has a well-established policy on audit effectiveness and independence of auditors that sets out inter alia: the responsibilities of each Audit Committee in the selection of auditors to be proposed for appointment or re-appointment and for agreement on the terms of their engagement, scope and remuneration; the auditor independence requirements and the policy on the provision of non-audit services; the rotation of audit partners and staff; and the conduct of meetings between the auditors and the Audit Committees. This policy has been updated to reflect the Financial Reporting Council’s Revised Ethical Standard 2016 and Revised Guidance on Audit Committees 2016, including an update to expand the list of prohibited non-audit services. The policy is available on the website, www.relx.com

The auditors are precluded from engaging in non-audit services that would compromise their independence or violate any professional requirements or regulations affecting their appointment as auditors. The auditors may, however, provide non-audit services which do not conflict with their independence, and where their skills and experience make them a logical supplier, subject to pre-approval by the Audit Committees.

Non-audit services performed in the Netherlands are limited to audit assurance activities. The Committees will continue to review the policy on the provision of non-audit services in the light of ongoing regulatory developments.

The Committees have, each quarter, reviewed and agreed the non-audit services provided in 2016, together with the associated fees which are set out in note 4 to the consolidated financial statements. The non-audit services provided were in the areas of audit-related activities such as royalty assurance, tax advice and compliance, due diligence and other transaction-related services.

The external auditors have confirmed their independence and compliance with the Group policy on auditor independence to the Audit Committees.

Ernst &Young LLP and Ernst & Young Accountants LLP were first appointed auditors of the parent companies and RELX Group plc for the financial year ended 31 December 2016. The auditors are required to rotate the lead audit partners responsible for the audit engagements every five years. The year ended 31 December 2016 was the first year for the lead engagement partners for RELX PLC and RELX NV.

The Committees have conducted their review of the performance of the external auditors and the effectiveness of the external audit process for the year ended 31 December 2016. The review was based on a survey of key stakeholders across the Group, consideration of public reports by regulatory authorities on key Ernst & Young member firms and the quality of the auditors’ reporting to and interaction with the Audit Committees. Based on this review, the Audit Committees were satisfied with the performance of the auditors and the effectiveness of the audit process.

Change of external auditor

Following a competitive audit tender process in 2015, Ernst & Young LLP and Ernst & Young Accountants LLP were appointed as external auditors for the year ended 31 December 2016, replacing Deloitte, at the Annual General Meetings of RELX PLC and RELX NV in April 2016. The Audit Committees had primary responsibility for the appointment of the auditor and made the recommendation on appointment that went to the Board. As such, the Audit Committees confirm that they were in compliance with the provisions of The Statutory Audit Services for Large Companies Market Investigation (Mandatory Use of Competitive Tender Processes and Audit Committee Responsibilities) Order 2014 during the financial year ended 31 December 2016.

The Committees have monitored the audit transition process throughout 2016 and have assessed the effectiveness of the audit process to ensure a smooth transition from the former auditors.

Audit Committee effectiveness

The effectiveness of the Audit Committees was reviewed as part of the 2016 evaluation of the Boards which confirmed that the Committees continue to function effectively. Details of the evaluation are set out on page 75.

Ben van der Veer

Chairman of the Audit Committees

22 February 2017

Financial statements and other information	107

Financial statements and other information
In this section
108	Independent auditors’ report
119	Consolidated financial statements
124	Notes to the Consolidated financial statements
168	5 year summary

108	RELX Group Annual reports and financial statements 2016

Independent auditors’ report

UNITED KINGDOM – Ernst & Young LLP	NETHERLANDS – Ernst & Young Accountants LLP
TO: THE MEMBERS OF RELX PLC	TO: THE GENERAL MEETING OF RELX NV

For the purpose of these reports, the terms ‘we’ and ‘our’ denote Ernst & Young LLP in relation to the UK responsibilities and reporting obligations to the Members of RELX PLC and Ernst & Young Accountants LLP in relation to Dutch responsibilities and reporting obligations to the General Meeting of RELX NV. RELX PLC and RELX NV jointly own RELX Group plc, which holds all the Group’s operating businesses and financing activities. RELX PLC, RELX NV, RELX Group plc and its subsidiaries, joint ventures and associates are together known as ’the Group‘. The reports of Ernst & Young LLP and Ernst & Young Accountants LLP are presented in the left and right hand columns of this report respectively. Where separate columns are not presented, the content of the reports of Ernst & Young LLP and Ernst & Young Accountants LLP are identical unless clearly marked otherwise.

The financial statements (‘the Financial Statements’) comprise:

∎	the consolidated financial statements of the Group (‘the Consolidated Financial Statements’);

∎	the parent company financial statements of RELX PLC (‘the PLC Company Accounts’); and

∎	the parent company financial statements of RELX NV (‘the NV Company Accounts’), each of which are defined below.

1. OPINIONS

We have audited the Consolidated Financial Statements of the Group, which is based in London and Amsterdam, for the year ended 31 December 2016 which comprise the consolidated statement of financial position as at 31 December 2016, the consolidated income statement, the consolidated statement of comprehensive income, the consolidated statement of cash flows, and the consolidated statement of changes in equity for the year then ended and notes to the Consolidated Financial Statements 1 to 31, including a summary of the significant accounting policies and other explanatory information.

In addition, Ernst & Young LLP has audited the PLC Company Accounts (which comprise the company statement of financial position as at 31 December 2016, the company statement of changes in equity for 2016 and the notes 1 to 4 comprising a summary of the significant accounting policies and other explanatory information) and Ernst & Young Accountants LLP has audited the NV Company Accounts, based in Amsterdam, (which comprise the company statement of financial position as at 31 December 2016, the company statement of comprehensive income, and the company statement of changes in equity for 2016 and the notes 1 to 8 to the NV Company Accounts, including the summary of the significant accounting policies and other explanatory information).

RELX PLC

In our opinion:

∎   the Consolidated Financial Statements and the PLC Company Accounts give a true and fair view of the state of the Group’s and of RELX PLC’s affairs as at 31 December 2016 and of the Group’s profit for the year then ended;

∎   the Consolidated Financial Statements have been properly prepared in accordance with International Financial Reporting Standards (‘IFRS’) as adopted by the European Union and as issued by the International Accounting Standards Board.

∎   the PLC Company Accounts have been properly prepared in accordance with United Kingdom Accounting Standards, including FRS 101 ‘Reduced Disclosure Framework’; and

∎   both the Consolidated Financial Statements and the PLC Company Accounts have been prepared in accordance with the requirements of the Companies Act 2006 and, as regards the Consolidated Financial Statements, Article 4 of the IAS Regulation.

RELX NV

In our opinion:

∎   the Consolidated Financial Statements give a true and fair view of the financial position of the Group as at 31 December 2016 and of its result and its cash flows for the year then ended in accordance with International Financial Reporting Standards (‘IFRS’) as adopted by the European Union and as issued by the International Accounting Standards Board and with Part 9 of Book 2 of the Dutch Civil Code; and

∎   the NV Company Accounts give a true and fair view of the financial position of RELX NV as at 31 December 2016 and of its result for 2016 in accordance with FRS 101 ‘Reduced Disclosure Framework’ as a result of applying Section 362 (1) of Book 2 of the Dutch Civil Code.

Basis for our opinion

We conducted our audit in accordance with Dutch law, including the Dutch Standards on Auditing. Our responsibilities under those standards are further described in the ‘Auditor’s responsibilities’ section 7 of our report.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Independence

We are independent of RELX Group in accordance with the Verordening inzake de onafhankelijkheid van accountants bij assurance-opdrachten (ViO, Code of Ethics for Professional Accountants, a regulation with respect to independence) and other relevant independence regulations in the Netherlands. Furthermore we have complied with the Verordening gedrags- en beroepsregels accountants (VGBA, Dutch Code of Ethics).

Financial statements and other information Independent auditors’ report	109

2. OVERVIEW

Materiality	∎ Over all group materiality is £74.0 million which represents approximately five per cent of profit before tax.

Audit scope	∎ We performed a full scope audit for nine components and specific procedures for a further six components.

∎ The components where we performed full or specific audit procedures accounted for 83% of absolute profit before tax, 83% of revenue and 82% of total assets.

Key audit matters	∎ Uncertain tax positions

∎ Internally developed intangible assets

∎ Aspects of revenue recognition

∎ Carrying value of goodwill and intangible assets

∎ Finance systems

∎ Transition as auditor, including auditing opening balances

3. OUR ASSESSMENT OF RISKS OF MATERIAL MISSTATEMENT

We identified the risks of material misstatement described below as those that had the greatest effect on our overall audit strategy, the allocation of resources in the audit and the direction of the efforts of the audit team (key audit matters). In addressing these risks, we have performed certain procedures including the procedures below which were designed in the context of the financial statements as a whole and, consequently, we do not express any opinion on these individual areas. We have communicated the key audit matters to the Boards. The key audit matters are not a comprehensive reflection of all matters discussed.

RISK	OUR RESPONSE TO THE RISK	KEY OBSERVATIONS COMMUNICATED TO THE AUDIT COMMITTEES

Uncertain tax positions Refer to the Report of the Audit Committees on page 105 and note 10 Taxation of the Consolidated Financial Statements on page 136

The Group is subject to tax in numerous jurisdictions. Its complex organisation and operational structure give rise to potential tax exposures that require management to exercise judgement in making determinations as to the amount of tax that is payable.

The Group reports cross-border transactions undertaken between subsidiaries on an arm’s-length basis in tax returns in accordance with Organisation for Economic Co-operation and Development (OECD) guidelines. However, transfer pricing relies on the exercise of judgement and it is frequently possible for there to be a range of legitimate and reasonable views.

The Group is subject to tax authority audits as a matter of routine and has a number of open tax enquiries.

As a result, it has recognised a number of provisions against uncertain tax positions, the valuation of which requires significant judgement.

We focused on this area due to the significance of the balance and the subjectivity in determining the quantification of the provision and the judgement around the trigger for recognition or release. There is a risk that the tax provisions may be incorrectly quantified, impacting the provision and the effective tax rate.

Procedures on the uncertain tax positions were performed centrally by the Group team supported by overseas team including specialists:

∎   We assessed the processes and tested controls over the tax provisioning process.

∎   We met with tax management to understand the Group cross-border transactions, status of all significant provisions, and any changes to management’s judgements in the year.

∎   We read correspondence with tax authorities and external advisors to inform our assessment of recorded estimates and evaluate the completeness of the provisions recorded.

∎   We evaluated management’s methodology to record or release provisions following tax audits, settlements and the expiry of timeframes.

∎   We tested the calculation of the year end provisions by inspecting underlying documentation and supporting schedules.

We concluded that management’s judgements in relation to the extent of provisions for uncertain tax positions are appropriate.

110	RELX Group Annual reports and financial statements 2016

3. OUR ASSESSMENT OF RISKS OF MATERIAL MISSTATEMENT (CONTINUED)

RISK	OUR RESPONSE TO THE RISK	KEY OBSERVATIONS COMMUNICATED TO THE AUDIT COMMITTEES

Internally developed intangible assets Refer to the Report of the Audit Committees on page 105 and note 16 Intangible assets of the Consolidated Financial Statements on page 146

The Group capitalised internally developed intangible assets of £280 million in the current year. The capitalisation of costs related to the development of new products and business infrastructure, together with the useful economic lives applied to the resulting assets, requires the exercise of judgement.

We focused on this area as the Group has invested significantly in a number of projects across the business. It is inherently judgemental with respect to technical feasibility, intention and ability to complete the intangible asset, ability to use or sell the asset, generation of future economic benefits and the ability to measure the costs reliably. This results in a risk that expenditures may be inappropriately capitalised.

We performed procedures in each business area with material additions in the year:

∎   We assessed the processes and tested controls for the capitalisation of internally generated intangible assets and identification of indicators of impairment.

∎   We assessed the accounting policy and methodology for capitalisation of expenditures.

∎   We evaluated the accuracy and valuation of amounts capitalised to assess that costs are directly attributable and necessary to create, produce, and prepare the asset to be capable of operating in the manner intended by management.

∎   When new systems were brought into use, we tested that the allocation of costs and commencement of amortisation for each geography were appropriate and assessed management’s determination of useful economic life.

We did not identify any evidence of material misstatement in the capitalisation of internally developed intangible assets.

Aspects of revenue recognition Refer to note 2 Segment Analysis of the Consolidated Financial Statements on page 126

The Group earns revenue from a variety of sources among the different business areas, including annual subscriptions, transactional usage and exhibition fees. The nature of the risk associated with the accurate recording of revenue varies.

We recognise that revenue is a key metric upon which the Group is judged, that the Group has annual internal targets, and that the Group has incentive schemes that are partially impacted by revenue growth.

We have determined that there is a risk in relation to each of the business areas reflective of the opportunity to commit fraud in the respective revenue streams. These key risks include the recognition of revenue in the incorrect period and manual adjustments or override of controls by management.

At each full scope and specific scope audit location with significant revenue streams, we performed procedures to address the specific risk in each business area.

∎   We assessed the processes and tested controls over each significant revenue stream.

∎   We evaluated the appropriateness of journal entries impacting revenue, as well as other adjustments made in the preparation of the financial statements. We considered unusual journals such as those posted outside of expected days, or by unexpected individuals. We also evaluated management’s controls over such adjustments.

∎   We inspected a sample of contracts to check that revenue recognition was in accordance with the contract terms and the group’s revenue recognition policies.

∎   For revenue streams which have judgemental elements, we evaluated management’s assumptions.

We did not identify evidence of material misstatement in the revenue recognised in the year.

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3. OUR ASSESSMENT OF RISKS OF MATERIAL MISSTATEMENT (CONTINUED)

RISK	OUR RESPONSE TO THE RISK	KEY OBSERVATIONS COMMUNICATED TO THE AUDIT COMMITTEES

Carrying value of goodwill and intangible assets

Refer to the Report of the Audit Committees on page 105 and note 15 Goodwill and note 16 Intangible assets of the Consolidated Financial Statements on pages 144 and 146, respectively

We focused on this area due the size of the goodwill balance of £6,392 million and intangible assets net book amount of £3,604 million at 31 December and because the Directors’ assessment of the value in use of the Group’s Cash Generating Units (‘CGU’) involves judgement about the future results of the Group and the discount rates applied to cash flow forecasts.

We assessed the key information used in determining the valuation including the weighted average cost of capital, cash flow forecasts and the implicit growth, including specialist support as necessary. We also conducted a sensitivity analysis to understand by how much these projections would need to change for there to be an impairment.

We assessed management’s consideration as to whether indicators of impairment existed based on the ongoing business rationale, including the stage of completion for internally developed intangible assets. Where indicators were present for intangible assets, we focused on the key judgements around the expected cash flows, or future benefits as compared to the current and future development costs where applicable.

We noted the assumptions relating to the impairment models fell within acceptable ranges.

We agree with management’s conclusion that no impairment of goodwill or intangible assets is required in the year.

Finance systems

The Group has many IT systems which are vital to the ongoing operations and to the integrity of the financial reporting process. Due to the global nature of the Group and its operations, the applications, associated infrastructure and IT processes which support significant business and financial processes are spread across a number of locations. These are delivered by a mix of in-house teams and third party support providers who may reside in different countries from the physical location of the IT infrastructure or the location of the RELX business users. Building our understanding of the IT environment including interfaces between them was an area of audit focus.

We utilised IT auditors to support our evaluation of the design and operation of IT controls to address the Group’s control objectives and financial reporting risks.

∎   We made inquiries of management to understand the IT environment and walked through the financial processes end-to-end in order to understand where IT systems were integral to the Group accounting processes.

∎   We performed data analytic procedures in certain locations and business areas to understand the flow of transactions and perform specific test procedures.

∎   We tested the IT general controls environment for the key applications.

∎   Where appropriate, we received reports from the service auditors of the outsourced systems and evaluated the adequacy of the work performed and followed up on matters arising, performing further procedures as necessary.

∎   Where required, we tested compensating controls or performed alternative procedures to complement the controls based audit approach.

Our understanding and testing of IT systems and controls supported our audit approach.

112	RELX Group Annual reports and financial statements 2016

3. OUR ASSESSMENT OF RISKS OF MATERIAL MISSTATEMENT (CONTINUED)

RISK	OUR RESPONSE TO THE RISK	KEY OBSERVATIONS COMMUNICATED TO THE AUDIT COMMITTEES

Transition as auditor, including auditing opening balances

Initial audit engagements involve a number of considerations not associated with recurring audits. Compared to the ongoing audit process in future years, these procedures are either incremental in nature or accelerated as compared to the recurring audit cycle.

Given this is our first year as the Group’s auditors there is a risk of inappropriate reliance on opening balances and inconsistent application of accounting principles. In addition, there is a risk of an inappropriate audit approach resulting from incomplete or incorrect information about the Group and its global operations.

At the beginning of our audit, we developed a transition plan which included among other things:

∎   Knowledge sharing with the Audit Committee, Group Financial Reporting, Audit & Risk Management, Legal, Compliance, and local management, which included incremental site visits, gaining an understanding of the business, significant processes, and operations at the central processing location.

∎   Interaction with the predecessor auditors, including reviewing the prior year audit files and formal hand over procedures as prescribed by our professional standards.

∎   Obtaining an understanding of the control environment and significant processes and considering whether management has applied a suitable control framework.

∎   Obtaining sufficient appropriate audit evidence regarding the opening balances including the selection and application of accounting principles.

∎   Assessing the impact of any control observations and unrecorded audit differences in the prior year audit.

∎   Observing clearance meetings with senior management, the Audit Committee, and the predecessor auditors for the 2015 audit.

We have executed our audit in accordance with our transition plan. Accounting principles have been consistently applied and we have not identified any misstatements in the financial statements as a result of our opening balance procedures.

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4. OUR APPLICATION OF MATERIALITY

The scope of our work is influenced by materiality. We apply the concept of materiality in planning and performing the audit, in evaluating the effect of identified misstatements on the audit and in forming our audit opinion. As we develop our audit strategy, we determine materiality at the overall level and at the individual account level (referred to as our ‘performance materiality’).

Materiality

The magnitude of an omission or misstatement that, individually or in the aggregate could reasonably be expected to influence the economic decisions of the users of the financial statements. Materiality provides a basis for determining the nature and extent of our audit procedures.

We determined materiality for the Group to be £74.0 million, which is set at approximately five per cent of profit before tax. We believe that this materiality basis provides us with the best assessment of the requirements of the users of the financial statements. The auditors in the prior period determined materiality for the Group to be £85.0 million in the comparative period, which was approximately six and a half per cent of profit before tax.

Performance materiality

The application of materiality at the individual account or balance level. It is set at an amount to reduce to an appropriately low level the probability that the aggregate of uncorrected and undetected misstatements exceeds materiality.

On the basis of our risk assessments, together with our assessment of the Group’s overall control environment, our judgement was that performance materiality was approximately 75 per cent of our materiality, namely £56.0 million. We have set performance materiality at this percentage due to our initial assessment of the control environment and the historic lack of significant audit findings as noted in the review of the predecessor audit files.

Audit work at component locations for the purpose of obtaining audit coverage over significant financial statement accounts is undertaken based on a percentage of total performance materiality. The performance materiality set for each component is based on the relative scale and risk of the component to the Group as a whole and our assessment of the risk of misstatement at that component. In the current period, the range of performance materiality allocated to components was £13.5 million to £33.8 million. The performance materiality in the prior year, as determined by predecessor auditors, did not exceed £35.0 million.

Reporting threshold

An amount below which identified misstatements are considered as being clearly inconsequential.

We agreed with the Audit Committee that we would report to them all uncorrected audit differences in excess of £3.7 million, which is set at approximately five per cent of materiality. The auditors in the prior period reported differences in excess of £1.7 million in the comparative period, which was approximately two per cent of planning materiality.

We evaluate any uncorrected misstatements against both the quantitative measures of materiality discussed above and in light of other relevant qualitative considerations in forming our opinion. We have also taken into account misstatements that in our opinion are material for the users of the financial statements for qualitative reasons.

114	RELX Group Annual reports and financial statements 2016

5. AN OVERVIEW OF THE SCOPE OF OUR AUDIT

An audit involves obtaining evidence about the amounts and disclosures in the financial statements sufficient to give reasonable assurance that the financial statements are free from material misstatement, whether caused by fraud or error. This includes an assessment of: whether the accounting policies are appropriate to the Group’s and the parent companies’ circumstances and have been consistently applied and adequately disclosed; the reasonableness of significant accounting estimates made by the directors; and the overall presentation of the financial statements. In addition, we read all the financial and non-financial information in the Annual Report and Financial Statements to identify material inconsistencies with the audited financial statements and to identify any information that is apparently materially incorrect based on, or materially inconsistent with, the knowledge acquired by us in the course of performing the audit. If we become aware of any apparent material misstatements or inconsistencies we consider the implications for our report.

Tailoring our scope

Our assessment of audit risk, our evaluation of materiality and our allocation of performance materiality determine our audit scope for each entity within the Group which, when taken together, enable us to form an opinion on the Consolidated Financial Statements under International Standards on Auditing (UK and Ireland) by Ernst & Young LLP and Dutch law, including the Dutch Standards on Auditing by Ernst & Young Accountants LLP. We take into account size, risk profile, changes in the business environment and other factors when assessing the level of work to be performed at each entity.

The Group has centralised processes for key judgements and determination of accounting policies. Certain areas of audit focus, namely internally developed intangible assets, revenue recognition, and IT system management are decentralised processes delineated by business area. We have tailored our audit response accordingly and procedures for the areas of focus were performed or directed by the Group audit team.

In assessing the risk of material misstatement to the Consolidated Financial Statements, and to ensure that we had adequate quantitative coverage of significant accounts, we selected fifteen components covering entities within the United Kingdom, the Netherlands, the United States, France, Switzerland, Australia, and Japan which include the principal business units within the Group.

The fifteen components where we performed full or specific scope audit procedures accounted for 83% of the Group profit before tax on an absolute basis1, 83% coverage of the Group’s revenue and 82% of the Group’s total assets. For the current year, the full scope components contributed 57% of the Group profit before tax on an absolute basis, 75% of the Group’s revenue and 72% of the Group’s total assets. The specific scope components contributed 26% of the Group profit before tax on an absolute basis, 8% of the Group’s revenue and 10% of the Group’s total assets. The audit scope of these components may not have included testing of all significant accounts of the component but will have contributed to the coverage of significant accounts tested for the Group. A further breakdown of the size of these components compared to key metrics of the Group is provided below.

1 Coverage of profit before tax measured on an absolute basis for each component (components with a loss would be added to both the numerator and denominator)

The components where we performed other procedures represent a number of small components, none representing more than 2% of group revenue and/or absolute profit before tax. We performed procedures including analytical review, review of internal audit reports, and testing of consolidation journals, intercompany eliminations and foreign currency translation recalculations at the Group level to re-examine our assessment that there are no significant risks of material misstatement within these components. We performed specific additional substantive testing procedures as a result of this review.

We have obtained an understanding of the entity-level controls of the Group as a whole which assisted us in identifying and assessing risks of material misstatement due to fraud or error, as well as assisting us in determining the most appropriate audit strategy.

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Integrated team structure

The overall audit strategy is determined by the UK senior statutory auditor, Nigel Jones and Dutch statutory auditor Guus van Eimeren. RELX Group plc is based in the UK, however, due to the structure of the RELX PLC and RELX NV ownership, the Group team includes members from both the UK and the Netherlands. The Dutch auditor travelled to the UK many times during the current year’s audit and members of the Group audit team in both jurisdictions work together as an integrated team. Both partners attended certain Audit Committee meetings during the course of the audit and concluded on key judgements.

Involvement with component teams

In establishing our overall approach to the Group audit we determined the type of work that needed to be undertaken at each of the components by us, as the Group audit team, or by component auditors from other EY global network firms operating under our instruction, including the key audit matters detailed above.

During the current year’s audit cycle, visits were undertaken by the Group audit team to component teams in the United Kingdom, the Netherlands, the United States, France, Switzerland, the Philippines and Australia. These visits involved meeting local management and discussing the audit approach with the component audit team and any issues arising from their work. The Group audit team participated in key discussions, via conference calls with all full and specific scope locations. The Group audit team interacted regularly with the component teams where appropriate during various stages of the audit, reviewed key working papers and were responsible for the scope and direction of the audit process. This, together with the additional procedures performed at group level, gave us appropriate audit evidence for our opinion on the Consolidated Financial Statements.

6. OTHER REPORTING

RELX PLC

Our opinion on other matters prescribed by the Companies Act 2006 is unmodified

In our opinion:

∎   the part of the Directors’ Remuneration Report to be audited has been properly prepared in accordance with the Companies Act 2006; and

∎   the information given in the Strategic Report and the Directors’ Report for the financial year is consistent with the Consolidated Financial Statements and the PLC Company Accounts.

Matters on which we are required to report by exception:

a. ISAs UK and Ireland reporting

We are required to report to you if, in our opinion, financial and non-financial information in the annual report is:

∎   materially inconsistent with the information in the audited financial statements; or

∎   apparently materially incorrect based on, or materially inconsistent with, our knowledge of the Group acquired in the course of performing our audit; or otherwise misleading.

In particular, we are required to report whether we have identified any inconsistencies between our knowledge acquired in the course of performing the audit and the directors’ statement that they consider the annual report and financial statements taken as a whole is fair, balanced and understandable and provides the information necessary for shareholders to assess the entity’s performance, business model and strategy; and whether the annual report appropriately addresses those matters that we communicated to the audit committee that we consider should have been disclosed.

RELX NV

Report on other information included the annual report and financial statements

In addition to the financial statements and our auditors’ report thereon, the annual reports and financial statements contain other information that consists of:

∎   Report of the Board of RELX NV;

∎   other information pursuant to Part 9 of Book 2 of the Dutch Civil Code;

∎   5 year summary;

∎   Other financial information;

∎   Shareholder information.

Based on the following procedures performed, we conclude that the other information:

∎   is consistent with the financial statements and does not contain material misstatements;

∎   contains the information as required by Part 9 of Book 2 of the Dutch Civil Code.

We have read the other information. Based on our knowledge and understanding obtained through our audit of the financial statements or otherwise, we have considered whether the other information contains material misstatements. By performing these procedures, we comply with the requirements of Part 9 of Book 2 of the Dutch Civil Code and the Dutch Standard 720. The scope of the procedures performed is less than the scope of those performed in our audit of the financial statements.

Engagement

We have been engaged by the General Meeting at 13 January 2016 as auditor of RELX NV since the audit of the year 2016 and we are the statutory auditor since that date up until today.

116	RELX Group Annual reports and financial statements 2016

6. OTHER REPORTING (CONTINUED)

b. Companies Act 2006 reporting

We are required to report to you if, in our opinion:

∎   adequate accounting records have not been kept by RELX PLC, or returns adequate for our audit have not been received from branches not visited by us; or

∎   RELX PLC financial statements and the part of the Directors’ Remuneration Report to be audited are not in agreement with the accounting records and returns; or

∎   certain disclosures of directors’ remuneration specified by law are not made; or

∎   we have not received all the information and explanations we require for our audit.

c. Listing Rules review requirements

We are required to review:

∎   The directors’ statement in relation to going concern, and longer-term viability, set out on page 173; and

∎   The part of the Corporate Governance Statement relating to the company’s compliance with the provisions of the UK Corporate Governance Code specified for our review.

We have no exceptions to report in respect of the matters in a, b and c.

Statement on the Directors’ Assessment of the Principal Risks that would threaten the solvency of liquidity of the entity (ISAs UK & Ireland reporting)

We are required to give a statement as to whether we have anything material to add or to draw attention to in relation to:

∎   the directors’ confirmation in the annual report that they have carried out a robust assessment of the principal risks facing the entity, including those that would threaten its business model, future performance, solvency or liquidity;

∎   the disclosures in the annual report that describe those risks and explain how they are being managed or mitigated;

∎   the directors’ statement in the financial statements about whether they considered it appropriate to adopt the going concern basis of accounting in preparing them, and their identification of any material uncertainties to the entity’s ability to continue to do so over a period of at least twelve months from the date of approval of the financial statements; and

∎   the directors’ explanation in the annual report as to how they have assessed the prospects of the entity, over what period they have done so and why they consider that period to be appropriate, and their statement as to whether they have a reasonable expectation that the entity will be able to continue in operation and meet its liabilities as they fall due over the period of their assessment, including any related disclosures drawing attention to any necessary qualifications or assumptions.

We have nothing material to add or to draw attention to.

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7. SCOPE AND RESPONSIBILITIES

RELX PLC

Respective responsibilities of Directors and Auditors

As explained more fully in the Directors’ Responsibilities Statement set out on page 173, the directors are responsible for the preparation of the financial statements and for being satisfied that they give a true and fair view. Our responsibility is to audit and express an opinion on the financial statements in accordance with applicable law and International Standards on Auditing (UK and Ireland). Those standards require us to comply with the Auditing Practices Board’s Ethical Standards for Auditors.

This report is made solely to the company’s members, as a body, in accordance with Chapter 3 of Part 16 of the Companies Act 2006. Our audit work has been undertaken so that we might state to the company’s members those matters we are required to state to them in an auditors’ report and for no other purpose. To the fullest extent permitted by law, we do not accept or assume responsibility to anyone other than the company and the company’s members as a body, for our audit work, for this report, or for the opinions we have formed.

RELX NV

Directors’ and Audit Committee’s responsibilities

The Directors are responsible for:

∎   the preparation and fair presentation of the Consolidated Financial Statements in accordance with IFRSs as adopted by the European Union and Part 9 of Book 2 of the Dutch Civil Code, and for the preparation of the other information;

∎   the preparation and fair presentation of the NV Company Accounts in accordance with FRS 101 ‘Reduced Disclosure Framework’ as a result of applying Section 362 (1) of Book 2 of the Dutch Civil Code;

∎   the preparation of the other information, including the report of the Board in accordance with Part 9 of Book 2 of the Dutch Civil Code and other information pursuant to Part 9 of Book 2 of the Dutch Civil Code;

∎   such internal control as the directors determine is necessary to enable the preparation of the Financial Statements that are free from material misstatement, whether due to fraud or error.

In preparing the Financial Statements, the Directors are responsible for assessing the Group’s and RELX NV’s ability to continue as a going concern. Based on the financial reporting frameworks mentioned, the Directors should prepare the Consolidated Financial Statements and NV Company Accounts using the going concern basis of accounting unless the Directors either intend to liquidate the Group and/or RELX NV or to cease operations, or have no realistic alternative but to do so. The Directors should disclose in the Financial Statements events and circumstances that may cast significant doubt on the Group’s and/or RELX NV’s ability to continue as a going concern.

The Audit Committee is responsible for overseeing the Group’s financial reporting process.

Auditor’s responsibilities

Our objective is to plan and perform the audit assignment in a manner that allows us to obtain sufficient and appropriate audit evidence for our opinion.

Our audit has been performed with a high, but not absolute, level of assurance, which means we may not have detected all errors and fraud.

Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these financial statements. The materiality affects the nature, timing and extent of our audit procedures and the evaluation of the effect of identified misstatements on our opinion.

Because we are ultimately responsible for the opinion, we are also responsible for directing, supervising and performing the group audit. In this respect we have determined the nature and extent of the audit procedures to be carried out for group entities. Decisive were the size and/or the risk profile of the group entities or operations. On this basis, we selected group entities for which an audit or review had to be carried out on the complete set of financial information or specific items

For more information about an audit of financial statements, we refer to the NBA website:

https://www.nba.nl/Vaktechniek/Verklaringen/ voorbeeldverklaringen-voorbeeldbrieven/

118	RELX Group Annual reports and financial statements 2016

8. SIGNING

Nigel Jones (Senior Statutory Auditor)	Guus van Eimeren

For and on behalf of Ernst & Young LLP London 22 February 2017	Ernst & Young Accountants LLP Amsterdam 22 February 2017

Notes:

1.	The maintenance and integrity of the RELX Group website is the responsibility of the directors; the work carried out by the auditors does not involve consideration of these matters and, accordingly, the auditors accept no responsibility for any changes that may have occurred to the financial statements since they were initially presented on the web site.

2.	Legislation in the United Kingdom governing the preparation and dissemination of financial statements may differ from legislation in other jurisdictions.

Financial statements and other information Consolidated Financial Statements	119

Consolidated income statement

FOR THE YEAR ENDED 31 DECEMBER	Note	2016 £m	2015 £m	2014 £m
Revenue	2	6,895	5,971	5,773
Cost of sales		(2,488)	(2,129)	(2,006)
Gross profit		4,407	3,842	3,767
Selling and distribution costs		(1,109)	(965)	(934)
Administration and other expenses		(1,627)	(1,444)	(1,467)
Share of results of joint ventures		37	64	36
Operating profit	3	1,708	1,497	1,402
Finance income	8	8	3	7
Finance costs	8	(203)	(177)	(169)
Net finance costs		(195)	(174)	(162)
Disposals and other non-operating items	9	(40)	(11)	(11)
Profit before tax		1,473	1,312	1,229
Current tax		(374)	(370)	(357)
Deferred tax		70	72	88
Tax expense	10	(304)	(298)	(269)
Net profit for the year		1,169	1,014	960

Attributable to:
Parent companies’ shareholders		1,161	1,008	955
Non-controlling interests		8	6	5
Net profit for the year		1,169	1,014	960

Earnings per share
FOR THE YEAR ENDED 31 DECEMBER		2016	2015	2014
Basic earnings per share
RELX PLC	11	56.3p	46.4p	43.0p
RELX NV	11	56.3p	49.4p	45.8p

Diluted earnings per share
RELX PLC	11	55.8p	46.0p	42.5p
RELX NV	11	55.8p	48.9p	45.3p

120	RELX Group Annual reports and financial statements 2016

Consolidated statement of comprehensive income

FOR THE YEAR ENDED 31 DECEMBER	Note	2016 £m	2015 £m	2014 £m
Net profit for the year		1,169	1,014	960

Items that will not be reclassified to profit or loss:
Actuarial (losses)/gains on defined benefit pension schemes	6	(262)	157	(266)
Tax on items that will not be reclassified to profit or loss	10	45	(34)	63
Total items that will not be reclassified to profit or loss		(217)	123	(203)

Items that may be reclassified subsequently to profit or loss:
Exchange differences on translation of foreign operations		670	99	137
Fair value movements on cash flow hedges	19	(165)	(104)	(81)
Transfer to net profit from cash flow hedge reserve	19	46	29	19
Tax on items that may be reclassified to profit or loss	10	19	18	13
Total items that may be reclassified to profit or loss		570	42	88
Other comprehensive income/(loss) for the year		353	165	(115)
Total comprehensive income for the year		1,522	1,179	845

Attributable to:
Parent companies’ shareholders		1,514	1,173	840
Non-controlling interests		8	6	5
Total comprehensive income for the year		1,522	1,179	845

Financial statements and other information Consolidated Financial Statements	121

Consolidated statement of cash flows

FOR THE YEAR ENDED 31 DECEMBER	Note	2016 £m	2015 £m	2014 £m
Cash flows from operating activities
Cash generated from operations	12	2,236	1,882	1,851
Interest paid		(160)	(140)	(139)
Interest received		8	8	13
Tax paid (net)		(402)	(343)	(348)
Net cash from operating activities		1,682	1,407	1,377

Cash flows from investing activities
Acquisitions	12	(361)	(191)	(396)
Purchases of property, plant and equipment		(51)	(65)	(67)
Expenditure on internally developed intangible assets		(282)	(242)	(203)
Purchase of investments		(6)	(16)	(6)
Proceeds from disposals of property, plant and equipment		1	1	10
Gross proceeds from business disposals		18	75	78
Payments on business disposals		(31)	(41)	(25)
Dividends received from joint ventures		44	57	44
Net cash used in investing activities		(668)	(422)	(565)

Cash flows from financing activities
Dividends paid to shareholders of the parent companies		(683)	(583)	(565)
Distributions to non-controlling interests		(9)	(8)	(7)
Increase/(decrease) in short-term bank loans, overdrafts and commercial paper	12	271	(339)	232
Issuance of term debt	12	603	500	589
Repayment of term debt	12	(474)	(186)	(300)
Repayment of finance leases	12	(7)	(9)	(10)
Acquisition of non-controlling interest		–	–	(15)
Repurchase of ordinary shares	26	(700)	(500)	(600)
Purchase of shares by employee benefit trust	26	(29)	(23)	(39)
Proceeds on issue of ordinary shares		23	24	45
Net cash used in financing activities		(1,005)	(1,124)	(670)

Increase/(decrease) in cash and cash equivalents	12	9	(139)	142

Movement in cash and cash equivalents
At start of year		122	276	132
Increase/(decrease) in cash and cash equivalents		9	(139)	142
Exchange translation differences		31	(15)	2
At end of year		162	122	276

122	RELX Group Annual reports and financial statements 2016

Consolidated statement of financial position

AS AT 31 DECEMBER	Note	2016 £m	2015 £m
Non-current assets
Goodwill	15	6,392	5,231
Intangible assets	16	3,604	3,156
Investments in joint ventures	17	102	101
Other investments	17	137	141
Property, plant and equipment	18	242	229
Deferred tax assets	10	444	349
Derivative financial instruments	19	49	51
		10,970	9,258
Current assets
Inventories and pre-publication costs	20	209	158
Trade and other receivables	21	1,956	1,601
Derivative financial instruments	19	20	31
Cash and cash equivalents	12	162	122
		2,347	1,912
Assets held for sale		6	15
Total assets		13,323	11,185

Current liabilities
Trade and other payables	22	3,425	2,901
Derivative financial instruments	19	85	49
Borrowings	23	1,159	624
Taxation		612	581
Provisions	25	23	21
		5,304	4,176
Non-current liabilities
Derivative financial instruments	19	110	60
Borrowings	23	3,684	3,278
Deferred tax liabilities	10	1,137	1,000
Net pension obligations	6	636	384
Provisions	25	89	100
		5,656	4,822
Liabilities associated with assets held for sale		5	9
Total liabilities		10,965	9,007
Net assets		2,358	2,178

Capital and reserves
Share capital	26	226	224
Share premium	26	3,003	2,748
Shares held in treasury	26	(1,471)	(1,393)
Translation reserve		727	224
Other reserves	27	(165)	341
Shareholders’ equity		2,320	2,144
Non-controlling interests		38	34
Total equity		2,358	2,178

The consolidated financial statements were approved by the Board of Directors and authorised for issue on 22 February 2017. They were signed on its behalf by:

A J Habgood	N L Luff
Chairman	Chief Financial Officer

Financial statements and other information Consolidated Financial Statements	123

Consolidated statement of changes in equity

	Note	Share capital £m	Share premium £m	Shares held in treasury £m	Translation reserve £m	Other reserves £m	Shareholders’ equity £m	Non- controlling interests £m	Total equity £m
Balance at 1 January 2014		224	2,887	(1,464)	(137)	880	2,390	33	2,423
Total comprehensive income for the year		–	–	–	137	703	840	5	845
Dividends paid	14	–	–	–	–	(565)	(565)	(7)	(572)
Issue of ordinary shares, net of expenses		2	43	–	–	–	45	–	45
Repurchase of ordinary shares		–	–	(639)	–	–	(639)	–	(639)
Cancellation of shares		(11)	–	930	–	(919)	–	–	–
Increase in share based remuneration reserve (net of tax)		–	–	–	–	48	48	–	48
Settlement of share awards		–	–	27	–	(27)	–	–	–
Acquisitions		–	–	–	–	–	–	1	1
Acquisition of non-controlling interest		–	–	–	–	(13)	(13)	(2)	(15)
Exchange differences on translation of capital and reserves		(3)	(110)	39	74	–	–	1	1
Balance at 1 January 2015		212	2,820	(1,107)	74	107	2,106	31	2,137
Total comprehensive income for the year		–	–	–	99	1,074	1,173	6	1,179
Dividends paid	14	–	–	–	–	(583)	(583)	(8)	(591)
Issue of ordinary shares, net of expenses		–	24	–	–	–	24	–	24
Repurchase of ordinary shares		–	–	(623)	–	–	(623)	–	(623)
Cancellation of shares		(4)	–	269	–	(265)	–	–	–
Bonus issue of ordinary shares	26	18	(18)	–	–	–	–	–	–
Increase in share based remuneration reserve (net of tax)		–	–	–	–	47	47	–	47
Settlement of share awards		–	–	49	–	(49)	–	–	–
Acquisitions		–	–	–	–	–	–	4	4
Exchange differences on translation of capital and reserves		(2)	(78)	19	51	10	–	1	1
Balance at 1 January 2016		224	2,748	(1,393)	224	341	2,144	34	2,178
Total comprehensive income for the year		–	–	–	670	844	1,514	8	1,522
Dividends paid	14	–	–	–	–	(683)	(683)	(9)	(692)
Issue of ordinary shares, net of expenses		–	23	–	–	–	23	–	23
Repurchase of ordinary shares		–	–	(722)	–	–	(722)	–	(722)
Cancellation of shares		(6)	–	713	–	(707)	–	–	–
Increase in share based remuneration reserve (net of tax)		–	–	–	–	44	44	–	44
Settlement of share awards		–	–	39	–	(39)	–	–	–
Exchange differences on translation of capital and reserves		8	232	(108)	(167)	35	–	5	5
Balance at 31 December 2016		226	3,003	(1,471)	727	(165)	2,320	38	2,358

124	RELX Group Annual reports and financial statements 2016

Notes to the consolidated financial statements

for the year ended 31 December 2016

1 Basis of preparation and accounting policies

Basis of preparation

RELX PLC and RELX NV are separate, publicly-held entities. RELX PLC’s ordinary shares are listed in London and, through a depositary receipt, in New York, and RELX NV’s ordinary shares are listed in Amsterdam and, through a depositary receipt, in New York. RELX PLC and RELX NV jointly own RELX Group plc, which holds all the Group’s operating businesses and financing activities. RELX PLC, RELX NV, RELX Group plc and its subsidiaries, joint ventures and associates are together known as “the Group”.

The Governing Agreement determines the equalisation ratio between RELX PLC and RELX NV shares. One RELX PLC ordinary share confers an equivalent economic interest to one RELX NV ordinary share.

As a result of these arrangements, all shareholders can be regarded as having interests in a single economic entity. Consequently, the Directors have concluded that the Group forms a single reporting entity for the presentation of consolidated financial statements. Accordingly, the Group consolidated financial information represents the interests of both sets of shareholders and is presented by both RELX PLC and RELX NV as their respective consolidated financial statements.

The Directors of RELX PLC and RELX NV, having made appropriate enquiries, consider that adequate resources exist for the Group to continue in operational existence for the foreseeable future and that, therefore, it is appropriate to adopt the going concern basis in preparing the consolidated financial statements for the year ended 31 December 2016.

In preparing the consolidated financial statements, subsidiaries of the Group are accounted for under the acquisition method and investments in associates and joint ventures are accounted for under the equity method. All intra-group transactions and balances are eliminated.

On acquisition of a subsidiary, or interest in an associate or joint venture, fair values, reflecting conditions at the date of acquisition, are attributed to the net assets, including identifiable intangible assets acquired. Adjustments are made to bring accounting policies into line with those of the Group. The results of subsidiaries sold or acquired are included in the consolidated financial statements up to or from the date that control passes from or to the Group.

Non-controlling interests in the net assets of the Group are identified separately from shareholders’ equity. Non-controlling interests consist of the amount of those interests at the date of the original acquisition and the non-controlling share of changes in equity since the date of acquisition.

Accounting policies

The Group’s consolidated financial statements are prepared in accordance with International Financial Reporting Standards (IFRS) as adopted by the European Union and as issued by the International Accounting Standards Board (IASB). The accounting policies under IFRS are included in the relevant notes to the consolidated financial statements. The accounting policies below are applied throughout the financial statements and are unchanged from those applied in preparing the consolidated financial statements for the year ended 31 December 2015 and the combined financial statements for the year ended 31 December 2014 with the exception of changes to the calculation of earnings per share in 2015, which is set out in note 11.

Foreign exchange translation

The consolidated financial statements are presented in sterling.

Transactions in foreign currencies are recorded at the rate of exchange prevailing on the date of the transaction. Non-monetary assets and liabilities that are measured at historical cost in foreign currencies are translated using the exchange rate at the date of the transaction . At each statement of financial position date, monetary assets and liabilities that are denominated in foreign currencies are retranslated at the rate prevailing on the statement of financial position date. Exchange differences arising are recorded in the income statement other than where hedge accounting applies, as set out on pages 150 to 154.

Assets and liabilities of foreign operations are translated at exchange rates prevailing on the statement of financial position date. Income and expense items and cash flows of foreign operations are translated at the average exchange rate for the period. Significant individual items of income and expense and cash flows in foreign operations are translated at the rate prevailing on the date of transaction. Exchange differences arising are classified as equity and transferred to the translation reserve. When foreign operations are disposed of, the related cumulative translation differences are recognised within the income statement in the period.

The Group uses derivative financial instruments, primarily forward contracts, to hedge its exposure to certain foreign exchange risks. Details of the Group’s accounting policies in respect of derivative financial instruments are set out on page 150.

Financial statements and other information Notes to the consolidated financial statements	125

1 Basis of preparation and accounting policies (continued)

Critical judgements and key sources of estimation uncertainty

The most significant accounting policies in determining the financial condition and results of the Group, and those requiring the most subjective or complex judgement, relate to and are included in the following notes:

∎	valuation of goodwill and intangible assets – notes 15 and 16

∎	capitalisation of development spend – note 16

∎	taxation – note 10

∎	accounting for defined benefit pension schemes – note 6.

Other significant accounting policies

The accounting policy in respect of revenue recognition is also significant in determining the financial condition and results of the Group, although the application of this policy is more straightforward. This policy is included in note 2.

Standards and amendments effective for the year

The interpretations and amendments to IFRS effective for 2016 have not had a significant impact on the Group’s accounting policies or reporting.

Standards, amendments and interpretations not yet effective

New accounting standards and amendments and their expected impact on the future accounting policies and reporting of the Group are set out below.

IFRS 9 – Financial Instruments (effective for the 2018 financial year). The standard replaces the existing classification and measurement requirements in IAS 39 – Financial Instruments: Recognition and Measurement. Adoption of the standard is not expected to have a significant impact on the measurement, presentation or disclosure of financial assets and liabilities in the consolidated financial statements.

IFRS 15 – Revenue from Contracts with Customers (effective for the 2018 financial year). The new standard provides a single point of reference for revenue recognition, including guidance in relation to identification of the contract and licensing arrangements. Based on management’s assessment of the standard and current contracts in place, the adoption of IFRS 15 is not expected to have a material impact on the full year revenue or revenue growth rates.

IFRS 16 – Leases (effective for the 2019 financial year with earlier adoption permitted). The standard replaces the existing leasing standard, IAS 17 – Leases. The new standard eliminates the distinction between operating and finance leases and requires lessees to recognise all leases with a lease term of greater than 12 months in the statement of financial position. Based on the preliminary assessment performed, assets and liabilities will increase but there will not be a material impact on net assets or profit before tax on adoption of the standard. Management will assess the full impact this standard will have on the Group during 2017.

Additionally, a number of amendments and interpretations have been issued which are not expected to have any significant impact on the Group’s accounting policies and reporting.

126	RELX Group Annual reports and financial statements 2016

Notes to the consolidated financial statements

for the year ended 31 December 2016

2 Segment analysis

Accounting policy

The Group’s reported segments are based on the internal reporting structure and financial information provided to the Boards.

Adjusted operating profit is the key segmental profit measure used by the Group in assessing performance. Adjusted operating profit is reconciled to operating profit on page 127.

Revenue represents the value of sales less anticipated returns on transactions completed by performance, excluding customer sales taxes.

Revenues are recognised for the various categories as follows: subscriptions – on periodic despatch of subscribed product or rateably over the period of the subscription where performance is not measurable by despatch; transactional – on despatch or occurrence of the transaction; and advertising – on publication or over the period of online display.

Revenue recognition policies, while an area of management focus, are generally straightforward in application as the timing of product or service delivery and customer acceptance for the various revenue types can be readily determined. Allowances for product returns are deducted from revenues based on historical return rates. Where sales consist of two or more components that operate independently, revenue is recognised as each component is completed by performance, based on attribution of relative value.

RELX Group is a global provider of information and analytics for professional and business customers across industries operating in four major market segments: Scientific, Technical & Medical, providing information and analytical solutions to help customers advance science and improve healthcare outcomes; Risk & Business Analytics, providing solutions and decision tools that enable customers to evaluate and manage risk and develop market intelligence; Legal, providing information and analytics to professionals in legal, corporate, government and non-profit organisations; and Exhibitions, organising exhibitions and conferences.

ANALYSIS BY BUSINESS SEGMENT	Revenue			Adjusted operating profit
	2016 £m	2015 £m	2014 £m	2016 £m	2015 £m	2014 £m
Scientific, Technical & Medical	2,320	2,070	2,048	853	760	762
Risk & Business Analytics	1,906	1,601	1,439	686	575	506
Legal	1,622	1,443	1,396	311	274	260
Exhibitions	1,047	857	890	269	217	217
Sub-total	6,895	5,971	5,773	2,119	1,826	1,745
Unallocated items	–	–	–	(5)	(4)	(6)
Total	6,895	5,971	5,773	2,114	1,822	1,739

ANALYSIS OF REVENUE BY GEOGRAPHICAL ORIGIN				2016 £m	2015 £m	2014 £m
North America				3,693	3,166	2,884
United Kingdom				1,055	996	1,013
The Netherlands				813	649	636
Rest of Europe				707	614	686
Rest of world				627	546	554
Total				6,895	5,971	5,773

ANALYSIS OF REVENUE BY GEOGRAPHICAL MARKET				2016 £m	2015 £m	2014 £m
North America				3,778	3,215	2,878
United Kingdom				504	461	455
The Netherlands				118	117	153
Rest of Europe				1,091	958	1,053
Rest of world				1,404	1,220	1,234
Total				6,895	5,971	5,773

Financial statements and other information Notes to the consolidated financial statements	127

2 Segment analysis (continued)

ANALYSIS OF REVENUE BY FORMAT	2016 £m	2015 £m	2014 £m
Electronic	4,954	4,179	3,839
Print	875	906	1,012
Face-to-face	1,066	886	922
Total	6,895	5,971	5,773

ANALYSIS OF REVENUE BY TYPE	2016 £m	2015 £m	2014 £m
Subscriptions	3,618	3,123	2,966
Transactional	3,163	2,736	2,672
Advertising	114	112	135
Total	6,895	5,971	5,773

ANALYSIS BY BUSINESS SEGMENT	Expenditure on acquired goodwill and intangible assets			Capital expenditure additions			Amortisation of acquired intangible assets			Depreciation and other amortisation
	2016 £m	2015 £m	2014 £m	2016 £m	2015 £m	2014 £m	2016 £m	2015 £m	2014 £m	2016 £m	2015 £m	2014 £m
Scientific, Technical & Medical	19	7	25	86	74	56	88	77	79	82	86	94
Risk & Business Analytics	288	41	330	67	56	53	147	131	116	45	33	34
Legal	83	96	48	156	161	145	73	56	57	113	95	94
Exhibitions	21	67	23	26	27	27	38	32	34	17	14	15
Total	411	211	426	335	318	281	346	296	286	257	228	237

Capital expenditure comprises additions to property, plant and equipment and internally developed intangible assets. Amortisation of acquired intangible assets includes amounts in respect of joint ventures of £3m (2015: £3m; 2014: £3m) in Legal and £1m (2015: £1m; 2014: £1m) in Exhibitions.

ANALYSIS OF NON-CURRENT ASSETS BY GEOGRAPHICAL LOCATION	2016 £m	2015 £m	2014 £m
North America	8,174	6,824	6,569
United Kingdom	906	787	701
The Netherlands	135	125	109
Rest of Europe	801	723	816
Rest of world	461	399	414
Total	10,477	8,858	8,609
Non-current assets by geographical location exclude amounts relating to deferred tax and derivative financial instruments. Operating profit is reconciled to adjusted operating profit as follows:
RECONCILIATION OF OPERATING PROFIT TO ADJUSTED OPERATING PROFIT	2016 £m	2015 £m	2014 £m
Operating profit	1,708	1,497	1,402
Adjustments:
Amortisation of acquired intangible assets	346	296	286
Acquisition-related costs	51	35	30
Reclassification of tax in joint ventures	10	(6)	21
Reclassification of finance income in joint ventures	(1)	–	–
Adjusted operating profit	2,114	1,822	1,739

The share of post-tax results of joint ventures of £37m (2015: £64m; 2014: £36m) included in operating profit comprised £10m (2015: £37m; 2014: £16m) relating to Legal, £27m (2015: £28m; 2014: £20m) relating to Exhibitions and nil (2015: £1m loss; 2014: nil) relating to Risk & Business Analytics.

128	RELX Group Annual reports and financial statements 2016

Notes to the consolidated financial statements

for the year ended 31 December 2016

3 Operating profit

Operating profit is stated after charging/(crediting) the following:

	Note	2016 £m	2015 £m	2014 £m
Staff costs
Wages and salaries		1,767	1,490	1,415
Social security costs		198	169	167
Pensions	6	111	58	95
Share based remuneration	7	38	34	32
Total staff costs		2,114	1,751	1,709
Depreciation and amortisation
Amortisation of acquired intangible assets	16	342	292	282
Share of joint ventures’ amortisation of acquired intangible assets		4	4	4
Amortisation of internally developed intangible assets	16	189	157	158
Depreciation of property, plant and equipment	18	68	71	79
Total depreciation and amortisation		603	524	523
Other expenses and income
Cost of sales including pre-publication costs and inventory expenses		2,488	2,129	2,006
Operating lease rentals expense		102	90	91
Operating lease rentals income		(6)	(5)	(8)

The amortisation of acquired intangible assets is included within administration and other expenses.

4 Auditors’ remuneration

	2016 £m	2015 £m	2014 £m
Auditors’ remuneration
Payable to the auditors of the parent companies	0.8	0.8	0.6
Payable to the auditors of the Group’s subsidiaries	4.5	4.2	4.2
Audit services	5.3	5.0	4.8
Audit-related assurance services	0.4	0.8	0.5
Tax services	0.4	0.9	1.0
Other services: Consulting	0.1	0.2	–
Other services: Due diligence and other transaction-related services	0.4	0.3	0.3
Non-audit services	1.3	2.2	1.8
Total auditors’ remuneration	6.6	7.2	6.6

Amounts payable to the auditors of the Group’s subsidiaries include amounts for the audit of internal controls over financial reporting in accordance with the US Sarbanes-Oxley Act. Non-audit services performed in the Netherlands or by Ernst & Young Accountants LLP in 2016 (and Deloitte Accountants BV in 2015 and 2014 ) are limited to audit-related assurance services.

5 Personnel

NUMBER OF PEOPLE EMPLOYED: FULL-TIME EQUIVALENTS	At 31 December			Average during the year
	2016	2015	2014	2016	2015	2014
Business segment
Scientific, Technical & Medical	7,500	7,200	7,000	7,300	7,200	6,900
Risk & Business Analytics	8,200	7,600	7,400	7,900	7,500	7,300
Legal	10,700	10,500	9,500	10,600	10,000	9,600
Exhibitions	4,000	3,800	3,700	3,900	3,700	3,500
Sub-total	30,400	29,100	27,600	29,700	28,400	27,300
Corporate/shared functions	800	900	900	900	900	900
Total	31,200	30,000	28,500	30,600	29,300	28,200
Geographical location
North America	13,700	13,400	13,300	13,500	13,400	13,400
United Kingdom	4,900	4,700	4,300	4,800	4,500	4,200
The Netherlands	1,400	1,500	1,600	1,500	1,500	1,600
Rest of Europe	2,800	2,800	2,800	2,800	2,800	2,800
Rest of world	8,400	7,600	6,500	8,000	7,100	6,200
Total	31,200	30,000	28,500	30,600	29,300	28,200

Financial statements and other information Notes to the consolidated financial statements	129

6 Pension schemes

Accounting policy

The expense of defined benefit pension schemes and other post-retirement employee benefits is determined using the projected unit credit method and charged in the income statement as an operating expense, based on actuarial assumptions reflecting market conditions at the beginning of the financial year. Actuarial gains and losses are recognised in full in the statement of comprehensive income in the period in which they occur.

Past service costs and credits are recognised immediately at the earlier of when plan amendments or curtailments occur and when related restructuring costs or termination benefits are recognised. Settlements are recognised when they occur.

Net pension obligations in respect of defined benefit schemes are included in the statement of financial position at the present value of scheme liabilities, less the fair value of scheme assets. Where schemes are in surplus, i.e. assets exceed liabilities, the net pension assets are separately included in the statement of financial position. Any net pension asset is limited to the extent that the asset is recoverable.

The expense of defined contribution pension schemes and other employee benefits is charged in the income statement as incurred.

Critical judgement and key source of estimation uncertainty

At 31 December 2016, the Group operates defined benefit pension schemes in the UK and the US. These schemes require management to exercise judgement in estimating the ultimate cost of providing post-employment benefits, especially given the length of each scheme’s liabilities. Accounting for defined benefit pension schemes involves judgement about uncertain events, including the life expectancy of the members, salary and pension increases, inflation, the future operation of each scheme and the rate at which the future pension payments are discounted. Estimates for these factors are used in determining the pension cost and liabilities reported in the financial statements. The estimates made around future developments of each of the critical assumptions are made in conjunction with independent actuaries, and each scheme is subject to a periodic review by independent actuaries. Information regarding some of the assumptions used for valuation is provided below, together with a sensitivity analysis.

A number of pension schemes are operated around the world. The largest defined benefit schemes as at 31 December 2016 are in the UK and the US. In November 2015, the Netherlands defined benefit pension scheme together with all associated assets and liabilities, was transferred into an industry-wide collective defined contribution scheme. This scheme is now accounted for as a defined contribution pension plan, with no deficit or surplus recognised on the balance sheet. Prior to this, the scheme was a career average salary scheme and was open to new hires.

Major defined benefit schemes in place at 31 December 2016

The UK scheme is a final salary scheme and is closed to new hires. Members accrue a portion of their final pensionable earnings based on the number of years of service. The US scheme is a cash balance scheme and is closed to new hires. Members earn pay credits dependent on age and years of service up to certain limits which are added to an account balance that accrues interest at specified minimum rates.

Each of the major defined benefit schemes is administered by a separate fund that is legally separated from the Group. The trustees of the pension funds in the UK and plan fiduciaries of the US scheme are required by law to act in the interest of the funds’ beneficiaries. In the UK, the trustees of the pension fund are responsible for the investment policy with regard to the assets of the fund. The board of trustees consists of an equal number of company-appointed and member nominated Directors. In the US, the fiduciary duties for the scheme are allocated between committees which are staffed by senior employees of the Group; the investment committee has the primary responsibility for the investment and management of plan assets.

The funding of the Group’s major schemes reflects the different rules within each jurisdiction.

In the UK the level of funding is determined by statutory triennial actuarial valuations in accordance with pensions legislation. Where the scheme falls below 100% funded status, the Group and the scheme trustees must agree on how the deficit is to be remedied. The UK Pensions Regulator has significant powers and sets out in codes and guidance the parameters for scheme funding.

The US scheme has an annual statutory valuation which forms the basis for establishing the employer contribution each year (subject to ERISA and IRS minimums). Should the statutory funded status fall to below 100%, the US Pension Protection Act requires the deficit to be rectified with additional contributions over a seven-year period.

Employer cash contributions to defined benefit pension schemes, in respect of 2017, are expected to be approximately £66m. A pension deficit funding contribution of £20m is also expected to be made in 2017, relating to the UK scheme recovery plan.

In addition to the contributions set out above, the Group has committed to providing a further £130m of deficit funding contributions to the UK scheme over the period from 2018 to 2022.

130	RELX Group Annual reports and financial statements 2016

Notes to the consolidated financial statements

for the year ended 31 December 2016

6 Pension schemes (continued)

The pension expense, including amounts in relation to the UK, US (for all years) and NL (for 2014 and 2015 only) defined benefit schemes, and defined contribution schemes in total, recognised within operating profit consists of:

	2016 £m	2015 £m	2014 £m
Defined benefit pension expense (net of settlement and past service credits)	36	6	48
Defined contribution pension expense	75	52	47
Total	111	58	95

The amounts recognised in the income statement in respect of defined benefit pension schemes during the year are presented by major scheme as follows:

	2016			2015				2014
	UK £m	US £m	Total £m	UK £m	US £m	NL £m	Total £m	UK £m	US £m	NL £m	Total £m
Service cost	27	14	41	34	18	15	67	31	18	14	63
Settlement and past service credits	–	(5)	(5)	(1)	–	(60)	(61)	–	–	(15)	(15)
Defined benefit pension expense	27	9	36	33	18	(45)	6	31	18	(1)	48
Net interest on net defined benefit obligation	9	5	14	14	5	2	21	8	4	3	15
Net defined benefit pension expense	36	14	50	47	23	(43)	27	39	22	2	63

Net interest on net defined benefit pension scheme liabilities is presented within net finance costs in the income statement. Service cost, including settlements and past service credits, is presented within operating profit.

Settlements and past service credits in 2015 primarily relate to the transfer of the Netherlands scheme to a collective industry-wide scheme.

The significant valuation assumptions, determined for each major scheme in conjunction with the respective independent actuaries are presented below. The net defined benefit pension expense for each year is based on the assumptions and scheme valuations set at 31 December of the prior year.

	2016		2015		2014
As at 31 December	UK	US	UK	US	UK	US	NL
Discount rate	2.65%	4.00%	3.85%	4.45%	3.75%	4.25%	2.30%
Inflation	3.25%	2.50%	3.05%	2.50%	2.90%	2.50%	2.00%

Discount rates are set by reference to high-quality corporate bond yields.

Mortality assumptions make allowance for future improvements in longevity and have been determined by reference to applicable mortality statistics. The average life expectancy assumptions are set out below:

	Male average life expectancy		Female average life expectancy
As at 31 December 2016	UK	US	UK	US
Member currently aged 60 years	86	86	89	89
Member currently aged 45 years	87	87	90	89

Financial statements and other information Notes to the consolidated financial statements	131

6 Pension schemes (continued)

The amount recognised in the statement of financial position in respect of defined benefit pension schemes at the start and end of the year and the movements during the year were as follows:

	2016			2015
	UK £m	US £m	Total £m	UK £m	US £m	NL £m	Total £m
Defined benefit obligation
At start of year	(3,089)	(955)	(4,044)	(3,267)	(932)	(778)	(4,977)
Service cost	(27)	(14)	(41)	(34)	(18)	(15)	(67)
Past service credits	–	5	5	1	–	31	32
Interest on pension scheme liabilities	(117)	(45)	(162)	(121)	(40)	(16)	(177)
Actuarial (loss)/gain on financial assumptions	(774)	(61)	(835)	57	40	12	109
Actuarial gain/(loss) arising from experience assumptions*	22	3	25	179	(1)	4	182
Contributions by employees	(7)	–	(7)	(7)	–	(4)	(11)
Benefits paid	109	95	204	103	50	15	168
Liabilities transferred on settlement**	–	36	36	–	–	699	699
Exchange translation differences	–	(184)	(184)	–	(54)	52	(2)
At end of year	(3,883)	(1,120)	(5,003)	(3,089)	(955)	–	(4,044)

Fair value of scheme assets
At start of year	2,838	822	3,660	2,870	810	665	4,345
Interest income on plan assets	108	40	148	107	35	14	156
Return on assets excluding amounts included in interest income	502	46	548	(77)	(55)	(2)	(134)
Contributions by employer	44	41	85	34	36	48	118
Contributions by employees	7	–	7	7	–	4	11
Benefits paid	(109)	(95)	(204)	(103)	(50)	(15)	(168)
Assets transferred on settlement**	–	(36)	(36)	–	–	(670)	(670)
Exchange translation differences	–	159	159	–	46	(44)	2
At end of year	3,390	977	4,367	2,838	822	–	3,660

Opening net deficit	(251)	(133)	(384)	(397)	(122)	(113)	(632)
Service cost	(27)	(14)	(41)	(34)	(18)	(15)	(67)
Net interest on net defined benefit obligation	(9)	(5)	(14)	(14)	(5)	(2)	(21)
Settlement and past service credits	–	5	5	1	–	60	61
Contributions by employer	44	41	85	34	36	48	118
Actuarial (losses)/gains	(250)	(12)	(262)	159	(16)	14	157
Exchange translation differences	–	(25)	(25)	–	(8)	8	–
Net defined benefit obligation	(493)	(143)	(636)	(251)	(133)	–	(384)

* The gain recognised in 2015 principally related to a scheme experience gain arising as a result of the UK 2015 triennial valuation.

** The difference in assets and liabilities transferred resulted in a settlement credit of £29m in 2015. In addition to the settlement credit, past service credits of £31m were recognised on transfer of the Netherlands pension scheme, which resulted in a settlement and past service credit of £60m in total. In 2016, the settlement relates to an annuity purchase in the US.

As at 31 December 2016, the defined benefit obligations comprised £4,760m (2015: £3,849m) in relation to funded schemes and £243m (2015: £195m) in relation to unfunded schemes.

The weighted average duration of defined benefit scheme liabilities is 20 years in the UK (2015: 20 years) and 13 years in the US (2015: 14 years). Deferred tax assets of £145m (2015: £103m) are recognised in respect of the pension scheme deficits.

132	RELX Group Annual reports and financial statements 2016

Notes to the consolidated financial statements

for the year ended 31 December 2016

6 Pension schemes (continued)

Amounts recognised in the statement of comprehensive income are set out below:

	2016 £m	2015 £m	2014 £m
Gains and losses arising during the year:
Experience gains/(losses) on scheme liabilities	25	182	28
Experience gains/(losses) on scheme assets	548	(134)	272
Actuarial gains/(losses) on the present value of scheme liabilities due to changes in:
– discount rates	(873)	96	(773)
– inflation	(96)	(64)	159
– other actuarial assumptions	134	77	48
	(262)	157	(266)
Net cumulative losses at start of year	(584)	(741)	(475)
Net cumulative losses at end of year	(846)	(584)	(741)

The major categories and fair values of scheme assets at the end of the reporting period are as follows:

FAIR VALUE OF SCHEME ASSETS	2016			2015
	UK £m	US £m	Total £m	UK £m	US £m	Total £m
Equities	1,261	330	1,591	1,216	285	1,501
Government bonds	1,390	104	1,494	1,196	70	1,266
Corporate bonds	–	527	527	–	417	417
Property funds	329	–	329	374	–	374
Cash	69	15	84	29	35	64
Other*	341	1	342	23	15	38
Total	3,390	977	4,367	2,838	822	3,660

*In 2016 ,’Other’ mainly consists of collateralised loans, direct lending and ground leases

Assets and obligations associated with the schemes are sensitive to changes in the market values of assets and the market-related assumptions used to value scheme liabilities. In particular, adverse changes to asset values, discount rates or inflation could increase future pension costs and funding requirements.

Typically the Group’s schemes are exposed to: investment risks, whereby actual rates of return on plan assets may be below those rates used to determine the defined benefit obligations and interest rate risks, whereby scheme deficits may increase if bond yields in the UK and the US decline and are not offset by returns in government and corporate bond portfolios. The schemes are also exposed to other risks, such as unanticipated future increases in: member longevity patterns, inflation, and future salaries, all potentially leading to an increase in scheme liabilities.

Investment policies of each scheme are intended to ensure continuous payment of defined benefit pensions in the short-term and long-term. Efforts are made to limit risks on marketable securities by adopting investment policies that diversify assets across geographies and among equities, government and corporate bonds, property funds and cash. Asset allocations are dependent on a variety of factors including the duration of scheme liabilities and the statutory funded status of the plan.

All equities and government and corporate bonds have quoted prices in active markets.

Sensitivity analysis

The valuation of the Group’s pension scheme liabilities involves significant actuarial assumptions, being the life expectancy of the members, inflation and the rate at which the future pension payments are discounted. Differences arising from actual experience or future changes in assumptions may materially affect future pension charges. In particular, changes in assumptions for discount rates, inflation and life expectancies that are reasonably possible would have the following approximate effects on the defined benefit pension obligations:

£m
Increase/decrease of 0.25% in discount rate:	225
Increase/decrease of 0.25% in the expected inflation rate:	135
Increase/decrease of one year in assumed life expectancy:	178

The above analysis has been calculated on the same basis used to determine the defined benefit obligation recognised in the statement of financial position. There has been no change in the methods used to prepare the analysis compared with prior years. This sensitivity analysis may not be representative of the actual change in the defined benefit obligation as it is unlikely that changes in the above assumptions would occur in isolation of one another as some of the assumptions may be correlated.

Financial statements and other information Notes to the consolidated financial statements	133

7 Share based remuneration

Accounting policy

The fair value of share based remuneration is determined at the date of grant and recognised as an expense in the income statement on a straight-line basis over the vesting period, taking account of the estimated number of shares that are expected to vest. Market based performance criteria are taken into account when determining the fair value at the date of grant. Non-market based performance criteria are taken into account when estimating the number of shares expected to vest. The fair value of share based remuneration is determined by use of a binomial or Monte Carlo simulation model as appropriate. All of the Group’s share based remuneration is equity settled.

The Group provides a number of share based remuneration schemes to Directors and employees. The principal share based remuneration schemes are the Executive Share Option Schemes (ESOS), the Long-Term Incentive Plan (LTIP), the Retention Share Plan (RSP) and the Bonus Investment Plan (BIP). The last and final tranche of awards under the Reed Elsevier Growth Plan (REGP) was made in 2013 which vested in 2015. No further awards are outstanding under this plan. Share options granted under ESOS are exercisable after three years and up to 10 years from the date of grant at a price equivalent to the market value of the respective shares at the date of grant. Conditional shares granted under LTIP, RSP and BIP are exercisable after three years for nil consideration if conditions are met. Other awards principally relate to all employee share based saving schemes in the UK and the Netherlands.

Share based remuneration awards are, other than upon retirement or in exceptional circumstances, subject to the condition that the employee remains in employment at the time of exercise.

Conditional shares granted under LTIP, REGP, RSP and BIP between 2013 and 2016 are subject to the achievement of growth targets of adjusted earnings per share measured at constant exchange rates as well as the achievement of a targeted percentage return on invested capital of the Group. LTIP grants between 2013 and 2016, REGP grants in 2013 and RSP grants in 2014 are also variable subject to the achievement of a total shareholder return performance target.

The weighted average fair value per award is based on full vesting on achievement of non-market-related performance conditions and stochastic models for market-related components. The conditional shares and option awards are recognised in the income statement over the vesting period, being between three and five years, on the basis of expected performance against the non-market-related conditions, with the fair value related to market-related components unchanging.

	In respect of RELX PLC ordinary shares		In respect of RELX NV ordinary shares
	Number of shares ‘000	Weighted average fair value per award £	Number of shares ‘000	Weighted average fair value per award £
2016 GRANTS

Share options	1,727	1.49	1,668	1.12
Conditional shares	1,706	11.51	1,778	11.41
2015 GRANTS

Share options	1,911	1.23	1,827	0.77
Conditional shares	1,841	10.44	1,874	9.72
2014 GRANTS

Share options	2,285	1.13	1,810	0.70
Conditional shares	2,296	8.48	2,406	7.63

134	RELX Group Annual reports and financial statements 2016

Notes to the consolidated financial statements

for the year ended 31 December 2016

7 Share based remuneration (continued)

The main assumptions used to determine the fair values, which have been established with advice from and data provided by independent actuaries, are set out below:

ASSUMPTIONS FOR GRANTS MADE DURING THE YEAR	In respect of RELX PLC ordinary shares			In respect of RELX NV ordinary shares
	2016	2015	2014	2016	2015	2014
Weighted average share price at date of grant
– Share options*	£12.52	£11.44	£9.26	€15.31	€14.80	€10.31
– Conditional shares	£12.68	£11.55	£9.23	€15.28	€14.98	€10.30
Expected share price volatility	17%	19%	19%	19%	19%	19%
Expected option life	4 years	4 years	4 years	4 years	4 years	4 years
Expected dividend yield	3.0%	3.5%	3.8%	3.0%	4.2%	4.5%
Risk-free interest rate	0.7%	0.8%	1.5%	0.0%	0.0%	0.6%
Expected lapse rate	2-5%	2-5%	2-5%	2-4%	2-4%	2-4%

* Weighted average exercise price at date of grant is disclosed in the table below.

Expected share price volatility has been estimated based on relevant historical data in respect of the RELX PLC and RELX NV ordinary share prices. Expected share option life has been estimated based on historical exercise patterns in respect of RELX PLC and RELX NV share options.

The share based remuneration options outstanding as at 31 December 2016, in respect of both RELX PLC and RELX NV ordinary shares, are set out below:

SHARE OPTIONS	In respect of RELX PLC ordinary shares		In respect of RELX NV ordinary shares
	Number of shares under option ‘000	Weighted average exercise price (pence)	Number of shares under option ‘000	Weighted average exercise price (€)
Outstanding at 1 January 2014	11,727	549	13,288	7.00
Granted	2,285	827	1,810	10.31
Exercised	(3,318)	520	(4,214)	7.24
Forfeited	(832)	514	(535)	6.68
Expired	(535)	577	(881)	6.68
Outstanding at 1 January 2015	9,327	629	9,468	7.58
Granted	1,911	978	1,827	14.80
Exercised	(2,053)	627	(1,716)	7.32
Forfeited	(254)	694	(680)	7.51
Expired	(191)	618	(438)	6.18
Outstanding at 1 January 2016	8,740	704	8,461	9.27
Granted	1,727	1,164	1,668	15.31
Exercised	(1,954)	519	(1,778)	8.05
Forfeited	(424)	489	(310)	12.41
Expired	(147)	470	(144)	8.56
Outstanding at 31 December 2016	7,942	865	7,897	10.71

Exercisable at 31 December 2014	3,163	550	5,352	7.22
Exercisable at 31 December 2015	3,105	551	4,886	8.02
Exercisable at 31 December 2016	2,598	598	4,770	8.91

The weighted average share price at the date of exercise of share options and vesting of conditional shares during 2016 was 1,278p (2015: 1,118p; 2014: 885p) for RELX PLC ordinary shares and €15.23 (2015: €14.50; 2014: €9.77) for RELX NV ordinary shares.

Financial statements and other information Notes to the consolidated financial statements	135

7 Share based remuneration (continued)

RANGE OF EXERCISE PRICES FOR OUTSTANDING SHARE OPTIONS	2016		2015		2014
	Number of shares under option ‘000	Weighted average remaining period until expiry (years)	Number of shares under option ‘000	Weighted average remaining period until expiry (years)	Number of shares under option ‘000	Weighted average remaining period until expiry (years)
RELX PLC ordinary shares (pence)
401-600	1,672	3.6	2,950	4.0	5,045	4.5
601-800	1,922	3.4	2,856	4.4	3,089	5.4
801-1,000	1,732	5.3	1,903	6.3	1,193	9.3
1,001-1,200	1,657	6.2	1,031	9.3	–	–
1,201-1,400	949	9.2	–	–	–	–
1,401-1,600	10	9.7	–	–	–	–
Total	7,942	5.1	8,740	5.3	9,327	5.4
RELX NV ordinary shares (€)
4.01-6.00	1,380	4.2	1,924	5.4	3,111	6.5
6.01-8.00	965	2.2	1,446	2.8	2,464	3.0
8.01-10.00	1,181	5.6	1,971	5.9	2,406	6.6
10.01-12.00	1,239	7.2	1,333	8.2	1,487	9.2
12.01-14.00	114	7.5	143	8.4	–	–
14.01-16.00	3,002	8.7	1,625	9.2	–	–
16.01-18.00	16	8.3	19	9.0	–	–
Total	7,897	6.4	8,461	6.3	9,468	6.0

Share options are expected, upon exercise, to be met by the issue of new ordinary shares.

8 Net finance costs

Accounting policy

Borrowing costs that are directly attributable to the acquisition, construction or production of an asset that takes a substantial period of time to bring to use are capitalised. All other interest on borrowings is expensed as incurred. The cost of issuing borrowings is generally expensed over the period of borrowing so as to produce a constant periodic rate of charge.

	2016 £m	2015 £m	2014 £m
Interest on short-term bank loans, overdrafts and commercial paper	(15)	(11)	(13)
Interest on term debt	(160)	(141)	(134)
Total borrowing costs	(175)	(152)	(147)
Losses on loans and derivatives not designated as hedges	(14)	(3)	(7)
Fair value losses on designated fair value hedge relationships	–	(1)	–
Net financing charge on defined benefit pension schemes	(14)	(21)	(15)
Finance costs	(203)	(177)	(169)
Interest on bank deposits	6	3	7
Gains on loans and derivatives not designated as hedges	2	–	–
Finance income	8	3	7
Net finance costs	(195)	(174)	(162)

A net loss of £26m (2015: £48m; 2014: £52m) on interest rate derivatives designated as cash flow hedges was recognised in other comprehensive income and accumulated in the hedge reserve. This included losses of £18m (2015: £42m; 2014: £54m) related to foreign exchange movements on debt hedges, which were reclassified immediately to the income statement and offset £18m (2015: £42m; 2014: £54m) of foreign exchange gains on the related debt. The remaining loss of £8m (2015: loss of £6m; 2014: gain of £2m) recognised in other comprehensive income may be reclassified to the income statement in future periods. Including the £18m (2015: £42m; 2014: £54m) of foreign exchange losses, losses of £27m (2015: £48m; 2014: £56m) in total were transferred from the hedge reserve in the period.

136	RELX Group Annual reports and financial statements 2016

Notes to the consolidated financial statements

for the year ended 31 December 2016

9 Disposals and other non-operating items

Accounting policy

Assets of businesses that are available for immediate sale in their current condition and for which a sales process is considered highly probable to complete are classified as assets held for sale and are carried at the lower of carrying value and fair value less costs to sell. Fair value is based on anticipated disposal proceeds, typically derived from firm or indicative offers from potential acquirers. Non-current assets are not amortised or depreciated following their classification as held for sale. Liabilities of businesses held for sale are also separately classified on the statement of financial position. Fair value movements in the venture capital portfolio, which are classified as held for trading, are reported within disposals and other items – see note 17.

	2016 £m	2015 £m	2014 £m
Revaluation of held for trading investments	(13)	8	8
Loss on disposal of businesses and assets held for sale	(27)	(19)	(19)
Net loss on disposals and other non-operating items	(40)	(11)	(11)

10 Taxation

Accounting policy

Tax expense comprises current and deferred tax. Current and deferred tax are charged or credited in the income statement except to the extent that the tax arises from a transaction or event which is recognised, in the same or a different period, outside the income statement (either in other comprehensive income, directly in equity, or through a business combination), in which case the tax appears in the same statement as the transaction that gave rise to it.

Current tax is the amount of corporate income taxes expected to be payable or recoverable based on the profit for the period as adjusted for items that are not taxable or not deductible, and is calculated using tax rates and laws that were enacted or substantively enacted at the date of the statement of financial position. Management periodically evaluates positions taken in tax returns with respect to situations in which applicable tax regulation is subject to interpretation. Provisions are established where appropriate on the basis of amounts expected to be paid to the tax authorities.

Current tax includes amounts provided in respect of uncertain tax positions when management expects that, upon examination of the uncertainty by a tax authority in possession of all relevant knowledge, it is more likely than not that an economic outflow will occur. Changes in facts and circumstances underlying these provisions are reassessed at the date of each statement of financial position, and the provisions are remeasured as required to reflect current information.

Deferred tax is recognised on temporary differences arising between the tax bases of assets and liabilities and their carrying amounts in the statement of financial position. Deferred tax is calculated using tax rates and laws that have been enacted or substantively enacted at the end of the reporting period, and which are expected to apply when the related deferred tax asset is realised or the deferred tax liability is settled.

Deferred tax liabilities are generally recognised for all taxable temporary differences but not recognised for taxable temporary differences arising on investments in subsidiaries, associates and joint ventures where the reversal of the temporary difference can be controlled and it is probable that the difference will not reverse in the foreseeable future. Deferred tax liabilities are not recognised on temporary differences that arise from goodwill which is not deductible for tax purposes.

Deferred tax assets are recognised to the extent it is probable that taxable profits will be available against which the deductible temporary differences can be utilised, and are reviewed at the end of each reporting period and reduced to the extent that it is no longer probable that sufficient taxable profits will be available to allow all or part of the asset to be recovered.

Deferred tax assets and liabilities are not recognised in respect of temporary differences that arise on initial recognition of assets and liabilities acquired other than in a business combination. Deferred tax is not discounted.

Financial statements and other information Notes to the consolidated financial statements	137

10 Taxation (continued)

Accounting policy (continued)

Critical judgement and key source of estimation uncertainty

The Group is subject to tax in numerous jurisdictions, giving rise to complex tax issues that require management to exercise judgement in making tax determinations. As a multinational enterprise, our tax returns in the countries in which we operate are subject to tax authority audits as a matter of routine. While the Group is confident that tax returns are appropriately prepared and filed, amounts are provided in respect of uncertain tax positions that reflect the risk with respect to tax matters under active discussion with tax authorities, or which are otherwise considered to involve uncertainty.

Provisions against uncertain tax positions are measured using one of the following methods, depending on which of the methods management expects will better predict the amount it will pay over to the tax authority:

•  The Single Best Estimate – where there is a single outcome that is more likely than not to occur. This will happen, for example, where the tax outcome is binary (such as whether an entity can deduct an item of expenditure) or the range of possible outcomes is narrow or concentrated on a single value. The most likely outcome may be that no tax is expected to be payable, in which case the provision is nil; or

•  A Probability-Weighted Expected Value – where, on the balance of probabilities, something will be paid to the tax authority but the possible outcomes are widely dispersed with low individual probabilities (i.e. there is no single outcome more likely than not to occur). In this case, the provision is the sum of the probability-weighted amounts in the range.

In assessing provisions against uncertain tax positions, management uses in-house tax experts, professional firms and previous experience to inform the evaluation of risk. However, it remains possible that uncertainties will ultimately be resolved at amounts greater or smaller than the liabilities recorded.

In particular, although we report cross-border transactions undertaken between Group subsidiaries on an arm’s-length basis in tax returns in accordance with OECD guidelines, transfer pricing relies on the exercise of judgement and it is frequently possible for there to be a range of legitimate and reasonable views. This means that it is impossible to be certain that the returns basis will be sustained on examination. Discussions with tax authorities relating to cross-border transactions and other matters are ongoing in each of our major trading jurisdictions. Although the timing and amount of final resolution of these uncertain tax positions cannot be reliably predicted, no significant impact on the profitability of the Group is expected in the near term.

Estimation of income taxes also includes assessments of the recoverability of deferred tax assets. Deferred tax assets are only recognised to the extent that they are considered recoverable based on existing tax laws and forecasts of future taxable profits against which the underlying tax deductions can be utilised. The recoverability of these assets is reassessed at the end of each reporting period, and changes in recognition of deferred tax assets will affect the tax liability in the period of that reassessment.

	2016 £m	2015 £m	2014 £m
Current tax
United Kingdom	(80)	(65)	(36)
The Netherlands	(51)	(45)	(93)
Rest of world	(243)	(260)	(228)
Total current tax charge	(374)	(370)	(357)
Deferred tax	70	72	88
Tax expense	(304)	(298)	(269)

Cash tax paid in the year was £402m (2015: £343m; 2014: £348m), which is different to the tax expense for the year set out above.

There are a number of reasons why the cash tax payments in a particular year will be different from the tax expense in the accounts:

Deferred tax:

∎	Tax expense includes deferred tax, which is an accounting adjustment arising from temporary differences;

∎	Temporary differences occur when an item has to be included in the income statement in one year but is taxed in another year; and

∎	There are significant deferred tax liabilities on intangible assets recognised as a result of acquisition accounting, which are credited to the income statement as the intangible asset is amortised for accounting purposes.

Timing differences:

∎	Tax payments relating to a particular year’s profits are typically due partly in the year and partly in the following year.

Prior period adjustments:

∎	Current tax expense is the best estimate at the end of the period of cash tax expected to be paid; and

∎	To the extent the final liability is higher or lower than that estimate, any cash tax impact will occur in a later period.

138	RELX Group Annual reports and financial statements 2016

Notes to the consolidated financial statements

for the year ended 31 December 2016

10 Taxation (continued)

Items recorded in equity and other comprehensive income:

∎	Some of the benefits of tax deductions related to share based payments, pensions and hedging are credited to equity or other comprehensive income rather than to tax expense, and so the cash tax liability will be lower than the current tax expense in years when those deductions are available.

Set out below is a reconciliation of the difference between tax expense for the period and the theoretical expense calculated by multiplying accounting profit by the applicable tax rate.

As an enterprise with two listed parent companies in different jurisdictions, we believe the most meaningful applicable rate is that obtained by multiplying the accounting profits and losses of all consolidated entities by the applicable domestic rate in each of those entities’ jurisdictions.

The net tax expense charged on profit before tax differs from the theoretical amount that would arise using the weighted average of tax rates applicable to accounting profits and losses of the consolidated entities, as follows:

	2016	2015	2014
	£m	£m	£m
Profit before tax	1,473	1,312	1,229
Tax at average applicable rates	(330)	(299)	(292)
Tax effect of share of results of joint ventures	7	11	21
Expenses not deductible for tax purposes	(18)	(16)	(14)
US state taxes	(13)	(9)	(12)
Non-deductible costs of share based remuneration	(1)	(3)	–
Non-deductible disposal-related gains and losses	(8)	4	(22)
Tax losses of the period not recognised	(2)	(2)	(4)
Recognition and utilisation of tax losses that arose in prior years	32	–	4
Other adjustments in respect of prior periods	28	16	50
Deferred tax effect of changes in tax rates	1	–	–
Tax expense	(304)	(298)	(269)

The weighted average applicable tax rate for the year was 22.4% (2015: 22.8%; 2014: 23.7%), reflecting the applicable rates in the countries where the Group earns profits. Based on current business plans, this mix of profits is not expected to change significantly in the future. The average rate will benefit by less than 0.5% from the announced reduction in the corporate tax rate in the UK from the current 20% to 17% from 2020.

Tax expense was 20.7% of profit before tax (2015: 22.7%; 2014: 21.9%). Subject to any one-off adjustments resulting from the settlement of uncertain tax positions, or any disposal profit or loss not taxed at average rates, it is expected that tax expense as a proportion of profit before tax will continue to be broadly in line with the weighted average applicable tax rate.

The following tax has been recognised in other comprehensive income or directly in equity during the year:

	2016	2015	2014
	£m	£m	£m
Tax on items that will not be reclassified to profit or loss
Tax on actuarial movements on defined benefit pension schemes	45	(34)	63

Tax on items that may be reclassified to profit or loss
Tax on fair value movements on cash flow hedges	19	18	13

Net tax credit/ (debit) recognised in other comprehensive income	64	(16)	76
Tax credit on share based remuneration recognised directly in equity	10	17	20

A number of changes to the UK corporation tax system, including reductions of the main rate of corporation tax from 20% to 19% with effect from 1 April 2017, and from 19% to 18% with effect from 1 April 2020, were substantively enacted on 26 October 2015. A further reduction of the tax rate from 18% to 17% with effect from 1 April 2020 was substantively enacted on 6 September 2016. The Group has measured its UK deferred tax assets and liabilities at the end of the reporting period at 17% (2015: 18%), which has resulted in recognition of a deferred tax credit of £1m in tax expense, a charge of £5m in other comprehensive income, and a charge of £1m directly in equity for the period.

Financial statements and other information Notes to the consolidated financial statements	139

10 Taxation (continued)

	2016	2015
	£m	£m
Deferred tax assets	444	349
Deferred tax liabilities	(1,137)	(1,000)
Total	(693)	(651)

Movements in deferred tax liabilities and assets (before taking into consideration the offsetting of balances within the same jurisdiction) are summarised as follows:

	Deferred tax liabilities			Deferred tax assets
	Excess of tax allowances over amortisation £m	Acquired intangible assets £m	Other temporary differences £m	Excess of amortisation over tax allowances £m	Tax losses carried forward £m	Pensions liabilities £m	Other temporary differences £m	Total £m
Deferred tax (liability)/asset at 1 January 2015	(361)	(734)	(241)	323	36	161	224	(592)
Credit/(charge) to profit	41	85	(38)	(56)	(6)	(15)	61	72
(Charge)/credit to equity/other comprehensive income	–	–	1	–	–	(45)	–	(44)
Acquisitions	–	(22)	–	–	3	–	–	(19)
Exchange translation differences	(19)	(31)	(13)	(16)	(1)	2	10	(68)
Deferred tax (liability)/asset at 1 January 2016	(339)	(702)	(291)	251	32	103	295	(651)
Credit/(charge) to profit	9	91	4	(28)	26	(1)	(31)	70
Credit to equity/other comprehensive income	–	–	4	–	–	33	17	54
Acquisitions	–	(38)	–	–	3	–	–	(35)
Exchange translation differences	(63)	(118)	(55)	40	9	10	46	(131)
Deferred tax (liability)/asset at 31 December 2016	(393)	(767)	(338)	263	70	145	327	(693)

Other deferred tax liabilities include temporary differences in respect of property, plant and equipment, capitalised development spend and financial instruments. Other deferred tax assets include temporary differences in respect of share based remuneration provisions and financial instruments.

As a result of parent company exemptions on dividends from subsidiaries and capital gains on disposal there are no significant taxable temporary differences associated with investments in subsidiaries, branches, associates and interests in joint arrangements.

Deferred tax assets in respect of tax losses and other deductible temporary differences have only been recognised to the extent that it is more likely than not that sufficient taxable profits will be available to allow the asset to be recovered. Accordingly, no deferred tax asset has been recognised in respect of unused trading losses of approximately £111m (2015: £57m) carried forward at year end. The deferred tax asset not recognised in respect of these losses is approximately £30m (2015: £12m). Of the unrecognised losses, £31m (2015: £27m) will expire if not utilised within 10 years, and £80m (2015: £30m) will expire after more than 10 years.

Deferred tax assets of approximately £7m (2015: £8m) have not been recognised in respect of tax losses and other temporary differences carried forward of £42m (2015: £45m), which can only be used to offset future capital gains.

140	RELX Group Annual reports and financial statements 2016

Notes to the consolidated financial statements

for the year ended 31 December 2016

11 Earnings per share

Accounting policy

With effect from 6 April 2016, the UK government has abolished tax credits on dividends paid after this date, including the 2015 final dividend, which was paid in May 2016. As a result of the abolition of this credit, dividends and therefore earnings per share are equal for both RELX PLC and RELX NV. Earnings per share is calculated by taking the reported net profit attributable to shareholders and dividing this by the total weighted average number of shares.

In calculating earnings per share of the Group up until the end of 2015 (prior to the abolition of the tax credit), the earnings for each class of share were calculated on the basis that earnings are fully distributed. The Group’s usual practice is for only a portion of earnings to be distributed by way of dividends. Until the end of 2015, dividends paid to RELX PLC and RELX NV shareholders were, other than in special circumstances, equalised at the gross level inclusive of the prevailing UK tax credit available to certain RELX PLC shareholders. The allocation of earnings between the RELX PLC shares and the RELX NV shares reflected the differential in dividend payments declared as a result of the tax credit, with the balance of earnings assumed to be distributed as a capital distribution, in equal amounts per share.

Adjusted earnings per share is calculated by dividing adjusted net profit attributable to shareholders by the total weighted average number of shares for the Group.

EARNINGS PER SHARE – FOR THE YEAR ENDED 31 DECEMBER 2016

	2016
	Net profit attributable to parent companies’ shareholders £m	Weighted average number of shares (millions)	EPS (pence)
Basic earnings per share for RELX PLC and RELX NV (pence)	1,161	2,062.3	56.3p
Diluted earnings per share for RELX PLC and RELX NV (pence)	1,161	2,079.8	55.8p

ALLOCATION OF EARNINGS – 2015 AND 2014
FOR THE YEAR ENDED 31 DECEMBER	2015 £m	2014 £m
RELX PLC
Allocation of distributed earnings	294	284
Allocation of undistributed earnings	224	206
Total net profit allocated to RELX PLC shares	518	490

RELX NV
Allocation of distributed earnings	291	281
Allocation of undistributed earnings	199	184
Total net profit allocated to RELX NV shares	490	465

Total net profit attributable to parent companies’ shareholders	1,008	955

Financial statements and other information Notes to the consolidated financial statements	141

11 Earnings per share (continued)

EARNINGS PER SHARE – 2015 AND 2014	2015		2014
FOR THE YEAR ENDED 31 DECEMBER	Weighted average number of shares (millions)	EPS (pence)	Weighted average number of shares (millions)	EPS (pence)
Basic earnings per share
RELX PLC	1,116.2	46.4p	1,140.2	43.0p
RELX NV	992.4	49.4p	1,014.2	45.8p

Diluted earnings per share
RELX PLC	1,125.9	46.0p	1,152.7	42.5p
RELX NV	1,001.6	48.9p	1,026.0	45.3p

The diluted figures are calculated after taking account of potential additional ordinary shares arising from share options and conditional shares. 2014 comparative share numbers reflect the bonus issue declared on 30 June 2015.

ADJUSTED EARNINGS PER SHARE
	2016			2015			2014
	Adjusted net profit attributable to parent companies’ shareholders £m	Weighted average number of shares (millions)	Adjusted EPS (pence)	Adjusted net profit attributable to parent companies’ shareholders £m	Weighted average number of shares (millions)	Adjusted EPS (pence)	Adjusted net profit attributable to parent companies’ shareholders £m	Weighted average number of shares (millions)	Adjusted EPS (pence)
Adjusted earnings per share for RELX PLC and RELX NV (pence)	1,488	2,062.3	72.2p	1,275	2,108.6	60.5p	1,213	2,154.4	56.3p

RECONCILIATION OF ADJUSTED NET PROFIT ATTRIBUTABLE TO PARENT COMPANIES’ SHAREHOLDERS	2016 £m	2015 £m	2014 £m
Net profit attributable to parent companies’ shareholders	1,161	1,008	955
Adjustments (post-tax):
Amortisation of acquired intangible assets	364	311	280
Acquisition-related costs	38	27	21
Net financing charge on defined benefit pension schemes	10	16	11
Disposals and other non-operating items	6	(2)	14
Other deferred tax credits from intangible assets*	(91)	(85)	(68)
Adjusted net profit attributable to parent companies’ shareholders	1,488	1,275	1,213

* Movements on deferred tax liabilities arising on acquired intangible assets that do not qualify for tax amortisation.

142	RELX Group Annual reports and financial statements 2016

Notes to the consolidated financial statements

for the year ended 31 December 2016

12 Statement of cash flows

Accounting policy Cash and cash equivalents comprise cash balances, call deposits and other short-term highly liquid investments and are held in the statement of financial position at fair value.

RECONCILIATION OF PROFIT BEFORE TAX TO CASH GENERATED FROM OPERATIONS				2016 £m	2015 £m	2014 £m
Profit before tax				1,473	1,312	1,229
Disposals and other non-operating items				40	11	11
Net finance costs				195	174	162
Operating profit				1,708	1,497	1,402
Share of results of joint ventures				(37)	(64)	(36)
Amortisation of acquired intangible assets				342	292	282
Amortisation of internally developed intangible assets				189	157	158
Depreciation of property, plant and equipment				68	71	79
Share based remuneration				38	34	32
Total non-cash items				637	554	551
(Increase)/decrease in inventories and pre-publication costs				(24)	(17)	3
Increase in receivables				(146)	(150)	(66)
Increase/(decrease) in payables				98	62	(3)
Increase in working capital				(72)	(105)	(66)
Cash generated from operations				2,236	1,882	1,851

CASH FLOW ON ACQUISITIONS			Note	2016 £m	2015 £m	2014 £m
Purchase of businesses			13	(336)	(158)	(347)
Investment in joint ventures				(1)	(8)	(15)
Deferred payments relating to prior year acquisitions				(24)	(25)	(34)
Total				(361)	(191)	(396)

RECONCILIATION OF NET BORROWINGS	Cash and cash equivalents £m	Borrowings £m	Related derivative financial instruments £m	2016 £m	2015 £m	2014 £m
At start of year	122	(3,902)	(2)	(3,782)	(3,550)	(3,072)

Increase/(decrease) in cash and cash equivalents	9	–	–	9	(139)	142
(Increase)/decrease in short-term bank loans, overdrafts and commercial paper	–	(281)	10	(271)	339	(232)
Issuance of term debt	–	(603)	–	(603)	(500)	(589)
Repayment of term debt	–	474	–	474	186	300
Repayment of finance leases	–	7	–	7	9	10
Change in net borrowings resulting from cash flows	9	(403)	10	(384)	(105)	(369)
Borrowings in acquired businesses	–	–	–	–	–	(20)
Inception of finance leases	–	(3)	–	(3)	(12)	(3)
Fair value and other adjustments to borrowings and related derivatives	–	1	(23)	(22)	4	(7)
Exchange translation differences	31	(536)	(4)	(509)	(119)	(79)
At end of year	162	(4,843)	(19)	(4,700)	(3,782)	(3,550)

Net borrowings comprise cash and cash equivalents, loan capital, finance leases, promissory notes, bank and other loans, derivative financial instruments that are used to hedge certain borrowings and adjustments in respect of cash collateral received/paid. The Group monitors net borrowings as part of capital and liquidity management.

Financial statements and other information Notes to the consolidated financial statements	143

13 Acquisitions

During the year a number of acquisitions were made for a total consideration of £369m (2015: £178m; 2014: £356m), after taking account of net cash acquired of £10m (2015: £3m; 2014: £9m). The net assets of the businesses acquired are incorporated at their fair value to the Group. Provisional fair values of the consideration given and of the assets and liabilities acquired are summarised below:

	Fair value	Fair value	Fair value
	2016 £m	2015 £m	2014 £m
Goodwill	222	100	240
Intangible assets	189	111	187
Property, plant and equipment	1	–	3
Current assets	12	9	21
Current liabilities	(20)	(23)	(39)
Borrowings	–	–	(20)
Deferred tax	(35)	(19)	(36)
Net assets acquired	369	178	356
Consideration (after taking account of £10m (2015: £3m; 2014: £9m) net cash acquired)	369	178	356
Less: consideration deferred to future years	(15)	(20)	(8)
Less: acquisition date fair value of equity interest	(18)	–	(1)
Net cash flow	336	158	347

Goodwill, being the excess of the consideration over the net tangible and intangible assets acquired, represents benefits which do not qualify for recognition as intangible assets, including: the ability of a business to generate higher returns than individual assets; skilled workforces; and acquisition synergies that are specific to the Group. In addition, goodwill arises on the recognition of deferred tax liabilities in respect of intangible assets for which amortisation does not qualify for tax deductions.

The fair values of the assets and liabilities acquired in the last 12 months are provisional pending the completion of the valuation exercises. Final fair values will be incorporated in the 2017 consolidated financial statements. There were no significant adjustments to the provisional fair values of prior year acquisitions established in 2015.

The businesses acquired in 2016 contributed £29m to revenue, increased adjusted operating profit by £5m, decreased net profit by £15m and contributed £9m to net cash inflow from operating activities for the part year under the Group’s ownership and before taking account of acquisition financing costs. Had the businesses been acquired at the beginning of the year, on a pro forma basis the Group revenues, adjusted operating profit and net profit attributable to parent companies’ shareholders for the year would have been £6,938m, £2,121m and £1,165m respectively, before taking account of acquisition financing costs.

14 Equity dividends

ORDINARY DIVIDENDS PAID IN THE YEAR	2016	2015	2014
	£m	£m	£m
RELX PLC	356	295	285
RELX NV	327	288	281
Total	683	583	566

Ordinary dividends declared and paid in the year ended 31 December 2016, in amounts per ordinary share, comprise: a 2015 final dividend of 22.3p (2015: 19p; 2014: 17.95p) and a 2016 interim dividend of 10.25p (2015: 7.4p; 2014: 7p), giving a total of 32.55p (2015: 26.4p; 2014: 24.95p) for RELX PLC; and a 2015 final dividend of €0.288 (2015: €0.285; 2014: €0.243) and a 2016 interim dividend of €0.122 (2015: €0.115; 2014: €0.098), giving a total of €0.410 (2015: €0.400; 2014: €0.341) for RELX NV.

The Directors of RELX PLC have proposed a final dividend of 25.7p (2015: 22.3p; 2014: 19p), giving a total for the financial year of 35.95p (2015: 29.7p; 2014: 26p). The Directors of RELX NV have proposed a final dividend of €0.301 (2015: €0.288; 2014: €0.285), giving a total for the financial year of €0.423 (2015: €0.403; 2014: €0.383). The total cost of funding the proposed final dividends is expected to be £526m, for which no liability has been recognised at the statement of financial position date.

RELX NV dividends per share were adjusted retrospectively in the prior year to reflect the bonus issue declared on 30 June 2015.

144	RELX Group Annual reports and financial statements 2016

Notes to the consolidated financial statements

for the year ended 31 December 2016

14 Equity dividends (continued)

Until the end of 2015, dividends paid to RELX PLC and RELX NV shareholders were, other than in special circumstances, equalised at the gross level inclusive of the prevailing UK tax credit received by certain RELX PLC shareholders. With effect from 6 April 2016 the UK government abolished the dividend tax credits previously available to certain RELX PLC shareholders, impacting dividends paid after this date.

The Employee Benefit Trust (EBT) has currently waived the right to receive dividends on RELX PLC and RELX NV shares. For RELX PLC, this waiver has been applied to dividends paid in 2016, and was also applicable in 2015 and 2014. For RELX NV, this waiver has been applied to dividends paid in 2016, and was also applicable in 2015.

15 Goodwill

Accounting policy

On the acquisition of a subsidiary or business, the purchase consideration is allocated between the net tangible and intangible assets on a fair value basis, with any excess purchase consideration representing goodwill. Goodwill arising on acquisitions also includes amounts corresponding to deferred tax liabilities recognised in respect of acquired intangible assets.

Goodwill is recognised as an asset and reviewed for impairment when there is an indicator that the asset may be impaired and at least annually. Any impairment is recognised immediately in the income statement and not subsequently reversed.

On disposal of a subsidiary or business, the attributable amount of goodwill is included in the determination of the profit or loss on disposal.

At each statement of financial position date, the carrying amounts of tangible and intangible assets and goodwill are reviewed to determine whether there is any indication that those assets have suffered an impairment loss. If any such indication exists, the recoverable amount, which is the higher of value in use and fair value less costs to sell, of the asset is estimated in order to determine the extent, if any, of the impairment loss. Where the asset does not generate cash flows that are independent from other assets, value in use estimates are made based on the cash flows of the cash generating unit to which the asset belongs. Intangible assets with an indefinite useful life are tested for impairment at least annually and whenever there is any indication that the asset may be impaired.

If the recoverable amount of an asset or cash generating unit is estimated to be less than its net carrying amount, the net carrying amount of the asset or cash generating unit is reduced to its recoverable amount. Impairment losses are recognised immediately in the income statement in administration and other expenses.

Critical judgement and key source of estimation uncertainty

The carrying amounts of goodwill and indefinite lived intangible assets in each business are reviewed for impairment at least annually. The carrying amounts of all other intangible assets are reviewed where there are indications of possible impairment. An impairment review involves a comparison of the carrying value of the asset with estimated values in use based on the latest management cash flow projections, approved by the Boards. Key areas of judgement in estimating the values in use of businesses are the growth in cash flows over a forecast period of up to five years, the long-term growth rate assumed thereafter and the discount rate applied to the forecast cash flows. A description of the key assumptions and sensitivities is provided below.

	2016	2015
	£m	£m
At start of year	5,231	4,981
Acquisitions	222	100
Disposals/reclassified as held for sale	(19)	(34)
Exchange translation differences	958	184
At end of year	6,392	5,231

Financial statements and other information Notes to the consolidated financial statements	145

15 Goodwill (continued)

The carrying amount of goodwill is after cumulative amortisation of £1,284m (2015: £1,105m), which was charged prior to the adoption of IFRS, and £9m (2015: £9m) of subsequent impairment charges recorded in prior years.

Impairment review

Impairment testing of goodwill and indefinite lived intangible assets is performed at least annually in accordance with the methodology described above. There were no charges for impairment of goodwill in 2016 (2015: nil; 2014: nil).

Goodwill is compiled and assessed among groups of cash generating units, which represent the lowest level at which goodwill is monitored by management. Typically, acquisitions are integrated into existing business units, and the goodwill arising is allocated to the groups of cash generating units (CGUs) that are expected to benefit from the synergies of the acquisition. As the business areas have become increasingly integrated and globalised, the current CGU allocation reflects the global leverage of assets, skills, knowledge and technology platforms, and the monitoring of goodwill by management.

GOODWILL			2016	2015
			£m	£m
Scientific, Technical & Medical			1,549	1,301
Risk & Business Analytics			2,829	2,270
Legal			1,499	1,230
Exhibitions			515	430
Total			6,392	5,231
The key assumptions used for each group of cash generating units are disclosed below:
KEY ASSUMPTIONS	2016		2015
	Pre-tax discount rate	Nominal long-term market growth rate	Pre-tax discount rate	Nominal long-term market growth rate
Scientific, Technical & Medical	10%	3%	10%	3%
Risk & Business Analytics	12%	3%	12%	3%
Legal	12%	2%	12%	2%
Exhibitions	13%	3%	13%	3%

The pre-tax discount rates used are based on the Group’s weighted average cost of capital, adjusted to reflect a risk premium specific to each business. Nominal long-term market growth rates, which are applied after the forecast period of up to five years, do not exceed the long-term average growth prospects for the sectors and territories in which the businesses operate.

A sensitivity analysis has been performed based on changes in key assumptions considered to be reasonably possible by management: an increase in the discount rate of 0.5%; a decrease in the compound annual growth rate for cash flow in the five-year forecast period of 2.0%; and a decrease in the nominal long-term market growth rates of 0.5%. The sensitivity analysis shows that no impairment charges would result from these scenarios.

146	RELX Group Annual reports and financial statements 2016

Notes to the consolidated financial statements

for the year ended 31 December 2016

16 Intangible assets

Accounting policy

Intangible assets acquired as part of a business combination are stated in the statement of financial position at their fair value as at the date of acquisition, less accumulated amortisation. Internally generated intangible assets are stated in the statement of financial position at the directly attributable cost of creation of the asset, less accumulated amortisation.

Intangible assets acquired as part of business combinations comprise: market-related assets (e.g. trademarks, imprints, brands); customer-related assets (e.g. subscription bases, customer lists, customer relationships); editorial content; software and systems (e.g. application infrastructure, product delivery platforms, in-process research and development); contract-based assets (e.g. publishing rights, exhibition rights, supply contracts); and other intangible assets. Internally generated intangible assets typically comprise software and systems development where an identifiable asset is created that is probable to generate future economic benefits.

Intangible assets, other than journal titles determined to have indefinite lives, are amortised on a straight-line basis over their estimated useful lives. The estimated useful lives of intangible assets with finite lives are as follows: market and customer-related assets – 3 to 40 years; content, software and other acquired intangible assets – 3 to 20 years; and internally developed intangible assets – 3 to 10 years. Journal titles determined to have indefinite lives are not amortised and are subject to impairment review at least annually, including a review of events and circumstances to ensure that they continue to support an indefinite useful life.

Critical judgements and key sources of estimation uncertainty

On acquisition of a subsidiary or business, the purchase consideration is allocated between the net tangible and intangible assets other than goodwill on a fair value basis, with any excess purchase consideration representing goodwill. The valuation of acquired intangible assets represents the estimated economic value in use, using standard valuation methodologies, including as appropriate, discounted cash flow, relief from royalty and comparable market transactions. Acquired intangible assets are capitalised and amortised systematically over their estimated useful lives, subject to impairment review. The assumptions used are subject to management judgement.

Appropriate amortisation periods are selected based on assessments of the longevity of the brands and imprints, the strength and stability of customer relationships, the market positions of the acquired assets and the technological and competitive risks that they face. Certain intangible assets in relation to acquired science and medical publishing businesses have been determined to have indefinite lives. The longevity of these assets is evidenced by their long-established and well-regarded journal titles, and their characteristically stable market positions. The assumptions used are subject to management judgement.

Development spend embraces investment in new products and other initiatives, ranging from the building of online delivery platforms, to launch costs of new services, to building new infrastructure and applications. Launch costs and other ongoing operating expenses of new products and services are expensed as incurred. The costs of building product applications, platforms and infrastructure are capitalised as intangible assets, where the investment they represent has demonstrable value and the technical and commercial feasibility is assured. Costs eligible for capitalisation must be incremental, clearly identified and directly attributable to a particular project. The resulting assets are amortised over their estimated useful lives. Impairment reviews are carried out at least annually where indicators of impairment are identified. Judgement is required in the assessment of the potential value of a development project, the identification of costs eligible for capitalisation and the selection of appropriate asset lives.

Financial statements and other information Notes to the consolidated financial statements	147

16 Intangible assets (continued)

	Market and customer- related £m	Content, software and other £m	Total acquired intangible assets £m	Internally developed intangible assets £m	Total £m
Cost
At 1 January 2015	2,965	3,041	6,006	1,884	7,890
Acquisitions	68	43	111	–	111
Additions	–	–	–	242	242
Disposals/reclassified as held for sale	(4)	(3)	(7)	(110)	(117)
Exchange translation differences	129	52	181	37	218
At 1 January 2016	3,158	3,133	6,291	2,053	8,344
Acquisitions	103	86	189	–	189
Additions	–	–	–	280	280
Disposals/reclassified as held for sale	–	–	–	(100)	(100)
Exchange translation differences	611	460	1,071	317	1,388
At 31 December 2016	3,872	3,679	7,551	2,550	10,101

Accumulated amortisation
At 1 January 2015	1,179	2,443	3,622	1,104	4,726
Charge for the year	173	119	292	157	449
Disposals/reclassified as held for sale	(4)	(3)	(7)	(105)	(112)
Exchange translation differences	54	52	106	19	125
At 1 January 2016	1,402	2,611	4,013	1,175	5,188
Charge for the year	204	138	342	189	531
Disposals/reclassified as held for sale	–	–	–	(96)	(96)
Exchange translation differences	287	390	677	197	874
At 31 December 2016	1,893	3,139	5,032	1,465	6,497

Net book amount
At 31 December 2015	1,756	522	2,278	878	3,156
At 31 December 2016	1,979	540	2,519	1,085	3,604

Included in content, software and other acquired intangible assets are assets with a net book value of £175m (2015: £212m) that arose on acquisitions completed prior to the adoption of IFRS that have not been allocated to specific categories of intangible assets. Internally developed intangible assets typically comprise software and systems development where an identifiable asset is created that is expected to generate future economic benefits.

Included in market and customer-related intangible assets are £123m (2015: £103m) of journal titles relating to Scientific, Technical & Medical determined to have indefinite lives based on an assessment of their historical longevity and stable market positions. In 2015, following a review by management, £280m of brands and imprints relating to Scientific, Technical and Medical previously determined to have an indefinite useful life were assigned a useful life of 20 years. Indefinite lived intangibles are tested for impairment at least annually.

148	RELX Group Annual reports and financial statements 2016

Notes to the consolidated financial statements

for the year ended 31 December 2016

17 Investments

Accounting policy

Investments, other than investments in joint arrangements and associates, are stated in the statement of financial position at fair value. Investments held as part of the venture capital portfolio are classified as held for trading, with changes in fair value reported in disposals and other non-operating items in the income statement. All other investments are classified as available for sale with changes in fair value recognised directly in equity until the investment is disposed of or is determined to be impaired, at which time the cumulative gain or loss previously recognised in equity is brought into the net profit or loss for the period. All items recognised in the income statement relating to investments, other than investments in joint arrangements and associates, are reported as disposals and other non-operating items.

Available for sale investments and venture capital investments held for trading represent investments in listed and unlisted securities. The fair value of listed securities is determined based on quoted market prices, and of unlisted securities on management’s estimate of fair value based on standard valuation techniques, including market comparisons and discounts of future cash flows, having regard to maximising the use of observable inputs and adjusting for risk. Advice from valuation experts is used as appropriate.

All joint arrangements are classified as joint ventures because the Group shares joint control and has rights to the net assets of the arrangements. Investments in joint ventures and associates are accounted for under the equity method and stated in the statement of financial position at cost as adjusted for post-acquisition changes in the Group’s share of net assets, less any impairment in value.

	2016 £m	2015 £m
Investments in joint ventures	102	101
Available for sale investments	2	2
Venture capital investments held for trading	135	139
Total	239	242

The value of venture capital investments and available for sale investments has been determined by reference to other observable market inputs or, when these are not available, by reference to inputs we believe would reflect the assumptions market participants would use. Gains and losses included in the consolidated income statement are provided in note 9.

An analysis of changes in the carrying value of investments in joint ventures is set out below:

	2016 £m	2015 £m
At start of year	101	125
Share of results of joint ventures	37	64
Dividends received from joint ventures	(44)	(57)
Disposals and transfers	(7)	(34)
Additions	1	8
Exchange translation differences	14	(5)
At end of year	102	101

Financial statements and other information Notes to the consolidated financial statements	149

17 Investments (continued)

Summarised aggregate information in respect of the Group’s share of joint ventures is set out below:

	RELX Group’s share
	2016 £m	2015 £m
Revenue	131	152
Net profit for the year	37	64

Total assets	92	83
Total liabilities	(49)	(45)
Net assets	43	38
Goodwill	59	63
Total	102	101

The Group’s consolidated other comprehensive income includes no income or losses relating to joint ventures in either period.

18 Property, plant and equipment

Accounting policy

Property, plant and equipment are stated in the statement of financial position at cost less accumulated depreciation. No depreciation is provided on freehold land. Freehold buildings and long leases are depreciated over their estimated useful lives up to a maximum of 50 years. Short leases are written off over the duration of the lease. Depreciation is provided on other assets on a straight-line basis over their estimated useful lives as follows:

– land and buildings: land – not depreciated; leasehold improvements – shorter of life of lease and 10 years;

– fixtures and equipment: plant – 3 to 20 years; office furniture, fixtures and fittings – 5 to 10 years; computer systems, communication networks and equipment – 3 to 7 years.

	2016			2015
	Land and buildings £m	Fixtures and equipment £m	Total £m	Land and buildings £m	Fixtures and equipment £m	Total £m
Cost
At start of year	205	595	800	201	600	801
Acquisitions	–	1	1	–	–	–
Capital expenditure	6	48	54	8	68	76
Disposals/reclassified as held for sale	(13)	(52)	(65)	(11)	(89)	(100)
Exchange translation differences	33	95	128	7	16	23
At end of year	231	687	918	205	595	800

Accumulated depreciation
At start of year	117	454	571	114	460	574
Charge for the year	9	59	68	9	62	71
Disposals/reclassified as held for sale	(7)	(50)	(57)	(10)	(80)	(90)
Exchange translation differences	20	74	94	4	12	16
At end of year	139	537	676	117	454	571

Net book amount	92	150	242	88	141	229

No depreciation is provided on freehold land of £16m (2015: £14m). The net book amount of property, plant and equipment at 31 December 2016 includes £20m (2015: £19m) in respect of assets held under finance leases relating to fixtures and equipment.

150	RELX Group Annual reports and financial statements 2016

Notes to the consolidated financial statements

for the year ended 31 December 2016

19 Financial instruments

Accounting policy

Financial instruments comprise investments (other than investments in joint ventures or associates), trade receivables, cash and cash equivalents, payables and accruals, borrowings and derivative financial instruments.

Investments (other than investments in joint ventures and associates) are classified as either held for trading or available for sale, as described in note 17. (These investments are typically classified as either Level 2 or 3 in the IFRS13 fair value hierarchy.) The fair value of such investments is based on standard valuation techniques, including market comparisons and discounts of future cash flows, having regard to maximising the use of observable inputs and adjusting for risk.

Trade receivables are carried in the statement of financial position at invoiced value less allowance for estimated irrecoverable amounts. Irrecoverable amounts are estimated based on the ageing of trade receivables, experience and circumstance. Borrowings and payables are recorded initially at fair value and subsequently carried at amortised cost (other than fixed rate borrowings in designated hedging relationships for which the carrying amount of the hedged portion of the borrowings is subsequently adjusted for the gain or loss attributable to the hedged risk).

Derivative financial instruments are used to hedge interest rate and foreign exchange risks. Where an effective hedge is in place against changes in the fair value of fixed rate borrowings, the hedged borrowings are adjusted for changes in fair value attributable to the risk being hedged with a corresponding income or expense included in the income statement within finance costs. The offsetting gains or losses from remeasuring the fair value of the related derivatives are also recognised in the income statement within finance costs. When the related derivative expires, is sold or terminated, or no longer qualifies for hedge accounting, the cumulative change in fair value of the hedged borrowing is amortised in the income statement over the period to maturity of the borrowing using the effective interest method.

Changes in the fair value of derivative financial instruments that are designated and effective as hedges of future cash flows are recognised (net of tax) in other comprehensive income and accumulated in the hedge reserve. If a hedged firm commitment or forecasted transaction results in the recognition of a non-financial asset or liability, then, at the time that the asset or liability is recognised, the associated gains or losses on the derivative that had previously been recognised in other comprehensive income are included in the initial measurement of the asset or liability. For hedges that do not result in the recognition of an asset or a liability, amounts deferred in the hedge reserve are recognised in the income statement in the same period in which the hedged item affects net profit or loss. Any ineffective portion of hedges is recognised immediately in the income statement.

Cash flow hedge accounting is discontinued when a hedging instrument expires or is sold, terminated or exercised, or no longer qualifies for hedge accounting. At that time, any cumulative gain or loss on the hedging instrument recognised in other comprehensive income is either retained in the hedge reserve until the firm commitment or forecasted transaction occurs, or, where a hedged transaction is no longer expected to occur, is immediately credited or expensed in the income statement.

Derivative financial instruments that are not designated as hedging instruments are classified as held for trading and recorded in the statement of financial position at fair value, with changes in fair value recognised in the income statement.

The fair values of interest rate swaps, interest rate options, forward rate agreements and forward foreign exchange contracts represent the replacement costs calculated using observable market rates of interest and exchange. The fair value of long-term borrowings is calculated by discounting expected future cash flows at observable market rates. (These instruments are accordingly classified as Level 2 in the IFRS13 fair value hierarchy.)

The main financial risks faced by the Group are liquidity risk, market risk – comprising interest rate risk and foreign exchange risk – and credit risk. Financial instruments are used to finance the Group’s businesses and to hedge interest rate and foreign exchange risks. The Group’s businesses do not enter into speculative derivative transactions. Details of financial instruments subject to liquidity, market and credit risks are described below.

Liquidity risk

The Group maintains a range of borrowing facilities and debt programmes to fund its requirements at competitive rates.

The balance of long-term debt, short-term debt and committed bank facilities is managed to provide security of funding, taking into account the cash generation cycle of the business and the uncertain size and timing of acquisition spend. To accommodate the significant free cash flow generated by the Group and to capitalise on an inexpensive source of funding, a meaningful portion of the overall debt portfolio is typically kept short-term as long as there exists acceptable liquidity in the commercial paper markets and sufficient capacity under committed credit lines. The Group’s treasury policies ensure adequate liquidity by requiring that (a) no more than $1.5bn of term debt matures in any 12-month period, (b) the sum of term debt maturing over the ensuing 12 months plus short-term borrowings is less than the sum of available cash plus committed facilities and (c) minimum levels of borrowing with maturities over three and five years are maintained.

The treasury policies ensure debt efficiency by (a) targeting certain levels of short-term borrowings across a given year, (b) maintaining a weighted average maturity of the gross debt portfolio of approximately 5 years and (c) minimising surplus cash balances. From time to time, based on cash flow and market conditions, the Group may redeem term debt early or repurchase outstanding debt in the open market.

Financial statements and other information Notes to the consolidated financial statements	151

19 Financial instruments (continued)

Debt is issued to meet the funding requirements of various jurisdictions and in the currencies that are needed. It is recognised that debt can act as a natural translation hedge of earnings, net assets and net cash flow in currencies other than the reporting currency. For this reason, the majority of the Group’s net debt is denominated in US dollars and euros, reflecting the Group’s largest geographical markets.

There were no changes to the Group’s long-term approach to capital and liquidity management during the year.

The remaining contractual maturities for borrowings and derivative financial instruments are shown in the table below. The table shows undiscounted principal and interest cash flows and includes contractual gross cash flows to be exchanged as part of cross-currency interest rate swaps and forward foreign exchange contracts where there is a legal right of set-off.

		Contractual cash flow
At 31 December 2016	Carrying amount £m	Within 1 year £m	1-2 years £m	2-3 years £m	3-4 years £m	4-5 years £m	More than 5 years £m	Total £m
Borrowings
Fixed rate borrowings	(3,937)	(479)	(345)	(733)	(555)	(72)	(2,617)	(4,801)
Floating rate borrowings	(906)	(822)	(2)	(82)	–	–	(4)	(910)

Derivative financial liabilities
Interest rate derivatives	(14)	–	–	(1)	(2)	(2)	(12)	(17)
Cross-currency interest rate swaps	(37)	(21)	(252)	(18)	(20)	(20)	(618)	(949)
Forward foreign exchange contracts	(144)	(1,675)	(512)	(215)	(51)	–	–	(2,453)

Derivative financial assets
Interest rate derivatives	35	17	8	8	9	–	–	42
Cross-currency interest rate swaps	13	9	234	7	7	7	539	803
Forward foreign exchange contracts	21	1,598	467	205	51	–	–	2,321
Total	(4,969)	(1,373)	(402)	(829)	(561)	(87)	(2,712)	(5,964)

				Contractual cash flow
At 31 December 2015	Carrying amount £m	Within 1 year £m	1-2 years £m	2-3 years £m	3-4 years £m	4-5 years £m	More than 5 years £m	Total £m
Borrowings
Fixed rate borrowings	(3,288)	(548)	(445)	(285)	(655)	(469)	(1,679)	(4,081)
Floating rate borrowings	(614)	(221)	(261)	(137)	–	–	(3)	(622)

Derivative financial liabilities
Cross-currency interest rate swaps	(35)	(20)	(18)	(211)	(15)	(16)	(532)	(812)
Forward foreign exchange contracts	(74)	(1,233)	(445)	(201)	(43)	–	–	(1,922)

Derivative financial assets
Interest rate derivatives	36	14	13	5	4	4	–	40
Cross-currency interest rate swaps	2	8	8	196	5	6	470	693
Forward foreign exchange contracts	44	1,210	430	203	44	–	–	1,887
Total	(3,929)	(790)	(718)	(430)	(660)	(475)	(1,744)	(4,817)

The carrying amount of derivative financial liabilities comprises £16m (2015: £16m) in relation to fair value hedges, £153m (2015: £80m) in relation to cash flow hedges and £30m (2015: £13m) not designated as hedging instruments, less £4m of cash collateral paid to swap counterparties which has been offset against the related derivative financial liabilities (2015: £5m of cash collateral received which has been offset against the related derivative financial assets) (see ‘Credit risk’ below). The carrying amount of derivative financial assets comprises £32m (2015: £36m) in relation to fair value hedges, £22m (2015: £41m) in relation to cash flow hedges and £15m (2015: £10m) not designated as hedging instruments. The expected cash flows in respect of the cash collateral have been included in the tables above together with the cash flows for the related cross-currency interest rate swaps.

At 31 December 2016, the Group had access to a $2,000m committed bank facility maturing in July 2020, which was undrawn. This facility backs up short-term borrowings. All borrowings that mature within the next two years can be covered by the facility and by utilising available cash resources.

The committed bank facility, together with certain private placements, is subject to financial covenants typical to the Group’s size and financial strength. The Group had significant headroom within these covenants for the year ended 31 December 2016. There are no financial covenants in any outstanding public bonds.

152	RELX Group Annual reports and financial statements 2016

Notes to the consolidated financial statements

for the year ended 31 December 2016

19 Financial instruments (continued)

Market risk

The Group’s primary market risks are to interest rate fluctuations and exchange rate movements. Derivatives are used to hedge or reduce the risks of interest rate and exchange rate movements and are not entered into unless such risks exist. Derivatives used by the Group for hedging a particular risk are not specialised and are generally available from numerous sources. The impact of market risks on net post-employment benefit obligations and taxation is excluded from the following market risk sensitivity analysis.

Interest rate exposure management

The Group’s interest rate exposure management policy aims to minimise interest costs with an acceptable level of year on year volatility. To achieve this, the Group uses fixed rate term debt, interest rate swaps, forward rate agreements and interest rate options. Interest rate derivatives are used only to hedge an underlying risk and no net market positions are held.

At 31 December 2016, 46% of gross borrowings were either fixed rate or had been fixed through the use of interest rate swaps, forward rate agreements and options. A 100 basis point reduction in interest rates would result in an estimated decrease in net finance costs of £25m (2015: £18m), based on the composition of financial instruments including cash, cash equivalents, bank loans and commercial paper borrowings at 31 December 2016. A 100 basis point rise in interest rates would result in an estimated increase in net finance costs of £25m (2015: £18m).

The impact on net equity of a theoretical change in interest rates as at 31 December 2016 is restricted to the change in carrying value of floating rate to fixed rate interest rate derivatives in a designated cash flow hedge relationship and undesignated interest rate derivatives. A 100 basis point reduction in interest rates would result in an estimated increase in net equity of £2m (2015: not applicable as no such derivatives) and a 100 basis point increase in interest rates would reduce net equity by an estimated £2m (2015: not applicable as no such derivatives). The impact of a change in interest rates on the carrying value of fixed rate borrowings in a designated fair value hedge relationship would be offset by the change in carrying value of the related interest rate derivative. Fixed rate borrowings not in a designated hedging relationship are carried at amortised cost.

Foreign currency exposure management

Translation exposures arise on the earnings and net assets of business operations in countries other than those of each parent company. Some of these exposures are offset by denominating borrowings in US dollars, euros and other currencies. Currency exposures on transactions denominated in a foreign currency are generally hedged using forward contracts. In addition, recurring transactions and future investment exposures may be hedged, in advance of becoming contractual. The precise policy differs according to the specific circumstances of the individual businesses. Highly predictable future cash flows may be covered for transactions expected to occur during the next 24 months (50 months for the Scientific, Technical & Medical subscription businesses) within limits defined according to the period before the transaction is expected to become contractual. Cover takes the form of foreign exchange forward contracts.

As at 31 December 2016, the amount of outstanding foreign exchange cover against future transactions was £1.5bn (2015: £1.4bn).

A theoretical weakening of all currencies by 10% against sterling at 31 December 2016 would decrease the carrying value of net assets, excluding net borrowings, by £658m (2015: £541m). This would be offset to a degree by a decrease in net borrowings of £389m (2015: £286m). A strengthening of all currencies by 10% against sterling at 31 December 2016 would increase the carrying value of net assets, excluding net borrowings, by £658m (2015: £541m) and increase net borrowings by £389m (2015: £286m).

A retranslation of the Group’s net profit for the year, assuming a 10% weakening of all foreign currencies against sterling but excluding transactional exposures, would reduce net profit by £105m (2015: £86m). A 10% strengthening of all foreign currencies against sterling on this basis would increase net profit for the year by £105m (2015: £86m).

Credit risk

The Group seeks to manage interest rate risk and limit foreign exchange risks described above by the use of financial instruments and as a result has a credit risk from the potential non-performance by the counterparties to these financial instruments, which are unsecured. The amount of this credit risk is normally restricted to the amounts of any hedge gain and not the principal amount being hedged. The Group also has a credit exposure to counterparties for the full principal amount of cash and cash equivalents. Credit risks are controlled by monitoring the credit quality of these counterparties, principally licensed commercial banks and investment banks with strong long-term credit ratings, and the amounts outstanding with each of them.

In certain situations, the Group enters into credit support arrangements with derivative counterparties to mitigate the credit exposures arising from hedge gains on the related financial instruments. Under these arrangements, the Group receives (or pays) cash collateral equal to the mark to market valuation of the related derivative asset (or liability) on monthly settlement dates. At 31 December 2016, £4m of cash collateral had been paid, and the resulting receivable balance was offset against the related derivative liabilities of £5m in the statement of financial position (2015: £5m of cash collateral received and the resulting payable balance offset against the related derivative assets of nil).

The Group has treasury policies in place which do not allow concentrations of risk with individual counterparties and do not allow significant treasury exposures with counterparties which are rated lower than A-/A3 by Standard & Poor’s, Moody’s and Fitch. At 31 December 2016, cash and cash equivalents totalled £162m (2015: £122m), of which 94% (2015: 91%) was held with banks rated A-/A3 or better.

Financial statements and other information Notes to the consolidated financial statements	153

19 Financial instruments (continued)

The Group also has credit risk with respect to trade receivables due from its customers, which include national and state governments, academic institutions and large and small enterprises including law firms, book stores and wholesalers. The concentration of credit risk from trade receivables is limited due to the large and broad customer base. Trade receivable exposures are managed locally in the business units where they arise. Where appropriate, business units seek to minimise this exposure by taking payment in advance and through management of credit terms. Allowance is made for bad and doubtful debts based on management’s assessment of the risk taking into account the ageing profile, experience and circumstance. The maximum exposure to credit risk is represented by the carrying amount of each financial asset, including derivative financial instruments, recorded in the statement of financial position.

Included within trade receivables are the following amounts which are past due but for which no allowance has been made: past due up to one month £187m (2015: £146m); past due two to three months £96m (2015: £76m); past due four to six months £45m (2015: £40m); and past due greater than six months £31m (2015: £17m). Examples of trade receivables which are past due but for which no allowance has been made include those receivables where there is no concern over the creditworthiness of the customer and where the history of dealings with the customer indicate the amount will be settled.

Hedge accounting

The hedging relationships that are designated under IAS 39 – Financial Instruments are described below.

Fair value hedges

The Group has entered into interest rate swaps and cross-currency interest rate swaps to hedge the exposure to changes in the fair value of fixed rate borrowings due to interest rate and foreign currency movements which could affect the income statement. Interest rate derivatives (including cross-currency interest rate swaps) with a principal amount of £1,403m were in place at 31 December 2016 swapping fixed rate term debt issues denominated in US dollars (USD) and euros to floating rate USD and euro debt respectively for the whole or part of their term (2015: £897m swapping fixed rate term debt issues denominated in USD, sterling and euros to floating rate USD, sterling and euro debt respectively for the whole or part of their term).

The gains and losses on the borrowings and related derivatives designated as fair value hedges, which are included in the income statement, for the three years ended 31 December 2016 were as follows:

GAINS/(LOSSES) ON BORROWINGS AND RELATED DERIVATIVES	1 January 2014 £m	Fair value movement gain/(loss) £m	Exchange gain/(loss) £m	1 January 2015 £m	Fair value movement gain/(loss) £m	Exchange gain/(loss) £m	1 January 2016 £m	Fair value movement gain/(loss) £m	De- Designated £m	Exchange gain/ (loss) £m	31 December 2016 £m
USD debt	6	(3)	–	3	(2)	1	2	13	–	1	16
Related interest rate swaps	(6)	3	–	(3)	2	(1)	(2)	(13)	–	(1)	(16)
	–	–	–	–	–	–	–	–	–	–	–
GBP debt	(19)	(1)	–	(20)	6	–	(14)	–	14	–	–
Related interest rate swaps	19	1	–	20	(6)	–	14	–	(14)	–	–
	–	–	–	–	–	–	–	–	–	–	–
EUR debt	4	(31)	1	(26)	15	2	(9)	(21)	–	(3)	(33)
Related interest rate swaps	(4)	31	(1)	26	(16)	(2)	8	21	–	3	32
	–	–	–	–	(1)	–	(1)	–	–	–	(1)
Swiss franc (CHF) debt	(65)	65	–	–	–	–	–	–	–	–	–
Related CHF to USD cross-currency interest rate swaps	65	(65)	–	–	–	–	–	–	–	–	–
	–	–	–	–	–	–	–	–	–	–	–
Total relating to USD, GBP, EUR and CHF debt	(74)	30	1	(43)	19	3	(21)	(8)	14	(2)	(17)
Total related interest rate swaps	74	(30)	(1)	43	(20)	(3)	20	8	(14)	2	16
Net loss	–	–	–	–	(1)	–	(1)	–	–	–	(1)

All fair value hedges were highly effective throughout the three years ended 31 December 2016.

Gross borrowings as at 31 December 2016 included £30m (2015: £28m) in relation to fair value adjustments to borrowings previously designated in a fair value hedge relationship which were de-designated in 2008. The related derivatives were closed out on de-designation with a cash inflow of £62m. £3m (2015: £3m) of these fair value adjustments were amortised in the year as a reduction to finance costs.

Gross borrowings also included £6m (2015: nil) in relation to fair value adjustments to borrowings previously designated in a fair value hedging relationship which were de-designated during the year. £8m (2015: nil) of these fair value adjustments were amortised in the year as a reduction to finance costs. The related derivatives remained on the balance sheet at 31 December 2016 with a carrying value of £8m (2015: £14m).

154	RELX Group Annual reports and financial statements 2016

Notes to the consolidated financial statements

for the year ended 31 December 2016

19 Financial instruments (continued)

Cash flow hedges

The Group enters into two types of cash flow hedge:

1	Debt hedges comprising interest rate derivatives which fix the interest expense on a portion of forecast floating rate debt (including commercial paper, short-term bank loans and floating rate term debt), and cross-currency interest rate derivatives which hedge the cash flow exposure arising from foreign currency denominated debt.

2	Revenue hedges comprising forward foreign exchange contracts which fix the exchange rate on a portion of future foreign currency subscription revenues forecast by the businesses for up to 50 months.

Movements in the hedge reserve in 2015 and 2016, including gains and losses on cash flow hedging instruments, were as follows:

	Debt hedges £m	Revenue hedges £m	Total hedge reserve pre-tax £m
Hedge reserve at 1 January 2015: gains deferred	6	29	35
Losses arising in 2015	(48)	(56)	(104)
Amounts recognised in income statement	48	(19)	29
Exchange translation differences	–	2	2
Hedge reserve at 1 January 2016: gains/(losses) deferred	6	(44)	(38)
Losses arising in 2016	(26)	(139)	(165)
Amounts recognised in income statement	27	19	46
Exchange translation differences	1	(5)	(4)
Hedge reserve at 31 December 2016: gains/(losses) deferred	8	(169)	(161)

All cash flow hedges were highly effective throughout the two years ended 31 December 2016.

A deferred tax credit of £28m (2015: credit of £8m; 2014: charge of £10m) in respect of the above gains and losses at 31 December 2016 was also deferred in the hedge reserve.

Of the amounts recognised in the income statement in the year, losses of £19m (2015: gains of £19m; 2014: gains of £37m) were recognised in revenue, and losses of £27m (2015: £48m; 2014: £56m) were recognised in finance costs. A tax credit of £12m (2015: credit of £1m; 2014: charge of £9m) was recognised in relation to these items.

The deferred gains and losses on cash flow hedges at 31 December 2016 are currently expected to be recognised in the income statement in future years as follows:

	Debt hedges £m	Revenue hedges £m	Total hedge reserve pre-tax £m
2017	–	(87)	(87)
2018	3	(55)	(52)
2019	(2)	(26)	(28)
2020	(2)	(1)	(3)
2021 and beyond	9	–	9
Gains/(losses) deferred in hedge reserve at end of year	8	(169)	(161)

The cash flows for these hedges are expected to occur in line with the recognition of the gains and losses in the income statement, other than in respect of certain forward foreign exchange hedges on subscriptions, where cash flows may be expected to occur in advance of the subscription year.

Financial statements and other information Notes to the consolidated financial statements	155

20 Inventories and pre-publication costs

Accounting policy

Inventories and pre-publication costs are stated at the lower of cost, including appropriate attributable overhead, and estimated net realisable value. Such costs typically comprise direct internal labour costs and externally commissioned editorial and other fees.

Pre-publication costs, representing costs incurred in the origination of content prior to publication, are expensed systematically reflecting the expected sales profile over the estimated economic lives of the related products, generally up to five years.

Annual reviews are carried out to assess the recoverability of carrying amounts.

	2016 £m	2015 £m
Raw materials	2	1
Pre-publication costs	152	101
Finished goods	55	56
Total	209	158

21 Trade and other receivables

	2016 £m	2015 £m
Trade receivables	1,782	1,461
Allowance for doubtful debts	(56)	(51)
	1,726	1,410
Prepayments and accrued income	230	191
Total	1,956	1,601

Trade receivables are predominantly non-interest bearing and their carrying amounts approximate to their fair value.

Trade receivables are stated net of a provision for allowances for doubtful debts. The movements in the provision during the year were as follows:

	2016 £m	2015 £m
At start of year	51	50
Charge for the year	4	11
Trade receivables written off	(6)	(9)
Exchange translation differences	7	(1)
At end of year	56	51

22 Trade and other payables

	2016 £m	2015 £m
Trade payables	297	244
Accruals	650	529
Social security and other taxes	114	94
Other payables	423	395
Deferred income	1,941	1,639
Total	3,425	2,901

Trade and other payables are predominately non-interest bearing and their carrying amounts approximate to their fair value.

156	RELX Group Annual reports and financial statements 2016

Notes to the consolidated financial statements

for the year ended 31 December 2016

23 Borrowings

Accounting policy

Borrowings are recorded initially at fair value and subsequently carried at amortised cost, other than fixed rate borrowings in designated hedging relationships for which the carrying amount of the hedged portion of the borrowings is subsequently adjusted for the gain or loss attributable to the hedged risk. When the related derivative in such a hedging relationship expires, is sold or terminated, or no longer qualifies for hedge accounting, the cumulative change in fair value of the hedged borrowing is amortised in the income statement over the period to maturity of the borrowing using the effective interest method.

	2016			2015
	Falling due within 1 year £m	Falling due in more than 1 year £m	Total £m	Falling due within 1 year £m	Falling due in more than 1 year £m	Total £m
Financial liabilities measured at amortised cost:
Short-term bank loans, overdrafts and commercial paper	521	–	521	218	–	218
Term debt	299	2,021	2,320	400	1,527	1,927
Finance leases	5	9	14	6	9	15
Term debt in fair value hedging relationships	–	1,399	1,399	–	1,355	1,355
Term debt previously in fair value hedging relationships	334	255	589	–	387	387
Total	1,159	3,684	4,843	624	3,278	3,902

The total fair value of financial liabilities measured at amortised cost is £3,071m (2015: £2,366m). The total fair value of term debt in fair value hedging relationships is £1,517m (2015: £1,439m). The total fair value of term debt previously in fair value hedging relationships is £660m (2015: £488m).

The parent companies of the Group, RELX PLC and RELX NV, have given joint and several guarantees of certain long-term and short-term borrowings issued by subsidiaries of RELX Group plc. Included within term debt above are debt securities issued by RELX Capital Inc., a 100% indirectly-owned finance subsidiary of the parent companies, which have been registered with the US Securities and Exchange Commission. The parent companies have fully and unconditionally guaranteed these securities, which are not guaranteed by any other subsidiary of the parent companies.

Analysis by year of repayment

	2016				2015
	Short-term bank loans, overdrafts and commercial paper £m	Term debt £m	Finance leases £m	Total £m	Short-term bank loans, overdrafts and commercial paper £m	Term debt £m	Finance leases £m	Total £m
Within 1 year	521	633	5	1,159	218	400	6	624
Within 1 to 2 years	–	219	4	223	–	594	4	598
Within 2 to 3 years	–	700	3	703	–	322	3	325
Within 3 to 4 years	–	496	2	498	–	566	1	567
Within 4 to 5 years	–	–	–	–	–	427	1	428
After 5 years	–	2,260	–	2,260	–	1,360	–	1,360
After 1 year	–	3,675	9	3,684	–	3,269	9	3,278
Total	521	4,308	14	4,843	218	3,669	15	3,902

Short-term bank loans, overdrafts and commercial paper were backed up at 31 December 2016 by a $2,000m (£1,620m) committed bank facility maturing in July 2020, which was undrawn.

Financial statements and other information Notes to the consolidated financial statements	157

23 Borrowings (continued)

Analysis by currency

	2016				2015
	Short-term bank loans, overdrafts and commercial paper £m	Term debt £m	Finance leases £m	Total £m	Short-term bank loans, overdrafts and commercial paper £m	Term debt £m	Finance leases £m	Total £m
US dollars	13	2,274	14	2,301	136	1,971	15	2,122
£ sterling	189	604	–	793	–	1,010	–	1,010
Euro	240	1,430	–	1,670	49	688	–	737
Other currencies	79	–	–	79	33	–	–	33
Total	521	4,308	14	4,843	218	3,669	15	3,902

Included in the US dollar amounts for term debt above is £732m (2015: £629m) of debt denominated in euros (€600m; 2015: €600m) and Swiss francs (CHF 275m; 2015: CHF 275m) that was swapped into US dollars on issuance and against which there are related derivative financial instruments, which, as at 31 December 2016, had a fair value of £39m (2015: £17m).

24 Lease arrangements

Accounting policy

Assets held under leases which confer rights and obligations similar to those attaching to owned assets are classified as assets held under finance leases and capitalised within property, plant and equipment or software and the corresponding liability to pay rentals is shown net of interest in the statement of financial position as obligations under finance leases. The capitalised value of the assets is depreciated on a straight-line basis over the shorter of the periods of the leases or the useful lives of the assets concerned. The interest element of the lease payments is allocated so as to produce a constant periodic rate of charge.

Operating lease rentals are charged to the income statement on a straight-line basis over the period of the leases. Rental income from operating leases is recognised on a straight-line basis over the term of the relevant lease.

The Group has exposures to sub-lease shortfalls in respect of certain property leases for periods up to 2024. Provisions are recognised for net liabilities expected to arise on these exposures. Estimation of the provisions requires judgement in respect of future head lease costs, sub-lease income and the length of vacancy periods.

Finance leases

At 31 December 2016, future finance lease obligations fall due as follows:

	2016 £m	2015 £m
Within one year	5	6
In the second to fifth years inclusive	9	9
	14	15

Less: future finance charges	–	–
Total	14	15
Present value of future finance lease obligations payable:
Within one year	5	6
In the second to fifth years inclusive	9	9
Total	14	15

The fair value of the lease obligations approximates to their carrying amount.

158	RELX Group Annual reports and financial statements 2016

Notes to the consolidated financial statements

for the year ended 31 December 2016

24 Lease arrangements (continued)

Operating leases

At 31 December 2016, outstanding commitments under non-cancellable operating leases fall due as follows:

	2016 £m	2015 £m
Within one year	114	98
In the second to fifth years inclusive	338	292
After five years	115	143
Total	567	533

The Group leases various properties, principally offices, which have varying terms and renewal rights that are typical to the territory in which they are located. Of the above outstanding commitments, £559m (2015: £524m) relate to land and buildings.

The Group has a number of properties that are sub-leased. The future lease receivables contracted with sub-tenants fall due as follows:

	2016 £m	2015 £m
Within one year	17	15
In the second to fifth years inclusive	68	48
After five years	–	11
Total	85	74

25 Provisions

Accounting policy

Provisions are recognised when a present obligation exists as a result of a past event, the obligation is reasonably estimable, and it is probable that settlement will be required. Provisions are measured at the best estimate of the expenditure required to settle the obligation at the statement of financial position date.

	2016 £m	2015 £m
At start of year	121	123
Charged	–	13
Utilised	(24)	(20)
Exchange translation differences	15	5
Total	112	121

Provisions principally relate to leasehold properties, including sub-lease shortfalls and guarantees given in respect of certain property leases for various periods up to 2024.

At 31 December 2016, provisions are included within current and non-current liabilities as follows:

	2016 £m	2015 £m
Current liabilities	23	21
Non-current liabilities	89	100
Total	112	121

Financial statements and other information Notes to the consolidated financial statements	159

26 Share capital, share premium and shares held in treasury

Accounting policy

Shares of RELX PLC and RELX NV that are repurchased by the respective parent companies and not cancelled are classified as shares held in treasury. The consideration paid, including directly attributable costs, is recognised as a deduction from equity. Shares of the parent companies that are purchased by the Employee Benefit Trust are also classified as shares held in treasury, with the cost recognised as a deduction from equity. The consolidated share capital of the Group is the aggregate of the RELX PLC and RELX NV individual share capitals.

RELX PLC
CALLED UP SHARE CAPITAL – ISSUED AND FULLY PAID	No. of shares	2016 £m	No. of shares	2015 £m
At start of year	1,175,914,837	170	1,205,397,320	174
Issue of ordinary shares	1,907,786	–	2,017,517	–
Cancellation of shares	(33,700,000)	(5)	(31,500,000)	(4)
At end of year	1,144,122,623	165	1,175,914,837	170

RELX NV
CALLED UP SHARE CAPITAL – ISSUED AND FULLY PAID	No. of shares	2016 €m	No. of shares	2015 €m
At start of year	1,048,162,690	73	697,153,245	49
Issue of ordinary shares	1,730,714	–	1,926,109	–
Bonus issue of ordinary shares	–	–	349,083,336	24
Cancellation of shares	(30,000,000)	(2)	–	–
At end of year	1,019,893,404	71	1,048,162,690	73

		€m		£m
At end of year*		61		54

* The RELX NV sterling information has been translated using the exchange rates as disclosed in note 29 to the consolidated financial statements.

NUMBER OF ORDINARY SHARES	Year ended 31 December
	Shares in issue (millions)	Treasury shares (millions)	2016 Shares in issue net of treasury shares (millions)	2015 Shares in issue net of treasury shares (millions)
RELX PLC
At start of period	1,175.9	(69.3)	1,106.6	1,127.7
Issue of ordinary shares	1.9	–	1.9	2.0
Repurchase of ordinary shares*	–	(29.2)	(29.2)	(25.7)
Net release of shares by the Employee Benefit Trust	–	1.2	1.2	2.6
Cancellation of shares	(33.7)	33.7	–	–
At end of year	1,144.1	(63.6)	1,080.5	1,106.6
RELX NV
At start of period	1,048.2	(62.9)	985.3	650.5
Issue of ordinary shares	1.7	–	1.7	1.9
Repurchase of ordinary shares*	–	(26.1)	(26.1)	(15.8)
Bonus issue	–	–	–	347.2
Net release of shares by the Employee Benefit Trust	–	1.3	1.3	1.5
Cancellation of shares	(30.0)	30.0	–	–
At end of year	1,019.9	(57.7)	962.2	985.3

*2015 numbers adjusted to reflect the bonus issue of RELX NV shares declared on 30 June 2015, a total of 45.8m RELX PLC and RELX NV shares were repurchased in 2015.

160	RELX Group Annual reports and financial statements 2016

Notes to the consolidated financial statements

for the year ended 31 December 2016

26 Share capital, share premium and shares held in treasury (continued)

During the year, RELX PLC repurchased 29.2m (2015: 25.7m; 2014: 35.2m) RELX PLC ordinary shares for an average price of 1,279p and RELX NV repurchased 26.1m (2015: 15.8m; 2014: 20.4m) RELX NV ordinary shares for an average price of €15.14. The total consideration for the repurchases was £700m (2015: £500m; 2014: £600m). These shares are held in treasury.

The Employee Benefit Trust purchases RELX PLC and RELX NV shares which, at the trustees’ discretion, can be used in respect of the exercise of share options and to meet commitments under conditional share awards. During the year, the Employee Benefit Trust purchased 1.2m RELX PLC shares and 1.1m RELX NV shares for a total cost of £29m (2015: £23m; 2014: £39m). At 31 December 2016, shares held by the Employee Benefit Trust were £81m (2015: £90m) at cost.

The issue of ordinary shares in the year relates to the exercise of share options. Details of share option and conditional share schemes are set out in note 7 on page 133.

All of the RELX PLC and RELX NV ordinary shares rank equally with respect to voting rights and rights to receive dividends, except for shares held in treasury by the respective parent company, which do not attract voting or dividend rights. There are no restrictions on the rights to transfer shares.

At 31 December 2016, RELX PLC shares held in treasury related to 4,229,442 (2015: 5,454,942) RELX PLC ordinary shares held by the Employee Benefit Trust; and 59,415,287 (2015: 63,879,780) RELX PLC ordinary shares held by the parent company. At 31 December 2016, RELX PLC shares held by the Employee Benefit Trust were £38m (2015: £41m) at cost. During December 2016, 33.7m (2015: 31.5m) RELX PLC ordinary shares held in treasury were cancelled.

At 31 December 2016, RELX NV shares held in treasury related to 4,519,358 (2015: 5,740,212) RELX NV ordinary shares held by the Employee Benefit Trust; and 53,204,378 (2015: 57,113,394) RELX NV ordinary shares held by the parent company. At 31 December 2016, RELX NV shares held by the Employee Benefit Trust were £43m (2015: £49m) at cost. During December 2016, 30.0m (2015: nil) RELX NV ordinary shares held in treasury were cancelled.

On 8 December 2016, RELX PLC and RELX NV announced a non-discretionary programme to repurchase further ordinary shares up to the value of £100m. At 31 December 2016, an accrual of £100m was recognised in respect of this non-discretionary commitment. A further 3.7m RELX PLC ordinary shares and 3.3m RELX NV ordinary shares have been repurchased in January and February 2017 under this programme.

A bonus share issue was declared on 30 June 2015 for existing RELX NV shareholders on the basis of 0.538 bonus shares for each RELX NV ordinary share held. A total of 349.1m RELX NV ordinary shares were issued, of which 1.9m were held by the Employee Benefit Trust.

27 Other reserves

	Hedge reserve 2016 £m	Other reserves 2016 £m	Total 2016 £m	Total 2015 £m
At start of year	(30)	371	341	107
Profit attributable to parent companies’ shareholders	–	1,161	1,161	1,008
Dividends paid	–	(683)	(683)	(583)
Actuarial (losses)/gains on defined benefit pension schemes	–	(262)	(262)	157
Fair value movements on cash flow hedges	(165)	–	(165)	(104)
Transfer to net profit from cash flow hedge reserve	46	–	46	29
Tax recognised in other comprehensive income	19	45	64	(16)
Increase in share based remuneration reserve (net of tax)	–	44	44	47
Cancellation of shares	–	(707)	(707)	(265)
Settlement of share awards	–	(39)	(39)	(49)
Exchange translation differences	(3)	38	35	10
At end of year	(133)	(32)	(165)	341

Other reserves principally comprise retained earnings and the share based remuneration reserve.

Financial statements and other information Notes to the consolidated financial statements	161

28 Related party transactions

Transactions between RELX PLC, RELX NV, RELX Group plc and subsidiaries of the Group have been eliminated within the consolidated financial statements. Transactions with joint ventures were made on normal market terms of trading and comprise sales of goods and services of £2m (2015: nil; 2014: nil). There were no transactions related to the rendering and receiving of services (2015: £14.0m; 2014: nil). As at 31 December 2016, amounts owed by joint ventures were nil (2015: £1m; 2014: £1m) and amounts due to joint ventures were nil (2015: £1m; 2014: £6m). See note 6 for details of the Group’s participation in defined benefit pension schemes.

Key management personnel are also related parties as defined by IAS 24 – Related Party Disclosures and comprise the Executive and Non-Executive Directors of RELX PLC and RELX NV. Key management personnel remuneration is set out below. For reporting purposes, salary, benefits and annual incentive payments are considered short-term employee benefits.

KEY MANAGEMENT PERSONNEL REMUNERATION					2016 £m	2015 £m	2014 £m
Salaries, other short-term employee benefits and non-executive fees					5	5	5
Post-employment benefits					1	1	1
Share based remuneration*					5	5	5
Total					11	11	11

EXECUTIVE DIRECTORS		Salary £’000	Benefits £’000	Annual incentive £’000	Cost of share based remuneration* £’000	Cost of pension provision* £’000	Total £’000
Total executive directors	2016	1,843	88	1,881	5,409	1,052	10,273
	2015	1,797	92	1,889	5,181	966	9,925
	2014	1,763	236	1,855	5,284	711	9,849

* The share based remuneration charge comprises the multi-year incentive scheme charges in accordance with IFRS 2 – Share Based Payment. These IFRS 2 charges do not reflect the actual value received on vesting. The cost of pension provision comprises the transfer value of the increase in accrued pension during the year (net of inflation, directors’ contributions and participation fee) for defined benefit schemes and payments made to defined contribution schemes or in lieu of pension.

NON-EXECUTIVE DIRECTORS	2016 £’000	2015 £’000	2014 £’000
Fees and benefits	1,364	1,145	1,143

The remuneration of non-executive directors comprises fees for services, and benefits primarily relating to tax filing support in respect of filings resulting from their directorships. No termination benefits were paid to directors during 2016 (2015: nil; 2014: £238,023). No loans, advances or guarantees have been provided on behalf of any director. The aggregate gains made by executive directors on the exercise of options during 2016 were £3,082,715 (2015: £1,474,715; 2014: £1,101,114).

29 Exchange rates

The following exchange rates have been applied in preparing the consolidated financial statements:

	Income statement			Statement of financial position
	2016	2015	2014	2016	2015
Euro to sterling	1.22	1.38	1.24	1.17	1.36
US dollars to sterling	1.36	1.53	1.65	1.23	1.47

30 Approval of financial statements

The consolidated financial statements were approved and authorised for issue by the Boards of Directors of RELX PLC and RELX NV on 22 February 2017.

162	RELX Group Annual reports and financial statements 2016

Notes to the consolidated financial statements

for the year ended 31 December 2016

31 Related undertakings

A full list of related undertakings (comprising subsidiaries, joint ventures, associates and other significant holdings) is set out below. All are 100% owned directly or indirectly by the Group except where percentage ownership denoted in (x%).

Company Name	Share Class	Reg Office
Australia
Adaptris Pty Ltd	Ordinary	AUS1
Burwood Publications Pty Limited	Ordinary	AUS2
Elsevier (Australia) Pty Ltd	Ordinary	AUS3
Fair Events Pty Ltd (49%)	Ordinary	AUS4
FircoSoft Australia Pty Ltd	Ordinary	AUS5
First 4 Farming Australia Pty Ltd	Ordinary	AUS1
LexisNexis Risk Solutions Assets Australia Pty Ltd	Ordinary and	AUS3
Redeemable
Preference
LexisNexis Risk Solutions Australia Pty Ltd	Ordinary	AUS3
LexisNexis Risk Solutions Unit Trust	Units	AUS3
Reed Elsevier Acquisition Company Pty Limited	Ordinary	AUS2
Reed Elsevier Construction Information Services Pty Limited	Ordinary	AUS2
Reed Elsevier Holding Company Pty Limited	Ordinary	AUS2
Reed Exhibitions Australia Pty Limited	Ordinary	AUS2
Reed International Books Australia Pty Ltd	Ordinary	AUS3
Reed Oz Comic-Con Pty Limited (80%)	Ordinary	AUS2
RELX Australia Pty Limited	Ordinary	AUS2
Austria
Expoxx Messebau GmbH	Registered Capital	AUT1
LexisNexis Verlag ARD ORAC GmbH & Co KG	Registered Capital	AUT2
ORAC Gesellschaft m.b.H.	Registered Capital	AUT2
Reed CEE GmbH	Registered Capital	AUT1
Reed Messe Salzburg GmbH	Registered Capital	AUT3
Reed Messe Wien GmbH	Registered Capital	AUT1
RELX Austria GmbH	Registered Capital	AUT3
System StandBau GmbH	Registered Capital	AUT4
Belgium
LexisNexis BVBA	Ordinary	BEL1
First 4 Farming Europe NV	Ordinary-A,	BEL2
Ordinary-B
MLex Belgium SPRL	Registered Capital	BEL3
Brazil
Elsevier Editora Ltda	Quotas	BRA1
Elsevier Participacoes Ltda	Quotas	BRA2
FIircoSoft Brazil Consultoria e Sevicos de Informatica Limitada	Ordinary	BRA3
LexisNexis Informações e Sistemas Empresariais Ltda.	Quotas shares	BRA4
LexisNexis Serviços de Análise de Risco Ltda.	Quotas shares	BRA4
MLex Brasil Midia Mercadologica Ltda	Quotas	BRA5
Reed Exhibitions Alcântara Machado Ltda.	Quotas shares	BRA4
Canada
LexisNexis Canada Inc.	Class A (non-voting),	CAN1
Class B (voting)
Reed Exhibitions Inc.	Common	CAN2
RELX Canada Ltd.	Unlimited Class A,	CAN3
Unlimited Class B,
Unlimited Class C,
Unlimited Class D,
Unlimited Class E,
Unlimited Class F,
Unlimited Class G,
Unlimited Class H
Chile
Encyclopédie Médico-Chirurgicale Chile Limitada	Ordinary	CHL1
China
Beijing Bakery China Exhibitions Co., Ltd (25%)	Registered Capital	CHN1
Beijing Medtime Elsevier Education Technology Co., Ltd (49%)	Registered Capital	CHN2
Beijing Reed Elsevier Science and Technology Co, Ltd	Registered Capital	CHN3
Beijing Reed Guanghe Exhibition Co., Ltd (80%)	Registered Capital	CHN4
CBI (Shanghai) Co Ltd	Registered Capital	CHN5
C-One Energy Co Ltd	Registered Capital	CHN6
Genilex Information Technology Co. Ltd. (40%)	Registered Capital	CHN7
ICIS Consulting (Beijing) Co Ltd	Registered Capital	CHN8
KeAi Communications Co Ltd (49%)	Registered Capital	CHN9
LexisNexis Risk Solutions (Shanghai) Information Technologies Co., Ltd.	Registered Capital	CHN10
MLex Consulting (Beijing) Co., Ltd	Registered Capital	CHN11
Reed Elsevier Information Technology (Beijing) Co. Ltd.	Registered Capital	CHN3
Reed Exhibitions (China) Co., Ltd	Registered Capital	CHN4
Reed Exhibitions (Shanghai) Co. Ltd	Registered Capital	CHN12
Reed Hongda Exhibitions (Henan) Co., Ltd (51%)	Registered Capital	CHN13
Reed Huabai Exhibitions (Beijing) Co., Ltd (51%)	Registered Capital	CHN4
Reed Huabo Exhibitions (Shenzhen) Co., Ltd (65%)	Registered Capital	CHN14
Reed Huaqun Exhibitions Co., Ltd (52%)	Registered Capital	CHN4
Reed Kuozhan Exhibitions (Shanghai) Co., Ltd (60%)	Registered Capital	CHN12
Reed Sinopharm Exhibitions Co. Ltd. (50%)	Registered Capital	CHN4
RELX (China) Investment Co., Ltd.	Ordinary	CHN15
Shanghai CBI Business Development Co. Ltd	Registered Capital	CHN16
Shanghai Datong Medical Information Technology Co, Ltd	Registered Capital	CHN17
Shanghai SinoReal Exhibitions Co., Ltd (27.5%)	Registered Capital	CHN18
Colombia
LexisNexis Risk Solutions S.A.S.	Ordinary	COL1

Company Name	Share Class	Reg Office
Denmark
Atira A/S	Ordinary	DNK1
Reed Elsevier Denmark ApS	Ordinary	DNK1
Dubai, UAE
Reed Exhibitions Free Zone-LLC	Ordinary	UAE1
RELX Middle East FZ-LLC	Ordinary	UAE2
Egypt
Elsevier Egypt for Consultancy LLC	Ordinary	EGY1
France
Elsevier Holding France SAS	Registered Capital	FRA1
Elsevier Masson SAS	Registered Capital	FRA1
EVOLUPRINT SAS	Ordinary	FRA2
FircoSoft SAS	Ordinary	FRA3
GIE EDI-DATA	Ordinary	FRA4
GIE JURIS-DATA	Ordinary	FRA4
GOODWEB SAS	Ordinary	FRA5
LEXISNEXIS BUSINESS INFORMATION SOLUTIONS	Ordinary	FRA4
LEXISNEXIS BUSINESS INFORMATION SOLUTIONS HOLDING	Ordinary	FRA6
LEXISNEXIS INTERNATIONAL DEVELOPMENT SERVICES	Ordinary	FRA4
LEXISNEXIS SA	Ordinary	FRA4
PRK –PUBLICITE ROBERT KRIER	Registered Capital	FRA5
Reed Exhibitions ISG SARL	Registered capital	FRA7
REED EXPOSITIONS FRANCE SAS	Ordinary	FRA5
Reed MIDEM SAS	Registered capital	FRA8
REED ORGANISATION SAS	Ordinary	FRA5
RELX France S.A.	Registered capital	FRA8
SAFI SA	Ordinary	FRA9
Germany
Bar Convent GmbH	Registered Capital	DEU1
Collexis GmbH	Registered Capital	DEU3
Elsevier GmbH	Registered Capital	DEU3
Elsevier Information Systems GmbH	Registered Capital	DEU3
LexisNexis GmbH	Registered Capital	DEU5
MedCongress GmbH	Registered Capital	DEU1
REC Publications GmbH	Registered Capital	DEU1
Reed Exhibitions (Germany) GmbH	Registered Capital	DEU1
Reed Exhibitions Deutschland GmbH	Registered Capital	DEU1
Reed Exhibitions Holdings GmbH	Registered Capital	DEU1
Reed Travel (Germany) GmbH	Ordinary	DEU6
RELX Deutschland GmbH	Registered Capital	DEU1
Tschach Solutions GmbH	Ordinary	DEU7
Hong Kong
Ascend China Holding Limited	Ordinary	HNK1
CBI China Co Ltd	Ordinary	HNK2
CBI Group Co. Ltd	Ordinary	HNK3
Elsevier (Hong Kong) Limited	Ordinary	HNK4
JC Exhibition and Promotion Limited	Ordinary	HNK1
JYLN Sager Limited	Ordinary	HNK5
MLex Asia Ltd	Ordinary	HNK6
Reed Exhibitions Limited	Ordinary	HNK5
RELX (Greater China) Ltd	Ordinary	HNK7
India
B I Churchill Living Stone Pvt Ltd	Equity shares	IND1
Comic Con India Private Limited (36%)	Ordinary	IND2
FircoSoft India Private Ltd	Ordinary	IND3
Harcourt (India) Pvt Ltd	Equity shares	IND1
Reed Elsevier Publishing (India) Pvt. Ltd.	Ordinary	IND4
Reed Manch Exhibitions Private Limited (60%)	Ordinary	IND5
Reed SI Exhibitions Private Limited (51%)	Ordinary	IND6
Reed Triune Exhibitions Private Limited (51%)	Ordinary	IND7
RELX India Private Limited	Ordinary	IND1
Indonesia
PT Reed Panorama Exhibitions (50%)	Ordinary	IDN1
Ireland
Armanatta Holding Limited	Ordinary	IRE1
Butterworth (Ireland) Limited	Ordinary, A Ordinary	IRE2
Elsevier Services Ireland Limited	Ordinary	IRE4
Elsevier Ireland Limited	Ordinary	IRE 3
I.W.P.M. (Holdings) Limited	6% Cumulative,	IRE2
Deferred Ordinary,
Ordinary
Mapflow International Limited	Ordinary	IRE1
Mapflow Limited	Ordinary	IRE1
Israel
LexisNexis Israel Ltd.	Ordinary	ISR1
Italy
Elsevier S.R.L.	Registered Capital	ITA1
ICIS Italia SRL	Ordinary	ITA2
Reed Exhibitions ISG Italy S.R.L.	Ordinary	ITA1
Reed Exhibitions Italia srl	Ordinary	ITA3

Financial statements and other information Notes to the consolidated financial statements	163

31 Related undertakings (continued)

Company Name	Share Class	Reg Office
Japan
Ascend Japan KK	Ordinary	JPN1
Elsevier Japan KK	Ordinary	JPN2
Elsevier Publishing KK	Registered Capital	JPN2
LexisNexis Japan KK	Common Stock	JPN3
Reed Exhibition Japan	Ordinary	JPN4
Reed ISG Japan KK	Ordinary	JPN5
Korea (South)
Elsevier Korea LLC	Ordinary	KOR1
LexisNexis Legal and Professional Service Korea Ltd	Ordinary	KOR2
Reed Exhibitions Korea Limited	Ordinary	KOR3
Reed K. Fairs Limited (70%)	Ordinary	KOR3
Luxembourg
FIRCOSOFT Luxembourg Sàrl	Ordinary	LUX1
Malaysia
LexisNexis Malaysia Sdn Bhd	Ordinary	MYS1
Reed Exhibitions Sdn Bhd	Ordinary	MYS1
TJ Ventures Sdn Bhd	Ordinary	MYS1
Mexico
Masson-Doyma Mexico, S.A.	Ordinary	MEX1
Reed Exhibitions Mexico S.A. de C.V.	Ordinary	MEX2
Morocco
Reed Exhibitions Morocco SARL	Ordinary	MAR1
New Zealand
LexisNexis NZ Limited	Ordinary	NZL1
Phillipines
Reed Elsevier Shared Services (Philippines) Inc.	Ordinary	PHL1
Poland
Elsevier sp. z.o.o.	Ordinary	POL1
Russia
Ecwatech Company ZAO	Ordinary	RUS1
LexisNexis OOO	Registered Capital	RUS2
Real Estate Events Direct OOO (80%)	Registered Capital	RUS3
RELX OOO	Registered Capital	RUS2
Saudi Arabia
Reed Sunaidi Exhibitions (50%)	Ordinary	SAU1
Singapore
Elsevier (Singapore) Pte Ltd	Ordinary	SGP1
F4F Agriculture (Asia Pacific) Pte Ltd	Ordinary	SGP2
ICIS Investment Singapore Pte Ltd	Ordinary	SGP3
ICIS Services Pte Ltd	Ordinary	SGP3
Lexis-Nexis Philippines Pte Limited (75%)	Preference shares	SGP3
Reed Business Information Pte Ltd	Ordinary	SGP4
RE (HAPL) Pte Ltd	Ordinary	SGP1
RELX (Singapore) Pte. Ltd.	Ordinary	SGP3
SAFI Asia Pte Ltd	Ordinary	SGP4
South Africa
FIRCOSOFT South Africa Proprietary Limited	Ordinary	ZAF1
Globalrange SA Pty Ltd	Ordinary	ZAF2
Korbitec Proprietary Limited (90%)	Ordinary	ZAF3
LegalPerfect Software Solutions (Pty) Ltd (90%)	Ordinary	ZAF3
LexisNexis Academic (Pty) Ltd (90%)	Ordinary	ZAF3
LexisNexis Proprietary Limited (90%)	Ordinary	ZAF3
LexisNexis Risk Management Proprietary Limited (90%)	Ordinary	ZAF3
Property Payment Exchange (SA) (Pty) Limited (“Pexsa”) (90%)	Ordinary	ZAF3
RELX (Pty) Ltd.	Ordinary	ZAF3
Reed Events (Pty) Ltd (90%)	Ordinary	ZAF4
Reed Exhibitions (Pty) Limited (90%)	A-shares	ZAF4
Reed Exhibitions Management Pty Ltd (90%)	A-shares	ZAF4
Thebe Reed Exhibitions Group (Pty) Limited (90%)	Ordinary	ZAF4
Thebe Reed Venue Management (Pty) Limited (90%)	A-shares	ZAF4
Winsearch Services (Pty) Ltd (90%)	Ordinary	ZAF3
Spain
Elsevier Espana, S.L.	Participations	ESP1
Reed Elsevier Spain, S.L.	Ordinary	ESP2
Switzerland
Elsevier Finance SA	Ordinary	CHE1
FIRCOSOFT Schweiz GmbH	Ordinary	CHE2
RELX Intellectual Properties SA	Ordinary	CHE1
RELX Risks SA	Ordinary	CHE1
RELX Swiss Holdings SA	Ordinary	CHE1
Taiwan
Elsevier Taiwan LLC	Registered Capital	TWN1
Thailand
Reed Tradex Company Limited (49%)	Preference shares	THA1

Company Name	Share Class	Reg Office
The Netherlands
AGRM Solutions C.V.	Partnership Interest	NLD1
Boom B.V.	Ordinary	NLD1
Elsevier B.V.	Ordinary	NLD1
Elsevier Employment Services B.V.	Ordinary	NLD1
Elsevier Reed Finance B.V.	Ordinary	NLD1
LexisNexis Business Information Solutions B.V.	Ordinary	NLD1
LexisNexis Univentio B.V.	Ordinary	NLD2
Reed Business B.V.	Ordinary	NLD1
Reed Business Financiële Educatie Groep B.V.	Ordinary	NLD1
Reed Elsevier Dochtermaatschappij Amsterdam B.V.	Ordinary	NLD1
RELX Finance B.V.	Ordinary	NLD1
RELX Holdings B.V.	Ordinary	NLD1
RELX N.V.	Ordinary	NLD1
RELX Nederland B.V.	E Shares / RE Shares	NLD1
RELX Overseas B.V.	E Shares / RE Shares	NLD1
RELX US Holdings (Amsterdam) B.V.	Ordinary	NLD1
Turkey
Elsevier STM Bilgi Hizmetleri Limited Şirketi	Ordinary	TUR1
Reed Tüyap Fuarcilik A.Ş. (50%)	A-shares / B-shares	TUR2
United Kingdom
Accuity Solutions Limited	Ordinary	GBR2
Accuity Solutions UK Limited	Ordinary	GBR2
Adaptris Group Limited	Ordinary	GBR2
Adaptris Limited	Ordinary	GBR2
AG Gateway Europe	Limited by Guarantee	GBR3
Ascend Holdings Limited	Ordinary	GBR2
Ascend Worldwide Group Holdings Limited	Ordinary,	GBR2
Ordinary C,
Ordinary D,
Ordinary-A
Ascend Worldwide Limited	Ordinary	GBR2
Avenue Exhibitions Limited	non-voting, Ordinary	GBR4
Avenue Publications Limited	Ordinary-A,	GBR4
Ordinary-B
non-voting
Axxia Systems Limited	Ordinary,	GBR1
Ordinary-A
B.E.D. Exhibitions Limited	Ordinary	GBR4
Berrows Pension Trustees Limited	Ordinary	GBR1
Bluegrill Limited	Ordinary	GBR4
Bookset Systems Limited	Ordinary	GBR1
Bookwise Extra Ltd	A Ordinary,	GBR1
B Ordinary
Bradfield Brett Holdings Limited	7 1/2% Preferred	GBR1
Income, Ordinary
Bradfield, Brett & Company Limited	Ordinary	GBR1
Butterworth & Co. (Overseas) Limited	Ordinary	GBR1
Butterworth & Co. (Publishers) Limited	4.5% Cum.	GBR1
Preference,
‘A’ Ordinary,
‘B’ Ordinary
Butterworth (Eurolex) Limited	Ordinary	GBR1
Butterworth (Telepublishing) Limited	Ordinary	GBR1
Butterworths Limited	Ordinary	GBR5
Cahners Exposition Group (Maritime) Limited	Ordinary	GBR4
Cargofax International Limited	‘A’ Ordinary,	GBR1
‘B’ Ordinary
Carlton Magazines Limited	Ordinary	GBR1
Cliveden Holdings Limited	Ordinary	GBR1
Compliance Limited	Class A (voting),	GBR1
Class B of £1
(non-voting)
Computaprint Limited	Ordinary-A,	GBR2
Ordinary-B
Cordery Compliance Limited (72%)	Ordinary	GBR5
Cordery Limited (72%)	Ordinary	GBR5
Crediva Limited	Ordinary	GBR6
DBT Limited	Ordinary	GBR2
Dew Events Limited	Ordinary	GBR4
Drayton Legal Recoveries Limited	Ordinary	GBR7
E & P Events LLP (50%)	No Shares	GBR4
Eclipse Group Limited	Deferred, Ordinary	GBR1
EIBTM Holdings Limited	Ordinary	GBR4
Electronic Media Limited	Ordinary C,	GBR2
Ordinary-A,
Ordinary-B
Elsevier Limited	Ordinary	GBR8
Elsevier UK Holdings Limited	Ordinary	GBR1
Endrick Leisure Limited	Ordinary	GBR9
Evan Steadman Communications Group Limited	Ordinary	GBR4

164	RELX Group Annual reports and financial statements 2016

Notes to the consolidated financial statements

for the year ended 31 December 2016

31 Related undertakings (continued)

Company Name	Share Class	Reg Office
United Kingdom cont.
Everyform Limited	Ordinary A,	GBR9
Ordinary B,
Ordinary C,
Ordinary D
Farmade Management Systems Limited	Ordinary	GBR2
Felix Learning Systems Limited	Ordinary	GBR1
Fern Hollow Productions Limited	Ordinary	GBR1
Fircosoft Limited	Ordinary	GBR2
First 4 Farming Limited	Ordinary	GBR2
Formpart (APL) Limited	Ordinary	GBR1
Formpart (ASV) Limited	Ordinary	GBR2
Formpart (BTL) Limited	Ordinary	GBR1
Formpart (CAL) Limited	Ordinary	GBR2
Formpart (CLR) Limited	Ordinary	GBR2
Formpart (CWC) Limited	Ordinary-A,	GBR2
Ordinary-B
Formpart (DCS) Limited	Ordinary-A,	GBR2
Ordinary-B
Formpart (EPL) Limited	Ordinary	GBR1
Formpart (EPS) Limited	Ordinary	GBR1
Formpart (HPL) Limited	Ordinary	GBR1
Formpart (IMG) Limited	Ordinary	GBR2
Formpart (IMS) Limited	Ordinary	GBR2
Formpart (KPL) Limited	Ordinary	GBR2
Formpart (MDL) Limited	Ordinary	GBR1
Formpart (No.15) Limited	Ordinary	GBR1
Formpart (No.17) Limited	Ordinary	GBR1
Formpart (No.20) Limited	Ordinary	GBR1
Formpart (No.23) Limited	Ordinary	GBR1
Formpart (No.5) Limited	Deferred, Ordinary	GBR1
Formpart (PDL) Limited	Ordinary	GBR1
Formpart (PLK) Limited	Ordinary,	GBR2
Ordinary-A,
Ordinary-B
Formpart (QVL) Limited	Ordinary-A,	GBR2
Ordinary-B
Formpart (RIS) Limited	Ordinary	GBR2
Formpart (RSA) Limited	Ordinary-A,	GBR2
Ordinary-B
Formpart (SFL) Limited	Ordinary	GBR1
Formpart (VMP) Limited	Ordinary	GBR2
Formpart (WMPL) Limited	Ordinary	GBR1
Friday Press Limited	Ordinary	GBR1
George Philip Holdings Limited	Cumulative	GBR1
Preference,
Ordinary,
Ordinary A,
Redeemable
Cumulative
Preference
George Philip Limited	Ordinary	GBR1
Hallplaza Limited	Ordinary	GBR4
Hooper Systems & Technology (Holdings) Limited	Ordinary,	GBR1
Preference
Hooper Systems & Technology Limited	Ordinary	GBR1
ILTM Media Limited	Ordinary	GBR4
Imbibe Media Ltd	Ordinary	GBR4
Indicium Financial Limited	Ordinary	GBR10
Industrial And Trade Fairs Limited	Ordinary	GBR4
InferMed Limited	Ordinary	GBR8
Information Handling Limited (85%)	Ordinary	GBR1
Insurance Initiative	Ordinary	GBR10
Intinco Limited	Ordinary	GBR1
John Wright & Sons (Printing) Limited	Ordinary	GBR1
Kervit Ceramics Limited	Ordinary	GBR1
Kings Reach Investments Limited	Ordinary	GBR1
Legend Exhibitions Limited	Ordinary-A,	GBR4
Ordinary-B
LexisNexis Risk Solutions UK Limited	Ordinary	GBR11
Marktile Limited	Ordinary	GBR1
Matthews Drew And Shelbourne Limited	10% Redeemable	GBR1
Cumulative
Preference,
Deferred, Ordinary,
Mendeley Limited	Ordinary	GBR8
Messenger Newspapers Group Limited	Ordinary	GBR1
Microtax Limited	‘A’ Ordinary,	GBR1
‘B’ Ordinary
Microwave Exhibitions & Publishers Limited	Ordinary	GBR4
MLex Limited (91%)	A Ordinary Shares,	GBR5
Ordinary

Company Name	Share Class	Reg Office
Morecourt Limited	Ordinary	GBR1
Moreover Technologies Ltd.	Ordinary	GBR1
Mosby International Limited	Ordinary	GBR1
Neptune Collections Limited	Deferred	GBR4
New Science Publications Limited	Ordinary	GBR1
Newsflo Ltd	Ordinary	GBR8
Offshore Europe (Management) Limited	Ordinary	GBR4
Offshore Europe Partnership (50%)	Partnership Interest	GBR4
OPG 1 Ltd	Ordinary	GBR1
Orbit House Services Limited	Ordinary	GBR1
Oxford Spires Management Co; Ltd (55%)	Ordinary	GBR12
Peopletracer Limited	Ordinary	GBR6
Prean Holdings Limited	Deferred, Ordinary	GBR1
Professional Books Limited	Ordinary, Preferred	GBR1
Ordinary
Purcastle Limited	3% Non-Cumulative	GBR1
Preference,
Ordinary
RBI (Chichester) Limited	Ordinary	GBR1
RBI Electrical-Electronic Year Books Limited	5% Non-Cumulative	GBR1
Preference,
Ordinary
RBI Investments Limited	Ordinary	GBR1
RBI Printers Limited	Ordinary	GBR1
Stock Units
RBI Publishing Services Limited	Ordinary	GBR2
RE (APM) Limited	Ordinary	GBR1
RE (AZWHG) Limited	16 2/3% Cum.	GBR1
Redeemable
Preference,
Ordinary
RE (BFP) Limited	Ordinary	GBR1
RE (CBCL) Limited	Ordinary	GBR1
RE (DH1929) Limited	‘A’ Ordinary,	GBR1
‘B’ Ordinary
RE (GPB) Limited	A Ordinary, Ordinary	GBR1
RE (IDM) LIMITED	Cumulative	GBR2
Redeemable
Preference,
Ordinary,
Ordinary-A
RE (SEG) Limited	Ordinary-A,	GBR4
Ordinary-B,
Preferred Ordinary
RE (SEL) Limited	Ordinary	GBR4
RE (SOE) Limited	Ordinary	GBR4
RE Directors (No.1) Limited	Ordinary	GBR1
RE Directors (No.2) Limited	Ordinary	GBR1
RE Secretaries Limited	Ordinary	GBR1
Reed (International Services) Limited	Ordinary	GBR1
Reed Aerospace Exhibitions Limited	Ordinary	GBR4
Reed All-Energy Limited	Ordinary	GBR4
Reed Business Information (Holdings) Ltd	Ordinary	GBR2
Reed Business Information Ltd	Ordinary	GBR2
Reed Consumer Books Limited	Ordinary	GBR1
Reed Decorative & Building Products Limited	Ordinary	GBR1
Reed Educational Publishing Limited	Ordinary	GBR1
Reed Elsevier (UIG) Limited	Ordinary	GBR1
Reed Elsevier Pension Investment Management Limited	Ordinary	GBR1
Reed Elsevier Pension Trustee Limited	Ordinary	GBR1
Reed Events Limited	Ordinary	GBR4
Reed Exhibitions Limited	Deferred, Ordinary	GBR4
Reed Exhibitions Personal Care Limited	Ordinary-A,	GBR4
Ordinary-B
Reed Healthcare Communications Limited	Ordinary-A	GBR2
Reed International (Properties) Limited	6% Cummulative	GBR1
Preference,
Deferred Ordinary,
Ordinary
Reed Midem Limited	Ordinary	GBR4
Reed Nominees Limited	Ordinary	GBR1
Reed Overseas Corporation Limited	Ordinary	GBR1
Reed Publishing Corporation Limited	Ordinary	GBR1
Reed Publishing Holdings Limited	Ordinary	GBR1
Reed Travel Group (France) Limited	Ordinary	GBR1
Reed Travel Group (Italy) Limited	Ordinary	GBR1
RELX Corporation Ltd	Ordinary	GBR1
RELX (Holdings) Limited	Ordinary	GBR1
RELX (Investments) plc	Ordinary	GBR1
RELX (UK) Holdings Limited	Ordinary	GBR1
RELX (UK) LIMITED	Ordinary	GBR1
RELX Group plc	‘E’ Ordinary,	GBR1
Ordinary,
‘R’ Ordinary

Financial statements and other information Notes to the consolidated financial statements	165

31 Related undertakings (continued)

Company Name	Share Class	Reg Office
United Kingdom cont.
RELX Overseas Holdings Limited	Ordinary,	GBR1
Preference
RELX PLC	Ordinary	GBR1
REV Venture Partners Limited	Ordinary	GBR1
RIB Directors 1 Limited	Ordinary	GBR1
RIB Directors 2 Limited	Ordinary	GBR1
Ridgmount Books Limited	Ordinary	GBR1
Rowan Marketing Limited (50%)	Ordinary	GBR2
RX Business Continuity Limited	Ordinary,	GBR4
Ordinary-A
S.I. Enterprises Limited	Ordinary	GBR1
Scaletime Limited	Ordinary	GBR1
Scripta Technica Limited	‘A’ Ordinary
Scripta Technica Limited	‘A’ Ordinary, ‘B’
Ordinary,
Cumulative
Preference
Seisint Limited	Ordinary	GBR1
Sharpwise Limited	Ordinary	GBR1
Sinclair-Stevenson Holdings Limited	Non-Cumulative	GBR1
Redeemable
Preference,
Ordinary
Skillslot Limited	Ordinary	GBR1
Stanford Maritime Limited	Ordinary	GBR1
St James Press Limited	Ordinary	GBR1
Storage Expo Limited	Ordinary-A,	GBR4
Ordinary-B
Texales (Jeffrey) Limited	Ordinary	GBR1
Texales (Plant) Limited	Ordinary	GBR1
Textile Press Limited	Ordinary	GBR1
TGP 48 Limited	Ordinary	GBR4
The Emperor’s Warriors Exhibitions Limited	Ordinary	GBR4
The Estates Gazette Limited	Ordinary	GBR2
The Lancet Limited	Ordinary	GBR1
The Medicine Publishing Company Limited	Ordinary	GBR1
The Medicine Publishing Group Limited	Ordinary	GBR1
The Viscom Group Limited	Ordinary	GBR1
Tolley Publishing Company Limited	Ordinary, A Equity	GBR1
Tracesmart Group Limited	Ordinary	GBR6
Tracesmart Limited	Ordinary	GBR6
Viewstead Limited	Ordinary	GBR2
Viscom Production Limited	Ordinary	GBR1
Visualfiles (Scotland) Limited	Ordinary	GBR9
Visualfiles Limited	Ordinary	GBR1
Warrington Guardian Series Limited	Ordinary	GBR1
Websters Software Limited	Ordinary	GBR1
What to Buy Limited	Ordinary	GBR2
Woodhead Publishing Limited	Ordinary	GBR13
World Group Newspapers (North West) Limited	Ordinary	GBR1
Wunelli Limited	Ordinary	GBR14
United States
Accuity Asset Verification Services Inc.	Common Stock	USA1
Accuity Europe Inc.	Common Stock	USA1
Accuity Holdings Inc.	Common Stock and	USA1
Preferred Stock
Accuity Inc.	Common Stock	USA1
AI Insight, Inc.	Common Stock	USA2
Bair Analytics Inc.	Common Stock	USA2
C.L.U.E. Inc.	Common Stock	USA2
Charles Jones LLC	Membership Interest	USA2
De Pluimen LLC	Membership Interest	USA3
Derman, Inc.	Common Stock	USA4
Diio LLC	Membership Interest	USA5
Dunlap-Hanna Publishers (50%)	Partnership Interest	USA8
EDIWatch. Inc.	Common Stock	USA2
Elsevier Inc.	Common Stock	USA3
Elsevier Medical Information LLC	Membership Interest	USA3
Elsevier STM Inc.	Common Stock	USA3
Enclarity, Inc.	Common Stock	USA2
ExitCare LLC	Membership Interest	USA3
Fire Solutions Inc.	Common and	USA4
Preferred Stock
Flightstats, Inc.	Common Stock	USA5
Gaming Business Asia LLC (50%)	Membership Interest	USA3
GCLRA LLC	Membership Interest	USA3
Globalrange Corporation	Common Stock	USA5
Gold Standard, Inc.	Ordinary shares	USA3

Company Name	Share Class	Reg Office
GWN, LLC	Membership Interest	USA3
Health Market Science, Inc.	Common Stock	USA2
HRW and WBS Canada Corporation, Inc.	Common Stock	USA3
IDG-RBI China Publishers LLC	Membership Interest	USA3
Informed Decisions, LLC	Membership Interest	USA3
Innovata, LLC	Membership Interest	USA5
Intelligize, Inc.	Common Stock	USA3
J.Allan Sheehan Scholarship Fund Inc.	No Shares	USA3
Knovel Corporation	Common Stock	USA3
KNOW X LLC	Membership Interest	USA2
Lex Machina Inc.	Common Stock	USA3
Lexis, Inc.	Common Stock	USA4
LexisNexis Claims Solutions Inc.	Common Stock	USA2
LexisNexis Coplogic Solutions Inc.	Common Stock	USA2
LexisNexis Insurance Exchange LLC	Membership Interest	USA2
LexisNexis of Puerto Rico Inc.	Common Stock	USA6
LexisNexis Risk Assets Inc.	Common Stock	USA2
LexisNexis Risk Data Management Inc.	Common Stock	USA2
LexisNexis Risk Data Retrieval Services LLC	Membership Interest	USA2
LexisNexis Risk Holdings Inc.	Common Stock	USA2
LexisNexis Risk Solutions Bureau LLC	Membership Interest	USA2
LexisNexis Risk Solutions FL Inc.	Common Stock	USA2
LexisNexis Risk Solutions GA Inc.	Common Stock	USA2
LexisNexis Risk Solutions Inc.	Common Stock	USA2
LexisNexis Special Services Inc.	Common Stock	USA6
LexisNexis VitalChek Network Inc.	Common Stock	USA2
Martindale LLC (70%)	Membership Interest	USA7
Matthew Bender & Company, Inc.	Common Stock	USA3
MEDai, Inc.	Class A Common	USA2
MLex US, Inc. (91%)	Common Stock	USA3
Mosby Holdings Corp	Common Stock	USA3
MWW Clinical Sales Force, Inc. (50%)	Common Stock	USA3
Nexis, Inc.	Common Stock	USA4
PoliceReports.US, LLC	Membership Interest	USA2
Portfolio Media, Inc.	Common Stock	USA3
QuickLaw America Inc.	Common Stock	USA3
RE (CMDGC) Inc.	Common Stock	USA3
RE (CMDGC) Inc.	Common Stock	USA3
RE (HPII) Inc.	Common Stock	USA3
Reed Business Information Inc.	Common Stock	USA5
Reed Elsevier Information Holdings Inc.	Common Stock	USA3
Reed Elsevier Realty Corporation	Common Stock	USA3
Reed Elsevier Technology Services Inc.	Common Stock	USA3
Reed Technology and Information Services Inc.	Common Stock	USA3
Reed Westminster Cares Inc.	No Stock	USA 4
Reed Westminster Inc.	Common Stock	USA4
REF Americas LLC	Membership Interest	USA3
RELX Capital Inc.	Common Stock	USA4
RELX Inc.	Common Stock	USA3
RELX US Holdings Inc.	Common Stock	USA3
Reman, Inc.	Common Stock	USA3
REV Partnership LP	No shares	USA4
Ronald G. Segel Memorial Scholarship Fund Inc.	No shares	USA3
SAFI Americas LLC (50%)	Membership Interest	USA3
Schnell Publishing LLC	Membership Interest	USA4
Signature Information Solutions LLC (70%)	Membership Interest	USA3
Social Science Electronic Publishing, Inc.	Common Stock	USA3
TClara LLC (51%)	Membership Interest	USA4
The Elsevier Foundation	No Shares	USA3
The Michie Company	Common Stock	USA4
The Reed Elsevier Ventures 2005 Partnership LP	Partnership Interest	USA4
The Reed Elsevier Ventures 2006 Partnership LP	Partnership Interest	USA4
The Reed Elsevier Ventures 2008 Partnership LP	Partnership Interest	USA4
The Reed Elsevier Ventures 2009 Partnership LP	Partnership Interest	USA4
The Reed Elsevier Ventures 2010 Partnership LP	Partnership Interest	USA4
The Reed Elsevier Ventures 2011 Partnership LP	Partnership Interest	USA4
The Reed Elsevier Ventures 2012 Partnership LP	Partnership Interest	USA4
The Reed Elsevier Ventures 2013 Partnership LP	Partnership Interest	USA4
The Remick Publishers (50%)	Partnership Interest	USA8
World Compliance, Inc.	Common Stock	USA4
Venezuela
Encyclopédie Médico-Chirurgicale Venezuela C.A.	Ordinary	VEN1

166	RELX Group Annual reports and financial statements 2016

Notes to the consolidated financial statements

for the year ended 31 December 2016

31 Related undertakings (continued)

Registered offices
Australia
AUS1:	Building B, Level 2, Unit 11, 1 Maitland Place, Baulkham Hills NSW 2153,Australia
AUS2:	Level 10, 10 Help Street, Chatswood NSW 2067, Australia
AUS3:	‘Tower 2’ Level 10, 475 Victoria Avenue, Chatswood NSW 2067
AUS4:	Grant Thornton, Level 17, 393 Kent St, Sydney, NSW 2000, Australia
AUS5:	KPMG, 147 Collins Street, Melbourne, Vic, 3000
Austria
AUT1:	Messeplatz 1, 1020, Wien, Austria
AUT2:	Marxergasse 25, 1030, Wien, Austria
AUT3:	Am Messezentrum 6, 5020, Salzburg, Austria
Belgium
BEL1:	Grotesteenweg-Zuid 39, 9052 Gent, Belgium
BEL2:	Leernseteenweg 128 Box E, 9800 Deinze, Belgium
BEL3:	67 rue de la Loi, 1040 Etterbeek, Belgium
Brazil
BRA1:	Rua Sete de Setembro, n0 111, salas 601,1501/1502, 1601/1602, 1701/1702 e 802 – 8[0] Andar, Centro, cidade do Rio de Janeiro, estado do Rio de Janeiro, CEP 20.050-006
BRA2:	Rua Sete de , n0 111, salas 1501/1502 e 1601/1602 – parte, Centro, cidade do Rio de Janeiro, estado do Rio de Janeiro, CEP 20.050-006
BRA3:	São Paulo, State of São Paulo, at Rua Bela Cintra, nº 1.200, 8th floor, CEP 01415-002
BRA4:	Rua Bela Cintra no. 1200, 10th floor, Sâo Paulo, 01415-001, Brazil
BRA5:	Avenida paulista, 2300-Piso Pilotis room 28, Sao Paulo, Sao Paulo 01310-300
Canada
CAN1:	123 Commerce Valley Drive East, Suite 700, Markham, Ontario, L3T 7W8, Canada
CAN2:	905 King Street West, 4TH Floor, Toronto, Ontario, Canada M6K 3G9
CAN3:	555 RIichmond Street West, Toronto, Ontario, Canada, M5V 3B1
Chile
CHL1:	Serrano 172, Santiago, Chile
China
CHN1:	Zhongkun Building, Room 612, Gaoliangqiaoxie Street, No. 59, Haidan District, Beijing, 100044, China
CHN2:	West Building of Administration Building, Xueyuan Road No. 38 Peking University Health Science Center , Haidan District, Beijing, 100191, China
CHN3:	Oriental Plaza, No. 1 East Chang An Ave, Tower W1, 7th Floor, Unit 1-7, Dong Cheng District, Beijing, 100738, China
CHN4:	Ping An International Finance Center, Room 1504, 15th Floor, Tower A-101, 3-24 floor, Xinyuan South Road, Chaoyang District, Beijing, 100027, China
CHN5:	4/F Block C, No 999 Jingzhong Road, Changning District, Shanghai, China
CHN6:	9/F, No 3 Zhongshan Er Road, Guangzhou, China
CHN7:	Unit 2480, Building 2, No. 7, Chuangxin Road, Science Park of Changping District, Beijing, China
CHN8:	Room 12B, 7th Floor, Oriental Plaza, 1 East Chang An Avenue, Beijing, China
CHN9:	16 Donghuangchenggen North Street, Beijing, 100717, China
CHN10:	Room 5106, Raffle City, 268 Middle Xizang Road, Huangpu District, Shanghai, 200001, China
CHN11:	Room A 100 of Room 0307, Floor 3, Building 3, 7 Middle Dongsanhuan road, Chaoyang District, Beijing
CHN12:	Intercontinental Center, 42F, 100 Yutong Road, Zhabei District, Shanghai, 200070, China
CHN13:	World Expo Mansion, 14F, No. 04-05, No. 8 Business Out Ring Road, Zhengzou New District, Zhengzou, 450000, China
CHN14:	Shenzhen International Chamber of Commerce Tower, Room 1801-1802, 1805, Fuhua 3rd Road, Futian District, Shenzhen, 518048, China
CHN15:	Room 319, 238 Jiangchangsan Road, Jing’an District, Shanghai, China
CHN16:	Room 702-2, 200 Huiyuan Road, Jiading Industrial Area, Shanghai
CHN17:	No 498, GouShouJing Road, Building 6 Unit 12502-505, Shanghai, Pudong New District, 201203, China
CHN18:	Building 2, Room No. 3895, Changjiang Avenue, No. 161, Changliang Farm, Chongming County, Shanghai Municipality
Colombia
COL1:	Philippe Prietocarrizosa & Uria Abogados, Carrera 9 No. 74-08 Oficina 105, Bogotá, d.c., 76600, Colombia
Denmark
DNK1:	Niels Jernes Vej 10, 9220, Aalborg Øst, Denmark
Dubai, UAE
UAE1:	Office No. 328, Building 02, third floor, P.O. Box 502425, Dubai, United Arab Emirates
UAE2:	Al Sufouh Complex, Floor 3, No. 304 , Dubai, United Arab Emirates
Egypt
EGY1:	Land Mark Office Building, 2nd Floor, 90th Street, City Center, 5th Settlement, New Cairo, Cairo, Egypt

Registered offices
France
FRA1:	65, rue Camille Desmoulins, 92130, Issy les Moulineaux, France
FRA2:	Parc Euronord – 10, rue du Parc – 31150 Bruguieres
FRA3:	247 rue de Bercy 75012 Paris
FRA4:	141 rue de Javel, 75015 Paris
FRA5:	52 Quai de Dion Bouton 92800 Puteaux
FRA6:	Immeuble « Technopolis », 350 rue Georges Besse–Nîmes (30000)
FRA7:	27 quai Alphonse Le Gallo, 92100, Boulogne-Billancourt, France
FRA8:	27-33 quai Alphonse Le Gallo, 92100, Boulogne-Billancourt, France
FRA9:	6-8 Rue Chaptal, 75009 Paris
Germany
DEU1:	Völklinger Strasse 4, 40219, Düsseldorf, Germany
DEU3:	Theodor-Heuss-Allee 108, D-60488, Frankfurt am Main, Hesse, Germany
DEU4:	Hackerbrücke 6, 80335, Munich, Germany
DEU5:	Heerdter Sandberg 30, 40549, Düsseldorf, Germany
DEU6:	Schwannstr. 6, 40476 Düsseldorf
DEU7:	Steinhäuserstrasse 9, 76135 , Karlsruhe, Germany
Hong Kong
HNK1:	20/F Alexandra House, 18 Chater Road, Central, Hong Kong
HNK2:	Level 28, Building 8, 3 Pacific Place, 1 Queens Road East, HONG KONG, Hong Kong
HNK3:	Unit 204 2/F, Malaysia Bldg., 50 Gloucester Rd, Wanchai, Hong Kong
HNK4:	Level 54 Hopewell Center, 183 Queens Road East (Tricor Office), Hong Kong
HNK5:	Flat 2, 19/F Henan Building 90-92, Jaffe Road Wanchai, Hong Kong, Hong Kong
HNK6:	703 Silvercord, Tower 2, 30 Canton Road, Tsimshatsui, Kowloon, Hong Kong
HNK7:	3901, 39th Floor Hopewell Center, 183 Queens Road East, Wanchai, Hong Kong, Hong Kong
India
IND1:	818, 8th Floor, Indraprakash Builing, 21 Barakhamba Road, New Delhi, 110001, India
IND2:	B9/5 Vasant Vihar, New Delhi, 110057, India
IND3:	n°664 Level 6 – Chennai Regus – Citi Centre – 10/11 Dr Radhakrishnan Salai, Mylapore – Chennai 600004
IND4:	18, Kotla Lane, Rouse Avenue, New Delhi, 110002, India
IND5:	B-15/192, Pharma Apartments, Patparganj, , I.P. Extension, New Delhi, 110092, India
IND6:	B-9, “A” Block, LSC, Naraina Vihar, Ring Road, New Delhi, 110028, India
IND7:	#25, 3rd floor, 8th Main Road, Vasanthnager, Bangalore, 560052, India
Indonesia
IDN1:	Panorama Building, 5th Floor, Jalan Tomang Raya No. 63, Jakarta, 11440, Indonesia
Ireland
IRL1:	80 Harcourt Street, Dublin 2, Ireland
IRL2:	Arthur Cox Building, Earlsfort Terrace, Dublin 2, Ireland
IRL3:	(A&L Goodbody Secretarial Services), 25/28 North Wall Quay, Dublin 1, D01 H104, Ireland
IRL4:	Suite 4320, Atlantic Avenue, Westpark Business Campus, Shannon, Clare, Ireland
Israel
ISR1:	Meitar, attorneys at Law, 16 Abba Hillel Road, Ramat Gan, 5250608, Israel
Italy
ITA1:	Via Marostica 1, 20146, Milan, Italy
ITA2:	Studio Colombo e Associati, Via Cino del Duca 5, 20122, Milano, Italy
ITA3:	Milano (MI) Via Marostica 1 cap 20146
Japan
JPN1:	Kyodo Tsushin Kaikam 2F, 2-2-5 Toronomon, Minato-ku, Tokyo, 105-0001
JPN2:	Ark Mori Building, 1-12-32 Akasaka, Minato-ku, Tokyo, 107-6029, Japan
JPN3:	1-9-15, Higashi Azabu, Minato-ku Tokyo Japan
JPN4:	Shinjuku-Nomura Bldg., 1-26-2 Nishi-shinjuku, Shinjuku-ku, Tokyo, Japan
JPN5:	13-12 Rokubancho, Chiyoda-ku, Tokyo, JAPAN
Korea (South)
KOR1:	Chunwoo Building, 4th floor, 534 Itaewon-dong, Yongsan-gu, Seoel, 140-861, Korea, Republic of
KOR2:	206 Noksapyeong-daero, Yongsan-gu, Seoel, Korea, Republic of
KOR3:	“Room 4401, Trade Tower, 159-1, Samseong-dong, Gangnam-gu Seoul, 135-729, Republic of Korea”
Luxembourg
LUX1:	Bloc B 19-21, Route d’Arlon, L-8009 Strassen, Luxembourg
Malaysia
MYS1:	6th Floor, Akademi Etiqa, No. 23 Jalan Melaka , 50100 Kuala Lumpur, Malaysia.
Mexico
MEX1:	Insurgentes Sur # 1388 Piso 8, Col. Actipan, Deleg. Benito Juarez, C.P. 03230 Ciudad de México, México
MEX2:	Av. Insurgentes No. 1388, Piso 8, Col. Actipan, 03230 Mexico, Mexico

Financial statements and other information Notes to the consolidated financial statements	167

31 Related undertakings (continued)

Registered offices
Morocco
MAR1:	Forum Bab Abdelaziz au 62, Angle Blvd. d’Anfa, , 6éme étage, Apt 61, Casablanca, Morocco
New Zealand
NZL1:	Level 1, 138 The Terrace, P.O. Box 472, Wellington 6011, New Zealand
Phillipines
PHL1:	Building H, 2nd Floor, U.P. Ayalaland TechnoHub, Commonwealth Avenue, Quezon City, Metro Manila, 1101, Philippines
Poland
POL1:	Natpoll Building, ul. Migdalowa 4/59, 02-796, Warsaw, Poland
Russia
RUS1:	Pokrovka Street 27, Building 1, Moscow, Russian Federation
RUS2:	24 Bolshaya Nikitskaya Str., bldg. 5, Moscow 125009, Russian Federation
RUS3:	Petrozavodskaya street 28/4, Building VI, room 2, 125475, Moscow, Russian Federation
Saudi Arabia
SAU1:	Al Fadl Commercial Center, Jeddah, 21411, Saudi Arabia
Singapore
SGP1:	3 Killiney Road, #08-01 Winsland House 1, Singapore, 239119, Singapore
SGP2:	16 Raffles Quay, #33-03 Hong Leong Building, Singapore, 048581, Singapore
SGP3:	80 Robinson Road, #02-00, Singapore, 068898, Singapore
SGP4:	1 Changi Business Park Crescent, #06-01 Plaza 8 & CBP, Singapore, 48602551, Singapore
South Africa
ZAF1:	Regus Brooklyn Bridge, 3rd Floor Steven House, Brooklyn Bridge Office Park, Fehrsen Street, Brooklyn, Pretoria
ZAF2:	Fourways Gold Park, 1st Floor – Wentworth Building, 32 Roos Street, Fourways, 2191, South Africa
ZAF3:	215 Peter Mokaba Road (North Ridge Road), Morningside, Durban, Kwa-Zulu Natal, 4001, South Africa
ZAF4:	Thebe House, 2nd Floor, 166 Jan Smuts Avenue, Rosebank, Johannesburg, 2196, South Africa
Spain
ESP1:	C/ Josep Tarradellas 20-30, 1º / 20029, Barcelona, Spain
ESP2:	Calle Zancoeta 0009, 48013, Bilbao, Viscaya, Spain
Switzerland
CHE1:	Espace de L’Europe 3, 2002 Neuchatel, Switzerland
CHE2:	Bahnhofstrasse 100 – 8001 Zurich
Taiwan
TWN1:	Suite N-818, 8/F, Chia Hsin Cement Building, 96 Zhong Shan North Road, Section 2, Taipei, 10449, Taiwan
Thailand
THA1:	Sathorn Nakorn Building, Floor 32, No. 100/68-69 North Sathon Road, Silom, Bangrak, Bangkok, 10500, Thailand
The Netherlands
NLD1:	Radarweg 29, 1043 NX Amsterdam, Netherlands
NLD2:	Galileiweg 8, 2333 BD Leiden, Netherlands
Turkey
TUR1:	Maslak Mah. Bilim Sokak Sun Plaza Kat:13 ?i?li-Maslak, Istanbul, Turkey
TUR2:	Tüyap Fuar ve Kongre Merkezi, E – 5 Karayolu Üzeri, Gürp?nar Kav?ağ? 34500, Büyükçekmece , Istanbul, 34500, Turkey

Registered offices
United Kingdom
GBR1:	1-3 Strand, London, WC2N 5JR, United Kingdom
GBR2:	Quadrant House, The Quadrant, Sutton, Surrey, SM2 5AS, United Kingdom
GBR3:	AG Gateway Global Network, 85 Great Portland Street, First Floor, London, W1W 7LT, United Kingdom
GBR4:	Gateway House 28 The Quadrant, Richmond, Surrey, TW9 1DN, United Kingdom
GBR5:	Lexis House, 30 Farringdon Street, London, EC4A 4HH, United Kingdom
GBR6:	Global Reach , Dunleavy Drive , Cardiff, CF11 0SN, United Kingdom
GBR7:	The Eye, 1 Procter Street, London, WC1V 6EU, United Kingdom
GBR8:	The Boulevard, Langford Lane, Kidlington, Oxford, OX5 1GB, United Kingdom
GBR9:	c/o RELX (UK) Limited, Butterworths Limited, 4 Hill Street, Edinburgh, EH2 3JZ, Scotland
GBR10:	35 – 37 St. Marys Gate, Nottingham, United Kingdom, NG1 1PU
GBR11:	1st Floor 80 Moorbridge Road, Maidenhead, Berkshire, London, SL8 8BW, United Kingdom
GBR12:	40 Kimbolton Road, Bedford, England, MK40 2NR
GBR13:	80 High Street, Sawston Cambridge CB22 3HJ
GBR14:	1000 Lakeside , Western Road , Portsmouth , PO6 3EN, United Kingdom
US
USA1:	1007 Church Street, Evanston IL 60201
USA2:	1000 Alderman Dr., Alpharetta, GA 30005
USA3:	230 Park Ave, New York, NY 10169
USA4:	1105 North Market St, Wilmington, DE 19801
USA5:	3355 West Alabama Street, Houston, TX 77098
USA6:	Puerta Del Condado #1095, Wilson Ave, Local #3, San Juan, PR 00907
USA7:	N909 N. Sepulveda Blvd., 11th Floor, El Segundo, CA 90245
USA8:	313 Washington Street, Suite 400, Newton, MA 02458
Venezuela
VEN1:	Avenida Banca, Torre BOD, Piso 21, La Castellana, Estado Miranda, Caracas, Venezuela

168	RELX Group Annual reports and financial statements 2016

5 year summary

				Restated(3),(4)
	Note	2016 £m	2015 £m	2014 £m	2013 £m	2012 £m
RELX Group consolidated financial information
Revenue		6,895	5,971	5,773	6,035	6,116
Reported operating profit		1,708	1,497	1,402	1,376	1,333
Adjusted operating profit	1	2,114	1,822	1,739	1,749	1,688
Reported net profit attributable to shareholders		1,161	1,008	955	1,110	1,044
Adjusted net profit attributable to shareholders	1	1,488	1,275	1,213	1,197	1,121
RELX PLC financial information
Reported earnings per ordinary share (pence)		56.3p	46.4p	43.0p	49.0p	45.0p
Adjusted earnings per ordinary share (pence)		72.2p	60.5p	56.3p	54.1p	49.4p
Dividend per ordinary share (pence)	2	35.95p	29.7p	26.0p	24.6p	23.0p
RELX NV financial information(3)
Reported earnings per ordinary share (pence)		56.3p	49.4p	45.8p	51.6p	47.4p
Reported earnings per ordinary share (euro)		€0.687	€0.682	€0.568	€0.609	€0.583
Adjusted earnings per ordinary share (euro)		€0.880	€0.835	€0.698	€0.638	€0.608
Dividend per ordinary share (euro)	2	€0.423	€0.403	€0.383	€0.329	€0.304

(1)	Adjusted figures are presented as additional performance measures used by management. A reconcilation of the adjusted measures to the comparable GAAP measures can be found on page 188. Adjusted measures are stated before amortisation and impairment of acquired intangible assets and goodwill, the net financing cost on defined benefit pension schemes and acquisitionrelated costs, exceptional prior year tax credits (in 2012 only), and in respect of attributable net profit, reflect a tax rate that excludes the effect of movements in deferred taxation assets and liabilities that are not expected to crystallise in the near term and includes the benefit of tax amortisation where available on acquired goodwill and intangible assets. Acquisition-related financing costs and profit and loss from disposal gains and losses and other non-operating items are also excluded from the adjusted figures.

(2)	Dividend per ordinary share is based on the interim dividend and proposed final dividend for the relevant year.

(3)	RELX NV amounts and dividend per share reflect the bonus share issue declared on 30 June 2015.

(4)	Comparative figures for 2012 have been restated following the adoption of IAS19 Employee Benefits (revised) by the Group in 2013.

Financial statements and other information	169

RELX PLC
Annual Report and
Financial Statements

In this section
170	Directors’ Report
174	Parent company statement of financial position
175	Parent company statement of changes in equity
175	Parent company accounting policies
176	Notes to the parent company financial statements

170	RELX Group Annual reports and financial statements 2016

Directors’ Report

The Directors present their report, together with the financial statements of the Group and RELX PLC (the Company), for the year ended 31 December 2016.

RELX PLC is incorporated as a public limited company and is registered in England and Wales with registered number 77536. RELX PLC’s registered office is 1-3 Strand, London, WC2N 5JR.

Corporate structure

RELX PLC and RELX NV are separate, publicly-listed holding companies. RELX PLC’s ordinary shares are traded on the London and New York stock exchanges, and RELX NV’s ordinary shares are traded on the Amsterdam and New York stock exchanges. RELX PLC and RELX NV have equal voting rights in RELX Group plc, which holds all of RELX Group’s operating businesses, subsidiaries and financing activities. RELX PLC, RELX NV, RELX Group plc and its subsidiaries, joint ventures and associates are together known as ‘RELX Group’ or ‘the Group’.

Financial statement presentation

Under the Governing Agreement between RELX PLC and RELX NV, one RELX PLC ordinary share confers an equivalent economic interest to one RELX NV ordinary share. Therefore, all shareholders can be regarded as having interests in a single economic entity. Accordingly, the Group forms a single reporting entity for the presentation of consolidated financial statements. The Group consolidated financial statements represent the interests of both sets of shareholders and are presented by both RELX PLC and RELX NV as their respective consolidated financial statements. This Directors’ Report and the financial statements of the Group and Company should be read in conjunction with the other reports set out on pages 2 to 106. A review of the Group’s performance during the year is set out on pages 8 to 51, a summary of the principal risks facing the Group is set out on pages 60 to 63, and the Group statement on corporate responsibility is set out on pages 42 to 51.

The shares of RELX PLC and RELX NV are regarded as two separate classes of share which together form the consolidated issued share capital of the Group. In calculating the earnings per share of the Group, the earnings for each company are calculated on a fully distributed basis. The Group’s usual practice is for only a portion of earnings to be distributed by way of dividends. Dividends paid to RELX PLC and RELX NV shareholders are, other than in special circumstances, equalised at a gross level and included, until 6 April 2016, the benefit of the then prevailing UK attributable tax credit available to certain RELX PLC shareholders. As a result of the abolition of the UK tax credit, effective from 6 April 2016, reported earnings per share have the same value for each RELX PLC and RELX NV share from 2016.

In addition to the reported figures, adjusted profit figures are presented as additional measures used by management to assess the performance of the business. These exclude the Group’s share of amortisation of acquired intangible assets, acquisition-related costs, tax in joint ventures, disposal gains and losses and other non-operating items, related tax effects, and movements in deferred taxation assets and liabilities related to acquired intangible assets, and include the benefit of tax amortisation where available on acquired goodwill and intangible assets.

Parent company financial statements

The individual parent company financial statements of the Company are presented on page 174, and were prepared under Financial Reporting Standard 101 (FRS 101).

Distributable reserves as at 31 December 2016 were £1,472m (2015: £1,487m), comprising reserves less shares held in treasury. Parent company shareholders’ funds as at 31 December 2016 were £3,112m (2015: £3,114m).

Strategic Report

The Companies Act 2006 requires the Company to present a fair review of the Group during the financial year. The Strategic Report, which includes a review of the Group’s business areas, a financial review, the principal risks facing the Group, any important events affecting the Group since 31 December 2016, and the likely future developments in the Group’s business, is set out on pages 2 to 63 which are incorporated into this Directors’ Report by reference. The Directors’ Report, inclusive of the Strategic Report incorporated therein, forms the management report for the purposes of the Financial Conduct Authority’s Disclosure and Transparency Rule 4.1.8R.

Dividends

The Board is recommending a final dividend of 25.70p (2015: 22.30p) per ordinary share to be paid on 22 May 2017 to shareholders appearing on the Register at the close of business on 28 April 2017. Payment of this final dividend remains subject to the approval of the Company’s shareholders at its 2017 Annual General Meeting (AGM). Together with the interim dividend of 10.25p (2015: 7.40p) per ordinary share, paid in August 2016, the total ordinary dividends for the year will be 35.95p (2015: 29.70p).

Details of dividend cover and dividend policy are set out on pages 58 and 59.

Corporate Governance

The Company has complied throughout the year with the provisions of the UK Corporate Governance Code 2014 (the UK Code), which is publicly available on the Financial Reporting Council website (www.frc.org.uk). Details of how the main principles of the UK Code have been applied and the Directors’ statement on internal control are set out in the Corporate Governance report on pages 71 to 79, which are incorporated into this Directors’ Report by reference.

Greenhouse gas emissions

The Company is required to state the annual quantity of emissions in tonnes of carbon dioxide equivalent from Group operational activities. Details of our emissions during the year ended 31 December 2016 and the actions being taken to reduce them are set out in the Corporate Responsibility section of the Strategic Report on pages 50 to 51, which are incorporated into the Directors’ Report by reference. Further details can be found in our online Corporate Responsibility Report at www.relx.com/go/CRReport.

Directors

The names of the Directors who served on the Board during the year, and changes to the Board, are set out on pages 66, 67, 74 and 76, which are incorporated into this Directors’ Report by reference.

Financial statements and other information Directors’ Report	171

Share capital

The Company’s issued share capital comprises a single class of ordinary shares, all of which are listed on the London Stock Exchange. All issued shares are fully paid up and carry no additional obligations or special rights. Each share carries the right to one vote at general meetings of the Company.

In a general meeting, subject to any rights and restrictions attached to any shares, on a show of hands every member who is present in person shall have one vote and every proxy present who has been duly appointed by one or more members entitled to vote on the resolution has one vote (although a proxy has one vote for and one vote against the resolution if: (i) the proxy has been duly appointed by more than one member entitled to vote on the resolution; and (ii) the proxy has been instructed by one or more of those members to vote for the resolution and by one or more other of those members to vote against it). Subject to any rights or restrictions attached to any shares, on a vote on a resolution on a poll every member present in person or by proxy shall have one vote for every share of which he/she is the holder.

Proxy appointments and voting instructions must be received by the registrars not less than 48 hours before a general meeting. There are no specific restrictions on the size of a holding nor on the transfer of shares, which are both governed by the general provisions of the Articles and prevailing legislation. The Company is not aware of any agreements between shareholders that may result in restrictions on the transfer of shares or on voting rights attached to the shares.

At the 2016 AGM, shareholders passed a resolution authorising the Directors to issue shares for cash on a non-pre-emptive basis up to a nominal value of £16.9m, representing less than 5% of the Company’s issued share capital and authorising the Directors to issue up to an additional 5% of the issued share capital for cash on a non-pre-emptive basis in connection with an acquisition or specified investment. Since the 2016 AGM, no shares have been issued under this authority. The shareholder authority also permitted the Directors to issue shares in order to satisfy entitlements under employee share plans, and details of such allotments are noted below. The authorities to issue shares will expire at the 2017 AGM. Two separate resolutions to extend the authorities will be proposed at the 2017 AGM: (i) to authorise the Directors to issue shares for cash on a non-pre-emptive basis up to 5% of the issued share capital and to satisfy entitlements under employee share plans; and (ii) to authorise the Directors to issue up to 5% of the issued share capital for cash on a non-pre-emptive basis in connection with an acquisition or specified investment subject to certain conditions in accordance with the Pre-Emption Group’s 2015 Statement of Principles.

During the year, 1,907,786 ordinary shares in the Company were issued in order to satisfy entitlements under employee share plans as follows: 530,771 under a UK Sharesave option scheme at prices between 410.80p and 1032.00p per share; and 1,377,015 under executive share option schemes at prices between 466.50p and 1255.00p per share.

The issued share capital as at 31 December 2016 is shown in note 26 to the consolidated financial statements.

Authority to purchase shares

At the 2016 AGM, shareholders passed a resolution authorising the purchase of up to 117.6m ordinary shares in the Company (representing less than 10% of the issued ordinary shares) by market purchase. During the year, 29,235,507 ordinary shares with 51 a nominal value of 14  51⁄116p (representing 2.6% of the ordinary shares in issue on 31 December 2016) were purchased under this and the previous authority, for a total consideration of £376m, including expenses, and subsequently transferred to be held in treasury. The purpose of the share buyback is to reduce the capital of the Company.

On 22 December 2016, the Company cancelled 33.7m ordinary shares held in treasury. Therefore, as at 31 December 2016 there were 59,415,287 ordinary shares held in treasury, representing 5.2% of the issued ordinary shares. A further 3,745,255 ordinary shares were purchased between 3 January 2017 and the date of this report. The authority to make market purchases will expire at the 2017 AGM, at which a resolution to further extend the authority will be submitted to shareholders.

Substantial share interests

As at 31 December 2016, the Company had been notified by the following shareholders that they held an interest of 3% or more in voting rights of its issued share capital pursuant to Rule 5 of the Disclosure and Transparency Rules (DTR):

∎ BlackRock Inc	9.62%

∎ Invesco Limited	5.03%

∎ Legal & General Group plc	3.40%

The percentage interests stated above are as disclosed at the date on which the interests were notified to the Company.

Between 31 December 2016 and 20 February 2017, the Company did not receive any notifications under DTR 5.

Employee Benefit Trust

The trustee of the Employee Benefit Trust held an interest in 4,229,442 ordinary shares in the Company (representing 0.37% of the issued ordinary shares) as at 31 December 2016. The trustee may vote or abstain from voting any shares it holds in any way it sees fit.

Significant agreements – change of control

The Governing Agreement between RELX PLC and RELX NV states that, upon a change of control of RELX PLC (for these purposes, the acquisition by a third party of 50% or more of the issued share capital having voting rights), should there not be a comparable offer from the offeror for RELX NV, RELX NV may serve notice upon the Company varying certain provisions of the Governing Agreement, including the governance and the standstill provisions.

There are a number of borrowing agreements including credit facilities that, in the event of a change of control of both the Company and RELX NV and, in some cases, a consequential credit rating downgrade to sub-investment grade may, at the option of the lenders, require repayment and/or cancellation as appropriate.

Articles

The Company’s Articles of Association, which were not amended during the year, may only be amended by a special resolution of shareholders passed at a general meeting of the Company.

172	RELX Group Annual reports and financial statements 2016

Appointment and replacement of Directors

The appointment, re-appointment and replacement of Directors is governed by the Company’s Articles, the Governing Agreement between RELX PLC and RELX NV, the Companies Act 2006 and related legislation. RELX PLC shareholders maintain their right to appoint and re-appoint Directors by way of an ordinary resolution in accordance with the Articles. However, no individual may be appointed to the Board unless recommended by the joint Nominations Committee of RELX PLC and RELX NV. Subject to this restriction, the Directors may appoint additional or replacement directors, who may only serve until the following AGM of the Company, at which time they must retire and, if appropriate, seek election by the Company’s shareholders. A Director may be removed from office by the Company as provided for by applicable law, in certain circumstances set out in the Company’s Articles, and at a general meeting of the Company by the passing of an ordinary resolution.

The Articles provide for a Board of Directors consisting of not fewer than two, but not more than 20 Directors, who manage the business and affairs of the Company.

Powers of Directors

Subject to the provisions of the Companies Act 2006, the Company’s Articles and any directions given by special resolutions, the business of the Company shall be managed by the Board which may exercise all the powers of the Company.

Directors’ indemnity

In accordance with its Articles, the Company has granted Directors an indemnity, to the extent permitted by law, in respect of liabilities incurred as a result of their office. This indemnity was in place for Directors that served at any time during the 2016 financial year, and also for each serving Director as at the date of approval of this report. The Company also purchased and maintained throughout the year Directors’ and Officers’ liability insurance in respect of itself and its Directors.

Related party transactions

Internal controls are in place to ensure that any related party transactions involving Directors or their connected persons are carried out on an arm’s-length basis and are properly recorded and disclosed where appropriate.

Conflicts of interest

Under the Companies Act 2006, the Directors have a duty to avoid situations in which they have, or could have, a direct or indirect interest that conflicts with the interests of the Company. The Board has established formal procedures for identifying, assessing and reviewing any situations where a Director has an interest that conflicts, or may possibly conflict, with the interests of the Company.

The Nominations Committee considers any such conflict or potential conflict and makes a recommendation to the Board on whether to authorise it, as permitted under the Company’s Articles. In reaching its decision, the Board is required to act in a way it considers would be most likely to promote the success of the Company and may impose limits or conditions when giving its authorisation, if it thinks this is appropriate. Actual or potential conflicts of interest are reviewed annually by the Nominations Committee.

Financial Instruments

The Group’s financial risk management objectives and policies, including hedging activities and exposure to risks, are described in note 19 to the consolidated financial statements on pages 150 to 154.

Political donations

The Group does not make donations to European Union (EU) political organisations or incur EU political expenditure. In the US, Group companies donated £74,264 (2015: £53,791) to political organisations. In line with US law, these donations were not made at federal level, but only to candidates and political parties at the state and local levels.

Employee relations

The Group is committed to employee involvement and participation. Where appropriate, major announcements are communicated to employees through internal briefings. Information on performance, development, organisational changes and other matters of interest is communicated through briefings and electronic bulletins. The Company is an equal opportunity employer and does not discriminate on the grounds of race, gender or other characteristics in its recruitment or employment policies. The Group seeks opinions from employees through a triennial survey. The last employee survey was carried out in 2015. Certain employees throughout the Group are eligible to participate in the Group’s share incentive plans.

Disabled persons

RELX Group has a positive approach to diversity and inclusion. Details of the Group’s Diversity and Inclusion Statement are set out on page 46, which is incorporated into this Directors’ Report by reference. The Group is committed to the full and fair treatment of people with disabilities in relation to job applications, training, promotion and career development. Where existing employees become disabled, our policy is to provide continuing employment, support and training wherever practicable.

Disclosures required under UK Listing Rule 9.8.4

The information required by Listing Rule 9.8.4 is set out on the pages below:

Information required	Page
(1) Interest capitalised by the Group	n/a
(2) Publication of unaudited financial information	n/a
(4) Long-term incentive schemes	100
(5) Waiver of emoluments by a director	n/a
(6) Waiver of future emoluments by a director	n/a
(7) Non pro-rata allotments for cash (issuer)	n/a
(8) Non pro-rata allotments for cash (major subsidiaries)	n/a
(9) Parent participation in a placing by a listed subsidiary	n/a
(10) Contracts of significance	n/a
(11) Provision of services by a controlling shareholder	n/a
(12) Shareholder waiver of dividends	144
(13) Shareholder waiver of future dividends	144
(14) Agreements with controlling shareholders	n/a

Financial statements and other information Directors’ Report	173

Financial statements and accounting records

The Directors are responsible for preparing the Directors’ Report and the financial statements in accordance with applicable law and regulations.

Company law requires the Directors to prepare financial statements for each financial year. Under that law the Directors are required to prepare the consolidated financial statements in accordance with International Financial Reporting Standards (IFRS) as adopted by the EU and Article 4 of the IAS Regulation. The Directors have elected to prepare the parent company financial statements in accordance with Financial Reporting Standard 101 Reduced Disclosure Framework. Under company law the Directors must not approve the accounts unless they are satisfied that they give a true and fair view of the state of affairs of the Company and of the profit or loss of the Company for that period.

In preparing the parent company financial statements, the Directors are required to: select suitable accounting policies and then apply them consistently; make judgements and accounting estimates that are reasonable and prudent; state whether Financial Reporting Standard 101 Reduced Disclosure Framework has been followed, subject to any material departures being disclosed and explained in the financial statements; and prepare the financial statements on a going concern basis unless it is inappropriate to presume that the Company will continue in business.

In preparing the Group financial statements, IAS1 requires that Directors: properly select and apply accounting policies; present information, including accounting policies, in a manner that provides relevant, reliable, comparable and understandable information; provide additional disclosures when compliance with the specific requirements of IFRS are insufficient to enable users to understand the impact of particular transactions, other events and conditions on the entity’s financial position and financial performance; and make an assessment of the company’s ability to continue as a going concern.

The Directors are responsible for keeping adequate accounting records that are sufficient to show and explain the Company’s transactions and disclose with reasonable accuracy at any time the financial position of the Company and enable them to ensure that the financial statements comply with the Companies Act 2006. They are also responsible for safeguarding the assets of the Company and hence for taking reasonable steps for the prevention and detection of fraud and other irregularities.

Directors’ responsibility statement

Each of the Directors, whose names and roles can be found on pages 66 to 67 confirms that, to the best of their knowledge:

∎	the consolidated financial statements, prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board and as adopted by the European Union, give a true and fair view of the assets, liabilities, financial position and profit or loss of the Group;

∎	the parent company financial statements, prepared in accordance with Financial Reporting Standard 101 ‘Reduced Disclosure Framework’ (FRS 101), give a true and fair view of the assets, liabilities, financial position and profit or loss of the Company; and

∎	the Directors’ Report includes a fair review of the development and performance of the business and the position of the Group, together with a description of the principal risks and uncertainties that it faces.

Having taken into account all the matters considered by the Board and brought to the attention of the Board during the year, the Directors are satisfied that the Annual Report and Accounts, taken as a whole, is fair, balanced and understandable and provides the information necessary for shareholders to assess the Company’s position and performance, business model and strategy.

Neither the Company nor the Directors accept any liability to any person in relation to the Annual Report except to the extent that such liability could arise under English law. Accordingly, any liability to a person who has demonstrated reliance on any untrue or misleading statement or omission shall be determined in accordance with Section 90A of the Financial Services and Markets Act 2000.

Disclosure of information to auditors

In accordance with Section 418 of the Companies Act 2006, each Director in office at the date the Directors’ Report is approved, confirms that:

∎	so far as the Director is aware, there is no relevant audit information of which the Company’s auditors are unaware; and

∎	he/she has taken all the steps that he/she ought to have taken as a Director to make himself/herself aware of any relevant audit information and to establish that the Company’s auditors are aware of that information.

Going concern

The Directors’ statement regarding the appropriateness of adopting the going concern basis of accounting is set out on page 78, which is incorporated into this Directors’ Report by reference.

Long-term viability statement

The Directors’ statement regarding the long-term viability of the Group is set out on page 79, which is incorporated into this Directors’ Report by reference.

Auditors

Resolutions for the re-appointment of Ernst & Young LLP as auditors of the Company and to authorise the Audit Committee, on behalf of the Board, to determine their remuneration will be submitted to shareholders at the 2017 AGM.

By order of the Board

Henry Udow

Company Secretary

22 February 2017

Registered Office

1-3 Strand

London

WC2N 5JR

174	RELX Group Annual reports and financial statements 2016

Parent company statement of financial position

AS AT 31 DECEMBER	Note	2016 £m	2015 £m
Non-current assets
Investments in subsidiary undertakings	1	77	77
Investments in joint ventures	1	3,025	3,023
		3,102	3,100
Current assets
Receivables: amounts due from joint ventures	2	68	69
		68	69
Total Assets		3,170	3,169

Current liabilities
Taxation		3	1
Other payables		55	54
		58	55
Net assets		3,112	3,114

Capital and reserves
Share capital		165	170
Share premium		1,295	1,284
Shares held in treasury		(645)	(604)
Capital redemption reserve		22	17
Other reserves		158	156
Net profit		717	665
Reserves		1,400	1,426
Shareholders’ equity		3,112	3,114

The parent company financial statements were approved by the Board of Directors and authorised for issue on 22 February 2017. They were signed on its behalf by:

A J Habgood	N L Luff
Chairman	Chief Financial Officer

Financial statements and other information Parent company financial statements	175

Parent company statement of changes in equity

	Share capital £m	Share premium £m	Shares held in treasury £m	Capital redemption reserve (1) £m	Other reserves (2) £m	Net profit £m	Reserves (3) £m	Total £m
Balance at 1 January 2015	174	1,274	(531)	13	154	628	1,362	3,074
Total comprehensive income for the year	–	–	–	–	–	665	–	665
Dividends paid (4)	–	–	–	–	–	–	(295)	(295)
Repurchase of ordinary shares	–	–	(342)	–	–	–	–	(342)
Cancellation of shares	(4)	–	269	4	–	–	(269)	–
Issue of ordinary shares, net of expenses	–	10	–	–	–	–	–	10
Equity instruments granted to employees of the Group	–	–	–	–	2	–	–	2
Transfer of net profit to reserves	–	–	–	–	–	(628)	628	–
Balance at 1 January 2016	170	1,284	(604)	17	156	665	1,426	3,114
Total comprehensive income for the year	–	–	–	–	–	717	–	717
Dividends paid (4)	–	–	–	–	–	–	(356)	(356)
Repurchase of ordinary shares	–	–	(376)	–	–	–	–	(376)
Cancellation of shares	(5)	–	335	5	–	–	(335)	–
Issue of ordinary shares, net of expenses	–	11	–	–	–	–	–	11
Equity instruments granted to employees of the Group	–	–	–	–	2	–	–	2
Transfer of net profit to reserves	–	–	–	–	–	(665)	665	–
Balance at 31 December 2016	165	1,295	(645)	22	158	717	1,400	3,112

(1)	The capital redemption reserve does not form part of the distributable reserves balance.

(2)	Other reserves relate to equity instruments granted to employees of the Group under share based remuneration arrangements, and do not form part of the distributable reserves balance.

(3)	Distributable reserves at 31 December 2016 were £1,472m (2015: £1,487m) comprising net profit and reserves, net of shares held in treasury.

(4)	Refer to note 14 of the RELX Group consolidated financial statements on page 143 for further dividend disclosure.

Parent company accounting policies

Basis of preparation

The parent company meets the definition of a qualifying entity under FRS 100 (Financial Reporting Standard 100) issued by the Financial Reporting Council (FRC). Accordingly, the financial statements are prepared in accordance with FRS 101 (Financial Reporting Standard 101) ‘Reduced Disclosure Framework’ as issued by the Financial Reporting Council, incorporating the Amendments to FRS 101 issued by the FRC in July 2015 and the amendments to Company law made by The Companies, Partnerships and Groups (Accounts and Reports) Regulations 2015.

As permitted by FRS 101, the company has taken advantage of the disclosure exemptions available under that standard in relation to share based payments, financial instruments, capital management, presentation of comparative information in respect of certain assets, presentation of a cash flow statement, standards not yet effective, impairment of assets and related party transactions.

The parent company financial statements have been prepared on the historical cost basis.

Unless otherwise indicated, all amounts in the financial statements are in millions of pounds.

The parent company financial statements should be read in conjunction with the Group consolidated financial statements and notes presented on pages 119 to 167, which are also presented as the RELX PLC consolidated financial statements. See the Basis of Preparation of the consolidated financial statements on page 124.

The parent company financial statements are prepared on a going concern basis, as explained on page 173.

As permitted by section 408 of the Companies Act 2006, and in compliance with The Companies, Partnerships and Groups (Accounts and Reports) Regulations 2015, the company has not presented its own profit and loss account but has presented the net profit for the year on the statement of financial position.

The RELX PLC accounting policies under FRS 101 are set out below.

Investments

Fixed asset investments are stated at cost, less provision, if appropriate, for any impairment in value. The fair value of the award of share options and conditional shares over RELX PLC ordinary shares to employees of the Group are treated as a capital contribution.

Other assets and liabilities are stated at historic cost, less provision, if appropriate, for any impairment in value.

Shares held in treasury

The consideration paid, including directly attributable costs, for shares repurchased is recognised as shares held in treasury and presented as a deduction from total equity. Details of share capital and shares held in treasury are set out in note 26 of the Group consolidated financial statements.

Foreign exchange translation

Transactions entered into in foreign currencies are recorded at the exchange rates applicable at the time of the transaction.

Taxation

Refer to note 10 on page 136 of the consolidated financial statements for the taxation accounting policies.

176	RELX Group Annual reports and financial statements 2016

Notes to the parent company financial statements

1 Investments

	Subsidiary undertaking £m	Joint venture £m	Total £m
At 1 January 2015	309	2,314	2,623
Acquisitions	–	707	707
Disposal	(232)	–	(232)
Equity instruments granted to employees of the Group	–	2	2
At 1 January 2016	77	3,023	3,100
Equity instruments granted to employees of the Group	–	2	2
At 31 December 2016	77	3,025	3,102

The joint venture is set out in note 3.

2 Related party transactions

All transactions with joint ventures, subsidiaries and the Group’s employees, which are related parties of RELX PLC, are reflected in these financial statements. Transactions with key management personnel including share based remuneration costs are set out in note 28 of the Group consolidated financial statements and details of the directors’ remuneration are included in the Directors’ Remuneration Report on pages 81 to 104.

3 Joint venture as at 31 December 2016

		% holding as at 31 December
RELX Group plc
Incorporated and operating in Great Britain
1-3 Strand	63,226 ordinary voting shares	50%
London WC2N 5JR	15,487 non-voting E shares	–
RELX Group plc is a holding company for group financing activities and	21,287 non-voting R shares	100%
operating businesses involved in scientific and medical, risk and business	Equivalent to a 52.9% equity interest and a
analytics, legal markets and organisation of trade exhibitions	50% interest in the voting shares

4 Contingent liabilities

There are contingent liabilities in respect of borrowings of joint ventures guaranteed by RELX PLC as follows:

	2016 £m	2015 £m
Guaranteed jointly and severally with RELX NV	4,643	3,697

Financial instruments disclosures in respect of the borrowings covered by the above guarantees are given in note 19 of the Group’s consolidated financial statements.

Financial statements and other information	177

RELX NV

Annual Report and

Financial Statements

In this section

178	Report of the Board

181	Parent company financial statements

182	Parent company accounting policies

183	Notes to the parent company financial statements

184	Additional information (unaudited)

178	RELX Group Annual reports and financial statements 2016

Report of the Board

The Non-Executive and Executive Directors present their joint report, together with the financial statements of the Group and of RELX NV (the Company), for the year ended 31 December 2016.

RELX PLC and RELX NV are separate, publicly-listed holding companies. RELX PLC’s ordinary shares are traded on the London and New York stock exchanges, and RELX NV’s ordinary shares are traded on the Amsterdam and New York stock exchanges. RELX PLC and RELX NV have equal voting rights in RELX Group plc, which holds all of RELX Group’s operating businesses, subsidiaries and financing activities. RELX PLC, RELX NV, RELX Group plc and its subsidiaries, associates and joint ventures are together known as RELX Group or the Group.

This report of the Board and the parent company financial statements should be read in conjunction with the consolidated financial statements and other reports set out on pages 2 to 168, which are incorporated by reference herein. Summary consolidated financial information in euros is set out on page 186. The consolidated financial statements on pages 108 to 168 are to be considered as part of the notes to the statutory financial statements. The Annual Report of RELX NV within the meaning of article 2:391 of the Dutch Civil Code consists of pages 177 to 180 and, incorporated by reference, pages 2 to 168 and the Corporate Governance Statement of RELX NV dated 22 February 2017 which is published on the RELX Group website (www.relx.com) is incorporated by reference herein in accordance with the Vaststellingsbesluit nadere voorschriften inhoud bestuursverslag January 2010 article 2a under 1 sub b.

Principal activities

RELX NV is a holding company. Its principal investment is its direct 47.1% shareholding in RELX Group plc. RELX Group plc is a global provider of information and analytics for professional and business customers across industries. The remaining shareholding in RELX Group plc is held by RELX PLC. A full description is set out on page 71.

Financial statement presentation

Under the Governing Agreement between RELX PLC and RELX NV, one RELX PLC ordinary share confers an equivalent economic interest to one RELX NV ordinary share. Therefore all shareholders can be regarded as having interests in a single economic entity. Accordingly, the Group forms a single reporting entity for the presentation of consolidated financial statements. The Group consolidated financial statements represent the interests of both sets of shareholders and are presented by both RELX PLC and RELX NV as their respective consolidated financial statements. A review of the Group’s performance during the year is set out on pages 8 to 39, a summary of the principal risks facing the Group is set out on pages 60 to 63, and the Group statement on corporate responsibility is set out on pages 42 to 51.

The shares of RELX PLC and RELX NV are regarded as two separate classes of share which together form the consolidated issued share capital of the Group. In calculating earnings per share of the Group, the earnings for each company are calculated on a fully distributed basis. The Group’s usual practice is for only a portion of earnings to be distributed by way of dividends. Dividends paid to RELX PLC and RELX NV shareholders are, other than in special circumstances, equalised at the gross level and included, until 6 April 2016, the benefit of the then prevailing UK attributable tax credit of 10% available to certain RELX PLC shareholders. As a result of the abolition of the UK tax credit, effective from 6 April 2016, reported earnings per share have the same value for each RELX NV and RELX PLC share from 2016.

In addition to the reported figures, adjusted profit figures are presented as additional performance measures used by management. These exclude the Group’s share of amortisation of acquired intangible assets, acquisition-related costs, tax in joint ventures, disposal gains and losses and other non-operating items, related tax effects, and movements in deferred taxation assets and liabilities related to acquired intangible assets and include the benefit of tax amortisation where available on acquired goodwill and intangible assets.

Parent company financial statements

In accordance with article 2:362(1) of the Dutch Civil Code, the individual parent company financial statements of RELX NV (presented on pages 177 to 184) were prepared under Financial Reporting Standard 101 (FRS 101).

The profit attributable to the shareholders of RELX NV was €869m (2015: €787m) and net assets as at 31 December 2016, principally representing the investment in RELX Group plc under the historical cost method and loans to their subsidiaries were €4,318m (2015: €4,218m). Free reserves as at 31 December 2016 were €4,046m (2015: €3,946m), comprising reserves and paid-in surplus less shares held in treasury.

Dividends

The Board is recommending a final dividend of €0.301 per ordinary share. This gives total ordinary dividends for the year of €0.423 (2015: €0.403), (up 5%). The final dividend will be paid on 22 May 2017. Payment of this final dividend remains subject to approval of the Company’s shareholders at its 2017 Annual General Meeting.

Details of dividend cover and dividend policy are set out on page 58.

Financial statements and other information Report of the Board	179

Share capital

All issued shares are fully paid up and carry no additional obligations or special rights.

During 2016, 1,730,714 ordinary shares in RELX NV were issued as follows:

∎   under convertible debentures at prices between €5.24 and €15.64

∎   under executive share option schemes at prices between €5.40 and €15.29

Information regarding shares outstanding at 31 December 2016 is shown in note 26 to the consolidated financial statements. At 31 December 2016 the total shares held in treasury were 53,204,378. Another 4,519,538 shares were held by the Employee Benefit Trust.

At the 2016 Annual General Meeting, the shareholders approved the reduction of the capital of RELX NV by the cancellation of up to 30 million of its shares held in treasury. On 22 December 2016, 30 million ordinary shares held in treasury were cancelled on the basis of this authorisation.

Substantial holdings

As at 22 February 2017, based on the public database of and on notification received from the Netherlands Authority for the Financial Markets, the Company is aware of interests in the capital and voting rights of the issued share capital of the Company of at least 3% by the following persons or organisations:

∎   RELX NV

∎   Henderson Group Plc

∎   BlackRock, Inc.

∎   The Bank of New York Mellon Corporation

∎   FIL Limited

∎   Jupiter Asset Management Ltd.

∎   Massachusetts Financial Services Company

Authority to purchase shares

At the 2016 Annual General Meeting, shareholders passed a resolution delegating authority to the Board to acquire shares in RELX NV for a period of 18 months from the date of the Annual General Meeting up to and including 19 October 2017, for the maximum amount of 10% of the issued capital. During the year, 26.1 million shares were purchased under this and the previous delegation of authority. As at 31 December 2016 there were 53,204,378 shares held in treasury, representing 5.22% of the issued shares. A further 3.3 million shares were purchased between 3 January 2017 and the date of this report.

A resolution to renew the delegation of the authority is to be put to the 2017 Annual General Meeting, together with a proposal for approval of the reduction of RELX NV’s capital by cancellation of accumulated shares held in treasury.

Corporate Governance

RELX NV is subject to the Dutch Corporate Governance Code issued in December 2008 (the Dutch Code). For further information on the application of the Dutch Code, see the Corporate Governance Statement of RELX NV published on the RELX Group website, www.relx.com, which are incorporated into this Report of the Board by reference.

On 8 December 2016, the Dutch Monitoring Committee Corporate Governance Code issued a new revised Dutch Code, which is expected to apply to financial years starting on or after 1 January 2017.

Significant agreements – change of control

The Governing Agreement between RELX NV and RELX PLC states that upon a change of control of RELX NV (for these purposes, the acquisition by a third party of 50% or more of the issued share capital having voting rights), should there not be a comparable offer from the offeror for RELX PLC, RELX PLC may serve notice upon RELX NV varying certain provisions of the Governing Agreement, including the governance and the standstill provisions.

There are a number of borrowing agreements including credit facilities that in the event of a change of control of both RELX NV and RELX PLC and, in some cases, a consequential credit rating downgrade to sub-investment grade may, at the option of the lenders, require repayment and/or cancellation as appropriate.

Financial statements and accounting records

The financial statements provide a true and fair view of the state of affairs of the Company and the Group as of 31 December 2016 and of the profit or loss in 2016. In preparing the financial statements, the Board ensures that suitable accounting policies, consistently applied and supported by reasonable judgements and estimates, have been used and applicable accounting standards have been followed. The Board is responsible for keeping proper accounting records, which disclose with reasonable accuracy at any time the financial position of the company and enable them to ensure that the financial statements comply with the law. The Board has general responsibility for taking reasonable steps to safeguard the assets of the company and to prevent and detect fraud and other irregularities.

Internal control

As required under sections II.1.4. and II.1.5. of the Dutch Code, the Audit Committee and the Board have reviewed the effectiveness of the systems of internal control and risk management during the last financial year. The objective of these systems is to manage, rather than eliminate, the risk of failure to achieve business objectives. Accordingly, they can only provide reasonable, but not absolute, assurance against material misstatement or loss. The outcome of this review has been discussed with the external auditors. The Board confirmed that as regards financial reporting, the risk management and control systems provide reasonable assurance against material inaccuracies or loss and have functioned properly during the financial year.

180	RELX Group Annual reports and financial statements 2016

Directors’ responsibility statement

Each of the Directors whose names and roles can be found on pages 66 to 67 confirms that to the best of their knowledge that

∎   the consolidated financial statements, prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board and as adopted by the European Union, give a true and fair view of the financial position and profit or loss of the Group, and

∎   the parent company financial statements prepared in accordance with Financial Reporting Standard 101 ‘Reduced Disclosure Framework’ (FRS 101) and Part 9 of Book 2 of the Dutch Civil Code, give a true and fair view of the assets, liabilities, financial position and profit or loss of the Company, and

∎   the Report of the Board includes a fair review of the development and performance of the business during the financial year and the position of the Group as at 31 December 2016 together with a description of the principal risks and uncertainties that it faces.

Neither the Company nor the Directors accept any liability to any person in relation to the Annual Report except to the extent that such liability arises under Dutch law.

Disclosure of information to auditors

As part of the process of approving the RELX NV 2016 financial statements, the Board has taken steps to ensure that all relevant information was provided to the Company’s auditors and, so far as the Board is aware, there is no relevant audit information of which the Company’s auditors are unaware.

Going concern

For details of the businesses’ cash flows, financial position and liquidity for the year ended 31 December 2016 and the appropriateness of adopting the going concern assumption, see the Chief Financial Officer’s Report on pages 54 to 59 and page 78 in the Governance section.

Long-term viability statement

The Directors’ statement regarding the long-term viability of the Group as required by the UK Corporate Governance Code is set out on page 79, which is incorporated into this Report of the Board by reference.

Auditors

Resolutions for the re-appointment of Ernst & Young Accountants LLP as the Company’s auditors and to authorise the Board to determine their remuneration will be submitted to the forthcoming Annual General Meeting on 19 April 2017.

Signed by:

Non-Executive Directors	Executive Directors
A Habgood	E Engstrom
(Chairman)	(Chief Executive Officer)
W Hauser	N Luff
(Senior Independent Director)	(Chief Financial Officer)

A Hennah

M van Lier Lels

R MacLeod (appointed 20 April 2016)

C Mills (appointed 20 April 2016)

L Sanford

B van der Veer

Registered office

Radarweg 29

1043 NX Amsterdam

The Netherlands

Chamber of Commerce Amsterdam

Register file No: 33155037

22 February 2017

Financial statements and other information Parent company financial statements	181

Parent company statement of comprehensive income

FOR THE YEAR ENDED 31 DECEMBER	Note	2016 €m	2015 €m
Administrative expenses		(2)	(3)
Operating profit		(2)	(3)
Dividends received from joint ventures		850	750
Finance income from joint ventures		27	30
Profit before tax		875	777
Tax expense		(6)	10
Net profit for the year	2	869	787

Other comprehensive income		–	–
Total comprehensive income for the year		869	787

Parent company statement of financial position

before appropriation of profit

AS AT 31 DECEMBER	Note	2016 €m	2015 €m
Non-current assets
Investments in joint ventures	4	4,178	4,176

Current assets
Amounts due from joint ventures – funding	4	230	146
Amounts due from joint ventures – other	4	5	3
		235	149
Total assets		4,413	4,325

Current liabilities
Taxation		36	39
Other payables	1	59	68
		95	107
Net assets	2	4,318	4,218

Capital and reserves
Share capital		71	73
Paid-in surplus		2,318	2,304
Shares held in treasury		(872)	(948)
Other reserves		201	199
Reserves		1,731	1,803
Net profit		869	787
Shareholders’ equity		4,318	4,218

182	RELX Group Annual reports and financial statements 2016

Parent company statement of changes in equity

	Share capital €m	Paid-in surplus (1) €m	Shares held in treasury €m	Other reserves (2) €m	Net profit (3) €m	Reserves (3) €m	Total €m
Balance at 1 January 2015	52	2,309	(635)	197	537	1,981	4,441
Total comprehensive income for the year	–	–	–	–	787	–	787
Dividends paid (4)	–	–	–	–	–	(397)	(397)
Repurchase of shares	–	–	(364)	–	–	–	(364)
Cancellation of shares	(3)	–	51	–	–	(318)	(270)
Bonus issue of shares	24	(24)	–	–	–	–	–
Issue of shares, net of expenses	–	19	–	–	–	–	19
Equity instruments granted to employees of the Group	–	–	–	2	–	–	2
Transfer of net profit to reserves	–	–	–	–	(537)	537	–
Balance at 1 January 2016	73	2,304	(948)	199	787	1,803	4,218
Total comprehensive income for the year	–	–	–	–	869	–	869
Dividends paid (4)	–	–	–	–	–	(399)	(399)
Repurchase of shares	–	–	(386)	–	–	–	(386)
Cancellation of shares	(2)	–	462	–	–	(460)	–
Bonus issue of shares	–	–	–	–	–	–	–
Issue of shares, net of expenses	–	14	–	–	–	–	14
Equity instruments granted to employees of the Group	–	–	–	2	–	–	2
Transfer of net profit to reserves	–	–	–	–	(787)	787	–
Balance at 31 December 2016	71	2,318	(872)	201	869	1,731	4,318

(1)	Within paid-in surplus, an amount of €2,165m (2015: €2,151m) is free of tax.

(2)	Other reserves relate to equity instruments granted to employees of the Group under share based remuneration arrangements. Other reserves do not form part of free reserves.

(3)	Free reserves of the company at 31 December 2016 were €4,046m (2015: €3,946m), comprising net profit reserves and paid-in surplus less shares held in treasury.

(4)	Refer to note 14 of the RELX Group consolidated financial statements on page 143 for further dividend disclosure.

Parent company accounting policies

Basis of preparation

The parent company financial statements have been prepared on the historical cost basis. As permitted by 2:362 subsection 1 of the Dutch Civil Code for companies with international operations, the parent company financial statements have been prepared in accordance with FRS 101 and in accordance with Part 9 of Book 2 of the Dutch Civil Code.

The parent company meets the definition of a qualifying entity under FRS 100 (Financial Reporting Standard 100) issued by the Financial Reporting Council, the standard setting body in the UK. Accordingly, the financial statements are prepared in accordance with FRS 101 (Financial Reporting Standard 101) ‘Reduced Disclosure Framework’ as issued by the Financial Reporting Council, incorporating the Amendments to FRS 101 issued by the FRC in July 2015.

As permitted by FRS 101, the company has taken advantage of the disclosure exemptions available under that standard in relations to share based payments, financial instruments, capital management, presentation of comparative information in respect of certain assets, presentation of a cash flow statement, standards not yet effective, impairment of assets and related party transactions.

The parent company financial statements have been prepared on the historical cost basis.

Unless otherwise stated, the financial statements are in millions of euros.

The parent company financial statements and notes should be read in conjunction with the Group consolidated financial statements and notes presented on pages 119 to 167, which are also presented as the RELX NV consolidated financial statements. See the Basis of Preparation of the RELX Group consolidated financial statements on page 124.

The parent company financial statements are prepared on a going concern basis, as explained on page 180.

The RELX NV accounting policies under FRS 101 are set out below.

Investments

Fixed asset investments are stated at cost, less provision, if appropriate, for any impairment in value. The fair value of the award of share options and conditional shares over RELX NV ordinary shares to employees of the Group are treated as a capital contribution.

Other assets and liabilities are stated at historical cost, less provision, if appropriate, for any impairment in value.

Financial statements and other information Notes to the parent company financial statements	183

Shares held in treasury

The amount of consideration paid, including directly attributable costs, for shares repurchased is recognised as shares held in treasury and presented as a deduction from total equity. Details of share capital and shares held in treasury are set out in note 26 of the Group consolidated financial statements.

Foreign exchange translation

Transactions entered into in foreign currencies are recorded at the exchange rates applicable at the time of the transaction.

Taxation

Refer to note 10 on page 136 of the RELX Group consolidated financial statements for the taxation accounting policies.

Notes to the parent company financial statements

1 Other payables

Other payables include €6m (2015: €5m) of the Group’s employee convertible debenture loans with a weighted average interest rate of 0.8% (2015: 1.25%). Depending on the conversion terms, the surrender of €200 par value debenture loans qualifies for 50 RELX NV ordinary shares.

2 Parent company and consolidated financial statements

YEAR ENDED 31 DECEMBER	2016 €m	2015 €m
RELX NV parent company profit attributable to shareholders	869	787
RELX PLC parent company profit attributable to shareholders	875	918

Consolidated net profit attributable to parent companies shareholders	1,416	1,391

The difference between the parent company and consolidated profit and loss arises as the parent company profit and loss accounts include dividends from RELX Group plc and other intra-group transactions (which are eliminated on a consolidated basis) whereas the RELX Group consolidated net profit includes the consolidated net profit of the Group’s subsidiaries and the Group’s share of the results of its joint ventures and associates.

AS AT 31 DECEMBER	2016 €m	2015 €m
RELX NV parent company shareholders’ funds	4,318	4,218
RELX PLC parent company shareholders’ funds	3,641	4,235

Consolidated shareholders’ equity	2,714	2,916

The difference between the parent company and consolidated shareholders’ funds arise as the parent company shareholders’ funds includes the investment in RELX Group plc held at cost less any provision for impairment, and other intra-group transactions, such as intra-group funding, which eliminate on consolidation, whereas the consolidated equity includes the investment in subsidiaries and the assets and liabilities (including external borrowings) of the Group as a whole.

3 Related party transactions

All transactions with joint ventures and the Group’s employees which are related parties of RELX NV, are reflected in these financial statements. Joint ventures are set out in note 4.

Transactions with key management personnel including share based remuneration costs are set out in note 28 to the Group consolidated financial statements and details of the directors’ remuneration are included in the Directors’ Remuneration Report on pages 81 to 104.

184	RELX Group Annual reports and financial statements 2016

Notes to the parent company financial statements

4 Joint venture as at 31 December 2016

		% holding as at 31 December
RELX Group plc
Incorporated and operating in Great Britain
1-3 Strand	63,226 ordinary voting shares	50%
London WC2N 5JR	15,487 non-voting E shares	100%
RELX Group plc is a holding company for group financing activities and operating businesses involved in scientific and medical, risk and business analytics, legal markets and organisation of trade exhibitions	21,287 non-voting R shares Equivalent to a 47.1% equity interest and a 50% interest in the voting shares	–

Investments in joint ventures include equity instruments granted to the Group’s employees of €2m (2015: €2m)

5 Contingent liabilities

There are contingent liabilities in respect of borrowings of joint ventures guaranteed by RELX NV as follows:

	2016 €m	2015 €m
Guaranteed jointly and severally with RELX PLC	5,432	5,027

Financial instruments disclosures in respect of the borrowings covered by the above guarantees are given in note 19 of the Group’s consolidated financial statements.

6 Auditor’s remuneration

Information on the audit and non-audit fees paid by RELX Group to Ernst & Young Accountants LLP and its associates is set out in note 4 to the Group’s consolidated financial statements.

7 Events after the balance sheet date

There were no subsequent events.

8 Approval of financial statements

The parent company financial statements were signed and authorised for issue by the Board of Directors on 22 February 2017.

A J Habgood	N L Luff
Chairman of the Board	Chief Financial Officer

Additional information (unaudited)

Profit allocation

The Articles of Association provide that distributions of dividend may only be made insofar as the company’s equity exceeds the amount of the paid in capital, increased by the reserves which must be kept by virtue of the law and may be made in cash or in shares, at the proposal of the Board. Distribution of dividends on ordinary shares shall be made in proportion to the nominal value of each share. The Board may resolve what amount of dividend shall be paid on each ordinary share. Distribution of dividends on ordinary shares are subject to approval at the General Meeting of Shareholders. Details of dividends proposed in relation to the financial year are in note 14 to the consolidated financial statements.

OVERVIEW OF PROFIT FOR THE YEAR AND DIVIDENDS PAID	2016 €m	2015 €m	2014 €m
Final dividend on ordinary shares for prior financial year	281	283	249
Interim dividend on ordinary shares for financial year	118	114	100
Surplus for the year	470	390	188
Total	869	787	537

Financial statements and other information	185

Other financial information
In this section

186	Summary financial information in euros

187	Summary financial information in US dollars

188	Reconciliation of adjusted to GAAP measures

186	RELX Group Annual reports and financial statements 2016

Summary financial information in euros

Basis of preparation

The Group’s consolidated financial information is presented in sterling. The summary financial information is a simple translation of the Group’s consolidated financial statements into euros at the stated rates of exchange.

EXCHANGE RATES FOR TRANSLATION				Statement of financial
	Income statement			position
	2016	2015	2014	2016	2015
Euro to sterling	1.22	1.38	1.24	1.17	1.36

Consolidated income statement

FOR THE YEAR ENDED 31 DECEMBER	2016 €m	2015 €m	2014 €m
Revenue	8,412	8,240	7,159
Operating profit	2,084	2,066	1,738
Profit before tax	1,797	1,811	1,523
Net profit attributable to parent companies’ shareholders	1,416	1,391	1,184
Adjusted operating profit	2,579	2,514	2,156
Adjusted profit before tax	2,359	2,303	1,974
Adjusted net profit attributable to parent companies’ shareholders	1,815	1,760	1,504
Adjusted earnings per ordinary share	€0.880	€0.835	€0.698
Basic earnings per ordinary share
RELX PLC	€0.687	€0.640	€0.533
RELX NV	€0.687	€0.682	€0.568
Net dividend per ordinary share paid in the year
RELX PLC	€0.397	€0.364	€0.309
RELX NV	€0.410	€0.400	€0.341
Net dividend per ordinary share paid and proposed in relation to the financial year
RELX PLC	€0.439	€0.410	€0.322
RELX NV	€0.423	€0.403	€0.383
Consolidated statement of cash flows
FOR THE YEAR ENDED 31 DECEMBER	2016 €m	2015 €m	2014 €m
Net cash from operating activities	2,052	1,942	1,707
Net cash used in investing activities	(815)	(582)	(700)
Net cash used in financing activities	(1,226)	(1,552)	(831)
Increase/(decrease) in cash and cash equivalents	11	(192)	176

Movement in cash and cash equivalents
At start of year	166	356	158
Increase/(decrease) in cash and cash equivalents	11	(192)	176
Exchange translation differences	13	2	22
At end of year	190	166	356
Adjusted cash flow	2,460	2,363	2,061
Consolidated statement of financial position
AS AT 31 DECEMBER		2016 €m	2015 €m
Non-current assets		12,835	12,591
Current assets		2,746	2,600
Assets held for sale		7	21
Total assets		15,588	15,212
Current liabilities		6,206	5,680
Non-current liabilities		6,617	6,558
Liabilities associated with assets held for sale		6	12
Total liabilities		12,829	12,250
Net assets		2,759	2,962

Financial statements and other information Other financial information	187

Summary financial information in US dollars

Basis of preparation

The Group’s consolidated financial information is presented in sterling. The summary financial information is a simple translation of the Group’s consolidated financial statements into US dollars at the stated rates of exchange. It does not represent a restatement under US GAAP which would be different in some significant respects.

EXCHANGE RATES FOR TRANSLATION				Statement of financial
	Income statement			position
	2016	2015	2014	2016	2015
US dollars to sterling	1.36	1.53	1.65	1.23	1.47

Consolidated income statement

FOR THE YEAR ENDED 31 DECEMBER	2016 US$m	2015 US$m	2014 US$m
Revenue	9,377	9,136	9,525
Operating profit	2,323	2,290	2,313
Profit before tax	2,003	2,007	2,028
Net profit attributable to parent companies’ shareholders	1,579	1,542	1,576
Adjusted operating profit	2,875	2,788	2,869
Adjusted profit before tax	2,630	2,554	2,627
Adjusted net profit attributable to parent companies’ shareholders	2,024	1,951	2,001
Adjusted earnings per American Depositary Share (ADS)	$0.982	$0.926	$0.929
Basic earnings per ADS
RELX PLC (Each ADS comprises one ordinary share)	$0.766	$0.710	$0.710
RELX NV (Each ADS comprises one ordinary share)	$0.766	$0.756	$0.756
Net dividend per ADS paid in the year
RELX PLC	$0.443	$0.404	$0.412
RELX NV	$0.457	$0.444	$0.454
Net dividend per ADS paid and proposed in relation to the financial year
RELX PLC	$0.489	$0.437	$0.429
RELX NV	$0.472	$0.439	$0.510
Consolidated statement of cash flows
FOR THE YEAR ENDED 31 DECEMBER	2016 US$m	2015 US$m	2014 US$m
Net cash from operating activities	2,287	2,153	2,272
Net cash used in investing activities	(908)	(646)	(932)
Net cash used in financing activities	(1,367)	(1,720)	(1,106)
Increase/(decrease) in cash and cash equivalents	12	(213)	234

Movement in cash and cash equivalents
At start of year	179	431	219
Increase/(decrease) in cash and cash equivalents	12	(213)	234
Exchange translation differences	8	(39)	(22)
At end of year	199	179	431
Adjusted cash flow	2,742	2,619	2,742
Consolidated statement of financial position
AS AT 31 DECEMBER		2016 US$m	2015 US$m
Non-current assets		13,493	13,609
Current assets		2,887	2,811
Assets held for sale		7	22
Total assets		16,387	16,442
Current liabilities		6,524	6,139
Non-current liabilities		6,957	7,088
Liabilities associated with assets held for sale		6	13
Total liabilities		13,487	13,240
Net assets		2,900	3,202

188	RELX Group Annual reports and financial statements 2016

Reconciliation of adjusted to GAAP measures

The Group uses adjusted figures, which are not defined by generally accepted accounting principles (“GAAP”) such as IFRS, as additional performance measures. These measures are used by management, alongside the comparable GAAP measures, in evaluating the business performance. The measures may not be comparable to similarly reported measures by other companies.

A reconciliation of non-GAAP measures to relevant GAAP measures is as follows:

YEAR ENDED 31 DECEMBER	2016 £m	2015 £m
Operating profit	1,708	1,497
Adjustments:
Amortisation of acquired intangible assets	346	296
Acquisition-related costs	51	35
Reclassification of tax in joint ventures	10	(6)
Reclassification of finance in joint ventures and associates	(1)	–
Adjusted operating profit	2,114	1,822

Profit before tax	1,473	1,312
Adjustments:
Amortisation of acquired intangible assets	346	296
Acquisition-related costs	51	35
Reclassification of tax in joint ventures	10	(6)
Net interest on net defined benefit schemes	14	21
Disposals and other non-operating items	40	11
Adjusted profit before tax	1,934	1,669

Tax charge	(304)	(298)
Adjustments:
Deferred tax movements on goodwill and acquired intangible assets	18	15
Tax on acquisition-related costs	(13)	(8)
Reclassification of tax in joint ventures	(10)	6
Tax on net interest on net defined benefit schemes	(4)	(5)
Tax on disposals and other non-operating items	(34)	(13)
Other deferred tax credits from intangible assets*	(91)	(85)
Adjusted tax charge	(438)	(388)

Net profit attributable to parent companies’ shareholders	1,161	1,008
Adjustments (post tax):
Amortisation of acquired intangible assets	364	311
Acquisition-related costs	38	27
Net interest on net defined benefit obligation	10	16
Disposals and other non-operating items	6	(2)
Other deferred tax credits from intangible assets*	(91)	(85)
Adjusted net profit attributable to parent companies’ shareholders	1,488	1,275

Cash generated from operations	2,236	1,882
Adjustments:
Dividends received from joint ventures and associates	44	57
Purchases of property, plant and equipment	(51)	(65)
Proceeds on disposals of property, plant, and equipment	1	1
Expenditure on internally developed intangible assets	(282)	(242)
Payments in relation to acquisition-related costs/other	68	79
Adjusted cash flow	2,016	1,712

* Movements on deferred tax liabilities arising on acquired intangible assets that do not qualify for tax amortisation.

Financial statements and other information	189

Shareholder information
In this section

190	Shareholder information

192	Shareholder information and contacts

193	2017 financial calendar

190	RELX Group Annual reports and financial statements 2016

Shareholder information

Annual Reports and Financial Statements 2016

The RELX Group Annual Reports and consolidated Financial Statements for RELX PLC and RELX NV for the year ended 31 December 2016, and the Corporate Governance Statement of RELX NV are available on the Group’s website, and from the registered offices of the respective parent companies shown on page 192. Additional financial information, including the interim and full-year results announcements, trading updates and presentations is also available on the Group’s website, www.relx.com.

The consolidated financial statements set out in the Annual Reports and Financial Statements are expressed in sterling, with summary financial information expressed in euros and US dollars. The financial statements of RELX PLC and RELX NV are expressed in sterling and euros respectively.

Share price information

RELX PLC’s ordinary shares are traded on the London Stock Exchange.

PLC
Trading symbol	REL
ISIN	GB00B2B0DG97

RELX NV’s ordinary shares are traded on the Euronext Amsterdam Stock Exchange.

NV
Trading symbol	REN
ISIN	NL000614495

The RELX PLC and RELX NV ordinary shares are traded on the New York Stock Exchange in the form of American Depositary Shares (ADSs), evidenced by American Depositary Receipts (ADRs).

	PLC ADRs	NV ADRs
Ratio to ordinary shares	1:1	1:1
Trading symbol	RELX	RENX
CUSIP code	759530108	75955B102

The RELX PLC and RELX NV ordinary share prices and the ADR prices may be obtained from the Group’s website, other online sources and the financial pages of some newspapers.

FOR FURTHER INFORMATION VISIT THE ‘INVESTOR CENTRE’ SECTION OF THE GROUP’S WEBSITE WWW.RELX.COM/INVESTORCENTRE

Information for RELX PLC ordinary shareholders

Shareholder services

The RELX PLC ordinary share register is administered by Equiniti Limited. Equiniti provides a free online portal for shareholders at www.shareview.co.uk. Shareview allows shareholders to monitor the value of their shareholdings, view their dividend payments and submit dividend mandate instructions. Shareholders can also submit their proxy voting instructions ahead of company meetings, as well as update their personal contact details. Shareview Dealing provides a share purchase and sale facility. Equiniti’s contact details are shown on page 192.

Electronic communications

While hard copy shareholder communications continue to be available to those shareholders requesting them, in accordance with the Companies Act 2006 and the Company’s articles of association, RELX PLC uses the Group’s website as the main method of communicating with shareholders. By registering their details online at Shareview, shareholders can be notified by email when shareholder communications are published on the Group’s website. Shareholders can also use the Shareview website to appoint a proxy to vote on their behalf at shareholder meetings.

Shareholders who hold their RELX PLC shares through CREST may appoint proxies for shareholder meetings through the CREST electronic proxy appointment service by using the procedures described in the CREST manual.

Dividend mandates

Shareholders are encouraged to have their dividends paid directly into a UK bank or building society account. This method of payment reduces the risk of delay or loss of dividend cheques in the post and ensures the account is credited on the dividend payment date. A dividend mandate form can be obtained online at www.shareview.co.uk, or by contacting Equiniti at the address shown on page 192.

Equiniti has established a service for overseas shareholders in over 90 countries, which enables shareholders to have their dividends automatically converted from sterling and paid directly into their nominated bank account. Further details of this service, and the fees applicable, are available at www.shareview.co.uk or by contacting Equiniti at the address shown on page 192.

Dividend Reinvestment Plan

Shareholders can choose to reinvest their RELX PLC dividends by purchasing further shares through the Dividend Reinvestment Plan (DRIP) provided by Equiniti. Further information concerning the DRIP facility, together with the terms and conditions and an application form can be obtained online at www.shareview.co.uk/ dividends or by contacting Equiniti at the address shown on page 192.

Financial statements and other information Shareholder information	191

Share dealing service

A telephone and internet dealing service is available through Equiniti, which provides a simple way for UK resident shareholders to buy or sell RELX PLC shares. For telephone dealing call 0345 603 7037 between 8.30am and 5.30pm (UK time), Monday to Friday, and for internet dealing log on to www.shareview.co.uk/dealing. You will need your shareholder account number shown on your dividend confirmation.

ShareGift

The Orr Mackintosh Foundation operates a charity share donation scheme for shareholders with small parcels of shares whose value makes it uneconomic to sell them. Details of the scheme can be obtained from the ShareGift website at www.sharegift.org, or by telephoning ShareGift on 020 7930 3737.

Sub-division of ordinary shares and share consolidation

On 28 July 1986, each RELX PLC ordinary share of £1 nominal value was sub-divided into four ordinary shares of 25p each. On 2 May 1997, each 25p ordinary share was sub-divided into two ordinary shares of 12.5p each. On 7 January 2008, the ordinary shares of 12.5p each were consolidated on the basis of 58 new ordinary shares of 14 51/116p nominal value for every 67 ordinary shares of 12.5p each held.

Capital gains tax

The mid-market price of RELX PLC’s £1 ordinary shares on 31 March 1982 was 282p. Adjusting for the sub-divisions and share consolidation referred to above results in an equivalent mid-market price of 40.72p for each existing ordinary share of 14 51/116p nominal value.

Warning to shareholders – unsolicited investment advice

◾	From time to time shareholders may receive unsolicited calls from fraudsters.

◾	Fraudsters use persuasive and high-pressure tactics to lure investors into scams, sometimes known as boiler room scams.

◾	They may offer to sell shares that turn out to be worthless or non-existent, or to buy shares at an inflated price in return for an upfront payment.

◾	While high profits are promised, if you buy or sell shares in this way you will probably lose your money.

◾	5,000 people contact the Financial Conduct Authority about share fraud each year, with victims losing an average of £20,000.

How to avoid share fraud and boiler room scams

The Financial Conduct Authority (FCA) has issued some guidance on how to recognise and avoid investment fraud:

◾	Legitimate firms authorised by the FCA are unlikely to contact you unexpectedly with an offer to buy or sell shares.

◾	If you receive an unsolicited phone call, do not get into a conversation, note the name of the person and firm contacting you and then end the call.

◾	Check the Financial Services Register available at www.fca.org.uk/register to see if the person and firm contacting you is authorised by the FCA. If you wish to call the person or firm back, only use the contact details listed on the Register.

◾	Call the FCA on 0800 111 6768 if the firm does not have any contact details on the Register, or if you are told that they are out of date.

◾	Search the list of unauthorised firms to avoid at www.fca.org.uk/consumers/scams.

◾	If you do buy or sell shares through an unauthorised firm, you will not have access to the Financial Ombudsman Service or the Financial Services Compensation Scheme.

◾	Consider obtaining independent financial and professional advice before you hand over any money. If it sounds too good to be true it probably is.

How to report a scam

If you are approached by fraudsters, please tell the FCA using the share fraud reporting form at www.fca.org.uk/consumers/scams, where you can find out more about investment scams. You can also call the FCA Consumer Helpline on 0800 111 6768.

If you have already paid money to share fraudsters, you should contact Action Fraud on 0300 123 2040.

192	RELX Group Annual reports and financial statements 2016

Shareholder information and contacts

Information for RELX NV ordinary shareholders

Shareholder services

Enquiries from holders of RELX NV registered ordinary shares in relation to share transfers, dividends, change of address and bank accounts should be directed to the Company Secretary of RELX NV, at the registered office address shown below.

Dividends

Dividends on RELX NV ordinary shares are declared and paid in euros. Registered shareholders in RELX NV will receive dividends from the company by transmission to the bank account which they have notified to the Company. Dividends on shares in bearer form are paid through the intermediary of a bank or broker.

Dividend Reinvestment Plan

By instructing their bank or intermediary, shareholders can choose to reinvest their RELX NV dividends by purchasing further shares through the Dividend Reinvestment Plan (DRIP) provided by ABN AMRO Bank NV. Further information concerning the DRIP facility can be obtained online at www.securitiesinfo.com.

Consolidation of ordinary shares

On 7 January 2008, the RELX NV ordinary shares of €0.06 each were consolidated on the basis of 58 new ordinary shares of €0.07 each for every 67 ordinary shares of €0.06 each held.

Information for RELX PLC and RELX NV ADR holders

ADR shareholder services

The RELX PLC and RELX NV ADR Depositary is Citibank NA.

Enquiries concerning RELX PLC and RELX NV ADRs should be addressed to the ADR Depositary at the address shown below.

Dividends

Dividend payments on RELX PLC and RELX NV ADRs are converted into US dollars by the ADR Depositary.

Annual Report on Form 20-F

The RELX Group Annual Report on Form 20-F is filed electronically with the United States Securities and Exchange Commission. A copy of the Form 20-F is available on the Group’s website, or from the ADR Depositary at the address shown below.

Contacts

RELX PLC

Head Office and Registered Office

1-3 Strand

London WC2N 5JR

United Kingdom

Tel: +44 (0)20 7166 5500

Fax: +44 (0)20 7166 5799

Auditors

Ernst & Young LLP

1 More London Place

London

SE1 2AF

United Kingdom

Registrar

Equiniti Limited

Aspect House

Spencer Road

Lancing BN99 6DA

West Sussex

United Kingdom

WWW.SHAREVIEW.CO.UK

Tel: 0371 384 2960 (UK callers)

Tel: +44 121 415 7047 (callers outside the UK)

RELX NV

Head Office and Registered Office

Radarweg 29

1043 NX Amsterdam

The Netherlands

Tel: +31 (0)20 485 2222

Fax: +31 (0)20 485 2032

Auditors

Ernst & Young Accountants LLP

Antonio Vivaldistraat 150

1083 HP Amsterdam

The Netherlands

Listing/paying agent

ABN AMRO Bank NV

Gustav Mahlerlaan 10

1082 PP Amsterdam

The Netherlands

WWW.SECURITIESINFO.COM

RELX PLC and RELX NV ADR Depositary

Citibank Depositary Receipt Services

PO Box 43077

Providence, RI 02940-3077

USA

WWW.CITI.COM/DR

Email: citibank@shareholders-online.com

Tel: +1 877 248 4327

+1 781 575 4555 (callers outside the US)

Financial statements and other information Shareholder information	193

2017 financial calendar

23 February	Results announcement for the year ended 31 December 2016
19 April	Trading update issued in relation to the 2017 financial year
19 April	RELX NV Annual General Meeting – Sheraton Amsterdam Airport Hotel & Conference Center, Schiphol Boulevard 101, 1118 BG Amsterdam
20 April	RELX PLC Annual General Meeting – Millennium Hotel, Grosvenor Square, London W1K 2HP
26 April	Ex-dividend date – 2016 final dividend, RELX PLC and RELX NV ADRs
27 April	Ex-dividend date – 2016 final dividend, RELX PLC and RELX NV ordinary shares
28 April	Record date – 2016 final dividend, RELX PLC and RELX NV ordinary shares and ADRs
22 May	Payment date – 2016 final dividend, RELX PLC and RELX NV ordinary shares
25 May	Payment date – 2016 final dividend, RELX PLC and RELX NV ADRs
27 July	Interim results announcement for the six months to 30 June 2017
2 August	Ex-dividend date – 2017 interim dividend, RELX PLC and RELX NV ADRs
3 August	Ex-dividend date – 2017 interim dividend, RELX PLC and RELX NV ordinary shares
4 August	Record date – 2017 interim dividend, RELX PLC and RELX NV ordinary shares and ADRs
25 August	Payment date – 2017 interim dividend, RELX PLC and RELX NV ordinary shares
30 August	Payment date – 2017 interim dividend, RELX PLC and RELX NV ADRs

Dividend History

The following tables set out dividends paid (or proposed) in relation to the three financial years 2014–2016.

ORDINARY SHARES	pence per PLC ordinary share	€ per NV ordinary share	Payment date
Final dividend for 2016*	25.70	0.301	22 May 2017
Interim dividend for 2016	10.25	0.122	26 August 2016
Final dividend for 2015	22.30	0.288	20 May 2016
Interim dividend for 2015	7.40	0.115	28 August 2015
Final dividend for 2014	19.00	0.285	22 May 2015
Interim dividend for 2014	7.00	0.098	28 August 2014
* Proposed dividend, to be submitted for approval at the respective Annual General Meetings of RELX PLC and RELX NV in April 2017.
ADRs	$ per PLC ADR	$ per NV ADR	Payment date
Final dividend for 2016	**	**	25 May 2017
Interim dividend for 2016	0.13452	0.13645	31 August 2016
Final dividend for 2015	0.32348	0.32247	25 May 2016
Interim dividend for 2015	0.11356	0.12836	2 September 2015
Final dividend for 2014	0.29382	0.31338	28 May 2015
Interim dividend for 2014	0.11600	0.12923	4 September 2014
** Payment will be determined using the appropriate £/US$ and €/US$ exchange rate on 22 May 2017.

Notes:

The dividend rates shown for RELX NV ordinary shares and ADRs are gross dividend rates before the deduction of Dutch withholding tax. The dividend rates for RELX NV ADRs have been adjusted to take account of the ADR ratio change to 1:1 (previously 1:2).

The dividend rates for RELX PLC ADRs have been adjusted to take account of the ADR ratio change to 1:1 (previously 1:4).

194	RELX Group Annual reports and financial statements 2016

Financial statements and other information	195

196	RELX Group Annual reports and financial statements 2016

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